                           Attachment to Form U-13-60




                                  ANNUAL REPORT

                                 For the Period

             Beginning January 1, 2000 and Ending December 31, 2000

                                     To the

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION



                                  On Behalf of

                   COLUMBIA GAS OF OHIO SHARED SERVICES CENTER

                                TABLE OF CONTENTS




SCHEDULE 1         2000 SERVICE LEVEL PLANS

SCHEDULE 2         STANDARD ALLOCATION BASIS MEMORANDUM

SCHEDULE 3         ANNUAL STATEMENT - "AT COST" REPRESENTATION

SCHEDULE 4 INCOME STATEMENT DETAILING SSC GOODS & SERVICES RENDERED TO AFFILIATES AND NONAFFILIATES

SCHEDULE 5 REPORT OF CATEGORIES OF COST ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE SSC

SCHEDULE 6         FLOWCHART DETAILING THE SSC ACCOUNTING SYSTEM

SCHEDULE 7         REPORT OF CHARGES BY CODE PATTERN

SCHEDULE 8 & 9     REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER

SCHEDULE 10        REPORT OF ACTIVE SSC EMPLOYEES, BY DEPARTMENT AS OF 12/31/00

SCHEDULE 11 COPIES OF STATE PUBLIC SERVICE COMMISSION ORDERS OR COMMUNICATIONS ADDRESSING THE PRICING OF SSC OPERATIONS OR COST ALLOCATIONS DURING THE REPORTING PERIOD

                                   SCHEDULE 1
                       SUMMARY OF 2000 SERVICE LEVEL PLANS

Due to the various internal organizational restructuring initiative and the impending merger with NiSource, the following service level plans are available for the year 2000.

-        Engineering Services

         -        CKY, COH, CMD, CPA, CGV

-        Finance Regulatory

         -        CKY, COH, CMD, CPA, CGV

-    Fleet Management

         -        CMD, CPA, CGV

         - None for CKY and COH as they are billed completely through the clearing account

-    Gas Supply/Management

         -        CKY, COH, CMD, CPA, CGV

[COLUMBIA GAS LOGO]

2000 Service Level Plan
Page 1



SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                  COLUMBIA GAS OF VIRGINIA, INC.



OVERVIEW

Shared Services Center (SSC) - Engineering Services was created to compliment Columbia Gas of Virginia, Inc. (CGV) operations with a skilled and experienced collection of special resources, in technical areas where internal resources may be limited. This offers CGV an alternative to full-time staffing for part-time support or short-term project work, and the opportunity to realize maximum value and minimal costs for products, services, or projects that are jointly needed by multiple affiliated companies.

This partnership provides CGV with ready access to high quality, valuable resources at a price below consulting engineering industry rates for comparable services.

This Service Level Plan is the primary means of documenting the mutual expectations of SSC-Engineering Services and CGV regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000.

SSC-Engineering Services will provide services that are: (1) requested or agreed to by CGV; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:    Engineering Services
             The Shared Services Center at Columbia Gas of Virginia, Inc.
             200 Civic Center Drive
             Columbus, Ohio  43215

             Key Provider contact is:  Kathryn I. Shroyer
                                       General Manager, Consulting Services

CUSTOMER:    Columbia Gas of Virginia, Inc.
             9001 Arboretum Parkway
             Richmond, VA  23236

             Key Customer contact is:  Lawrence D. Smore
                                       Vice President, Operations

             Key Customer contact is:  Mark C. Darrell
                                       General Counsel

2000 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.



                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CGV with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

2000 Service Level Plan
Page 3


                           BRIEF SERVICE DESCRIPTION

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CGV's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CGV has established a capital or suspense job order.

2000 Service Level Plan
Page 4


FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CGV expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that SSC-Engineering Services will monitor through Quarterly Service Performance Reports.



                                   CGV
                    2000 ENGINEERING SERVICES BUDGET                   PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                                  SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                           VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                      (FTE)           ($)            ($)             ($)

E3100     PROJECTS & PROJECT MANAGEMENT                                   0.53         $4,084        $60,815         $64,899

E3200     CONSULTING                                                      0.16        $19,182             $0         $19,182

E3300     SHARED COMPUTER APPLICATIONS SUPPORT                            0.13        $15,497             $0         $15,497

E3400     OPERATIONAL EXCELLENCE PLANNING                                 0.11        $14,003             $0         $14,003

E3500     RISK MANAGEMENT                                                 0.02         $1,853             $0          $1,853

E3600     ANALYSIS & DESIGN                                               0.00             $0             $0              $0

E3700     EQUIPMENT & MATERIALS                                           0.04         $5,477             $0          $5,477

E3800     REGULATIONS/STANDARDS/CODES                                     0.09        $10,800             $0         $10,800

E3900     INTERNAL STANDARDS                                              0.10        $12,605             $0         $12,605

E4000     TRAINING & PROFESSIONAL DEVELOPMENT                             0.04         $4,565             $0          $4,565

E4100     TECHNICAL PRODUCTS                                              0.11        $13,782             $0         $13,782

E4200     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                           0.08         $9,561             $0          $9,561

          CAPITAL PROJECTS                                                0.00             $0             $0              $0


          TOTALS:                                                         1.40       $111,409        $60,815        $172,224

2000 Service Level Plan
Page 5


               2000 ENGINEERING SERVICES BUDGET         PROJECTED       PROJECTED      PROJECTED       PROJECTED
                              AND                        SERVICE           O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                 VOLUME          COSTS          COSTS        OF SERVICE
   NO.                                                    (FTE)            ($)            ($)             ($)
  E3100          PROJECTS & PROJECT MANAGEMENT

  E3101        Environmental Compliance Project           0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
  E3103            Safety and Health Project              0.0212         $2,602            $0           $2,602
  E3104        Residential TC Evaluation Project          0.0000           $0              $0             $0
  E3105        Stoner Model Development Project           0.1231           $0           $15,107         $15,107
  E3106             Map Conversion Project                0.0000           $0              $0             $0
  E3107          Mobile Data Terminal Project             0.1171           $0           $14,371         $14,371
  E3108             Meter Sampling Project                0.0063          $773             $0            $773
  E3109         Automatic Meter Reading Project           0.0058          $709             $0            $709
  E3111                      Temp                         0.0000           $0              $0             $0
  E3113               CPA/CGV GIS Project                 0.1260           $0           $15,469         $15,469
  E3114                 WebView Project                   0.0647           $0            $7,934         $7,934
  E3115          Stoner MiddleLink/CMM Project            0.0647           $0            $7,934         $7,934
  E3116           CTE Implementation Project              0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0

                            TOTALS                        0.5288         $4,084         $60,815         $64,899

                   Percentage of Total SLP:               37.68%


  E3200                   CONSULTING

  E3201       Environmental Compliance Consulting         0.0050          $614             $0            $614
  E3202      Electronic Measurement/AMR Consulting        0.0746         $9,155            $0           $9,155
  E3303          Safety and Health Consulting             0.0000           $0              $0             $0
  E3204           Gas Conditioning Consulting             0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
  E3206                 M&R Consulting                    0.0419         $5,142            $0           $5,142
  E3207              Operations Consulting                0.0348         $4,271            $0           $4,271
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0
                             Temp                         0.0000           $0              $0             $0

                            TOTALS                        0.1563         $19,182           $0           $19,182

                   Percentage of Total SLP:               11.14%

2000 Service Level Plan
Page 6


                  2000 ENGINEERING SERVICES BUDGET             PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                 AND                            SERVICE          O&M          CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                    VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                              (FTE)           ($)            ($)             ($)
  E3300   SHARED COMPUTER APPLICATION SUPPORT

  E3301                                        CATS Support          0.0050           $614             $0            $614
  E3302                                         DIS Support          0.0129         $1,583             $0          $1,583
  E3303             Electronic Measurement Software Support          0.0125         $1,534             $0          $1,534
  E3304                           I&ITS, MSDS, VARS Support          0.0100         $1,227             $0          $1,227
  E3305                       Mobile Data Terminals Support          0.0312         $3,829             $0          $3,829
  E3306                    MicroStation (AM/FM/GIS) Support          0.0226         $2,774             $0          $2,774
                                                       Temp          0.0000             $0             $0              $0
                                                       Temp          0.0000             $0             $0              $0
  E3309                        M&R Design Assistant Support          0.0000             $0             $0              $0
  E3310                                RMIS & CARMA Support          0.0050           $614             $0            $614
  E3311                             Stoner SynerGEE Support          0.0083         $1,019             $0          $1,019
  E3312                 Network Analysis (CDC 2015) Support          0.0027           $331             $0            $331
  E3313                                   WLRS/EASI Support          0.0026           $316             $0            $316
  E3314                                         WMS Support          0.0130         $1,595             $0          $1,595
  E3315                Peak Shaving Plants Software Support          0.0002            $25             $0             $25
  E3316                  Job Order Mapping Software Support          0.0003            $37             $0             $37
  E3317                         GIS Application Development          0.0000             $0             $0              $0
  E3318                                     AutoCAD Support          0.0000             $0             $0              $0

                                                     TOTALS          0.1263        $15,497             $0         $15,497

                                   Percentage of Total SLP:           9.00%


  E3400   OPERATIONAL EXCELLENCE PLANNING

  E3401                                      Best Practices          0.0138         $1,694             $0          $1,694
  E3402                        Field Operations Assessments          0.0609         $7,474             $0          $7,474
                                                       Temp          0.0000             $0             $0              $0
  E3404                                     M&R Focus Group          0.0108         $1,326             $0          $1,326
  E3405                New Technology Utilization Potential          0.0000             $0             $0              $0
  E3406                 Performance Productivity Indicators          0.0124         $1,522             $0          $1,522
  E3407            Professional Organization Representation          0.0000             $0             $0              $0
  E3408                     State/SSC Coordination Meetings          0.0108         $1,325             $0          $1,325
  E3409                 Continuous Improvement Measurements          0.0000             $0             $0              $0
  E3410                                 Leakage Focus Group          0.0027           $331             $0            $331
  E3411                               Corrosion Focus Group          0.0027           $331             $0            $331
                                                       Temp          0.0000             $0             $0              $0
                                                       Temp          0.0000             $0             $0              $0

                                                     TOTALS          0.1141        $14,003             $0         $14,003

                                   Percentage of Total SLP:           8.13%

2000 Service Level Plan
Page 7



                  2000 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED       PROJECTED      PROJECTED
                                 AND                           SERVICE          O&M           CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                    VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                             (FTE)           ($)             ($)            ($)
  E3500   RISK MANAGEMENT

  E3501                         Claims Reporting/Management         0.0091         $1,117              $0         $1,117
  E3502                  Insurance Services/Contract Review         0.0030           $368              $0           $368
  E3503                               Training/New Services         0.0030           $368              $0           $368
                                                       Temp         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0

                                                     TOTALS         0.0151         $1,853              $0         $1,853

                                   Percentage of Total SLP:          1.08%


  E3600   ANALYSIS AND DESIGN

  E3601                  Electronic Measurement /AMR Design         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0
  E3603                       Stray Gas Emanations Analysis         0.0000             $0              $0             $0
  E3604                           Gaseous Material Analysis         0.0000             $0              $0             $0
  E3605                                          M&R Design         0.0000             $0              $0             $0
  E3606                                 M&R Design Drawings         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0

                                                     TOTALS         0.0000             $0              $0             $0

                                   Percentage of Total SLP:          0.00%


  E3700   EQUIPMENT AND MATERIALS

  E3701                    Equipment & Materials Management         0.0255         $3,129              $0         $3,129
  E3702                Environmental and Industrial Hygiene         0.0062           $761              $0           $761
  E3703                                   Facility Failures         0.0052           $638              $0           $638
  E3704                    Equipment Bidding and Purchasing         0.0019           $236              $0           $236
  E3705      New Equipment & Materials Evaluation & Testing         0.0058           $712              $0           $712
  E3706               Warehouse/Supply Coordination Support         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0
                                                       Temp         0.0000             $0              $0             $0

                                                     TOTALS         0.0446         $5,477              $0         $5,477

                                   Percentage of Total SLP:          3.18%

2000 Service Level Plan
Page 8


                 2000 ENGINEERING SERVICES BUDGET           PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                AND                          SERVICE           O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                   VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                           (FTE)            ($)            ($)             ($)
  E3800   REGULATIONS/STANDARDS/CODES

  E3801                          Risk Management Statutes         0.0000              $0             $0              $0
  E3802                                    AGA, API & IGT         0.0278          $3,412             $0          $3,412
  E3803                            ANSI, ISA, IEEE & ASME         0.0000              $0             $0              $0
  E3804                                             ASHRE         0.0000              $0             $0              $0
  E3805                                               EPA         0.0242          $2,970             $0          $2,970
  E3806                                   Pipeline Safety         0.0210          $2,577             $0          $2,577
  E3807                     State Tariffs and Regulations         0.0000              $0             $0              $0
  E3808                                          IFGC/IFS         0.0000              $0             $0              $0
                                                     Temp         0.0000              $0             $0              $0
  E3810                            National Fuel Gas Code         0.0000              $0             $0              $0
  E3811                                              OSHA         0.0150          $1,841             $0          $1,841
                                                     Temp         0.0000              $0             $0              $0
                                                     Temp         0.0000              $0             $0              $0

                                                   TOTALS         0.0880         $10,800             $0         $10,800

                                 Percentage of Total SLP:


  E3900   INTERNAL STANDARDS

  E3901                                         AM/FM/GIS         0.0250          $3,068             $0          $3,068
  E3902           Appd. Materials for Customer Gas Piping         0.0074            $908             $0            $908
  E3904                                             Forms         0.0114          $1,399             $0          $1,399
  E3905                                 M&R Design Manual         0.0128          $1,576             $0          $1,576
  E3906                          Material Index Standards         0.0000              $0             $0              $0
  E3907                           M&R Informational Memos         0.0002             $25             $0             $25
  E3908                                  Material Catalog         0.0026            $316             $0            $316
  E3903                   Measurement Informational Guide         0.0000              $0             $0              $0
  E3909              Policy and Procedure - Environmental         0.0149          $1,829             $0          $1,829
  E3910          Policy and Procedure - Safety and Health         0.0234          $2,872             $0          $2,872
  E3911                    Policy and Procedure - Leakage         0.0000              $0             $0              $0
  E3912                    Policy and Procedure - Service         0.0000              $0             $0              $0
  E3913                      Policy and Procedure - Plant         0.0000              $0             $0              $0
  E3914                        Policy and Procedure - M&R         0.0000              $0             $0              $0
  E3915      Policy and Procedure - Operations Assessment         0.0000              $0             $0              $0
  E3916                  Policy and Procedure - Corrosion         0.0000              $0             $0              $0
  E3917            Policy and Procedure - Risk Management         0.0050            $614             $0            $614
  E3918                 Policy And Procedure - All Others         0.0000              $0             $0              $0

                                                   TOTALS         0.1027         $12,605             $0         $12,605

                                 Percentage of Total SLP:          7.32%

2000 Service Level Plan
Page 9


                  2000 ENGINEERING SERVICES BUDGET           PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE           O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)            ($)            ($)             ($)
  E4000   TRAINING & PROFESSIONAL DEVELOPMENT

  E4001                   Digital Map Maintenance Training         0.0000              $0             $0              $0
  E4002                    Electronic Measurement Training         0.0000              $0             $0              $0
  E4003                             Environmental Training         0.0004             $49             $0             $49
                                                      Temp         0.0000              $0             $0              $0
                                                      Temp         0.0000              $0             $0              $0
  E4006                              Gas Sampling Training         0.0000              $0             $0              $0
  E4007                           Health & Safety Training         0.0111          $1,362             $0          $1,362
  E4008                                M&R Design Training         0.0000              $0             $0              $0
  E4009                      Map Conversion QA/QC Training         0.0000              $0             $0              $0
                                                      Temp         0.0000              $0             $0              $0
  E4011                           Risk Management Training         0.0000              $0             $0              $0
                                                      Temp         0.0000              $0             $0              $0
                                                      Temp         0.0000              $0             $0              $0
  E4014                          Network Analysis Training         0.0103          $1,264             $0          $1,264
  E4015                 Network Model Development Training         0.0154          $1,890             $0          $1,890

                                                    TOTALS         0.0372          $4,565             $0          $4,565

                                  Percentage of Total SLP:          2.65%


  E4100   TECHNICAL PRODUCTS

  E4101                       Engineering Drawing Services         0.0000              $0             $0              $0
  E4102                 Compliance Lab Services - Contract         0.0000              $0             $0              $0
  E4103                Engineering Lab Services - In-House         0.0000              $0             $0              $0
  E4104                       Reports and Data Preparation         0.0635          $7,793             $0          $7,793
                                  Map/Asset Footage report         0.0488          $5,989             $0          $5,989
  E4105                 Engineering Lab Services - Outside         0.0000              $0             $0              $0

                                                    TOTALS         0.1123         $13,782             $0         $13,782

                                  Percentage of Total SLP:          8.00%

2000 Service Level Plan
Page 10


                    2000 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                             SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                      VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                 (FTE)           ($)            ($)             ($)

  E4200   MANAGEMENT & CROSS FUNCTIONAL SUPPORT

  E4201                               Shared Services - General         0.0014           $177             $0            $177
  E4204                               Shared Services - Finance         0.0260         $3,186             $0          $3,186
  E4203                                   Shared Services - GMS         0.0013           $158             $0            $158
  E4204                                    Shared Services - IT         0.0014           $172             $0            $172
  E4205                                 Shared Services - Legal         0.0006            $79             $0             $79
  E4206                             Shared Services - Marketing         0.0008            $98             $0             $98
  E4207                    Shared Services - Technical Training         0.0013           $158             $0            $158
  E4208                                             State Staff         0.0000             $0             $0              $0
  E4209                                   Columbia Energy Group         0.0415         $5,093             $0          $5,093
  E4210           Building Services - 200 Civic Center Facility         0.0036           $442             $0            $442

                                                         TOTALS         0.0779         $9,561             $0          $9,561

                                       Percentage of Total SLP:          5.55%

2000 Service Level Plan
Page 11


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that SSC-Engineering Services and CGV concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all                 C         Actual Service Level less than or
     services provided by Engineering Services.                                           equal to projected Service Level in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with SSC-Engineering
reports                      Reports                       Services to update and modify the Service Level Plan
                                                           and O&M Budget as needed to accurately reflect
                                                           changes in the level of services requested.

2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The average hourly rate for all SSC-Engineering Services.                  C         Average hourly rate
     This rate shall be inclusive of all direct, indirect, building,                      less than or equal to $85.00
     and overhead costs.

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           Realize that rate goals are based on projected
reports                      Reports                       distribution of service and do not include travel expenses or non-labor project expenses.

3.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications,                          Q        90% met or exceeded ratings
     responsiveness and understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION        CUSTOMER RESPONSIBILITIES:
Survey CGV as                Customer survey              -   CGV to work with SSC-Engineering Services to
appropriate; report                                           define specific expectations at time of each service
results annually                                              request.

                                                           -  CGV commitment to make SSC-Engineering Services as
                                                              effective an organization as possible.

                                                           -  CGV to provide meaningful, constructive survey
                                                              feedback and commit to helping establish specific
                                                              action plans for underperforming areas.

2000 Service Level Plan
Page 12


OTHER MATTERS

SSC-Engineering Services and CGV also intend that prior to the start of the provision of any service as contemplated in this Service Level Plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, SSC-Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CGV's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, SSC-Engineering Services will notify CGV for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be made to make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CGV will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, SSC-Engineering Services will contact CGV to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CGV to implement significant cost-cutting measures, SSC-Engineering Services will make every attempt to implement similar measures.

2000 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CGV and SSC-Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


__________________________________________________
Kathryn I. Shroyer
General Manager, Consulting Services

                                               Engineering Services Section
                                           --------------------------------------
______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

______________________________________     ______________________________________    ______________________________________

2000 Service Level Plan
Page 14



COLUMBIA GAS OF VIRGINIA, INC.:



_________________________________             _________________________________
Lawrence D. Smore                             Mark C. Darrell
Vice President, Operations                    General Counsel





MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



_________________________________             _________________________________
Anthony Trubisz, Jr.                          Stephen A. Schmotzer
CGV President and Chief Executive             Executive Director, Shared
Officer                                       Services

[COLUMBIA GAS OF KENTUCKY LOGO]


SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                  COLUMBIA GAS OF KENTUCKY, INC.



OVERVIEW

Shared Services Center (SSC) - Engineering Services was created to compliment Columbia Gas of Kentucky, Inc. (CKY) operations with a skilled and experienced collection of special resources, in technical areas where internal resources may be limited. This offers CKY an alternative to full-time staffing for part-time support or short-term project work, and the opportunity to realize maximum value and minimal costs for products, services, or projects that are jointly needed by multiple affiliated companies.

This partnership provides CKY with ready access to high quality, valuable resources at a price below consulting engineering industry rates for comparable services.

This Service Level Plan is the primary means of documenting the mutual expectations of SSC-Engineering Services and CKY regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000.

SSC-Engineering Services will provide services that are: (1) requested or agreed to by CKY; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:     Engineering Services
              The Shared Services Center at Columbia Gas of Kentucky, Inc.
              200 Civic Center Drive
              Columbus, Ohio  43215

              Key Provider contact is:    Kathryn I. Shroyer
                                          General Manager, Consulting Services

CUSTOMER:     Columbia Gas of Kentucky, Inc.
              2001 Mercer Road
              Lexington, KY  40511

              Key Customer contact is:    Kimra H. Cole
                                          Director Operations

2000 Service Level Plan
Page 2


              Columbia Gas of Kentucky, Inc.
              200 Civic Center Drive
              Columbus, OH  43215

              Key Customer contact is:    Andrew J. Sonderman
                                          General Counsel/Secretary


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.



                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CKY with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

2000 Service Level Plan
Page 3

                           BRIEF SERVICE DESCRIPTION

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CKY's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CKY has established a capital or suspense job order.

2000 Service Level Plan
Page 4


FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CKY expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that SSC-Engineering Services will monitor through Quarterly Service Performance Reports.


                                   CKY
                    2000 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                             SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                      VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                 (FTE)           ($)            ($)             ($)
E3100     PROJECTS & PROJECT MANAGEMENT                                   0.63        $16,474        $61,362         $77,836

E3200     CONSULTING                                                      0.48        $59,091             $0         $59,091

E3300     SHARED COMPUTER APPLICATIONS SUPPORT                            0.29        $36,009        $12,788         $48,797

E3400     OPERATIONAL EXCELLENCE PLANNING                                 0.54        $66,449             $0         $66,449

E3500     RISK MANAGEMENT                                                 0.07         $8,591             $0          $8,591

E3600     ANALYSIS & DESIGN                                               0.08         $5,279         $4,650          $9,929

E3700     EQUIPMENT & MATERIALS                                           0.08         $9,590             $0          $9,590

E3800     REGULATIONS/STANDARDS/CODES                                     0.24        $29,283             $0         $29,283

E3900     INTERNAL STANDARDS                                              0.59        $72,881             $0         $72,881

E4000     TRAINING & PROFESSIONAL DEVELOPMENT                             0.14        $17,704             $0         $17,704

E4100     TECHNICAL PRODUCTS                                              0.17        $20,734             $0         $20,734

E4200     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                           0.11        $13,367             $0         $13,367

          CAPITAL PROJECTS                                                0.00             $0             $0              $0
                                                                  ================================================================

          TOTALS:                                                         3.43       $355,452        $78,800        $434,252

2000 Service Level Plan
Page 5



               2000 ENGINEERING SERVICES BUDGET          PROJECTED      PROJECTED      PROJECTED       PROJECTED
                              AND                         SERVICE          O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                 VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                        (FTE)           ($)            ($)             ($)
  E3100   PROJECTS & PROJECT MANAGEMENT

  E3101              Environmental Compliance Project          0.0100         $1,227             $0          $1,227
                                                 Temp          0.0000             $0             $0              $0
  E3103                     Safety and Health Project          0.0300         $3,682             $0          $3,682
  E3104             Residential TC Evaluation Project          0.0000             $0             $0              $0
  E3105              Stoner Model Development Project          0.0258         $3,170             $0          $3,170
  E3106                        Map Conversion Project          0.5000             $0        $61,362         $61,362
  E3107                  Mobile Data Terminal Project          0.0581         $7,135             $0          $7,135
  E3108                        Meter Sampling Project          0.0103         $1,261             $0          $1,261
  E3109               Automatic Meter Reading Project          0.0000             $0             $0              $0
  E3111                                          Temp          0.0000             $0             $0              $0
  E3113                                   GIS Project          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                         -----------------------------------------------------------

                                               TOTALS          0.6342        $16,474        $61,362         $77,836

                             PERCENTAGE OF TOTAL SLP:          17.92%

  E3200   CONSULTING

  E3201           Environmental Compliance Consulting          0.1500        $18,409             $0         $18,409
  E3202         Electronic Measurement/AMR Consulting          0.1650        $20,255             $0         $20,255
  E3303                  Safety and Health Consulting          0.0500         $6,136             $0          $6,136
  E3204                   Gas Conditioning Consulting          0.0019           $237             $0            $237
                                                 Temp          0.0000             $0             $0              $0
  E3206                                M&R Consulting          0.0496         $6,091             $0          $6,091
  E3207                         Operations Consulting          0.0649         $7,965             $0          $7,965
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                 Temp          0.0000             $0             $0              $0
                                                         -----------------------------------------------------------

                                               TOTALS          0.4815        $59,091             $0         $59,091

2000 Service Level Plan
Page 6



                   2000 ENGINEERING SERVICES BUDGET            PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                 AND                            SERVICE           O&M          CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                     VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                              (FTE)            ($)            ($)             ($)
  E3300   SHARED COMPUTER APPLICATION SUPPORT

  E3301                                         CATS Support         0.0050            $614             $0            $614
  E3302                                          DIS Support         0.0153          $1,874             $0          $1,874
  E3303              Electronic Measurement Software Support         0.0173          $2,128             $0          $2,128
  E3304                            I&ITS, MSDS, VARS Support         0.0100          $1,227             $0          $1,227
  E3305                        Mobile Data Terminals Support         0.0411          $5,044        $12,788         $17,832
  E3306                     MicroStation (AM/FM/GIS) Support         0.1174         $14,408             $0         $14,408
                                                        Temp         0.0000              $0             $0              $0
                                                        Temp         0.0000              $0             $0              $0
  E3309                         M&R Design Assistant Support         0.0006             $79             $0             $79
  E3310                                 RMIS & CARMA Support         0.0050            $614             $0            $614
  E3311                              Stoner SynerGEE Support         0.0006             $79             $0             $79
  E3312                  Network Analysis (CDC 2015) Support         0.0064            $789             $0            $789
  E3313                                    WLRS/EASI Support         0.0026            $316             $0            $316
  E3314                                          WMS Support         0.0520          $6,383             $0          $6,383
  E3315                 Peak Shaving Plants Software Support         0.0000              $0             $0              $0
  E3316                   Job Order Mapping Software Support         0.0200          $2,454             $0          $2,454
  E3317                          GIS Application Development         0.0000              $0             $0              $0
  E3318                                      AutoCAD Support         0.0000              $0             $0              $0
                                                               -----------------------------------------------------------

                                                      TOTALS         0.2934         $36,009        $12,788         $48,797

                                    PERCENTAGE OF TOTAL SLP:         11.24%

  E3400   OPERATIONAL EXCELLENCE PLANNING

  E3401                                       Best Practices         0.0209          $2,563             $0          $2,563
  E3402                         Field Operations Assessments         0.3500         $42,953             $0         $42,953
                                                        Temp         0.0000              $0             $0              $0
  E3404                                      M&R Focus Group         0.0090          $1,103             $0          $1,103
  E3405                 New Technology Utilization Potential         0.0148          $1,821             $0          $1,821
  E3406                  Performance Productivity Indicators         0.0177          $2,169             $0          $2,169
  E3407             Professional Organization Representation         0.0828         $10,157             $0         $10,157
  E3408                      State/SSC Coordination Meetings         0.0413          $5,063             $0          $5,063
  E3409                  Continuous Improvement Measurements         0.0006             $68             $0             $68
  E3410                                  Leakage Focus Group         0.0022            $276             $0            $276
  E3411                                Corrosion Focus Group         0.0022            $276             $0            $276
                                                        Temp         0.0000              $0             $0              $0
                                                        Temp         0.0000              $0             $0              $0
                                                               -----------------------------------------------------------

                                                      TOTALS         0.5415         $66,449             $0         $66,449

                                    PERCENTAGE OF TOTAL SLP:         15.30%

2000 Service Level Plan
Page 7



                  2000 ENGINEERING SERVICES BUDGET            PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                 AND                           SERVICE           O&M          CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                    VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                             (FTE)            ($)            ($)             ($)
  E3500   RISK MANAGEMENT

  E3501                         Claims Reporting/Management         0.0400          $4,909             $0          $4,909
  E3502                  Insurance Services/Contract Review         0.0200          $2,454             $0          $2,454
  E3503                               Training/New Services         0.0100          $1,227             $0          $1,227
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                              -----------------------------------------------------------

                                                     TOTALS         0.0700          $8,591             $0          $8,591

                                   PERCENTAGE OF TOTAL SLP:          1.98%

  E3600   ANALYSIS AND DESIGN

  E3601                  Electronic Measurement /AMR Design         0.0026            $315             $0            $315
                                                       Temp         0.0000              $0             $0              $0
  E3603                       Stray Gas Emanations Analysis         0.0051            $626             $0            $626
  E3604                           Gaseous Material Analysis         0.0193          $2,368             $0          $2,368
  E3605                                          M&R Design         0.0514          $1,891         $4,413          $6,305
  E3606                                 M&R Design Drawings         0.0026             $79           $236            $315
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                              -----------------------------------------------------------

                                                     TOTALS         0.0809          $5,279         $4,650          $9,929

                                   PERCENTAGE OF TOTAL SLP:          2.29%

  E3700   EQUIPMENT AND MATERIALS

  E3701                    Equipment & Materials Management         0.0494          $6,059             $0          $6,059
  E3702                Environmental and Industrial Hygiene         0.0100          $1,227             $0          $1,227
  E3703                                   Facility Failures         0.0025            $309             $0            $309
  E3704                    Equipment Bidding and Purchasing         0.0008             $93             $0             $93
  E3705      New Equipment & Materials Evaluation & Testing         0.0155          $1,902             $0          $1,902
  E3706               Warehouse/Supply Coordination Support         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                              -----------------------------------------------------------

                                                     TOTALS         0.0781          $9,590             $0          $9,590

                                   PERCENTAGE OF TOTAL SLP:          2.21%

2000 Service Level Plan
Page 8



                 2000 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                   VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)
  E3800   REGULATIONS/STANDARDS/CODES

  E3801                          Risk Management Statutes          0.0050           $614             $0            $614
  E3802                                    AGA, API & IGT          0.0303         $3,715             $0          $3,715
  E3803                            ANSI, ISA, IEEE & ASME          0.0125         $1,534             $0          $1,534
  E3804                                             ASHRE          0.0315         $3,863             $0          $3,863
  E3805                                               EPA          0.0500         $6,136             $0          $6,136
  E3806                                   Pipeline Safety          0.0431         $5,288             $0          $5,288
  E3807                     State Tariffs and Regulations          0.0074           $905             $0            $905
  E3808                                          IFGC/IFS          0.0061           $749             $0            $749
                                                     Temp          0.0000             $0             $0              $0
  E3810                            National Fuel Gas Code          0.0128         $1,571             $0          $1,571
  E3811                                              OSHA          0.0400         $4,909             $0          $4,909
    0                                                Temp          0.0000             $0             $0              $0
                                                     Temp          0.0000             $0             $0              $0
                                                             ----------------------------------------------------------
                                                   TOTALS          0.2386        $29,283             $0         $29,283

                                 PERCENTAGE OF TOTAL SLP:           6.74%


  E3900   INTERNAL STANDARDS

  E3901                                         AM/FM/GIS          0.0809         $9,930             $0          $9,930
  E3902           Appd. Materials for Customer Gas Piping          0.0000             $0             $0              $0
  E3904                                             Forms          0.0246         $3,019             $0          $3,019
  E3905                                 M&R Design Manual          0.0059           $724             $0            $724
  E3906                          Material Index Standards          0.0000             $0             $0              $0
  E3907                           M&R Informational Memos          0.0059           $724             $0            $724
  E3908                                  Material Catalog          0.0000             $0             $0              $0
  E3903                   Measurement Informational Guide          0.0059           $724             $0            $724
  E3909              Policy and Procedure - Environmental          0.0500         $6,136             $0          $6,136
  E3910          Policy and Procedure - Safety and Health          0.0600         $7,363             $0          $7,363
  E3911                    Policy and Procedure - Leakage          0.0190         $2,338             $0          $2,338
  E3912                    Policy and Procedure - Service          0.0176         $2,155             $0          $2,155
  E3913                      Policy and Procedure - Plant          0.0541         $6,634             $0          $6,634
  E3914                        Policy and Procedure - M&R          0.0356         $4,363             $0          $4,363
             Policy and Procedure - Operations Assessment          0.0000             $0             $0              $0
  E3916                  Policy and Procedure - Corrosion          0.0048           $592             $0            $592
  E3917            Policy and Procedure - Risk Management          0.0050           $614             $0            $614
  E3918                 Policy And Procedure - All Others          0.2246        $27,565             $0         $27,565
                                                             ----------------------------------------------------------

                                                   TOTALS          0.5939        $72,881             $0         $72,881

                                 PERCENTAGE OF TOTAL SLP:          16.78%

2000 Service Level Plan
Page 9



                  2000 ENGINEERING SERVICES BUDGET            PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                 AND                           SERVICE           O&M          CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                    VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                             (FTE)            ($)            ($)             ($)
  E4000   TRAINING & PROFESSIONAL DEVELOPMENT

  E4001                    Digital Map Maintenance Training         0.0669          $8,208             $0          $8,208
  E4002                     Electronic Measurement Training         0.0051            $630             $0            $630
  E4003                              Environmental Training         0.0150          $1,841             $0          $1,841
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
  E4006                               Gas Sampling Training         0.0071            $871             $0            $871
  E4007                            Health & Safety Training         0.0400          $4,909             $0          $4,909
  E4008                                 M&R Design Training         0.0051            $630             $0            $630
  E4009                       Map Conversion QA/QC Training         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
  E4011                            Risk Management Training         0.0050            $614             $0            $614
                                                       Temp         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
  E4014                           Network Analysis Training         0.0000              $0             $0              $0
                                                       Temp         0.0000              $0             $0              $0
                                                             ------------------------------------------------------------

                                                     TOTALS         0.1443         $17,704             $0         $17,704

                                   PERCENTAGE OF TOTAL SLP:          4.08%

  E4100   TECHNICAL PRODUCTS

  E4101                        Engineering Drawing Services         0.0017            $205             $0            $205
  E4102                  Compliance Lab Services - Contract         0.0100          $1,227             $0          $1,227
  E4103                 Engineering Lab Services - In-House         0.0350          $4,292             $0          $4,292
  E4104                        Reports and Data Preparation         0.1223         $15,009             $0         $15,009
  E4105                  Engineering Lab Services - Outside         0.0000              $0             $0              $0
                                                             ------------------------------------------------------------

                                                     TOTALS         0.1689         $20,734             $0         $20,734

                                   PERCENTAGE OF TOTAL SLP:          4.77%

2000 Service Level Plan
Page 10



                    2000 ENGINEERING SERVICES BUDGET             PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                  AND                             SERVICE           O&M          CAPITAL       TOTAL COST
                          SERVICE DESCRIPTION                      VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                                (FTE)            ($)            ($)             ($)
  E4200   MANAGEMENT & CROSS FUNCTIONAL SUPPORT

  E4201                              Shared Services - General         0.0012            $148             $0            $148
  E4204                              Shared Services - Finance         0.0118          $1,442             $0          $1,442
  E4203                                  Shared Services - GMS         0.0006             $79             $0             $79
  E4204                                   Shared Services - IT         0.0006             $79             $0             $79
  E4205                                Shared Services - Legal         0.0006             $79             $0             $79
  E4206                            Shared Services - Marketing         0.0006             $79             $0             $79
  E4207                   Shared Services - Technical Training         0.0006             $79             $0             $79
  E4208                                            State Staff         0.0013            $158             $0            $158
  E4209                                  Columbia Energy Group         0.0783          $9,604             $0          $9,604
  E4210          Building Services - 200 Civic Center Facility         0.0132          $1,621             $0          $1,621
                                                                 -----------------------------------------------------------

                                                        TOTALS         0.1089         $13,367             $0         $13,367

                                      PERCENTAGE OF TOTAL SLP:          3.08%

2000 Service Level Plan
Page 11


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that SSC-Engineering Services and CKY concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all                 C         Actual Service Level less than or
     services provided by Engineering Services.                                           equal to projected Service Level in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with SSC-Engineering
reports                      Reports                       Services to update and modify the Service Level Plan
                                                           and O&M Budget as needed to accurately reflect
                                                           changes in the level of services requested.

2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The average hourly rate for all SSC-Engineering Services.                  C         Average hourly rate
     This rate shall be inclusive of all direct, indirect, building,                      less than or equal $85.00
     and overhead costs.

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           Realize that rate goals are based on projected
reports                      Reports                       distribution of service and do not include travel expenses or non-labor project expenses.

3.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications,                         Q         90% met or exceeded ratings
     responsiveness and understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CKY as                Customer survey               -  CKY to work with SSC-Engineering Services to
appropriate; report                                           define specific expectations at time of each service
results annually                                              request.


                                                           -  CKY commitment to make SSC-Engineering Services as
                                                              effective an organization as possible.

                                                           -  CKY to provide meaningful, constructive survey
                                                              feedback and commit to helping establish specific
                                                              action plans for underperforming areas.

2000 Service Level Plan
Page 12


OTHER MATTERS

SSC-Engineering Services and CKY also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, SSC-Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CKY's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, SSC-Engineering Services will notify CKY for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be made to make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CKY will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, SSC-Engineering Services will contact CKY to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CKY to implement significant cost-cutting measures, SSC-Engineering Services will make every attempt to implement similar measures.

2000 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CKY and SSC-Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


____________________________________________
Kathryn I. Shroyer
General Manager, Consulting Services

                                    Engineering Services Section
                                    ----------------------------
_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

_______________________________    _______________________________    _______________________________

2000 Service Level Plan
Page 14


COLUMBIA GAS OF KENTUCKY, INC.:



_________________________________           _________________________________
Kimra H. Cole                               Andrew J. Sonderman
Operations Director                         General Counsel/Secretary





MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




__________________________________________________
Joseph W. Kelly
CKY Vice President and Chief Operating Officer




___________________________________     ________________________________________
Robert C. Skaggs                        Stephen A. Schmotzer
CKY President and Chief Executive       Executive Director, Shared Services
Officer

[COLUMBIA GAS OF MARYLAND LOGO]


SHARED SERVICES CENTER                                  2000 SERVICE LEVEL PLAN
                                           FOR ENGINEERING SERVICES PROVIDED TO
                                                 COLUMBIA GAS OF MARYLAND, INC.


OVERVIEW

Shared Services Center (SSC) - Engineering Services was created to compliment Columbia Gas of Maryland, Inc. (CMD) operations with a skilled and experienced collection of special resources, in technical areas where internal resources may be limited. This offers CMD an alternative to full-time staffing for part-time support or short-term project work, and the opportunity to realize maximum value and minimal costs for products, services, or projects that are jointly needed by multiple affiliated companies.

This partnership provides CMD with ready access to high quality, valuable resources at a price below consulting engineering industry rates for comparable services.

This Service Level Plan is the primary means of documenting the mutual expectations of SSC-Engineering Services and CMD regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000.

SSC-Engineering Services will provide services that are: (1) requested or agreed to by CMD; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:          Engineering Services

                   The Shared Services Center at Columbia Gas of Maryland, Inc. 200 Civic Center Drive
                   Columbus, Ohio  43215

                   Key Provider contact is: Kathryn I. Shroyer
                                            General Manager, Consulting Services

CUSTOMER:          Columbia Gas of Maryland, Inc.
                   650 Washington Road
                   Pittsburgh, PA  15228-2703

                   Key Customer contact is: Joseph T. Sinclair
                                            Vice President, Operations

2000 Service Level Plan
Page 2


                   Columbia Gas of Maryland, Inc.
                   650 Washington Road
                   Pittsburgh, PA  15228-2703

                   Key Customer contact is: Kenneth W. Christman
                                            General Counsel

SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.

                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CMD with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

2000 Service Level Plan
Page 3


                            BRIEF SERVICE DESCRIPTION

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CMD's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CMD has established a capital or suspense job order.

2000 Service Level Plan
Page 4


FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CMD expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that SSC-Engineering Services will monitor through Quarterly Service Performance Reports.

                                   CMD
                    2000 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                             SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                      VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                 (FTE)           ($)            ($)             ($)
E3100     PROJECTS & PROJECT MANAGEMENT                              0.08        $ 7,826         $1,509         $ 9,335

E3200     CONSULTING                                                 0.12        $15,242         $    0         $15,242

E3300     SHARED COMPUTER APPLICATIONS SUPPORT                       0.06        $ 7,934         $2,569         $10,503

E3400     OPERATIONAL EXCELLENCE PLANNING                            0.20        $24,253         $    0         $24,253

E3500     RISK MANAGEMENT                                            0.04        $ 4,909         $    0         $ 4,909

E3600     ANALYSIS & DESIGN                                          0.01        $   962         $  599         $ 1,561

E3700     EQUIPMENT & MATERIALS                                      0.02        $ 2,783         $    0         $ 2,783

E3800     REGULATIONS/STANDARDS/CODES                                0.04        $ 4,514         $    0         $ 4,514

E3900     INTERNAL STANDARDS                                         0.06        $ 7,218         $    0         $ 7,218

E4000     TRAINING & PROFESSIONAL DEVELOPMENT                        0.03        $ 3,138         $    0         $ 3,138

E4100     TECHNICAL PRODUCTS                                         0.01        $ 1,775         $    0         $ 1,775

E4200     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                      0.03        $ 3,289         $    0         $ 3,289

          CAPITAL PROJECTS                                           0.00        $     0         $    0         $     0


          TOTALS:                                                    0.70        $83,843         $4,677         $88,520

2000 Service Level Plan
Page 5


               2000 ENGINEERING SERVICES BUDGET             PROJECTED       PROJECTED      PROJECTED       PROJECTED
                              AND                            SERVICE           O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                     VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                           (FTE)            ($)            ($)             ($)
  E3100   PROJECTS & PROJECT MANAGEMENT

  E3101              Environmental Compliance Project         0.0050         $   614         $    0         $   614
                                                 Temp         0.0000         $     0         $    0         $     0
  E3103                     Safety and Health Project         0.0100         $ 1,227         $    0         $ 1,227
  E3104             Residential TC Evaluation Project         0.0040         $   491         $    0         $   491
  E3105              Stoner Model Development Project         0.0123         $     0         $1,509         $ 1,509
  E3106                        Map Conversion Project         0.0000         $     0         $    0         $     0
  E3107                  Mobile Data Terminal Project         0.0289         $ 3,547         $    0         $ 3,547
  E3108                        Meter Sampling Project         0.0026         $   315         $    0         $   315
  E3109               Automatic Meter Reading Project         0.0020         $   245         $    0         $   245
  E3111                                          Temp         0.0000         $     0         $    0         $     0
  E3113                           CPA/CGV GIS Project         0.0113         $ 1,387         $    0         $ 1,387
  E3114                              Web View Project         0.0000         $     0         $    0         $     0
  E3115                 Stoner MiddleLink/CMM Project         0.0000         $     0         $    0         $     0
  E3116                    CTE Implementation Project         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0

                                               TOTALS         0.0761         $ 7,826         $1,509         $ 9,335

                             Percentage of Total SLP:          10.55%


  E3200   CONSULTING

  E3201           Environmental Compliance Consulting         0.0150         $ 1,841         $    0         $ 1,841
  E3202         Electronic Measurement/AMR Consulting         0.0274         $ 3,363         $    0         $ 3,363
  E3303                  Safety and Health Consulting         0.0150         $ 1,841         $    0         $ 1,841
  E3204                   Gas Conditioning Consulting         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
  E3206                                M&R Consulting         0.0490         $ 6,013         $    0         $ 6,013
  E3207                         Operations Consulting         0.0178         $ 2,184         $    0         $ 2,184
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0
                                                 Temp         0.0000         $     0         $    0         $     0

                                               TOTALS         0.1242         $15,242         $    0         $15,242

                             Percentage of Total SLP:          17.22%

2000 Service Level Plan
Page 6


               2000 ENGINEERING SERVICES BUDGET                    PROJECTED     PROJECTED      PROJECTED       PROJECTED
                              AND                                   SERVICE         O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                            VOLUME        COSTS          COSTS        OF SERVICE
NO.                                                                  (FTE)          ($)            ($)             ($)
  E3300   SHARED COMPUTER APPLICATION SUPPORT

  E3301                                        CATS Support          0.0000        $     0         $    0         $     0
  E3302                                         DIS Support          0.0050        $   614         $    0         $   614
  E3303             Electronic Measurement Software Support          0.0060        $   736         $    0         $   736
  E3304                           I&ITS, MSDS, VARS Support          0.0040        $   491         $    0         $   491
  E3305                       Mobile Data Terminals Support          0.0250        $ 3,068         $2,569         $ 5,637
  E3306                    MicroStation (AM/FM/GIS) Support          0.0045        $   552         $    0         $   552
                                                       Temp          0.0000        $     0         $    0         $     0
                                                       Temp          0.0000        $     0         $    0         $     0
  E3309                        M&R Design Assistant Support          0.0003        $    38         $    0         $    38
  E3310                                RMIS & CARMA Support          0.0030        $   368         $    0         $   368
  E3311                             Stoner SynerGEE Support          0.0001        $    14         $    0         $    14
  E3312                 Network Analysis (CDC 2015) Support          0.0032        $   395         $    0         $   395
  E3313                                   WLRS/EASI Support          0.0006        $    79         $    0         $    79
  E3314                                         WMS Support          0.0129        $ 1,578         $    0         $ 1,578
  E3315                Peak Shaving Plants Software Support          0.0000        $     0         $    0         $     0
  E3316                  Job Order Mapping Software Support          0.0000        $     0         $    0         $     0
  E3317                         GIS Application Development          0.0000        $     0         $    0         $     0
  E3318                                     AutoCAD Support          0.0000        $     0         $    0         $     0
                                                                     ------        -------         ------         -------
                                                     TOTALS          0.0646        $ 7,934         $2,569         $10,503

                                   Percentage of Total SLP:           11.86%


  E3400   OPERATIONAL EXCELLENCE PLANNING

  E3401                                      Best Practices          0.0071        $   867         $    0         $   867
  E3402                        Field Operations Assessments          0.1505        $18,470         $    0         $18,470
                                                       Temp          0.0000        $     0         $    0         $     0
  E3404                                     M&R Focus Group          0.0026        $   315         $    0         $   315
  E3405                New Technology Utilization Potential          0.0048        $   589         $    0         $   589
  E3406                 Performance Productivity Indicators          0.0064        $   788         $    0         $   788
  E3407            Professional Organization Representation          0.0187        $ 2,295         $    0         $ 2,295
  E3408                     State/SSC Coordination Meetings          0.0063        $   771         $    0         $   771
  E3409                 Continuous Improvement Measurements          0.0000        $     0         $    0         $     0
  E3410                                 Leakage Focus Group          0.0006        $    79         $    0         $    79
  E3411                               Corrosion Focus Group          0.0006        $    79         $    0         $    79
                                                       Temp          0.0000        $     0         $    0         $     0
                                                       Temp          0.0000        $     0         $    0         $     0
                                                                     ------        -------         ------         -------
                                                     TOTALS          0.1976        $24,253         $    0         $24,253

                                   Percentage of Total SLP:           27.40%

2000 Service Level Plan
Page 7


               2000 ENGINEERING SERVICES BUDGET                    PROJECTED     PROJECTED      PROJECTED       PROJECTED
                              AND                                   SERVICE         O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                            VOLUME        COSTS          COSTS        OF SERVICE
NO.                                                                  (FTE)          ($)            ($)             ($)
  E3500   RISK MANAGEMENT

  E3501                         Claims Reporting/Management          0.0200        $2,454          $  0           $2,454
  E3502                  Insurance Services/Contract Review          0.0100        $1,227          $  0           $1,227
  E3503                               Training/New Services          0.0100        $1,227          $  0           $1,227
                                                       Temp          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                                     ------        ------          -----          ------
                                                     TOTALS          0.0400        $4,909          $  0           $4,909

                                   Percentage of Total SLP:            5.55%


  E3600   ANALYSIS AND DESIGN

  E3601                  Electronic Measurement /AMR Design          0.0001        $   12          $  0           $   12
                                                       Temp          0.0000        $    0          $  0           $    0
  E3603                       Stray Gas Emanations Analysis          0.0032        $  393          $  0           $  393
  E3604                           Gaseous Material Analysis          0.0026        $  316          $  0           $  316
  E3605                                          M&R Design          0.0051        $  189          $441           $  630
  E3606                                 M&R Design Drawings          0.0017        $   53          $158           $  210
                                                       Temp          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                                     ------        ------          -----          ------
                                                     TOTALS          0.0127        $  962          $599           $1,561

                                   Percentage of Total SLP:            1.76%


  E3700   EQUIPMENT AND MATERIALS

  E3701                    Equipment & Materials Management          0.0111        $1,362          $  0           $1,362
  E3702                Environmental and Industrial Hygiene          0.0057        $  700          $  0           $  700
  E3703                                   Facility Failures          0.0007        $   82          $  0           $   82
  E3704                    Equipment Bidding and Purchasing          0.0004        $   51          $  0           $   51
  E3705      New Equipment & Materials Evaluation & Testing          0.0048        $  589          $  0           $  589
  E3706               Warehouse/Supply Coordination Support          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                       Temp          0.0000        $    0          $  0           $    0
                                                                     ------        ------          -----          ------
                                                     TOTALS          0.0227        $2,783          $  0           $2,783

                                   Percentage of Total SLP:            3.14%

2000 Service Level Plan
Page 8


               2000 ENGINEERING SERVICES BUDGET                    PROJECTED     PROJECTED      PROJECTED       PROJECTED
                              AND                                   SERVICE         O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                            VOLUME        COSTS          COSTS        OF SERVICE
NO.                                                                  (FTE)          ($)            ($)             ($)
  E3800   REGULATIONS/STANDARDS/CODES

  E3801                          Risk Management Statutes           0.0050          $  614         $  0          $  614
  E3802                                    AGA, API & IGT           0.0026          $  315         $  0          $  315
  E3803                            ANSI, ISA, IEEE & ASME           0.0008          $   98         $  0          $   98
  E3804                                             ASHRE           0.0019          $  233         $  0          $  233
  E3805                                               EPA           0.0074          $  908         $  0          $  908
  E3806                                   Pipeline Safety           0.0021          $  258         $  0          $  258
  E3807                     State Tariffs and Regulations           0.0039          $  477         $  0          $  477
  E3808                                          IFGC/IFS           0.0013          $  160         $  0          $  160
                                                     Temp           0.0000          $    0         $  0          $    0
  E3810                            National Fuel Gas Code           0.0018          $  224         $  0          $  224
  E3811                                              OSHA           0.0100          $1,227         $  0          $1,227
                                                     Temp           0.0000          $    0         $  0          $    0
                                                     Temp           0.0000          $    0         $  0          $    0
                                                                    ------          ------         ----          ------
                                                   TOTALS           0.0368          $4,514         $  0          $4,514

                                 Percentage of Total SLP:             5.10%


  E3900   INTERNAL STANDARDS

  E3901                                         AM/FM/GIS           0.0023          $  282         $  0          $  282
  E3902           Appd. Materials for Customer Gas Piping           0.0013          $  158         $  0          $  158
  E3904                                             Forms           0.0067          $  822         $  0          $  822
  E3905                                 M&R Design Manual           0.0043          $  528         $  0          $  528
  E3906                          Material Index Standards           0.0000          $    0         $  0          $    0
  E3907                           M&R Informational Memos           0.0043          $  528         $  0          $  528
  E3908                                  Material Catalog           0.0006          $   79         $  0          $   79
  E3903                   Measurement Informational Guide           0.0043          $  528         $  0          $  528
  E3909              Policy and Procedure - Environmental           0.0007          $   86         $  0          $   86
  E3910          Policy and Procedure - Safety and Health           0.0072          $  884         $  0          $  884
  E3911                    Policy and Procedure - Leakage           0.0014          $  172         $  0          $  172
  E3912                    Policy and Procedure - Service           0.0008          $   98         $  0          $   98
  E3913                      Policy and Procedure - Plant           0.0019          $  237         $  0          $  237
  E3914                        Policy and Procedure - M&R           0.0109          $1,342         $  0          $1,342
  E3915      Policy and Procedure - Operations Assessment           0.0000          $    0         $  0          $    0
  E3916                  Policy and Procedure - Corrosion           0.0006          $   74         $  0          $   74
  E3917            Policy and Procedure - Risk Management           0.0050          $  614         $  0          $  614
  E3918                 Policy And Procedure - All Others           0.0064          $  788         $  0          $  788
                                                                    ------          ------         ----          ------
                                                   TOTALS           0.0588          $7,218         $  0          $7,218

                                 Percentage of Total SLP:             8.15%

2000 Service Level Plan
Page 9


               2000 ENGINEERING SERVICES BUDGET                    PROJECTED     PROJECTED      PROJECTED       PROJECTED
                              AND                                   SERVICE         O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                            VOLUME        COSTS          COSTS        OF SERVICE
NO.                                                                  (FTE)          ($)            ($)             ($)
  E4000   TRAINING & PROFESSIONAL DEVELOPMENT

  E4001                   Digital Map Maintenance Training           0.0026        $  315          $  0          $  315
  E4002                    Electronic Measurement Training           0.0000        $    0          $  0          $    0
  E4003                             Environmental Training           0.0100        $1,227          $  0          $1,227
                                                      Temp           0.0000        $    0          $  0          $    0
                                                      Temp           0.0000        $    0          $  0          $    0
  E4006                              Gas Sampling Training           0.0000        $    0          $  0          $    0
  E4007                           Health & Safety Training           0.0100        $1,227          $  0          $1,227
  E4008                                M&R Design Training           0.0000        $    0          $  0          $    0
  E4009                      Map Conversion QA/QC Training           0.0000        $    0          $  0          $    0
                                                      Temp           0.0000        $    0          $  0          $    0
  E4011                           Risk Management Training           0.0030        $  368          $  0          $  368
                                                      Temp           0.0000        $    0          $  0          $    0
                                                      Temp           0.0000        $    0          $  0          $    0
  E4014                          Network Analysis Training           0.0000        $    0          $  0          $    0
                                                      Temp           0.0000        $    0          $  0          $    0
                                                                    ------          ------         ----          ------
                                                    TOTALS           0.0256        $3,138          $  0          $3,138

                                  Percentage of Total SLP:             3.54%


  E4100   TECHNICAL PRODUCTS

  E4101                       Engineering Drawing Services           0.0003        $   35          $  0          $   35
  E4102                 Compliance Lab Services - Contract           0.0026        $  315          $  0          $  315
  E4103                Engineering Lab Services - In-House           0.0032        $  394          $  0          $  394
  E4104                       Reports and Data Preparation           0.0084        $1,031          $  0          $1,031
  E4105                 Engineering Lab Services - Outside           0.0000        $    0          $  0          $    0
                                                                    ------          ------         ----          ------
                                                    TOTALS           0.0145        $1,775          $  0          $1,775

                                  Percentage of Total SLP:             2.01%

2000 Service Level Plan
Page 10


               2000 ENGINEERING SERVICES BUDGET                       PROJECTED     PROJECTED     PROJECTED       PROJECTED
                              AND                                      SERVICE         O&M         CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                               VOLUME        COSTS         COSTS        OF SERVICE
NO.                                                                     (FTE)          ($)           ($)             ($)
  E4200   MANAGEMENT & CROSS FUNCTIONAL SUPPORT

  E4201                               Shared Services - General         0.0003         $   36      $    0          $   36
  E4204                               Shared Services - Finance         0.0026         $  315      $    0          $  315
  E4203                                   Shared Services - GMS         0.0007         $   90      $    0          $   90
  E4204                                    Shared Services - IT         0.0005         $   58      $    0          $   58
  E4205                                 Shared Services - Legal         0.0000         $    0      $    0          $    0
  E4206                             Shared Services - Marketing         0.0000         $    0      $    0          $    0
  E4207                    Shared Services - Technical Training         0.0018         $  226      $    0          $  226
  E4208                                             State Staff         0.0000         $    0      $    0          $    0
  E4209                                   Columbia Energy Group         0.0100         $1,227      $    0          $1,227
  E4210           Building Services - 200 Civic Center Facility         0.0109         $1,336      $    0          $1,336
                                                                        ------         ------      ------          ------
                                                         TOTALS         0.0268         $3,289      $    0          $3,289

                                       Percentage of Total SLP:           3.72%

2000 Service Level Plan
Page 11


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that SSC-Engineering Services and CMD concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).

OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
     The sum of all direct, indirect, and overhead costs of all services         C      Actual Service Level less than or equal to
     provided by Engineering Services.                                                  projected Service Level in the
                                                                                        effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           To participate cooperatively with SSC-Engineering
                             Reports                       Services to update and modify the Service Level Plan
                                                           and O&M Budget as needed to accurately reflect changes in
                                                           the level of services requested.

2.  PERFORMANCE MEASURE DEFINITION:                                         TYPE    GOAL
     The average hourly rate for all SSC-Engineering Services. This rate       C    Average hourly rate less than or equal to $85.00
     shall be inclusive of all direct, indirect, building, and overhead costs.

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           Realize that rate goals are based on projected
                             Reports                       distribution of service and do not include travel
                                                           expenses or non-labor project expenses.

3.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications, responsiveness and         Q      90% met or exceeded ratings
     understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CMD as appropriate;   Customer survey               -    CMD to work with SSC-Engineering Services to define
report results annually                                         specific expectations at time of each service request.

                                                           -    CMD commitment to make SSC-Engineering Services as
                                                                effective an organization as possible.

                                                           -    CMD to provide meaningful, constructive survey feedback
                                                                and commit to helping establish specific action plans for
                                                                underperforming areas.

2000 Service Level Plan
Page 12


OTHER MATTERS

SSC-Engineering Services and CMD also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, SSC-Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CMD's behalf.

LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, SSC-Engineering Services will notify CMD for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be made to make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CMD will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, SSC-Engineering Services will contact CMD to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CMD to implement significant cost-cutting measures, SSC-Engineering Services will make every attempt to implement similar measures.

2000 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CMD and SSC-Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:



------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services

                          Engineering Services Section

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

-------------------------    -------------------------    ----------------------

2000 Service Level Plan
Page 14


COLUMBIA GAS OF MARYLAND, INC.:


-------------------------------------      -------------------------------------
Joseph T. Sinclair                         Kenneth W. Christman
Vice President, Operations                 General Counsel


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

-----------------------------------         ------------------------------------
Gary J. Robinson                            Stephen A. Schmotzer
CMD President and Chief                     Executive Director,
Executive Officer                           Shared Services Center

[COLUMBIA GAS OF OHIO LOGO]
A COLUMBIA ENERGY GROUP COMPANY

SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                      COLUMBIA GAS OF OHIO, INC.



OVERVIEW

Shared Services Center (SSC) - Engineering Services was created to compliment Columbia Gas of Ohio, Inc. (COH) operations with a skilled and experienced collection of special resources, in technical areas where internal resources may be limited. This offers COH an alternative to full-time staffing for part-time support or short-term project work, and the opportunity to realize maximum value and minimal costs for products, services, or projects that are jointly needed by multiple affiliated companies.

This partnership provides COH with ready access to high quality, valuable resources at a price below consulting engineering industry rates for comparable services.

This Service Level Plan is the primary means of documenting the mutual expectations of SSC-Engineering Services and COH regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000.

SSC-Engineering Services will provide services that are: (1) requested or agreed to by COH; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:    Engineering Services
             The Shared Services Center at Columbia Gas of Ohio, Inc.
             200 Civic Center Drive
             Columbus, Ohio  43215

             Key Provider contact is:       Kathryn I. Shroyer
                                            General Manager, Consulting Services

CUSTOMER:    Columbia Gas of Ohio, Inc.
             200 Civic Center Drive
             Columbus, Ohio  43215

             Key Customer contact is:       Reginald L. Carter
                                            Senior Vice President, Operations

2000 Service Level Plan
Page 2


             Columbia Gas of Ohio, Inc.
             200 Civic Center Drive
             Columbus, Ohio  43215

             Key Customer contact is:       Andrew J. Sonderman
                                            General Counsel/Secretary


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.


                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting COH with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

2000 Service Level Plan
Page 3

                            BRIEF SERVICE DESCRIPTION

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on COH's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where COH has established a capital or suspense job order.

2000 Service Level Plan
Page 4

FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service COH expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that SSC-Engineering Services will monitor through Quarterly Service Performance Reports.


                                   COH
                    2000 ENGINEERING SERVICES BUDGET                 PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                                SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                         VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                    (FTE)           ($)            ($)             ($)
E3100     PROJECTS & PROJECT MANAGEMENT                                   2.38     $  236,388       $      0      $  236,388

E3200     CONSULTING                                                      2.96     $  363,752       $      0      $  363,752

E3300     SHARED COMPUTER APPLICATIONS SUPPORT                            2.04     $  250,006       $101,993      $  351,999

E3400     OPERATIONAL EXCELLENCE PLANNING                                 2.36     $  289,207       $      0      $  289,207

E3500     RISK MANAGEMENT                                                 0.70     $   85,906       $      0      $   85,906

E3600     ANALYSIS & DESIGN                                               0.64     $   27,547       $ 51,448      $   78,995

E3700     EQUIPMENT & MATERIALS                                           2.93     $  359,608       $      0      $  359,608

E3800     REGULATIONS/STANDARDS/CODES                                     0.49     $   60,583       $      0      $   60,583

E3900     INTERNAL STANDARDS                                              1.55     $  189,948       $      0      $  189,948

E4000     TRAINING & PROFESSIONAL DEVELOPMENT                             0.22     $   27,403       $      0      $   27,403

E4100     TECHNICAL PRODUCTS                                              0.98     $  120,578       $      0      $  120,578

E4200     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                           0.43     $   52,641       $      0      $   52,641

E4300     CAPITAL PROJECTS                                                0.00     $        0       $      0      $        0
                                                                         -----     ----------       --------      ----------

          TOTALS:                                                        17.69     $2,063,568       $153,441      $2,217,010

2000 Service Level Plan
Page 5

               2000 ENGINEERING SERVICES BUDGET            PROJECTED       PROJECTED      PROJECTED       PROJECTED
                              AND                           SERVICE           O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                    VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                          (FTE)            ($)            ($)             ($)
  E3100   PROJECTS & PROJECT MANAGEMENT
  -----   -----------------------------

  E3101              Environmental Compliance Project         0.2000        $ 24,545       $      0        $ 24,545
                                                 Temp         0.0000        $      0       $      0        $      0
  E3103                     Safety and Health Project         0.4500        $ 55,226       $      0        $ 55,226
  E3104             Residential TC Evaluation Project         0.1541        $ 18,915       $      0        $ 18,915
  E3105              Stoner Model Development Project         0.1231        $      0       $      0        $      0
  E3106                        Map Conversion Project         0.3333        $      0       $      0        $      0
  E3107                  Mobile Data Terminal Project         1.0283        $126,196       $      0        $126,196
  E3108                        Meter Sampling Project         0.0835        $ 10,246       $      0        $ 10,246
  E3109               Automatic Meter Reading Project         0.0103        $  1,261       $      0        $  1,261
  E3111                                          Temp         0.0000        $      0       $      0        $      0
  E3113                           CPA/CGV GIS Project         0.0000        $      0       $      0        $      0
                                     Web View Project         0.0000        $      0       $      0        $      0
                        Stoner MiddleLink/CMM Project         0.0000        $      0       $      0        $      0
                           CTE Implementation Project         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                              ------        --------       --------        --------
                                               TOTALS         2.3826        $236,388       $      0        $236,388

                             Percentage of Total SLP:         10.66%


  E3200   CONSULTING
  -----   ----------

  E3201           Environmental Compliance Consulting         0.7500        $ 92,043       $      0        $ 92,043
  E3202         Electronic Measurement/AMR Consulting         0.6506        $ 79,844       $      0        $ 79,844
  E3303                  Safety and Health Consulting         0.1691        $ 20,753       $      0        $ 20,753
  E3204                   Gas Conditioning Consulting         0.0051        $    630       $      0        $    630
                                                 Temp         0.0000        $      0       $      0        $      0
  E3206                                M&R Consulting         1.0365        $127,203       $      0        $127,203
  E3207                         Operations Consulting         0.3527        $ 43,280       $      0        $ 43,280
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                              ------        --------       --------        --------
                                               TOTALS         2.9640        $363,752       $      0        $363,752

                             Percentage of Total SLP:         16.41%

2000 Service Level Plan
Page 6

                  2000 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                 AND                               SERVICE          O&M          CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                       VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                                 (FTE)           ($)            ($)             ($)
  E3300   SHARED COMPUTER APPLICATION SUPPORT
  -----   -----------------------------------

  E3301                                        CATS Support          0.0050       $    614       $      0        $    614
  E3302                                         DIS Support          0.2291       $ 28,116       $      0        $ 28,116
  E3303             Electronic Measurement Software Support          0.3808       $ 46,735       $      0        $ 46,735
  E3304                           I&ITS, MSDS, VARS Support          0.0100       $  1,227       $      0        $  1,227
  E3305                       Mobile Data Terminals Support          0.5000       $ 61,362       $101,993        $163,355
  E3306                    MicroStation (AM/FM/GIS) Support          0.2259       $ 27,719       $      0        $ 27,719
                                                       Temp          0.0000       $      0       $      0        $      0
                                                       Temp          0.0000       $      0       $      0        $      0
  E3309                        M&R Design Assistant Support          0.0003       $     35       $      0        $     35
  E3310                                RMIS & CARMA Support          0.0050       $    614       $      0        $    614
  E3311                             Stoner SynerGEE Support          0.0514       $  6,308       $      0        $  6,308
  E3312                 Network Analysis (CDC 2015) Support          0.0250       $  3,068       $      0        $  3,068
  E3313                                   WLRS/EASI Support          0.0208       $  2,549       $      0        $  2,549
  E3314                                         WMS Support          0.5429       $ 66,629       $      0        $ 66,629
  E3315                Peak Shaving Plants Software Support          0.0000       $      0       $      0        $      0
  E3316                  Job Order Mapping Software Support          0.0250       $  3,068       $      0        $  3,068
  E3317                         GIS Application Development          0.0000       $      0       $      0        $      0
  E3318                                     AutoCAD Support          0.0160       $  1,963       $      0        $  1,963
                                                                     ------       --------       --------        --------
                                                     TOTALS          2.0372       $250,006       $101,993        $351,999


                                   Percentage of Total SLP:          15.88%


  E3400   OPERATIONAL EXCELLENCE PLANNING
  -----   -------------------------------

  E3401                                      Best Practices          0.0887       $ 10,886       $      0        $ 10,886
  E3402                        Field Operations Assessments          1.5500       $190,221       $      0        $190,221
                                                       Temp          0.0000       $      0       $      0        $      0
  E3404                                     M&R Focus Group          0.0846       $ 10,387       $      0        $ 10,387
  E3405                New Technology Utilization Potential          0.1775       $ 21,783       $      0        $ 21,783
  E3406                 Performance Productivity Indicators          0.0817       $ 10,026       $      0        $ 10,026
  E3407            Professional Organization Representation          0.1708       $ 20,961       $      0        $ 20,961
  E3408                     State/SSC Coordination Meetings          0.1500       $ 18,409       $      0        $ 18,409
  E3409                 Continuous Improvement Measurements          0.0109       $  1,340       $      0        $  1,340
  E3410                                 Leakage Focus Group          0.0212       $  2,597       $      0        $  2,597
  E3411                               Corrosion Focus Group          0.0212       $  2,597       $      0        $  2,597
                                                       Temp          0.0000       $      0       $      0        $      0
                                                       Temp          0.0000       $      0       $      0        $      0
                                                                     ------       --------       --------        --------
                                                     TOTALS          2.3566       $289,207       $      0        $289,207

                                   Percentage of Total SLP:          13.04%

2000 Service Level Plan
Page 7

                  2000 ENGINEERING SERVICES BUDGET               PROJECTED      PROJECTED       PROJECTED      PROJECTED
                                 AND                              SERVICE          O&M           CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                       VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                                (FTE)           ($)             ($)            ($)
  E3500   RISK MANAGEMENT
  -----   ---------------

  E3501                         Claims Reporting/Management         0.4000       $ 49,089        $      0       $ 49,089
  E3502                  Insurance Services/Contract Review         0.2000       $ 24,545        $      0       $ 24,545
  E3503                               Training/New Services         0.1000       $ 12,272        $      0       $ 12,272
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                                    ------        -------        --------       --------
                                                     TOTALS         0.7000       $ 85,906        $      0       $ 85,906

                                   Percentage of Total SLP:          3.87%


  E3600   ANALYSIS AND DESIGN
  -----   -------------------

  E3601                  Electronic Measurement /AMR Design         0.0051       $    630        $      0       $    630
                                                       Temp         0.0000       $      0        $      0       $      0
  E3603                       Stray Gas Emanations Analysis         0.0302       $  3,709        $      0       $  3,709
  E3604                           Gaseous Material Analysis         0.0236       $  2,896        $      0       $  2,896
  E3605                                          M&R Design         0.3864       $ 14,226        $ 33,194       $ 47,420
  E3606                                 M&R Design Drawings         0.1983       $  6,085        $ 18,254       $ 24,339
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                                    ------       --------        --------       --------
                                                     TOTALS         0.6437       $ 27,547        $ 51,448       $ 78,995

                                   Percentage of Total SLP:          3.56%


  E3700   EQUIPMENT AND MATERIALS
  -----   -----------------------

  E3701                    Equipment & Materials Management         0.6787       $ 83,293        $      0       $ 83,293
  E3702                Environmental and Industrial Hygiene         0.0100       $  1,227        $      0       $  1,227
  E3703                                   Facility Failures         0.0529       $  6,492        $      0       $  6,492
  E3704                    Equipment Bidding and Purchasing         0.0059       $    727        $      0       $    727
  E3705      New Equipment & Materials Evaluation & Testing         0.1827       $ 22,422        $      0       $ 22,422
  E3706               Warehouse/Supply Coordination Support         2.0000       $245,447        $      0       $245,447
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                                    ------       --------        --------       --------
                                                     TOTALS         2.9302       $359,608        $      0       $359,608

                                   Percentage of Total SLP:         16.22%

2000 Service Level Plan
Page 8

                 2000 ENGINEERING SERVICES BUDGET              PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                AND                             SERVICE           O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                      VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                              (FTE)            ($)            ($)             ($)
  E3800   REGULATIONS/STANDARDS/CODES
  -----   ---------------------------

  E3801                          Risk Management Statutes         0.0050        $    614       $      0        $    614
  E3802                                    AGA, API & IGT         0.0303        $  3,715       $      0        $  3,715
  E3803                            ANSI, ISA, IEEE & ASME         0.0103        $  1,265       $      0        $  1,265
  E3804                                             ASHRE         0.0428        $  5,253       $      0        $  5,253
  E3805                                               EPA         0.1500        $ 18,409       $      0        $ 18,409
  E3806                                   Pipeline Safety         0.0867        $ 10,645       $      0        $ 10,645
  E3807                     State Tariffs and Regulations         0.0425        $  5,216       $      0        $  5,216
  E3808                                          IFGC/IFS         0.0121        $  1,490       $      0        $  1,490
                                                     Temp         0.0000        $      0       $      0        $      0
  E3810                            National Fuel Gas Code         0.0139        $  1,705       $      0        $  1,705
  E3811                                              OSHA         0.1000        $ 12,272       $      0        $ 12,272
                                                     Temp         0.0000        $      0       $      0        $      0
                                                     Temp         0.0000        $      0       $      0        $      0
                                                                  ------        --------       --------        --------
                                                   TOTALS         0.4937        $ 60,583       $      0        $ 60,583

                                 Percentage of Total SLP:          2.73%


  E3900   INTERNAL STANDARDS
  -----   ------------------

  E3901                                         AM/FM/GIS         0.0329        $  4,036       $      0        $  4,036
  E3902           Appd. Materials for Customer Gas Piping         0.0101        $  1,240       $      0        $  1,240
  E3904                                             Forms         0.1433        $ 17,586       $      0        $ 17,586
  E3905                                 M&R Design Manual         0.0514        $  6,308       $      0        $  6,308
  E3906                          Material Index Standards         0.0500        $  6,136       $      0        $  6,136
  E3907                           M&R Informational Memos         0.0514        $  6,308       $      0        $  6,308
  E3908                                  Material Catalog         0.0070        $    862       $      0        $    862
  E3903                   Measurement Informational Guide         0.0514        $  6,308       $      0        $  6,308
  E3909              Policy and Procedure - Environmental         0.1000        $ 12,272       $      0        $ 12,272
  E3910          Policy and Procedure - Safety and Health         0.1500        $ 18,409       $      0        $ 18,409
  E3911                    Policy and Procedure - Leakage         0.1155        $ 14,170       $      0        $ 14,170
  E3912                    Policy and Procedure - Service         0.1223        $ 15,005       $      0        $ 15,005
  E3913                      Policy and Procedure - Plant         0.2937        $ 36,041       $      0        $ 36,041
  E3914                        Policy and Procedure - M&R         0.1732        $ 21,251       $      0        $ 21,251
  E3915      Policy and Procedure - Operations Assessment         0.0000        $      0       $      0        $      0
  E3916                  Policy and Procedure - Corrosion         0.0434        $  5,326       $      0        $  5,326
  E3917            Policy and Procedure - Risk Management         0.0050        $    614       $      0        $    614
  E3918                 Policy And Procedure - All Others         0.1473        $ 18,077       $      0        $ 18,077
                                                                  ------        --------       --------        --------
                                                   TOTALS         1.5478        $189,948       $      0        $189,948

                                 Percentage of Total SLP:          8.57%

2000 Service Level Plan
Page 9

                  2000 ENGINEERING SERVICES BUDGET              PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                AND                              SERVICE           O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                       VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                               (FTE)            ($)            ($)             ($)
  E4000   TRAINING & PROFESSIONAL DEVELOPMENT
  -----   -----------------------------------

  E4001                   Digital Map Maintenance Training         0.0920        $ 11,286       $      0        $ 11,286
  E4002                    Electronic Measurement Training         0.0154        $  1,891       $      0        $  1,891
  E4003                             Environmental Training         0.0150        $  1,841       $      0        $  1,841
                                                      Temp         0.0000        $      0       $      0        $      0
                                                      Temp         0.0000        $      0       $      0        $      0
  E4006                              Gas Sampling Training         0.0026        $    319       $      0        $    319
  E4007                           Health & Safety Training         0.0400        $  4,909       $      0        $  4,909
  E4008                                M&R Design Training         0.0154        $  1,891       $      0        $  1,891
  E4009                      Map Conversion QA/QC Training         0.0122        $  1,497       $      0        $  1,497
                                                      Temp         0.0000        $      0       $      0        $      0
  E4011                           Risk Management Training         0.0050        $    614       $      0        $    614
                                                      Temp         0.0000        $      0       $      0        $      0
                                                      Temp         0.0000        $      0       $      0        $      0
  E4014                          Network Analysis Training         0.0257        $  3,154       $      0        $  3,154
                                                      Temp         0.0000        $      0       $      0        $      0
                                                                   ------        --------       --------        --------
                                                    TOTALS         0.2233        $ 27,403       $      0        $ 27,403

                                  Percentage of Total SLP:          1.24%


  E4100   TECHNICAL PRODUCTS
  -----   ------------------

  E4101                       Engineering Drawing Services         0.0231        $  2,837       $      0        $  2,837
  E4102                 Compliance Lab Services - Contract         0.0500        $  6,136       $      0        $  6,136
  E4103                Engineering Lab Services - In-House         0.1892        $ 23,219       $      0        $ 23,219
  E4104                       Reports and Data Preparation         0.5343        $ 65,571       $      0        $ 65,571
  E4105                 Engineering Lab Services - Outside         0.1859        $ 22,814       $      0        $ 22,814
                                                                   ------        --------       --------        --------
                                                    TOTALS         0.9825        $120,578       $      0        $120,578

                                  Percentage of Total SLP:          5.44%

2000 Service Level Plan
Page 10

                    2000 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                             SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                      VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                 (FTE)           ($)            ($)             ($)
  E4200   MANAGEMENT & CROSS FUNCTIONAL SUPPORT
  -----   -------------------------------------

  E4201                               Shared Services - General         0.0051        $   630       $      0         $   630
  E4204                               Shared Services - Finance         0.1478        $18,133       $      0         $18,133
  E4203                                   Shared Services - GMS         0.0279        $ 3,422       $      0         $ 3,422
  E4204                                    Shared Services - IT         0.0085        $ 1,037       $      0         $ 1,037
  E4205                                 Shared Services - Legal         0.0321        $ 3,944       $      0         $ 3,944
  E4206                             Shared Services - Marketing         0.0051        $   630       $      0         $   630
  E4207                    Shared Services - Technical Training         0.0051        $   630       $      0         $   630
  E4208                                             State Staff         0.0130        $ 1,597       $      0         $ 1,597
  E4209                                   Columbia Energy Group         0.1500        $18,409       $      0         $18,409
  E4210           Building Services - 200 Civic Center Facility         0.0343        $ 4,209       $      0         $ 4,209
                                                                        ------        -------       --------         -------
                                                         TOTALS         0.4289        $52,641       $      0         $52,641

                                       Percentage of Total SLP:          2.37%

2000 Service Level Plan
Page 11


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that SSC-Engineering Services and COH concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all services           C      Actual Service Level less than or equal to
     provided by Engineering Services.                                                    projected Service Level in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           To participate cooperatively with SSC-Engineering
                             Reports                       Services to update and modify the
                                                           Service Level Plan and O&M Budget as
                                                           needed to accurately reflect changes in
                                                           the level of services requested.

2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE      GOAL
     The average hourly rate for all SSC-Engineering Services. This rate           C     Average hourly rate than or equal to $85.00
     shall be inclusive of all direct, indirect, building, and overhead costs.

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           Realize that rate goals are based on projected
                             Reports                       distribution of service and do not include travel
                                                           expenses or non-labor project expenses.

3.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications, responsiveness and         Q      90% met or exceeded ratings
     understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey COH as appropriate;   Customer survey               -    COH to work with SSC-Engineering Services to define
report results annually                                         specific expectations at time of each service request.

                                                           -    COH commitment to make SSC-Engineering Services as
                                                                effective an organization as possible.

                                                           -    COH to provide meaningful, constructive survey feedback
                                                                and commit to helping establish specific action
                                                                plans for underperforming areas.

2000 Service Level Plan
Page 12


OTHER MATTERS

SSC-Engineering Services and COH also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, SSC-Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on COH's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, SSC-Engineering Services will notify COH for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be made to make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, COH will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, SSC-Engineering Services will contact COH to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require COH to implement significant cost-cutting measures, SSC-Engineering Services will make every attempt to implement similar measures.

2000 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; COH and SSC-Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services

                          Engineering Services Section

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

2000 Service Level Plan
Page 14


COLUMBIA GAS OF OHIO, INC.:



-----------------------------------         -----------------------------------
Alan S. Steinmetz                           R. Joseph Kuhner
Director, Operations                        Director, Operations


-----------------------------------         -----------------------------------
Andrews J. Sonderman                        Reginald L. Carter
General Counsel/Secretary                   Senior Vice President, Operations




MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



-----------------------------------         -----------------------------------
Robert C. Skaggs                            Stephen A. Schmotzer
COH President and Chief Executive Officer   Executive Director, Shared Services

[COLUMBIA GAS OF PENNSYLVANIA LOGO]
A COLUMBIA ENERGY GROUP COMPANY

SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                              COLUMBIA GAS OF PENNSYLVANIA, INC.



OVERVIEW

Shared Services Center (SSC) - Engineering Services was created to compliment Columbia Gas of Pennsylvania, Inc. (CPA) operations with a skilled and experienced collection of special resources, in technical areas where internal resources may be limited. This offers CPA an alternative to full-time staffing for part-time support or short-term project work, and the opportunity to realize maximum value and minimal costs for products, services, or projects that are jointly needed by multiple affiliated companies.

This partnership provides CPA with ready access to high quality, valuable resources at a price below consulting engineering industry rates for comparable services.

This Service Level Plan is the primary means of documenting the mutual expectations of SSC-Engineering Services and CPA regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000.

SSC-Engineering Services will provide services that are: (1) requested or agreed to by CPA; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:    Engineering Services
             The Shared Services Center at Columbia Gas of Pennsylvania, Inc.
             200 Civic Center Drive
             Columbus, Ohio  43215

             Key Provider contact is:       Kathryn I. Shroyer
                                            General Manager, Consulting Services

CUSTOMER:    Columbia Gas of Pennsylvania, Inc.
             650 Washington Road
             Pittsburgh, PA  15228-2703

             Key Customer contact is:       Joseph T. Sinclair
                                            Vice President, Operations

2000 Service Level Plan
Page 2



             Columbia Gas of Pennsylvania, Inc.
             650 Washington Road
             Pittsburgh, PA  15228-2703

             Key Customer contact is:       Kenneth W. Christman
                                            General Counsel


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.


                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CPA with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

2000 Service Level Plan
Page 3

                            BRIEF SERVICE DESCRIPTION

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CPA's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CPA has established a capital or suspense job order.

2000 Service Level Plan
Page 4


FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CPA expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that SSC-Engineering Services will monitor through Quarterly Service Performance Reports.



                                   CPA
                    2000 ENGINEERING SERVICES BUDGET                 PROJECTED        PROJECTED     PROJECTED       PROJECTED
                                   AND                                SERVICE            O&M         CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                         VOLUME           COSTS         COSTS        OF SERVICE
NO.                                                                    (FTE)             ($)           ($)             ($)
E3100     PROJECTS & PROJECT MANAGEMENT                                   1.33       $   87,260    $  350,000      $  437,260

E3200     CONSULTING                                                      0.50       $   61,691    $        0      $   61,691

E3300     SHARED COMPUTER APPLICATIONS SUPPORT                            0.78       $   95,722    $   32,650      $  128,372

E3400     OPERATIONAL EXCELLENCE PLANNING                                 1.44       $  176,664    $        0      $  176,664

E3500     RISK MANAGEMENT                                                 0.12       $   14,727    $        0      $   14,727

E3600     ANALYSIS & DESIGN                                               0.24       $   11,163    $   17,696      $   28,860

E3700     EQUIPMENT & MATERIALS                                           0.27       $   33,735    $        0      $   33,735

E3800     REGULATIONS/STANDARDS/CODES                                     0.34       $   41,293    $        0      $   41,293

E3900     INTERNAL STANDARDS                                              0.55       $   66,968    $        0      $   66,968

E4000     TRAINING & PROFESSIONAL DEVELOPMENT                             0.14       $   17,553    $        0      $   17,553

E4100     TECHNICAL PRODUCTS                                              0.55       $   67,829    $        0      $   67,829

E4200     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                           0.15       $   18,922    $        0      $   18,922

          CAPITAL PROJECTS                                                0.00                     $        0      $        0


          TOTALS:                                                         6.42       $  693,528    $  400,346      $1,093,874

2000 Service Level Plan
Page 5


               2000 ENGINEERING SERVICES BUDGET            PROJECTED       PROJECTED      PROJECTED       PROJECTED
                              AND                           SERVICE           O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                    VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                          (FTE)            ($)            ($)             ($)
  E3100   PROJECTS & PROJECT MANAGEMENT
  -----   -----------------------------

  E3101              Environmental Compliance Project         0.1000        $ 12,272       $      0        $ 12,272
                                                 Temp         0.0000        $      0       $      0        $      0
  E3103                     Safety and Health Project         0.1500        $ 18,409       $      0        $ 18,409
  E3104             Residential TC Evaluation Project         0.0198        $  2,430       $      0        $  2,430
  E3105              Stoner Model Development Project         0.1231        $      0       $      0        $      0
  E3106                        Map Conversion Project         0.5000        $      0       $350,000        $350,000
  E3107                  Mobile Data Terminal Project         0.2894        $ 35,516       $      0        $ 35,516
  E3108                        Meter Sampling Project         0.0193        $  2,364       $      0        $  2,364
  E3109               Automatic Meter Reading Project         0.0193        $  2,364       $      0        $  2,364
  E3111                                          Temp         0.0000        $      0       $      0        $      0
  E3113                           CPA/CGV GIS Project         0.1133        $ 13,905       $      0        $ 13,905
                                     Web View Project         0.0000        $      0       $      0        $      0
                        Stoner MiddleLink/CMM Project         0.0000        $      0       $      0        $      0
                           CTE Implementation Project         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0

                                               TOTALS         1.3341        $ 87,260       $350,000        $437,260

                             Percentage of Total SLP:         39.97%


  E3200   CONSULTING
  -----   ----------

  E3201           Environmental Compliance Consulting         0.0575        $  7,057       $      0        $  7,057
  E3202         Electronic Measurement/AMR Consulting         0.0138        $  1,694       $      0        $  1,694
  E3303                  Safety and Health Consulting         0.0100        $  1,227       $      0        $  1,227
  E3204                   Gas Conditioning Consulting         0.0322        $  3,946       $      0        $  3,946
                                                 Temp         0.0000        $      0       $      0        $      0
  E3206                                M&R Consulting         0.2156        $ 26,459       $      0        $ 26,459
  E3207                         Operations Consulting         0.1736        $ 21,309       $      0        $ 21,309
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0
                                                 Temp         0.0000        $      0       $      0        $      0

                                               TOTALS         0.5027        $ 61,691       $      0        $ 61,691

                             Percentage of Total SLP:          5.64%

2000 Service Level Plan
Page 6


                  2000 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                 AND                               SERVICE          O&M          CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                       VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                                 (FTE)           ($)            ($)             ($)
  E3300   SHARED COMPUTER APPLICATION SUPPORT
  -----   -----------------------------------

  E3301                                        CATS Support          0.0050       $    614       $      0        $    614
  E3302                                         DIS Support          0.0824       $ 10,112       $      0        $ 10,112
  E3303             Electronic Measurement Software Support          0.1027       $ 12,599       $      0        $ 12,599
  E3304                           I&ITS, MSDS, VARS Support          0.0150       $  1,841       $      0        $  1,841
  E3305                       Mobile Data Terminals Support          0.2500       $ 30,681       $ 32,650        $ 63,331
  E3306                    MicroStation (AM/FM/GIS) Support          0.1066       $ 13,082       $      0        $ 13,082
                                                       Temp          0.0000       $      0       $      0        $      0
                                                       Temp          0.0000       $      0       $      0        $      0
  E3309                        M&R Design Assistant Support          0.0025       $    312       $      0        $    312
  E3310                                RMIS & CARMA Support          0.0050       $    614       $      0        $    614
  E3311                             Stoner SynerGEE Support          0.0000       $      0       $      0        $      0
  E3312                 Network Analysis (CDC 2015) Support          0.0125       $  1,534       $      0        $  1,534
  E3313                                   WLRS/EASI Support          0.0125       $  1,534       $      0        $  1,534
  E3314                                         WMS Support          0.1608       $ 19,731       $      0        $ 19,731
  E3315                Peak Shaving Plants Software Support          0.0000       $      0       $      0        $      0
  E3316                  Job Order Mapping Software Support          0.0250       $  3,068       $      0        $  3,068
  E3317                         GIS Application Development          0.0000       $      0       $      0        $      0
  E3318                                     AutoCAD Support          0.0000       $      0       $      0        $      0

                                                     TOTALS          0.7800       $ 95,722       $ 32,650        $128,372

                                   Percentage of Total SLP:         11.74%


  E3400   OPERATIONAL EXCELLENCE PLANNING
  -----   -------------------------------

  E3401                                      Best Practices          0.0772       $  9,474       $      0        $  9,474
  E3402                        Field Operations Assessments          1.0000       $122,723       $      0        $122,723
                                                       Temp          0.0000       $      0       $      0        $      0
  E3404                                     M&R Focus Group          0.0257       $  3,152       $      0        $  3,152
  E3405                New Technology Utilization Potential          0.0746       $  9,155       $      0        $  9,155
  E3406                 Performance Productivity Indicators          0.0759       $  9,315       $      0        $  9,315
  E3407            Professional Organization Representation          0.0873       $ 10,718       $      0        $ 10,718
  E3408                     State/SSC Coordination Meetings          0.0860       $ 10,550       $      0        $ 10,550
  E3409                 Continuous Improvement Measurements          0.0000       $      0       $      0        $      0
  E3410                                 Leakage Focus Group          0.0064       $    788       $      0        $    788
  E3411                               Corrosion Focus Group          0.0064       $    788       $      0        $    788
                                                       Temp          0.0000       $      0       $      0        $      0
                                                       Temp          0.0000       $      0       $      0        $      0

                                                     TOTALS          1.4395       $176,664       $      0        $176,664

                                   Percentage of Total SLP:         16.15%

2000 Service Level Plan
Page 7


                  2000 ENGINEERING SERVICES BUDGET               PROJECTED      PROJECTED       PROJECTED      PROJECTED
                                 AND                              SERVICE          O&M           CAPITAL       TOTAL COST
                         SERVICE DESCRIPTION                       VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                                (FTE)           ($)             ($)            ($)
  E3500   RISK MANAGEMENT
  -----   ---------------

  E3501                         Claims Reporting/Management         0.0600       $  7,363        $      0       $  7,363
  E3502                  Insurance Services/Contract Review         0.0300       $  3,682        $      0       $  3,682
  E3503                               Training/New Services         0.0300       $  3,682        $      0       $  3,682
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0

                                                     TOTALS         0.1200       $ 14,727        $      0       $ 14,727

                                   Percentage of Total SLP:          1.35%


  E3600   ANALYSIS AND DESIGN
  -----   -------------------

  E3601                  Electronic Measurement /AMR Design         0.0006       $     69        $      0       $     69
                                                       Temp         0.0000       $      0        $      0       $      0
  E3603                       Stray Gas Emanations Analysis         0.0122       $  1,497        $      0       $  1,497
  E3604                           Gaseous Material Analysis         0.0193       $  2,369        $      0       $  2,369
  E3605                                          M&R Design         0.1625       $  5,982        $ 13,958       $ 19,939
  E3606                                 M&R Design Drawings         0.0406       $  1,246        $  3,739       $  4,985
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0

                                                     TOTALS         0.2352       $ 11,163        $ 17,696       $ 28,860

                                   Percentage of Total SLP:          2.64%


  E3700   EQUIPMENT AND MATERIALS
  -----   -----------------------

  E3701                    Equipment & Materials Management         0.1798       $ 22,067        $      0       $ 22,067
  E3702                Environmental and Industrial Hygiene         0.0100       $  1,227        $      0       $  1,227
  E3703                                   Facility Failures         0.0077       $    946        $      0       $    946
  E3704                    Equipment Bidding and Purchasing         0.0026       $    315        $      0       $    315
  E3705      New Equipment & Materials Evaluation & Testing         0.0748       $  9,180        $      0       $  9,180
  E3706               Warehouse/Supply Coordination Support         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0
                                                       Temp         0.0000       $      0        $      0       $      0

                                                     TOTALS         0.2749        $33,735        $      0       $ 33,735

                                   Percentage of Total SLP:          3.08%

2000 Service Level Plan
Page 8


                 2000 ENGINEERING SERVICES BUDGET              PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                AND                             SERVICE           O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                      VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                              (FTE)            ($)            ($)             ($)
  E3800   REGULATIONS/STANDARDS/CODES
  -----   ---------------------------

  E3801                          Risk Management Statutes         0.0050        $    614       $      0        $    614
  E3802                                    AGA, API & IGT         0.0283        $  3,468       $      0        $  3,468
  E3803                            ANSI, ISA, IEEE & ASME         0.0058        $    709       $      0        $    709
  E3804                                             ASHRE         0.0260        $  3,191       $      0        $  3,191
  E3805                                               EPA         0.1000        $ 12,272       $      0        $ 12,272
  E3806                                   Pipeline Safety         0.0493        $  6,046       $      0        $  6,046
  E3807                     State Tariffs and Regulations         0.0232        $  2,843       $      0        $  2,843
  E3808                                          IFGC/IFS         0.0112        $  1,375       $      0        $  1,375
                                                     Temp         0.0000        $      0       $      0        $      0
  E3810                            National Fuel Gas Code         0.0078        $    957       $      0        $    957
  E3811                                              OSHA         0.0800        $  9,818       $      0        $  9,818
                                                     Temp         0.0000        $      0       $      0        $      0
                                                     Temp         0.0000        $      0       $      0        $      0

                                                   TOTALS         0.3365        $ 41,293       $      0        $ 41,293

                                 Percentage of Total SLP:          3.77%


  E3900   INTERNAL STANDARDS
  -----   ------------------

  E3901                                         AM/FM/GIS         0.0918        $ 11,266       $      0        $ 11,266
  E3902           Appd. Materials for Customer Gas Piping         0.0129        $  1,578       $      0        $  1,578
  E3904                                             Forms         0.0666        $  8,173       $      0        $  8,173
  E3905                                 M&R Design Manual         0.0130        $  1,595       $      0        $  1,595
  E3906                          Material Index Standards         0.0000        $      0       $      0        $      0
  E3907                           M&R Informational Memos         0.0130        $  1,595       $      0        $  1,595
  E3908                                  Material Catalog         0.0039        $    473       $      0        $    473
  E3903                   Measurement Informational Guide         0.0130        $  1,595       $      0        $  1,595
  E3909              Policy and Procedure - Environmental         0.0500        $  6,136       $      0        $  6,136
  E3910          Policy and Procedure - Safety and Health         0.0600        $  7,363       $      0        $  7,363
  E3911                    Policy and Procedure - Leakage         0.0077        $    945       $      0        $    945
  E3912                    Policy and Procedure - Service         0.0097        $  1,190       $      0        $  1,190
  E3913                      Policy and Procedure - Plant         0.0245        $  3,007       $      0        $  3,007
  E3914                        Policy and Procedure - M&R         0.1156        $ 14,186       $      0        $ 14,186
  E3915      Policy and Procedure - Operations Assessment         0.0000        $      0       $      0        $      0
  E3916                  Policy and Procedure - Corrosion         0.0077        $    945       $      0        $    945
  E3917            Policy and Procedure - Risk Management         0.0050        $    614       $      0        $    614
  E3918                 Policy And Procedure - All Others         0.0514        $  6,305       $      0        $  6,305

                                                   TOTALS         0.5457        $ 66,968       $      0        $ 66,968

                                 Percentage of Total SLP:          6.12%

2000 Service Level Plan
Page 9


                  2000 ENGINEERING SERVICES BUDGET              PROJECTED       PROJECTED      PROJECTED       PROJECTED
                                AND                              SERVICE           O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                       VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                               (FTE)            ($)            ($)             ($)
  E4000   TRAINING & PROFESSIONAL DEVELOPMENT
  -----   -----------------------------------

  E4001                   Digital Map Maintenance Training         0.0605        $  7,425       $      0        $  7,425
  E4002                    Electronic Measurement Training         0.0051        $    630       $      0        $    630
  E4003                             Environmental Training         0.0150        $  1,841       $      0        $  1,841
                                                      Temp         0.0000        $      0       $      0        $      0
                                                      Temp         0.0000        $      0       $      0        $      0
  E4006                              Gas Sampling Training         0.0000        $      0       $      0        $      0
  E4007                           Health & Safety Training         0.0400        $  4,909       $      0        $  4,909
  E4008                                M&R Design Training         0.0051        $    630       $      0        $    630
  E4009                      Map Conversion QA/QC Training         0.0020        $    240       $      0        $    240
                                                      Temp         0.0000        $      0       $      0        $      0
  E4011                           Risk Management Training         0.0050        $    614       $      0        $    614
                                                      Temp         0.0000        $      0       $      0        $      0
                                                      Temp         0.0000        $      0       $      0        $      0
  E4014                          Network Analysis Training         0.0103        $  1,264       $      0        $  1,264
                                                      Temp         0.0000        $      0       $      0        $      0

                                                    TOTALS         0.1430        $ 17,553       $      0        $ 17,553

                                  Percentage of Total SLP:          1.60%


  E4100   TECHNICAL PRODUCTS
  -----   ------------------

  E4101                       Engineering Drawing Services         0.3244        $ 39,811       $      0        $ 39,811
  E4102                 Compliance Lab Services - Contract         0.0200        $  2,454       $      0        $  2,454
  E4103                Engineering Lab Services - In-House         0.0720        $  8,836       $      0        $  8,836
  E4104                       Reports and Data Preparation         0.1363        $ 16,727       $      0        $ 16,727
  E4105                 Engineering Lab Services - Outside         0.0000        $      0       $      0        $      0

                                                    TOTALS         0.5527        $ 67,829       $      0        $ 67,829

                                  Percentage of Total SLP:          6.20%

2000 Service Level Plan
Page 10


                    2000 ENGINEERING SERVICES BUDGET                 PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                   AND                                SERVICE          O&M          CAPITAL       TOTAL COST
                           SERVICE DESCRIPTION                         VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                                    (FTE)           ($)            ($)             ($)

  E4200   MANAGEMENT & CROSS FUNCTIONAL SUPPORT
  -----   -------------------------------------

  E4201                               Shared Services - General         0.0033       $    406       $      0         $   406
  E4204                               Shared Services - Finance         0.0334       $  4,098       $      0         $ 4,098
  E4203                                   Shared Services - GMS         0.0026       $    315       $      0         $   315
  E4204                                    Shared Services - IT         0.0051       $    630       $      0         $   630
  E4205                                 Shared Services - Legal         0.0103       $  1,261       $      0         $ 1,261
  E4206                             Shared Services - Marketing         0.0000       $      0       $      0         $     0
  E4207                    Shared Services - Technical Training         0.0051       $    626       $      0         $   626
  E4208                                             State Staff         0.0071       $    867       $      0         $   867
  E4209                                   Columbia Energy Group         0.0745       $  9,142       $      0         $ 9,142
  E4210           Building Services - 200 Civic Center Facility         0.0128       $  1,576       $      0         $ 1,576

                                                         TOTALS         0.1542       $ 18,922       $      0         $18,922

                                       Percentage of Total SLP:          1.73%

2000 Service Level Plan
Page 11


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that SSC-Engineering Services and CPA concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all services           C      Actual Service Level costs <=
     provided by Engineering Services.                                                    projected Service Level in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           To participate cooperatively with SSC-Engineering
                             Reports                       Services to update and modify the Service Level Plan
                                                           and O&M Budget as needed to accurately reflect changes in
                                                           the level of services requested.

2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The average hourly rate for all SSC-Engineering Services. This rate           C      Average hourly rate <= $85.00
     shall be inclusive of all direct, indirect, building, and overhead costs.

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           Realize that rate goals are based on projected
                             Reports                       distribution of service and do not include travel
                                                           expenses or non-labor project expenses.

3.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications, responsiveness and          Q     90% met or exceeded ratings
     understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CPA as appropriate;   Customer survey               -        CPA to work with SSC-Engineering Services to define
report results annually                                             specific expectations at time of each service request.

                                                           -        CPA commitment to make SSC-Engineering Services as
                                                                    effective an organization as possible.

                                                           -        CPA to provide meaningful, constructive survey feedback
                                                                    and commit to helping establish specific action plans for
                                                                    underperforming areas.

2000 Service Level Plan
Page 12


OTHER MATTERS

SSC-Engineering Services and CPA also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, SSC-Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CPA's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, SSC-Engineering Services will notify CPA for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be made to make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CPA will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, SSC-Engineering Services will contact CPA to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CPA to implement significant cost-cutting measures, SSC-Engineering Services will make every attempt to implement similar measures.

2000 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CPA and SSC-Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services

                          Engineering Services Section

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

2000 Service Level Plan
Page 14


COLUMBIA GAS OF PENNSYLVANIA, INC.:



-----------------------------------         -----------------------------------
Joseph T. Sinclair                          Kenneth W. Christman
Vice President, Operations                  General Counsel





MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



-----------------------------------         -----------------------------------
Gary J. Robinson                            Stephen A. Schmotzer
CPA President and Chief Executive Officer   Executive Director, Shared Services
                                            Center

SHARED SERVICES CENTER                                  2000 SERVICE LEVEL PLAN
                                   for Finance & Regulatory Services provided to
                                              Columbia Gas of Pennsylvania, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Pennsylvania, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

The cost levels in this document are based on the Shared Services Center best estimates and reflect each state's 2000 O & M budget guidelines and instructions. Any savings achieved through improved efficiency and productivity will be passed to the customers on a direct cost basis.

PARTICIPANTS IN THE PLAN

PROVIDER:         Finance & Regulatory Shared Services
                  The Shared Services Center at Columbus, Ohio
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: T. A. Balog
                  General Manager - Finance & Regulatory Services

CUSTOMER:         Columbia Gas of Pennsylvania, Inc.

                  Key Customer contacts are:
                  R. D. Vari - Vice President - Finance
                    J. Murphy - Senior Vice President - Public Policy

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 2000 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

-----------------------------------------------------------------------------------------------------------
BRIEF SERVICE DESCRIPTION                                             PRIMARY              PRIMARY
                                                                      PROVIDER             CUSTOMER
-----------------------------------------------------------------------------------------------------------
1.  Accounting                                                        R. G. Kriner
                                                                      R. E. Lucas
                                                                      S. L. Derga          R. D. Vari
-----------------------------------------------------------------------------------------------------------
2.  Taxes                                                             S. L. Derga
                                                                      A. J. Rifflard       R. D. Vari
-----------------------------------------------------------------------------------------------------------
3.  Financial Planning                                                S. L. Derga
                                                                      J. E. Skirtich       R. D. Vari
-----------------------------------------------------------------------------------------------------------
4.  Asset Accounting                                                  S. L. Derga          J. T. Sinclair
                                                                      F. B. Doyle          T. J. Murphy
-----------------------------------------------------------------------------------------------------------
5.  Accounts Payable/Procurement                                      A. J. Rifflard       J. T. Sinclair
                                                                                           T. J. Murphy
-----------------------------------------------------------------------------------------------------------
6.  Vital Records Storage                                             F. B. Doyle
                                                                      R. R. Rayburn        R.D. Vari
-----------------------------------------------------------------------------------------------------------
7.  Customer Accounting, Cash, Collections & Accounts Receivable      R. G. Kriner         R. D. Vari
                                                                                           M. K. Popovich
-----------------------------------------------------------------------------------------------------------
8.  GTS Billing                                                       R. G. Kriner         R. D. Vari
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
BRIEF SERVICE DESCRIPTION                                             PRIMARY              PRIMARY
                                                                      PROVIDER             CUSTOMER
-----------------------------------------------------------------------------------------------------------
9.  Political Action Committee                                        R. M. Smith          G. J. Robinson
-----------------------------------------------------------------------------------------------------------
10. Regulatory Filings                                                J. E. Skirtich       T. J. Murphy
-----------------------------------------------------------------------------------------------------------
11. Issues Management                                                 J. E. Skirtich       T. J. Murphy
-----------------------------------------------------------------------------------------------------------
12. Regulatory Support                                                J. E. Skirtich       T. J. Murphy
-----------------------------------------------------------------------------------------------------------


                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.

------------------------------------------------------------------------------------------------
SERVICE                                  PROJECTED            PROJECTED              PROJECTED
                                           DIRECT              OVERHEAD            TOTAL COST OF
                                            COSTS                COSTS                SERVICE
------------------------------------------------------------------------------------------------
1.  Accounting                             900,541              184,718              1,085,259
------------------------------------------------------------------------------------------------
2.  Taxes                                  204,231               58,125                262,356
------------------------------------------------------------------------------------------------
3.  Financial Planning                     227,693               62,365                290,058
------------------------------------------------------------------------------------------------
4.  Asset Accounting                       259,168               58,693                317,861
------------------------------------------------------------------------------------------------
5.  Accounts Payable/
    Procurement                            204,556               49,086                253,642
------------------------------------------------------------------------------------------------
6.  Vital Records  Storage
                                            86,385               14,747                101,132
------------------------------------------------------------------------------------------------

       SERVICE                            PROJECTED            PROJECTED            PROJECTED
                                            DIRECT              OVERHEAD           TOTAL COST OF
                                            COSTS                 COSTS                SERVICE
------------------------------------------------------------------------------------------------
7.   Customer Accounting,
     Cash & Collections                     178,111               46,225                224,336
------------------------------------------------------------------------------------------------
8.   GTS Billing                            267,885               77,979                345,864
------------------------------------------------------------------------------------------------
9.   PAC                                     14,502                5,957                 20,459
------------------------------------------------------------------------------------------------
10.  Regulatory Filings                      10,049                  624                 10,673
------------------------------------------------------------------------------------------------
11.  Issues Management                            0                    0                      0
------------------------------------------------------------------------------------------------
12.  Regulatory Support                     417,439              179,795                597,234
------------------------------------------------------------------------------------------------
TOTAL COSTS FOR
FINANCE/REGULATORY SHARED
SERVICES                                  2,770,560              738,314              3,508,874
------------------------------------------------------------------------------------------------


                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

------------------------------------------------------------------------------------------------------------------
1-9.1 PERFORMANCE MEASURE DEFINITION:                                           TYPE       GOAL
The sum of all direct and indirect costs of all services provided by this        C      Actual annual costs <
Shared Services Unit                                                                    projected annual costs in
                                                                                        the effective Service
                                                                                        Level Plan
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs
------------------------------------------------------------------------------------------------------------------

SERVICE NO. 1: ACCOUNTING

------------------------------------------------------------------------------------------------------------------
1.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely monthly closing of books and CONSOL submission to Herndon                 T      On or before 5th workday
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Confirmation from Herndon       Resolve issues and provide information necessary for
                                                       closing and adequate feeder system information due from
                                                       sections contracted for by customer
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
1.3 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
This Shared Services Unit does not deviate from GAAP (Generally Accepted         Q       No audit adjustments that
Accounting Principles)                                                                   would restrict Columbia
                                                                                         Gas Energy Group from
                                                                                         receiving an unqualified
                                                                                         audit opinion
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually               Confirmation from External      To participate cooperatively with Provider to update and
                       Auditors                        continually inform of actions that have a financial impact or any contingencies of which  management is aware
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
1.4 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely submission of reports (e.g.: 10Q, 10K, Annual Report to                   T      File all reports on or
Shareholders, MD&A, U5S, Department of Energy, State Commission Reports)                before due date
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Internally developed            Timely response to information requests
                       Tracking report
------------------------------------------------------------------------------------------------------------------

SERVICE NO. 2: TAXES

------------------------------------------------------------------------------------------------------------------
2.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely filing of all Federal, State & Local tax returns                          T      All returns filed on or
                                                                                        before due dates
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Various                Copy of returns                 Timely responses to information requests
------------------------------------------------------------------------------------------------------------------


SERVICE NO. 3: FINANCIAL PLANNING

------------------------------------------------------------------------------------------------------------------
3.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely submission of monthly updates                                             T      On or before established
                                                                                        due dates
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of report                  Timely response to information requests
------------------------------------------------------------------------------------------------------------------


SERVICE NO. 4: ASSET ACCOUNTING

------------------------------------------------------------------------------------------------------------------
4.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely on-line reports to field personnel                                        T      On or before 10th workday
                                                                                        of  the month
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Profs note sent to field        All necessary information provided so general accounting
                       personnel                       service can close books on or before the 5th workday of the month
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
4.3 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely lease and land right payments                                             T      Payments made on time in
                                                                                        accordance with agreements
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Accounts Payable & lease        Timely notification of new or terminated lease or land
                       systems                         right agreements
------------------------------------------------------------------------------------------------------------------

SERVICE NO. 5: ACCOUNTS PAYABLE/PROCUREMENT

------------------------------------------------------------------------------------------------------------------
5.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE     GOAL
Purchase card utilization - reduce the number of invoices and purchase           C       Implement new, more
orders requiring checks                                                                  flexible one card
                                                                                         procurement program.
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system &       Implementation and promotion of usage to employees
                       historical data
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
5.4 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Accounts Payable cost per invoice within the Benchmark cost per Phoenix          C       $3.96 per invoice or less
recommendation 16.01
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system & GL    Classify invoices properly
                       system
------------------------------------------------------------------------------------------------------------------


SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS  & ACCOUNTS RECEIVABLE

------------------------------------------------------------------------------------------------------------------
7.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
------------------------------------------------------------------------------------------------------------------
Timely preparation and distribution of reports (e.g.: accounts receivable        T      On or before the agreed
aging)                                                                                  upon workday (see
                                                                                        Attachment A)
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of reports                 None
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
7.3 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL

Timely execution of daily order scheduling at all service centers                T      By the end of each day
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Receipt of orders               Reporting of any and all printer related problems promptly
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
7.4 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely  and accurate preparation of monthly journal vouchers                     T      On or before set monthly
                                                                                        closing dates
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Confirmation from Team Leaders  None
------------------------------------------------------------------------------------------------------------------

SERVICE NO. 8: GTS BILLING

------------------------------------------------------------------------------------------------------------------
8.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely issuance of bills                                                         T       On or before set billing
                                                                                         dates
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Billing report                  Timely receipt of billing system inputs (e.g.: charts &
                                                       nominations from gas supply)
------------------------------------------------------------------------------------------------------------------


SERVICE NO. 9: POLITICAL ACTION COMMITTEE

------------------------------------------------------------------------------------------------------------------
9.2 PERFORMANCE MEASURE DEFINITION:                                             TYPE    GOAL
Timely submission of Federal, State & Local Election Commission reports          T      All reports filed on or
                                                                                        before due dates
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Copy of reports                 None

OVERALL PERFORMANCE MEASURE REGULATORY:

------------------------------------------------------------------------------------------------------------------
10-12.1 PERFORMANCE MEASURE DEFINITION:                                         TYPE    GOAL
The sum of all direct and indirect costs of all services provided by this         C     Actual annual costs less
Shared Services Unit                                                                    than projected annual costs
                                                                                        in the effective Service
                                                                                        Level Plan
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs
------------------------------------------------------------------------------------------------------------------


SERVICE NO. 10: REGULATORY FILINGS

------------------------------------------------------------------------------------------------------------------
10.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL

Timely submission of deliverables as set out in project work plans               T      Submit deliverables on or
                                                                                        prior to internal and
                                                                                        external deadlines
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
10.3 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL
Degree to which customers are satisfied that regulatory filings are             Q/T     Above average rating or
accurate, timely, and support the achievement of stated objectives                      better
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews
------------------------------------------------------------------------------------------------------------------

SERVICE NO. 11: ISSUES MANAGEMENT

------------------------------------------------------------------------------------------------------------------
11.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL
Timely submission of deliverables as set out in project work plans               T      Submit deliverables on or
                                                                                        prior to internal and
                                                                                        external deadlines
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
11.3 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL
Degree to which customers are satisfied that issues management service is        Q       Above average rating or
comprehensive and supports the achievement of stated objectives                          better
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews
------------------------------------------------------------------------------------------------------------------

SERVICE NO. 12: REGULATORY SUPPORT

------------------------------------------------------------------------------------------------------------------
12.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL
Degree to which customers are satisfied that regulatory support is              Q/T     Above average rating or
accurate, timely and supports the achievement of stated objectives                      better
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly              Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
12.3 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL
The accurate and timely input of rates into the billing system                  Q/T     Billing changes made
                                                                                        correctly and in
                                                                                        accordance with effective
                                                                                        date of new rates in all
                                                                                        instances
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Output of the billing system    Timely notification of new rates or other billing changes
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
12.4 PERFORMANCE MEASURE DEFINITION:                                            TYPE    GOAL
The timely delivery of accurate tariffs                                         Q/T     Error-free tariff changes
                                                                                        delivered in accordance
                                                                                        with any internal or
                                                                                        external deadlines in all
                                                                                        instances
------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Time stamp on filed tariff      Timely notification of tariff changes
                       sheets
------------------------------------------------------------------------------------------------------------------

OTHER MATTERS

For Services 10 through 12 The Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1999, and are subject to change as revised budgets are approved.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

______________________________                 _________________________________

______________________________                 _________________________________

______________________________                 _________________________________

______________________________                 _________________________________


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

_____________________________________        _________________________________
President and Chief Executive Officer        Vice President, Shared Services


Attachments:

                                  ATTACHMENT A

                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                                  2000 SERVICES

                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                                  2000 SERVICES


Credit & Collections 2000 Service Level Plan for Columbia Gas of Pennsylvania, Inc. (CPA)

Service Activities:
------------------

- Create, and provide "Outstanding Balances of Gas Transportation Charges" report.

- Analyze CPA net charge-off and provide information to accounting for uncollectible accrual.

- Provide credit worthiness analysis for CPA marketers and customers as requested by CPA financial personnel.

- Provide support services for current and credit & collection DIS systems/functions.

          Assist and advise field employees with questions regarding DIS functions Trouble shooting on (DIS) problems as they relate to credit and collections Communicate problem resolutions

- Act as liaison for CPA on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices as requested by CPA financial personnel:

          Coordinate company sponsorship of new projects
          Coordinate enhancements to existing systems
          Identify customer needs
          Prepare request for Proposal (RFP)
          Analyze vendor applications
          Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work Assist IT in testing of new programming
          Follow through with development and implementation

- Provide support for CPA field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CPA rate case interrogatories.

- Coordinate the implementation and ongoing support of reporting CPA customers accounts receivable to the three credit reporting networks.

-    Coordinate responses to various CPA audit requests.

- Coordinate the implementation and ongoing processing of CPA Credit Card program as requested by CPA finance personnel.

- Train CPA field employees about revisions to existing credit & collection within DIS.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CPA.

-    Review, adjust and prepare Aging Report of Accounts Receivables for
     CPA/CMD.

- Prepare Days Revenue Outstanding (DRO) analysis for CPA/CMD on a monthly basis.

                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                                  2000 SERVICES

SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                   For Finance & Regulatory Services provided to
                                                  Columbia Gas of Kentucky, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Kentucky, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Finance & Regulatory Shared Services
                  The Shared Services Center at Columbus, Ohio,
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: T. A. Balog
                  General Manager - Finance & Regulatory Services

2000 Service Level Plan
Page 2


CUSTOMER:           Columbia Gas of Kentucky, Inc.


                    Key Customer contacts are:
                    J. W. Kelly - Vice President & Chief Financial Officer, and
                    S. R. Byars - Director of External Affairs

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 2000 Master List of services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                                                    PRIMARY              PRIMARY
                                                                             PROVIDER             CUSTOMER
---------------------------------------------------------------------------------------------------------------
1.  Accounting                                                               R. G. Kriner
                                                                             R. E. Lucas
                                                                             S. M. Katko          J. W. Kelly
---------------------------------------------------------------------------------------------------------------
2.  Taxes                                                                    S. M. Katko
                                                                             A. J. Rifflard       J. W. Kelly
---------------------------------------------------------------------------------------------------------------
3.  Financial Planning                                                       S. M. Katko
                                                                             J. E. Skirtich       J. W. Kelly
---------------------------------------------------------------------------------------------------------------
4.  Asset Accounting                                                         S. M. Katko          C. H. Cole
                                                                             F. B. Doyle          S. R. Byars
---------------------------------------------------------------------------------------------------------------
5.  Accounts Payable/ Procurement                                            A.J. Rifflard        C. H. Cole
                                                                                                  J. W. Kelly
---------------------------------------------------------------------------------------------------------------
6.  Vital Records Storage                                                    F. B. Doyle
                                                                             R. R. Rayburn        J. W. Kelly
---------------------------------------------------------------------------------------------------------------
7.  Customer Accounting, Cash, Collections & Accounts Receivable             R. G. Kriner         J. W. Kelly
                                                                                                  E. M. Parr
---------------------------------------------------------------------------------------------------------------
8.  GTS Billing                                                              R. G. Kriner         J. W. Kelly
---------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 3


---------------------------------------------------------------------------------------------------------------
BRIEF SERVICE DESCRIPTION                                                   PRIMARY               PRIMARY
                                                                            PROVIDER              CUSTOMER
---------------------------------------------------------------------------------------------------------------
9.  Political Action Committee                                              N. A.                  N. A.
---------------------------------------------------------------------------------------------------------------
10. Regulatory Filings                                                      S. M. Katko           S. R. Byars
---------------------------------------------------------------------------------------------------------------
11. Issues Management                                                       S. M. Katko           S. R. Byars
---------------------------------------------------------------------------------------------------------------
12. Regulatory Support                                                      S. M. Katko           S. R. Byars
---------------------------------------------------------------------------------------------------------------

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.


------------------------------------------------------------------------------------------------
SERVICE                                  PROJECTED            PROJECTED              PROJECTED
                                           DIRECT              OVERHEAD            TOTAL COST OF
                                            COSTS                COSTS                SERVICE
------------------------------------------------------------------------------------------------
1.   Accounting                            413,994              123,494               537,488
------------------------------------------------------------------------------------------------
2.   Taxes                                 126,054               32,108               158,162
------------------------------------------------------------------------------------------------
3.   Financial Planning                    130,429               43,759               174,188
------------------------------------------------------------------------------------------------
4.   Asset Accounting                       86,947               19,831               106,778
------------------------------------------------------------------------------------------------
5.   Accounts Payable/
     Procurement                            39,195                8,777                47,972
------------------------------------------------------------------------------------------------
6.   Vital Records Storage                  28,539                4,863                33,402
------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 4


------------------------------------------------------------------------------------------------
SERVICE                                  PROJECTED            PROJECTED              PROJECTED
                                           DIRECT              OVERHEAD            TOTAL COST OF
                                            COSTS                COSTS                SERVICE
------------------------------------------------------------------------------------------------
7.   Customer Accounting,
     Cash & Collections                      77,779               19,916                 97,695
------------------------------------------------------------------------------------------------
8.   GTS Billing                             47,508               10,845                 58,353
------------------------------------------------------------------------------------------------
9.   PAC                                          0                    0                      0
------------------------------------------------------------------------------------------------
10.  Regulatory Filings                         342                  164                    506
------------------------------------------------------------------------------------------------
11.  Issues Management                            0                    0                      0
------------------------------------------------------------------------------------------------
12.  Regulatory Support                      74,919               31,857                106,776
------------------------------------------------------------------------------------------------
TOTAL COSTS FOR
FINANCE/REGULATORY SHARED
SERVICES                                  1,025,706              295,614              1,321,320
------------------------------------------------------------------------------------------------


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.


OVERALL PERFORMANCE MEASURE FINANCE:

-----------------------------------------------------------------------------------------------------------------------------
1-9.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE     GOAL
The sum of all direct and indirect costs of all services provided by this        C      Actual annual costs less than
Shared Services Unit                                                                    or equal to projected annual costs in
                                                                                        the effective Service
                                                                                        Level Plan
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 5


SERVICE NO. 1: ACCOUNTING

-----------------------------------------------------------------------------------------------------------------------------
1.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely monthly closing of books and CONSOL submission to Herndon                 T      On or before 5th workday
                                                                                        of the month
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Confirmation from Herndon       Resolve issues and
                                                       provide information
                                                       necessary for closing and
                                                       adequate feeder system
                                                       information due from
                                                       sections contracted for
                                                       by customer
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
1.3 PERFORMANCE MEASURE DEFINITION:                                            TYPE      GOAL
This Shared Services Unit does not deviate from GAAP (Generally Accepted         Q       No audit adjustments that
Accounting Principles)                                                                   would restrict Columbia
                                                                                         Energy Group from
                                                                                         receiving an unqualified
                                                                                         audit opinion
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually               Confirmation from External      To participate cooperatively with Provider to update and
                       Auditors                        continually inform of actions that have a financial impact or any contingencies of which  management is aware
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
1.4 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely submission of reports (e.g.: 10Q, 10K, Annual Report to                   T      File all reports on or
Shareholders, MD&A, U5S, Department of Energy, State Commission Reports)                before due date.
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Internally developed            Timely response to information requests
                       Tracking report
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 6


SERVICE NO. 2: TAXES

-----------------------------------------------------------------------------------------------------------------------------
2.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely filing of all Federal, State & Local tax returns                          T      All returns filed on or
                                                                                        before due dates
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Various                Copy of returns                 Timely responses to information requests
-----------------------------------------------------------------------------------------------------------------------------

SERVICE NO. 3: FINANCIAL PLANNING

-----------------------------------------------------------------------------------------------------------------------------
3.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely submission of monthly updates                                             T      On or before established
                                                                                        due dates
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of report                  Timely response to information requests
-----------------------------------------------------------------------------------------------------------------------------


SERVICE NO. 4: ASSET ACCOUNTING

-----------------------------------------------------------------------------------------------------------------------------
4.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely on-line reports to field personnel                                        T      On or before 10th workday
                                                                                        of the month
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Profs note sent to field        All necessary information provided so general accounting
                       personnel                       service can close books on or before the 5th workday of the month
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
4.3 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely lease and land right payments                                             T      Payments made on time in
                                                                                        accordance with agreements
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Accounts Payable & lease        Timely notification of new or terminated lease or land
                       systems                         right agreements
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 7


SERVICE NO. 5: ACCOUNTS PAYABLE/PROCUREMENT

-----------------------------------------------------------------------------------------------------------------------------
5.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Purchase card utilization - reduce the number of invoices and purchase           C       Implement new, more
orders requiring checks                                                                  flexible one card
                                                                                         procurement card program.
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system &       Implementation and promotion of usage to employees
                       historical data
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
5.4 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Accounts Payable cost per invoice within the Benchmark cost per Phoenix          C       $3.96 per invoice or less
recommendation 16.01
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system &       Classify invoices properly
                       General Ledger
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 8


SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE


-----------------------------------------------------------------------------------------------------------------------------
7.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely preparation and distribution of reports (e.g.: accounts receivable        T      On or before the agreed
aging)                                                                                  upon workday (see
                                                                                        Attachment A)
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of reports                 None
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
7.3 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely execution of daily order scheduling at all service centers                T      By the end of each day
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Receipt of orders               Reporting of any and all printer related problems promptly
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
7.4 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely  and accurate preparation of monthly journal  vouchers                    T      On or before set monthly
                                                                                        closing dates
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Confirmation from Team Leaders  None
-----------------------------------------------------------------------------------------------------------------------------

SERVICE NO. 8: GTS BILLING

-----------------------------------------------------------------------------------------------------------------------------
8.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely issuance of bills                                                         T       On or before set billing
                                                                                         dates
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Billing report                  Timely receipt of billing system inputs(e.g.: charts &
                                                       nominations from gas management)
-----------------------------------------------------------------------------------------------------------------------------


SERVICE NO. 9: POLITICAL ACTION COMMITTEE

-----------------------------------------------------------------------------------------------------------------------------
9.2 PERFORMANCE MEASURE DEFINITION:                                            TYPE     GOAL
Timely submission of Federal, State & Local Election Commission reports          T      All reports filed on or
                                                                                        before due dates
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Copy of reports                 None
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 9



OVERALL PERFORMANCE MEASURE REGULATORY:

-----------------------------------------------------------------------------------------------------------------------------
10-12.1 PERFORMANCE MEASURE DEFINITION:                                        TYPE     GOAL
The sum of all direct and indirect costs of all services provided by this        C      Actual annual costs (less than or
Shared Services Unit                                                                    equal to) projected annual costs in
                                                                                        the effective Service
                                                                                        Level Plan
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs
-----------------------------------------------------------------------------------------------------------------------------

SERVICE NO. 10: REGULATORY FILINGS

-----------------------------------------------------------------------------------------------------------------------------
10.2 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
Timely submission of deliverables as set out in project work plans               T      Submit deliverables on or
                                                                                        prior to internal and
                                                                                        external deadlines
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
10.3 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
Degree to which customers are satisfied that regulatory filings are             Q/T     Above average rating or
accurate, timely, and support the achievement of stated objectives                      better
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plans
                       interviews
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 10



SERVICE NO. 11: ISSUES MANAGEMENT

-----------------------------------------------------------------------------------------------------------------------------
11.2 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
Timely submission of deliverables as set out in project work plans               T      Submit deliverables on or
                                                                                        prior to internal and
                                                                                        external deadlines
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
11.3 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
Degree to which customers are satisfied that issues management service is        Q       Above average rating or
comprehensive and supports the achievement of stated objectives                          better
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plans
                       interviews
-----------------------------------------------------------------------------------------------------------------------------

SERVICE NO. 12: REGULATORY SUPPORT

-----------------------------------------------------------------------------------------------------------------------------
12.2 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
Degree to which customers are satisfied that regulatory support is              Q/T     Above average rating or
accurate, timely and supports the achievement of stated objectives                      better
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly              Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 11


-----------------------------------------------------------------------------------------------------------------------------
12.3 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
The accurate and timely input of rates into the billing system                  Q/T     Billing changes made
                                                                                        correctly and in
                                                                                        accordance with effective
                                                                                        date of new rates in all
                                                                                        instances
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Output of the billing system    Timely notification of new rates or other billing changes
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
12.4 PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
The timely delivery of accurate tariffs                                         Q/T     Error-free tariff changes
                                                                                        delivered in accordance
                                                                                        with any internal or
                                                                                        external deadlines in all
                                                                                        instances
-----------------------------------------------------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Time stamp on filed tariff      Timely notification of tariff changes
                       sheets
-----------------------------------------------------------------------------------------------------------------------------

2000 Service Level Plan
Page 12


OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1999, and are subject to change as revised budgets are approved.

2000 Service Level Plan
Page 13



EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

-----------------------------                   -----------------------------

-----------------------------                   -----------------------------

-----------------------------                   -----------------------------

-----------------------------                   -----------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


------------------------------------------     ---------------------------------
Vice President and Chief Financial Officer     Vice President, Shared Services


Attachments:

                                  ATTACHMENT A

                         COLUMBIA GAS OF KENTUCKY, INC.

                                  2000 SERVICES

                          COLUMBIA GAS OF KENTUCKY, INC.
                                  2000 SERVICES


Credit & Collections 2000 Service Level Plan for Columbia Gas of Kentucky, Inc.
(CKY)

Service Activities:

- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to CKY management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to CKY management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to CKY management by the 25th workday of the month.

- Analyze CKY net charge-off and provide information to accounting for uncollectible accrual.

- Provide support services for current and credit & collection DIS systems/functions.

     Assist and advise field employees with questions regarding DIS functions Trouble shooting on (DIS) problems as they relate to credit and collections Communicate problem resolutions

- Act as liaison for CKY on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:

     Coordinate company sponsorship of new projects
     Coordinate enhancements to existing systems
     Identify customer needs
     Prepare request for Proposal(RFP)
     Analyze vendor applications
     Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work
     Assist IT in testing of new programming Follow through with development and implementation

-    Analyze and monitor Accelerated Payment Systems (APS) performance:

     Coordinate and implement APS mechanization

- Provide support for CKY on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CKY rate case interrogatories.

- Coordinate the implementation and ongoing support of reporting CKY customers accounts receivable to the three credit reporting networks.

-    Reconciliation of various CKY monthly delinquent collection invoices:

     Credit Bureau of Columbus
     Commerce Service Corporation
     Third Party Letter Writing (Impact)

- Work with both in-house and outside attorney's on the collection of CKY delinquent GMB customers.

-    Coordinate responses to various CKY audit requests.

- Coordinate the implementation and ongoing processing of CKY Credit Card program.

- Investigate CKY customer complaints related to collection issues regarding outside vendor services.

- Train CKY field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to CKY field personnel as they relate to internal collection practices:

                          COLUMBIA GAS OF KENTUCKY, INC.
                                  2000 SERVICES


     Fair Credit Reporting Act
     Bankruptcy

- Incorporate design changes to any new CKY collection reports per the user request.

- Coordinate changes to CKY primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CKY.

- Respond to questions on CKY customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:

     Collection agencies
     Dun & Bradstreet

SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                   for Finance & Regulatory Services provided to
                                                  Columbia Gas of Maryland, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Maryland, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:   Finance & Regulatory Shared Services
            The Shared Services Center at Columbus, Ohio
            200 Civic Center Drive
            Columbus, Ohio 43215

            Key Provider contact is: T. A. Balog
            General Manager - Finance & Regulatory Services

 CUSTOMER:  Columbia Gas of Maryland, Inc.
            Key Customer contacts are:
            R. D. Vari - Vice President - Finance
            T. J. Murphy - Senior Vice President - Public Policy


SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 2000 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                        PRIMARY             PRIMARY
                                                 PROVIDER            CUSTOMER
-----------------------------------------------------------------------------------
1.  Accounting                                   R. G. Kriner
                                                 R. E. Lucas
                                                 M. L. Schuster      R. D. Vari

2.  Taxes                                        M. L. Schuster
                                                 A. J. Rifflard      R. D. Vari

3.  Financial Planning                           M. L. Schuster
                                                 J. E. Skirtich      R. D. Vari

4.  Asset Accounting                             M. L. Schuster      J. T. Sinclair
                                                 F. B. Doyle         T. J. Murphy

5.  Accounts Payable / Procurement               A. J. Rifflard      J. T. Sinclair
                                                                     T. J. Murphy

6.  Vital Records Storage                        F. B. Doyle
                                                 R. R. Rayburn       R. D. Vari

7.  Customer Accounting, Cash, Collections &     R. G. Kriner        R. D. Vari
    Accounts Receivable                                              M. K. Popovich

8.  GTS Billing                                  R. G. Kriner        R. D. Vari

BRIEF SERVICE DESCRIPTION                        PRIMARY             PRIMARY
                                                 PROVIDER            CUSTOMER
-----------------------------------------------------------------------------------
9.  Political Action Committee                   R. M. Smith         G. J. Robinson

10. Regulatory Filings                           J. E. Skirtich      T. J. Murphy

11. Issues Management                            J. E. Skirtich      T. J. Murphy

12. Regulatory Support                           J. E. Skirtich      T. J. Murphy

                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.

         SERVICE                   PROJECTED     PROJECTED      PROJECTED
                                    DIRECT       OVERHEAD       TOTAL COST
                                     COSTS         COSTS        OF SERVICE
--------------------------------------------------------------------------
1.  Accounting                      266,445        89,582         356,027

2.  Taxes                            58,148        23,533          81,681

3.  Financial Planning               41,760        14,843          56,603

4.  Asset Accounting                 41,942        11,590          53,532

5.  Accounts Payable /
    Procurement                      21,964         5,502          27,466

6.  Vital Records Storage             7,849         1,237           9,086

         SERVICE                   PROJECTED     PROJECTED      PROJECTED
                                    DIRECT       OVERHEAD       TOTAL COST
                                     COSTS         COSTS        OF SERVICE
--------------------------------------------------------------------------

7.   Customer Accounting,
     Cash & Collections              22,518         4,019          26,537

8.   GTS Billing                     20,752         4,442          25,194

9.   PAC                                586           236             822

10.  Regulatory Filings               2,824             0           2,824

11.  Issues Management                    0             0               0

12.  Regulatory Support             125,020        58,918         183,938

TOTAL COSTS FOR FINANCE/
REGULATORY SHARED SERVICES          609,808       213,902         823,710

                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1 PERFORMANCE MEASURE DEFINITION:           TYPE                GOAL

The sum of all direct and indirect costs         C                  Actual annual costs (less than or equal to)
of all services provided by this Shared                             projected annual costs in the effective
Services Unit                                                       Service Level Plan

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
Quarterly status reports                   Status reports           To participate cooperatively with Provider
                                                                    to update and modify the Service Level Plan
                                                                    as needed to accurately  reflect changes in
                                                                    the level of services requested and
                                                                    associated costs

SERVICE NO. 1: ACCOUNTING

1.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely monthly closing of books and              T                  On or before 5th workday of the month
CONSOL submission to Herndon

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Confirmation from        Resolve issues and provide information
                                           Herndon                  necessary for closing and adequate feeder
                                                                    system information due from sections
                                                                    contracted for by customer

1.3 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
This Shared Services Unit does not               Q                  No audit adjustments that would restrict
deviate from GAAP (Generally Accepted                               Columbia Energy Group from receiving an
Accounting Principles)                                              unqualified audit opinion

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annually                                   Confirmation from        To participate cooperatively with Provider
                                           External Auditors        to update and continually inform of actions
                                                                    that have a financial impact or any
                                                                    contingencies of which management is aware

1.4 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely submission of reports (e.g.: 10Q,         T                  File all reports on or before due date
10K, Annual Report to Shareholders,
MD&A, U5S, Department of Energy, State
Commission Reports)

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Quarterly                                  Internally developed     Timely response to information requests
                                           Tracking report

SERVICE NO. 2: TAXES

2.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely filing of all Federal, State &            T                  All returns filed on or before due dates
Local tax returns

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Various                                    Copy of returns          Timely responses to information requests

SERVICE NO. 3: FINANCIAL PLANNING

3.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely submission of monthly updates             T                  On or before established due dates

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Copy of report           Timely response to information requests.

SERVICE NO. 4: ASSET ACCOUNTING

4.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely on-line reports to field                  T                  On or before 10th workday of the month
personnel.

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Profs note sent to       All necessary information provided so
                                           field personnel          general accounting service can close books
                                                                    on or before the 5th workday of the month

4.3 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely lease and land right payments             T                  Payments made on time in accordance with
                                                                    agreements

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual                                     Accounts Payable &       Timely notification of new or terminated
                                           lease systems            lease or land right agreements

SERVICE NO. 5: ACCOUNTS PAYABLE/PROCUREMENT

5.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Purchase card utilization - reduce the           C                  Implement new, more flexible one card
number of invoices and purchase orders                              procurement card program.
requiring checks.

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Quarterly                                  Accounts Payable         Implementation and promotion of usage to
                                           system & historical      employees
                                           data

5.4 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Accounts Payable cost per invoice within         C                  $3.96 per invoice or less
the Benchmark cost per Phoenix
recommendation 16.01

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Quarterly                                  Accounts Payable         Classify Invoices Properly
                                           system & GL

SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely preparation and distribution of           T                  On or before the agreed upon workday (see
reports (e.g.: accounts receivable                                  Attachment A)
aging)

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Copy of reports          None

7.3 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely execution of daily order                  T                  By the end of each day
scheduling at all service centers

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Receipt of orders        Reporting of any and all printer related
                                                                    problems promptly

7.4 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate preparation of               T                  On or before set monthly closing dates
monthly journal vouchers

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Confirmation from Team   None
                                           Leaders

SERVICE NO. 8: GTS BILLING

8.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely issuance of bills                         T                  On or before set billing dates

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Billing report           Timely receipt of billing system inputs
                                                                    (e.g.: charts & nominations from gas
                                                                    management)

SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely submission of Federal, State &            T                  All reports filed on or before due dates
Local Election Commission reports

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual                                     Copy of reports          None

OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1 PERFORMANCE MEASURE DEFINITION:         TYPE                GOAL
The sum of all direct and indirect costs         C                  Actual annual costs (less than or equal to)
of all services provided by this Shared                             projected annual costs in the effective
Services Unit                                                       Service Level Plan

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
Quarterly status reports                   Status reports           To participate cooperatively with Provider
                                                                    to update and modify the Service Level Plan
                                                                    as needed to accurately  reflect changes in
                                                                    the level of services requested and
                                                                    associated costs

SERVICE NO. 10: REGULATORY FILINGS

10.2 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Timely submission of deliverables as set         T                  Submit deliverables on or prior to internal
out in project work plans                                           and external deadlines

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As specified in the work plans             Deliverables sent to     Provide information as specified in the
                                           state regulatory         project work plans
                                           contact

10.3 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Degree to which customers are satisfied         Q/T                 Above average rating or better
that regulatory filings are accurate,
timely, and support the achievement of
stated objectives

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
After each project                         Interactive customer     To provide survey responses based upon the
                                           performance evaluation   expectations of service as set out in
                                           interviews               the work plan

SERVICE NO. 11: ISSUES MANAGEMENT

11.2 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Timely submission of deliverables as set         T                  Submit deliverables on or prior to internal
out in project work plans                                           and external deadlines

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As specified in the work plans             Deliverables sent to     Provide information as specified in the
                                           state regulatory         project work plans
                                           contact

11.3 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Degree to which customers are satisfied          Q                  Above average rating or better
that issues management service is
comprehensive and supports the
achievement of stated objectives

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
After each project                         Interactive customer     To provide survey responses based upon the
                                           performance evaluation   expectations of service as set out in the
                                           interviews               work plan

SERVICE NO. 12: REGULATORY SUPPORT

12.2 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Degree to which customers are satisfied         Q/T                 Above average rating or better
that regulatory support is accurate,
timely and supports the achievement of
stated objectives

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
Quarterly                                  Interactive customer     To provide survey responses based upon the
                                           performance evaluation   expectations of service as set out in the
                                           interviews               work plan

12.3 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
The accurate and timely input of rates           Q/T                Billing changes made correctly and in
into the billing system                                             accordance with effective date of new rates
                                                                    in all instances

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As necessary                               Output of the billing    Timely notification of new rates or other
                                           system                   billing changes

12.4 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
The timely delivery of accurate tariffs          Q/T                Error-free tariff changes delivered in
                                                                    accordance with any internal or external
                                                                    deadlines in all instances

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As necessary                               Time stamp on filed      Timely notification of tariff changes
                                           tariff sheets

OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1999, and are subject to change as revised budgets are approved.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

-----------------------------------          -----------------------------------

-----------------------------------          -----------------------------------

-----------------------------------          -----------------------------------

-----------------------------------          -----------------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


-------------------------------------        -----------------------------------
President and Chief Executive Officer        Vice President, Shared Services


Attachments:

                                  ATTACHMENT A

                         COLUMBIA GAS OF MARYLAND, INC.
                                  2000 SERVICES

                         COLUMBIA GAS OF MARYLAND, INC.
                                  2000 SERVICES


Credit & Collections 2000 Service Level Plan for Columbia Gas of Maryland, Inc.
(CMD)

Service Activities:

- Create and provide "Outstanding Balances of Gas Transportation Charges" report.

- Analyze CMD net charge-off and provide information to accounting for uncollectible accrual.

- Provide credit worthiness analysis for CMD marketers and customers as requested by CMD finance personnel.

- Provide support services for current and credit & collection DIS systems/functions.

     Assist and advise field employees with questions regarding DIS functions Trouble shooting on (DIS) problems as they relate to credit and collections Communicate problem resolutions

- Act as liaison for CMD on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices as requested by CMD finance personnel:

     Coordinate company sponsorship of new projects
     Coordinate enhancements to existing systems
     Identify customer needs
     Prepare request for Proposal (RFP)
     Analyze vendor applications
     Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work Assist IT in testing of new programming
     Follow through with development and implementation

- Provide support for CMD field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CMD rate case interrogatories.

- Coordinate the implementation and ongoing support of reporting CMD customers accounts receivable to the three credit reporting networks.

-    Coordinate responses to various CMD audit requests.

- Coordinate the implementation and ongoing processing of CMD Credit Card program as requested by CMD finance personnel.

- Train CMD field employees about revisions to existing credit & collection within DIS.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CMD.

-    Review, adjust and prepare Aging Report of Accounts Receivables for
     CPA/CMD.

- Prepare Days Revenue Outstanding (DRO) analysis for CPA/CMD on a monthly basis.

SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                   For Finance & Regulatory Services provided to
                                                      Columbia Gas of Ohio, Inc.


OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of cost; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Ohio, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:  Finance & Regulatory Shared Services
           The Shared Services Center at Columbus,  Ohio
           200 Civic Center Drive
           Columbus, Ohio 43215

           Key Provider contact is: T. A. Balog
           General Manager - Finance & Regulatory Services

2000 Service Level Plan
Page 2

CUSTOMER:   Columbia Gas of Ohio, Inc.

            Key Customer contacts are:
            S. E. Greene - Vice President - Finance
            G. W. Babin  - Vice President - Regulatory & Governmental Affairs


SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 2000 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                  PRIMARY               PRIMARY
                                           PROVIDER              CUSTOMER
--------------------------------------------------------------------------------
1.  Accounting                             R. G. Kriner
                                           R. E. Lucas
                                           R. M. Wieland         S. E. Greene

2.  Taxes                                  R. M. Wieland
                                           A. J. Rifflard        S. E. Greene

3.  Financial Planning                     R. M. Wieland
                                           J. E. Skirtich        S. E. Greene

4.  Asset Accounting                       R. M. Wieland         J. W. Partridge
                                           F. B. Doyle           J. A. Tischer
                                                                 R. A. Newbold

5.  Accounts Payable/ Procurement          A. J. Rifflard        S. E. Greene
                                                                 J. A. Tischer
                                                                 R. A. Newbold

6.  Vital Records Storage                  F. B. Doyle
                                           R. R. Rayburn         S. E. Greene

7.  Customer Accounting, Cash,             R. G. Kriner          S. E. Greene
    Collections & Accounts Receivable                            E. L. Milnes

8.  GTS Billing                            R. G. Kriner          S. E. Greene

BRIEF SERVICE DESCRIPTION                  PRIMARY               PRIMARY
                                           PROVIDER              CUSTOMER
--------------------------------------------------------------------------------
9.  Political Action Committee             R. M. Smith           G. W.  Babin

10. Regulatory Filings                     J. E. Skirtich        G. W. Babin

11. Issues Management                      J. E. Skirtich        G. W. Babin

12. Regulatory Support                     J. E. Skirtich        G. W. Babin

                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.

SERVICE                                 PROJECTED       PROJECTED      PROJECTED
                                         DIRECT          OVERHEAD     TOTAL COST
                                          COSTS           COSTS       OF SERVICE

1.    Accounting                        2,086,076         433,084      2,519,160

2.    Taxes                               304,336          98,029        402,365

3.    Financial Planning                  707,622         199,363        906,985

4.    Asset Accounting                    572,016         121,670        693,686

5.    Accounts Payable/
      Procurement                         439,685         110,879        550,564

6.    Vital Records Storage               202,324          36,292        238,616

SERVICE                                 PROJECTED       PROJECTED      PROJECTED
                                         DIRECT          OVERHEAD     TOTAL COST
                                          COSTS           COSTS       OF SERVICE


7.    Customer Accounting,
      Cash & Collections                  549,419         162,147        711,566

8.    GTS Billing                         704,233         141,003        845,236

9.    PAC                                  38,743          16,286         55,029

10.   Regulatory Filings                      801               0            801

11.   Issues Management                         0               0              0

12.   Regulatory Support                  506,410         208,589        714,999

TOTAL COSTS FOR FINANCE/
REGULATORY SHARED SERVICES              6,111,665       1,527,342      7,639,007


                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1 PERFORMANCE MEASURE DEFINITION:           TYPE                GOAL
The sum of all direct and indirect costs         C                  Actual annual costs (less than or equal to)
of all services provided by this Shared                             projected annual costs in the effective
Services Unit                                                       Service Level Plan

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
Quarterly status reports                   Status reports           To participate cooperatively with Provider
                                                                    to update and modify the Service Level Plan
                                                                    as needed to accurately  reflect changes in
                                                                    the level of services requested and
                                                                    associated costs

SERVICE NO. 1: ACCOUNTING

1.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate monthly closing of           T                  On or before 5th workday of the month
books and CONSOL submission to Herndon

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Confirmation from        Resolve issues and provide information
                                           Herndon                  necessary for closing and adequate feeder
                                                                    system information due from section
                                                                    contracted for by customer.

1.3 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
This Shared Services Unit does not               Q                  No audit adjustments that would restrict
deviate from GAAP (Generally Accepted                               Columbia Energy Group from receiving an
Accounting Principles)                                              unqualified audit opinion

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annually                                   Confirmation from        To participate cooperatively with Provider
                                           External Auditors        to update and continually inform of actions
                                                                    that have a financial impact or any
                                                                    contingencies of which management is aware

1.4 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate submission of                T                  File all reports on or before due date.
reports (e.g.: 10Q, 10K, Annual Report
to Shareholders, MD&A, U5S, Department
of Energy, State Commission Reports)

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Quarterly                                  Internally developed     Timely and accurate response to information
                                           Tracking report          requests

SERVICE NO. 2: TAXES

2.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate filing of all                T                  All returns filed on or before due dates
Federal, State & Local tax returns

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Various                                    Copy of returns          Timely and accurate responses to
                                                                    information requests

SERVICE NO. 3: FINANCIAL PLANNING

3.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate submission of                T                  On or before established due dates
monthly updates

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Copy of report           Timely and accurate response to information
                                                                    requests

SERVICE NO. 4: ASSET ACCOUNTING

4.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate on-line reports to           T                  On or before 10th workday of the month
field personnel

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Profs note sent to       All necessary information provided so
                                           field personnel          general accounting service can close books
                                                                    on or before the 5th workday of the month

4.3 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate lease and land right         T                  Payments made on time in accordance with
payments                                                            agreements

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual                                     Accounts Payable &       Timely and accurate notification of new or
                                           lease systems            terminated lease or land right agreements

SERVICE NO. 5: MATERIALS MANAGEMENT

5.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Purchase card utilization - reduce the           C                  Implement new, more flexible one card
number of invoices and purchase orders                              procurement card program.
requiring checks

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Quarterly                                  Accounts Payable         Implementation and promotion of usage to
                                           system & historical      employees
                                           data

5.5 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Accurate and timely processing and               C                  Process all invoices by the due date.
payment of all invoices.

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Quarterly                                  Accounts Payable         Classify invoices properly
                                           system & GL

SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate preparation and              T                  On or before the agreed upon work day (see
distribution of reports (e.g.: accounts                             Attachment A)
receivable aging)

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Copy of reports          None

7.3 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate execution of daily           T                  By the end of each day
order scheduling at all service centers

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Receipt of orders        Reporting of any and all printer related
                                                                    problems promptly

7.4 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate preparation of               T                  On or before set monthly closing dates
monthly journal vouchers

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Confirmation from Team   None
                                           Leaders

SERVICE NO. 8: BILLING

8.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate issuance of bills            T                  On or before set billing dates

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Monthly                                    Billing report           Timely and accurate receipt of billing
                                                                    system inputs (e.g.: charts & nominations
                                                                    from gas management)

SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2 PERFORMANCE MEASURE DEFINITION:             TYPE                GOAL
Timely and accurate submission of                T                  All reports filed on or before due dates
Federal, State & Local Election
Commission reports

FREQUENCY                                  SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual                                     Copy of reports          None

OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1 PERFORMANCE MEASURE DEFINITION:         TYPE                GOAL
The sum of all direct and indirect costs         C                  Actual annual costs (less than or equal to)
of all services provided by this Shared                             projected annual costs in the effective
Services Unit                                                       Service Level Plan

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
Quarterly status reports                   Status reports           To participate cooperatively with Provider
                                                                    to update and modify the Service Level Plan
                                                                    as needed to accurately  reflects changes
                                                                    in the level of services requested and
                                                                    associated costs

SERVICE NO. 10: REGULATORY FILINGS

10.2 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Timely and accurate submission of                T                  Submit deliverables on or prior to internal
deliverables as set out in project work                             and external deadlines
plans

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As specified in the work plans             Deliverables sent to     Provide information as specified in the
                                           state regulatory         project work plans
                                           contact

10.3 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Degree to which customers are satisfied          Q/T                Above average rating or better
that regulatory filings are accurate,
timely, and support the achievement of
stated objectives

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
After each project                         Interactive customer     To provide survey responses based upon the
                                           performance evaluation   expectations of service as set out in the
                                           interviews               work plan

SERVICE NO. 11: ISSUES MANAGEMENT

11.2 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Timely and accurate submission of                T                  Submit deliverables on or prior to internal
deliverables as set out in project work                             and external deadlines
plans

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As specified in the work plans             Deliverables sent to     Provide information as specified in the
                                           state regulatory         project work plans
                                           contact

11.3 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Degree to which customers are satisfied          Q                  Above average rating or better
that issues management service is
comprehensive and supports the
achievement of stated objectives

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
After each project                         Interactive customer     To provide survey responses based upon the
                                           performance evaluation   expectations of service as set out in the
                                           interviews               workplan

SERVICE NO. 12: REGULATORY SUPPORT

12.2 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
Degree to which customers are satisfied         Q/T                 Above average rating or better
that regulatory support is accurate,
timely and supports the achievement of
stated objectives

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
Quarterly                                  Interactive customer     To provide survey responses based upon the
                                           performance evaluation   expectations of service as set out in the
                                           interviews               workplan

12.3 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
The accurate and timely input of rates          Q/T                 Billing changes made correctly and in
into the billing system                                             accordance with effective date of new rates
                                                                    in all instances

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As necessary                               Output of the billing    Timely and accurate notification of new
                                           system                   rates or other billing changes

12.4 PERFORMANCE MEASURE DEFINITION:            TYPE                GOAL
The timely delivery of accurate tariffs         Q/T                 Error-free tariff changes delivered in
                                                                    accordance with any internal or external
                                                                    deadlines in all instances

FREQUENCY                                  SOURCE OF INFORMATION:   CUSTOMER RESPONSIBILITIES:
As necessary                               Time stamp on filed      Timely and accurate notification of tariff
                                           tariff sheets            changes

OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.


2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.


MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1999, and are subject to change as revised budgets are approved.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.


-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



-------------------------------------      -------------------------------------
President and Chief Executive Officer      Vice President, Shared Services


Attachments:

                                  ATTACHMENT A

                           COLUMBIA GAS OF OHIO, INC.
                                  2000 SERVICES


Credit & Collections 2000 Service Level Plan for Columbia Gas of Ohio Inc. (COH)

Service Activities:

- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to COH management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to COH management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to COH management by the 25th workday of the month.

- Analyze COH net charge-off and provide information to accounting for uncollectible accrual.

-    Provide credit analysis for all prospective COH "choice" marketers.

- Analyze COH "choice" program delinquent receivables and advise management as to their status.

- Provide support services for current and credit & collection DIS systems/functions.

        Assist and advise field employees with questions regarding DIS functions Trouble shooting on (DIS) problems as they relate to credit and collections
        Communicate problem resolutions

- Act as liaison for COH on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:

        Coordinate company sponsorship of new projects
        Coordinate enhancements to existing systems
        Identify customer needs
        Prepare request for Proposal(RFP)
        Analyze vendor applications
        Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work Assist IT in testing of new programming
        Follow through with development and implementation

- Provide support for COH field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to COH rate case interrogatories.

-    Reconcile COH cash to books for collection agencies.

- Coordinate the implementation and ongoing support of reporting COH customers accounts receivable to the three credit reporting networks.

-    Reconciliation of various COH monthly delinquent collection invoices:

                           COLUMBIA GAS OF OHIO, INC.
                                  2000 SERVICES


        Credit Bureau of Columbus
        Commerce Service Corporation
        Third Party Letter Writing (Impact)

-    Prepare monthly COH "Oscar Report".

-    Negotiate the yearly Dun & Bradstreet (D&B) contract for COH.

- Work with both in-house and outside attorney's on the collection of COH delinquent GMB customers.

-    Coordinate responses to various COH audit requests.

- Coordinate the implementation and ongoing processing of COH Credit Card program.

- Investigate PUCO customer complaints from COH State Staff on various collection issues.

- Coordinate the annual changes to third party calling service from heating to non-heating season:

        Instruct IT on necessary system changes
        Communicate change to area offices and call centers

- Investigate COH customer complaints related to collection issues regarding outside vendor services.

- Train COH field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to COH field personnel as they relate to internal collection practices:

        Fair Credit Reporting Act
        Bankruptcy

- Incorporate design changes to any new COH collection reports per the user request.

- Coordinate changes to COH primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for COH.

- Respond to questions on COH customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:

        Collection agencies
        NCO Financial
        Dun & Bradstreet

SHARED SERVICES CENTER                                  2000  SERVICE LEVEL PLAN
                                   For Finance & Regulatory Services provided to
                                                  Columbia Gas of Virginia, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Virginia, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:   Finance & Regulatory Shared Services
            The Shared Services Center at Columbus, Ohio
            200 Civic Center Drive
            Columbus, Ohio 43215

            Key Provider contact is: T. A. Balog
            General Manager - Finance & Regulatory Services

CUSTOMER:   Columbia Gas of Virginia, Inc.

            Key Customer contacts are:

            J. L. Hannuksela - Treasurer and Director - Financial & Strategic Planning
            L. M. Bateman - Vice President - Public Affairs
            L. D. Smore - Vice President - Operations
            M. C. Darrell - Secretary and General Counsel
            P. Iracane - Vice President - Sales and Services

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 2000 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                 PRIMARY               PRIMARY
                                          PROVIDER              CUSTOMER
--------------------------------------------------------------------------------
1.  Accounting                            R. G. Kriner
                                          R. E. Lucas
                                          M. R. Casey           J. L. Hannuksela
--------------------------------------------------------------------------------
2.  Taxes                                 M. R. Casey
                                          A. J. Rifflard        J. L. Hannuksela
--------------------------------------------------------------------------------
3.  Financial Planning                    M. R. Casey
                                          J. E. Skirtich        J. L. Hannuksela
--------------------------------------------------------------------------------
4.  Asset Accounting                      M. R. Casey           L. D. Smore
                                          F. B. Doyle           J. L. Hannuksela
--------------------------------------------------------------------------------
5.  Accounts Payable/Procurement          A. J. Rifflard        L. D. Smore
                                                                J. L. Hannuksela
--------------------------------------------------------------------------------
6.  Vital Records Storage                 F. B. Doyle
                                          R. R. Rayburn         J. L. Hannuksela
--------------------------------------------------------------------------------
7.  Customer Accounting, Cash,            R. G. Kriner          J. L. Hannuksela
    Collections & Accounts Receivable                           G. P. Folden
--------------------------------------------------------------------------------
8.  GTS Billing                           R. G. Kriner          J. L. Hannuksela
--------------------------------------------------------------------------------

BRIEF SERVICE DESCRIPTION                 PRIMARY               PRIMARY
                                          PROVIDER              CUSTOMER
--------------------------------------------------------------------------------
9.  Political Action Committee            R. M. Smith           A. Trubisz, Jr.
--------------------------------------------------------------------------------
10. Regulatory Filings                    J. F. Racher          J. L.Hannuksela
--------------------------------------------------------------------------------
11. Issues Management                     J. F. Racher          J. L.Hannuksela
--------------------------------------------------------------------------------
12. Regulatory Support                    J. F. Racher          J. L.Hannuksela
--------------------------------------------------------------------------------

                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.

SERVICE                        PROJECTED          PROJECTED           PROJECTED
                                 DIRECT            OVERHEAD           TOTAL COST
                                 COSTS              COSTS             OF SERVICE
--------------------------------------------------------------------------------
1.  Accounting                  419,599            110,116             529,715
--------------------------------------------------------------------------------
2.  Taxes                       127,045             34,939             161,984
--------------------------------------------------------------------------------
3.  Financial Planning          130,428             42,201             172,629
--------------------------------------------------------------------------------
4.  Asset Accounting            136,252             28,698             164,950
--------------------------------------------------------------------------------
5.  Accounts Payable/
    Procurement                 110,010             27,120             137,130
--------------------------------------------------------------------------------
6.  Vital Records
    Storage                      34,120              5,842              39,962
--------------------------------------------------------------------------------

SERVICE                        PROJECTED          PROJECTED           PROJECTED
                                 DIRECT            OVERHEAD           TOTAL COST
                                 COSTS              COSTS             OF SERVICE
--------------------------------------------------------------------------------
7.  Customer
    Accounting, Cash
    & Collections                84,341             21,907             106,248
--------------------------------------------------------------------------------
8.  GTS Billing                  56,575             12,139              68,714
--------------------------------------------------------------------------------
9.  PAC                           3,742              1,499               5,241
--------------------------------------------------------------------------------
10. Regulatory Filings          123,021             58,332             181,353
--------------------------------------------------------------------------------
11. Management Issues             2,885              1,415               4,300
--------------------------------------------------------------------------------
12. Regulatory Support          221,523            102,660             324,183
--------------------------------------------------------------------------------
TOTAL COSTS FOR
FINANCE/REGULATORY
SHARED SERVICES               1,449,541            446,868           1,896,409
--------------------------------------------------------------------------------

                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1 PERFORMANCE MEASURE DEFINITION:                TYPE   GOAL
The sum of all direct and indirect costs of all        C    Actual annual costs
services provided by this Shared Services Unit              (less than or equal
                                                            to) projected annual
                                                            costs in the
                                                            effective Service
                                                            Level Plan

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Quarterly       Status reports       To participate cooperatively with
status reports                       Provider to update and modify the
                                     Service Level Plan as needed to accurately
                                     reflect changes in the level of services
                                     requested and associated costs.

SERVICE NO. 1: ACCOUNTING

1.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely monthly closing of books and CONSOL             T    On or before 5th
submission to Herndon                                       workday of the month

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from    Resolve issues and provide information
                Herndon              necessary for closing and adequate feeder
                                     system information due from sections
                                     contracted for by customer

1.3 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
This Shared Services Unit does not deviate from        Q    No audit adjustments
GAAP (Generally Accepted Accounting Principles)             that would restrict
                                                            Columbia Energy
                                                            Group from receiving
                                                            an unqualified audit
                                                            opinion

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Annually        Confirmation from    To participate cooperatively with Provider
                External Auditors    to update and continually inform of actions
                                     that have a financial impact or any
                                     contingencies of which management is aware

1.4 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely submission of reports (e.g.: 10Q, 10K,          T    File all reports on
Annual Report to Shareholders, MD&A, U5S,                   or before due date
Department of Energy, State Commission Reports)

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Quarterly       Internally           Timely response to information requests
                developed tracking
                report

SERVICE NO. 2: TAXES

2.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely filing of all Federal, State & Local tax        T    All returns filed on
returns                                                     or before due dates

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Various         Copy of returns      Timely responses to information requests

SERVICE NO. 3: FINANCIAL PLANNING

3.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely submission of monthly updates                   T    On or before
                                                            established due
                                                            dates

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Copy of report       Timely response to information requests

SERVICE NO. 4: ASSET ACCOUNTING

4.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely on-line reports to field personnel              T    On or before 10th
                                                            work day of the
                                                            month

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Profs note sent to   All necessary information provided so
                field personnel      general accounting service can close books
                                     on or before the 5th workday of the month

4.3 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely lease and land right payments                   T    Payments made on
                                                            time in accordance
                                                            with agreements

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Annual          Accounts Payable &   Timely notification of new or terminated
                lease systems        lease or land right agreements

SERVICE NO. 5: ACCOUNTS PAYABLE/PROCUREMENT

5.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Purchase card utilization - reduce the number of       C    Implement new, more
invoices and purchase orders requiring checks               flexible one card
                                                            procurement card
                                                            program.

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Quarterly       Accounts Payable     Implementation and promotion of usage to
                system & historical  employees
                data

5.4 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Accounts Payable cost per invoice within the           C    $3.96 per
Benchmark Cost per Phoenix recommendation 16..01            invoice or less

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Quarterly       Accounts Payable     Classify invoices properly
                system & GL

SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely preparation and distribution of reports         T    On or before the
(e.g.: accounts receivable aging)                           agreed upon workday
                                                            (see Attachment A)

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Copy of reports      None

7.3 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely execution of daily order scheduling at all      T    By the end of each
service centers                                             day

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Receipt of orders    Reporting of any and all printer related
                                     problems promptly

7.4 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely and accurate Preparation of monthly journal     T    On or before set
vouchers                                                    monthly closing
                                                            dates

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from    None
                Team Leaders

SERVICE NO. 8: GTS BILLING

8.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely issuance of bills                               T    On or before set
                                                            billing dates

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Monthly         Billing report       Timely receipt of billing system inputs
                                     (e.g.: charts & nominations from gas
                                     management)

SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2 PERFORMANCE MEASURE DEFINITION:                  TYPE   GOAL
Timely submission of Federal, State & Local            T    All reports filed
Election Commission reports                                 on or before due
                                                            dates

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Annual          Copy of reports      None

OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1 PERFORMANCE MEASURE DEFINITION:              TYPE   GOAL
The sum of all direct and indirect costs of all        C    Actual annual costs
services provided by this Shared Services Unit              (less than or equal
                                                            to) projected annual
                                                            costs in the
                                                            effective Service
                                                            Level Plan

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Quarterly       Status reports       To participate cooperatively with Provider
status reports                       to update and modify the Service Level Plan
                                     as needed to accurately reflect changes in
                                     the level of services requested and
                                     associated costs

SERVICE NO. 10: REGULATORY FILINGS

10.2 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
Timely submission of deliverables as set out in        T    Submit deliverables
project work plans                                          on or prior to
                                                            internal and
                                                            external deadlines

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
As specified    Deliverables sent    Provide information as specified in the
in the work     to state regulatory  project work plans
plans           contact

10.3 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
Degree to which customers are satisfied that          Q/T   Above average rating
regulatory filings are accurate, timely, and                or better
support the achievement of stated objectives

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
After each      Interactive          To provide survey responses based upon the
project         customer             expectations of service as set out in the
                performance          work plan
                evaluation
                interviews

SERVICE NO. 11: ISSUES MANAGEMENT

11.2 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
Timely submission of deliverables as set out in        T    Submit deliverables
project work plans                                          on or prior to
                                                            internal and
                                                            external deadlines

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
As specified    Deliverables sent    Provide information as specified in the
in the work     to state regulatory  project work plans
plans           contact

11.3 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
Degree to which customers are satisfied that           Q    Above average rating
issues management service is comprehensive and              or better
supports the achievement of stated objectives

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
After each      Interactive          To provide survey responses based upon the
project         customer             expectations of service as set out in the
                performance          work plan
                evaluation
                interviews

SERVICE NO. 12: REGULATORY SUPPORT

12.2 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
Degree to which customers are satisfied that          Q/T   Above average rating
regulatory support is accurate, timely and                  or better
supports the achievement of stated objectives

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
Quarterly       Interactive          To provide survey responses based upon
                customer             the expectations of service as set out
                performance          in the work plan
                evaluation
                interviews

12.3 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
The accurate and timely input of rates into the       Q/T   Billing changes made
billing system                                              correctly and in
                                                            accordance with
                                                            effective date of
                                                            new rates in all
                                                            instances

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
As necessary    Output of the        Timely notification of new rates or other
                billing system       billing changes

12.4 PERFORMANCE MEASURE DEFINITION:                 TYPE   GOAL
The timely delivery of accurate tariffs               Q/T   Error-free tariff
                                                            changes delivered
                                                            in accordance with
                                                            any internal or
                                                            external deadlines
                                                            in all instances

                SOURCE OF
FREQUENCY       INFORMATION:         CUSTOMER RESPONSIBILITIES:
As necessary    Time stamp on filed  Timely notification of tariff changes tariff sheets

OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1999, and are subject to change as revised budgets are approved.


EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.
                                               _______________________________
_______________________________
                                               _______________________________
_______________________________
                                               _______________________________
_______________________________
                                               _______________________________
_______________________________


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

_____________________________________     ____________________________________
President and Chief Executive Officer     Vice President, Shared Services


Attachments:

                                  ATTACHMENT A

                         COLUMBIA GAS OF VIRGINIA, INC.
                                  2000 SERVICES

Credit & Collections 2000 Service Level Plan for Commonwealth Gas Services, Inc. (COS.)

Service Activities:

- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to CGV. management as to their status by the 15th workday of the month.
- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to CGV. management as to their status by the 10th workday of the month.
- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to CGV. management by the 25th workday of the month.
- Analyze CGV. net charge-off and provide information to accounting for uncollectible accrual.
-  Provide credit analysis for all prospective CGV. "choice" marketers.
- Analyze CGV. "choice" program delinquent receivables and advise management as to their status.
- Provide support services for current and credit & collection DIS systems/functions.
      Assist and advise field employees with questions regarding DIS functions Trouble shooting on (DIS) problems as they relate to credit and collections
      Communicate problem resolutions
- Act as liaison for CGV. on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:
      Coordinate company sponsorship of new projects
      Coordinate enhancements to existing systems
      Identify customer needs
      Prepare request for Proposal (RFP)
      Analyze vendor applications
      Assist in developing cost justifications both internally/externally
      Create detailed IT design documentation for statement of work
      Assist IT in testing of new programming
      Follow through with development and implementation
-  Analyze and monitor Accelerated Payment Systems (APS) performance:
      Coordinate and implement APS enhancements
- Provide support for CGV. field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.
-  Provide input and respond to CGV. rate case interrogatories.
-  Reconcile CGV. cash to books for collection agencies.
- Coordinate the implementation and ongoing support of reporting customers CGV. accounts receivable to the three credit reporting networks.
-  Reconciliation of various CGV. monthly delinquent collection invoices:
      Credit Bureau of Columbus
      Commerce Service Corporation
      Third Party Letter Writing (Impact)

                         COLUMBIA GAS OF VIRGINIA, INC.
                                  2000 SERVICES

-  Negotiate the yearly Dun & Bradstreet (D&B) contract for CGV.
- Work with both in-house and outside attorney's on the collection of CO delinquent GMB customers.
-  Coordinate responses to various CGV. audit requests.
- Coordinate the implementation and ongoing processing of CGV. Credit Card program.
- Investigate CGV. customer complaints related to collection issues regarding outside vendor services.
- Train CGV. field employees about revisions to existing credit & collection within DIS.
- Interpret and communicate revisions of legal requirements to CGV. field personnel as they relate to internal collection practices:
      Fair Credit Reporting Act
      Bankruptcy
- Incorporate design changes to any new CGV. collection reports per the user request.
- Coordinate changes to CGV. primary and secondary collection agency processes per the user request.
- Respond to utility industry surveys as they relate to internal credit and collection practices for CGV.
- Respond to questions on CGV. customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:
      Collection agencies
      Dun & Bradstreet

[COLUMBIA GAS LOGO]



SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                       FOR FLEET MANAGEMENT SERVICES PROVIDED TO
                                                    COLUMBIA GAS OF PENNSYLVANIA



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Fleet Management Services Section and Columbia Gas of Pennsylvania regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. This partnership will enable Columbia Gas of Pennsylvania (CPA) to have ready access to high quality, valuable services at a fair price.

The Fleet Management Services Section will provide services that are: (1) requested or agreed to by CPA; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:       Fleet Management Services Section
                The Shared Services Center at Columbia Gas of Ohio
                200 Civic Center Drive
                Columbus, Ohio  43215

                Key Provider contact is:  Kathryn I. Shroyer
                                          General Manager, Consulting Services


CUSTOMER:       Columbia Gas of Pennsylvania
                650 Washington Road
                Pittsburgh, Pennsylvania   15228-2703

                Key Customer contact is:  Joseph T. Sinclair
                                          Vice President, Operations Support

2000 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below



                            BRIEF SERVICE DESCRIPTION

FLEET MANAGEMENT - to provide services in one or more of the following areas: vehicle licensing, cost accounting/leased transportation system (LTS), clearing account budgeting, vehicle specifications, vehicle accident management, highway use tax permits, commuting and personal use reporting, vehicle/tool procurement, and other miscellaneous fleet services.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for fleet management services. The "total cost of service" is the sum of the direct operating and maintenance and allocated overhead costs. It is this "Total" amount that Fleet Management Services Section will monitor through Quarterly Service Performance Reports.


--------------------------------------------------------------------------------------------------------------------
                                            PROJECTED                      PROJECTED                       PROJECTED
                                           DIRECT O&M                       OVERHEAD                      TOTAL COST
                                              COSTS                          COSTS                        OF SERVICE
            SERVICE                            ($)                            ($)                             ($)
--------------------------------------------------------------------------------------------------------------------
Fleet Management                             25,490                          11,556                         37,046
--------------------------------------------------------------------------------------------------------------------



KEY PERFORMANCE MEASURES

This section describes the key measures for Fleet Management Services and CPA concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all                 C         Actual annual costs = or
     services provided by Fleet Management Services.                                      lesser than projected annual
                                                                                          costs in the effective Service
                                                                                          Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with Fleet Management
reports                      Reports                       Services to update and modify the Service Level Plan as
                                                           needed to accurately reflect changes in the level of
                                                           services requested and associated costs.

2000 Service Level Plan
Page 3


2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications,                         Q         90% met or exceeded ratings
     responsiveness and understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CPA as                Customer survey               CPA to work with shared service to define expectations
appropriate; report                                        at time of each service request that can include
results annually                                           completion timeline/date, cost limitations, customer
                                                           responsibilities to fulfill service, need/timing of
                                                           status reports during project, and other specific
                                                           customer needs. CPA to provide survey feedback.


OTHER MATTERS

Fleet Management Services and CPA also intend that prior to the start of the provisions of any service as contemplated in this Service Level Plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CPA, Fleet Management Services will share job order results with other Customers to improve efficiency.


MODIFICATION TO THE PLAN

Fleet Management Services will monitor CPA's usage. If substantially exceeding above usage, Fleet Management Services will contact CPA to reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of January 1, 2000, and are subject to change as revised budgets are approved.

2000 Service Level Plan
Page 4


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CPA and Fleet Management Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

FLEET MANAGEMENT SERVICES:





Kathryn I. Shroyer
General Manager, Consulting Services


                        Fleet Management Services Section





COLUMBIA GAS OF PENNSYLVANIA:




_________________________________________
Joseph T. Sinclair
Vice President, Operations Support


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




______________________________________           _______________________________
Gary J. Robinson                                 Stephen A. Schmotzer
President and Chief Executive Officer            Vice President, Shared Services

[COLUMBIA GAS LOGO]



SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                       FOR FLEET MANAGEMENT SERVICES PROVIDED TO
                                                        COLUMBIA GAS OF MARYLAND



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Fleet Management Services Section and Columbia Gas of Maryland regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. This partnership will enable Columbia Gas of Maryland (CMD) to have ready access to high quality, valuable services at a fair price.

The Fleet Management Services Section will provide services that are: (1) requested or agreed to by CMD; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:      Fleet Management Services Section
               The Shared Services Center at Columbia Gas of Ohio
               200 Civic Center Drive
               Columbus, Ohio  43215

               Key Provider contact is:   Kathryn I. Shroyer
                                          General Manager, Consulting Services


CUSTOMER:      Columbia Gas of Maryland
               650 Washington Road
               Pittsburgh, Maryland   15228-2703

               Key Customer contact is:   Joseph T. Sinclair
                                          Vice President, Operations Support

2000 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below



                            BRIEF SERVICE DESCRIPTION

FLEET MANAGEMENT - to provide services in one or more of the following areas: vehicle licensing, cost accounting/leased transportation system (LTS), clearing account budgeting, vehicle specifications, vehicle accident management, highway use tax permits, commuting and personal use reporting, vehicle/tool procurement, and other miscellaneous fleet services.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for fleet management services. The "total cost of service" is the sum of the direct operating and maintenance and allocated overhead costs. It is this "Total" amount that Fleet Management Services Section will monitor through Quarterly Service Performance Reports.


--------------------------------------------------------------------------------------------------------------------
                                            PROJECTED                      PROJECTED                       PROJECTED
                                           DIRECT O&M                       OVERHEAD                      TOTAL COST
                                              COSTS                          COSTS                        OF SERVICE
            SERVICE                            ($)                            ($)                             ($)
--------------------------------------------------------------------------------------------------------------------
Fleet Management                              2,678                          1,215                           3,893
--------------------------------------------------------------------------------------------------------------------



KEY PERFORMANCE MEASURES

This section describes the key measures for Fleet Management Services and CMD concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all                 C         Actual annual costs = or
     services provided by Fleet Management Services.                                      (less than) projected annual
                                                                                          costs in the effective Service
                                                                                          Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with Fleet Management
reports                      Reports                       Services to update and modify the Service Level Plan as
                                                           needed to accurately reflect changes in the level of
                                                           services requested and associated costs.

2000 Service Level Plan
Page 3



2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications,                         Q         90% met or exceeded ratings
     responsiveness and understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CMD as                Customer survey               CMD to work with shared service to define expectations
appropriate; report                                        at time of each service request that can include
results annually                                           completion timeline/date, cost limitations, customer
                                                           responsibilities to fulfill service, need/timing of
                                                           status reports during project, and other specific
                                                           customer needs. CMD to provide survey feedback.


OTHER MATTERS

Fleet Management Services and CMD also intend that prior to the start of the provisions of any service as contemplated in this Service Level Plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CMD, Fleet Management Services will share job order results with other Customers to improve efficiency.


MODIFICATION TO THE PLAN

Fleet Management Services will monitor CMD's usage. If substantially exceeding above usage, Fleet Management Services will contact CMD to reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of January 1, 2000, and are subject to change as revised budgets are approved.

2000 Service Level Plan
Page 4


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CMD and Fleet Management Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

FLEET MANAGEMENT SERVICES:




_______________________________________
Kathryn I. Shroyer
General Manager, Consulting Services


                              Fleet Management Services Section
_____________________________    _____________________________    _____________________________

_____________________________    _____________________________    _____________________________

_____________________________    _____________________________    _____________________________



COLUMBIA GAS OF MARYLAND:




____________________________________________
Joseph T. Sinclair
Vice President, Operations Support


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



_____________________________________           ________________________________
Gary J. Robinson                                Stephen A. Schmotzer
President and Chief Executive Officer           Vice President, Shared Services

[COLUMBIA GAS LOGO]



SHARED SERVICES CENTER                                   2000 SERVICE LEVEL PLAN
                                       FOR FLEET MANAGEMENT SERVICES PROVIDED TO
                                                        COLUMBIA GAS OF VIRGINIA



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Fleet Management Services Section and Columbia Gas of Virginia regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 2000. This partnership will enable Columbia Gas of Virginia (CGV) to have ready access to high quality, valuable services at a fair price.

The Fleet Management Services Section will provide services that are: (1) requested or agreed to by CGV; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN


PROVIDER:     Fleet Management Services Section
              The Shared Services Center at Columbia Gas of Ohio
              200 Civic Center Drive
              Columbus, Ohio  43215

              Key Provider contact is:    Kathryn I. Shroyer
                                          General Manager, Consulting Services


CUSTOMER:     Columbia Gas of Virginia
              9001 Arboretum Parkway
              Richmond, Virginia   23235-0674

              Key Customer contact is:

2000 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below



                            BRIEF SERVICE DESCRIPTION

FLEET MANAGEMENT - to provide services in one or more of the following areas: vehicle licensing support, cost accounting/leased transportation system (LTS), clearing account budgeting, vehicle specifications, vehicle accident management, commuting and personal use reporting, vehicle/tool procurement, and other miscellaneous fleet services.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for fleet management services. The "total cost of service" is the sum of the direct operating and maintenance and allocated overhead costs. It is this "Total" amount that Fleet Management Services Section will monitor through Quarterly Service Performance Reports.


--------------------------------------------------------------------------------------------------------------------
                                            PROJECTED                      PROJECTED                       PROJECTED
                                           DIRECT O&M                       OVERHEAD                      TOTAL COST
                                              COSTS                          COSTS                        OF SERVICE
            SERVICE                            ($)                            ($)                             ($)
--------------------------------------------------------------------------------------------------------------------
Fleet Management                             15,938                          7,429                          23,367
--------------------------------------------------------------------------------------------------------------------


KEY PERFORMANCE MEASURES

This section describes the key measures for Fleet Management Services and CGV concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all                 C         Actual annual costs = or
     services provided by Fleet Management Services.                                      (less than) projected annual
                                                                                          costs in the effective Service
                                                                                          Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with Fleet Management
reports                      Reports                       Services to update and modify the Service Level Plan as
                                                           needed to accurately reflect changes in the level of
                                                           services requested and associated costs.

2000 Service Level Plan
Page 3



2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications,                         Q         90% met or exceeded ratings
     responsiveness and understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CGV as                Customer survey               CGV to work with shared service to define expectations
appropriate; report                                        at time of each service request that can include
results annually                                           completion timeline/date, cost limitations, customer
                                                           responsibilities to fulfill service, need/timing of
                                                           status reports during project, and other specific
                                                           customer needs. CGV to provide survey feedback.


OTHER MATTERS

Fleet Management Services and CGV also intend that prior to the start of the provisions of any service as contemplated in this Service Level Plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CGV, Fleet Management Services will share job order results with other Customers to improve efficiency.


MODIFICATION TO THE PLAN

Fleet Management Services will monitor CGV's usage. If substantially exceeding above usage, Fleet Management Services will contact CGV to reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of January 1, 2000, and are subject to change as revised budgets are approved.

2000 Service Level Plan
Page 4


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CGV and Fleet Management Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

FLEET MANAGEMENT SERVICES:




__________________________________
Kathryn I. Shroyer
General Manager, Consulting Services


                        Fleet Management Services Section
__________________________    __________________________    __________________________

__________________________    __________________________    __________________________

__________________________    __________________________    __________________________




COLUMBIA GAS OF VIRGINIA:




____________________________________________
Lawrence D. Smore
Vice President, Operations


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




_____________________________________      _____________________________________
Anthony Trubisz, Jr.                       Stephen A. Schmotzer
President and Chief Executive Officer      Vice President, Shared Services

COLUMBIA GAS                                                          [GMS LOGO]
SHARED SERVICES CENTER
--------------------------------------------------------------------------------
                                                                        Proposed

                             2000 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                       COLUMBIA GAS OF PENNSYLVANIA, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Pennsylvania, Inc., (CPA or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 2000. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:         Gas Management Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is:
                  J. R. Lee, GMS General Manager


CUSTOMER:         Columbia Gas of Pennsylvania, Inc.
                  650 Washington Road
                  Pittsburgh, Pennsylvania  15228-2703

                  Key Customer contact is:
                  G. J. Robinson, President or designee

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 2000 Master List of Services (Exhibit 1). To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

-------------------------------------------------------------------------------------------------------------
      SERVICE PROVIDED                        PRIMARY PROVIDER                       PRIMARY CUSTOMER
-------------------------------------------------------------------------------------------------------------
GAS OPERATIONS                           J. M. Ripley, Director                 Ziad Shaheen, General Manager
                                                                                John VarKonda, Manager
                                                                                Mark Chepke, Manager
-------------------------------------------------------------------------------------------------------------
GAS PROCUREMENT AND                      S. D. Phelps, Director                 John VarKonda, Manager
TRANSPORTATION
-------------------------------------------------------------------------------------------------------------
SUPPLY PLANNING                          M. D. Anderson, Director               Mike Martin, Director
                                                                                John VarKonda, Manager
                                                                                John Quinn, Manager
-------------------------------------------------------------------------------------------------------------

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.


----------------------------------------------------------------------------------------------------------------------
                                      PROJECTED
                                       SERVICE                PROJECTED              PROJECTED              PROJECTED
           SERVICE                      VOLUME                 DIRECT                OVERHEAD               TOTAL COST
                                        (FTES)                COSTS(1)                 COSTS                OF SERVICE
----------------------------------------------------------------------------------------------------------------------
GAS OPERATIONS                           6.2                  $ 534,932              $204,062               $ 738,994
----------------------------------------------------------------------------------------------------------------------
GAS PROCUREMENT AND                      5.9                  $ 661,877              $196,646               $ 858,523
TRANSPORTATION
----------------------------------------------------------------------------------------------------------------------
SUPPLY PLANNING                          1.9                  $ 205,068              $ 61,377               $ 266,445
----------------------------------------------------------------------------------------------------------------------
TOTAL                                   14.0                 $1,401,877              $462,085              $1,863,962
----------------------------------------------------------------------------------------------------------------------

(1) GMS' ORIGINAL ONLINE BUDGET ($1,488,013) HAS BEEN REDUCED BY $86,136 TO THE EXISTING LEVEL IN AN EFFORT TO HELP CPA MEET ITS ONLINE TARGETS. GMS SHALL STRIVE TO MEET THIS NEW ONLINE BUDGET. CPA RECOGNIZES THE CHALLENGE TO GMS IN MEETING THIS REDUCED TARGET AND AGREES TO WORK WITH GMS SHOULD IT BECOME EVIDENT THAT THE REVISED GOAL CANNOT BE MET.

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A:  PERFORMANCE MEASURE DEFINITION:                                          TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.                             Quality     No Firm Service
                                                                                         Curtailment.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily &                Operational Reports             Respond timely for approvals on arrangements or
Seasonal                                               situations outside of "Decision Guidelines."


B:  PERFORMANCE MEASURE DEFINITION:                                          TYPE        GOAL
Level of Customer's satisfaction with Provider                               Quality     High Customer
communications, responsiveness and understanding of the                                  Satisfaction Rating
Customer's needs in regard to gas supply and operations,
inclusive of Customer's unbundling initiatives and
State/Federal Regulatory proceedings.

FREQUENCY                  SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
3 to 4 times per           Periodic meetings with             Provide informed and adequate feedback on
year                       Customer.                          level of satisfaction.


C:  PERFORMANCE MEASURE DEFINITION:                                          TYPE        GOAL
The sum of all direct and indirect costs charged by Provider.                Cost        Actual annual costs
                                                                                         (less than or equal to)
                                                                                         projected annual
                                                                                         costs in the Service
                                                                                         Level Plan.

FREQUENCY                  SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
When actual costs          O & M Budget Projection            To participate cooperatively with Provider to
are projected to be        Reports                            update and modify the O & M Budget as
in excess of O &                                              needed to reflect accurately changes in the
M Budget.                                                     level of services requested and associated
                                                              costs.

D:  PERFORMANCE MEASURE DEFINITION:                                          TYPE     GOAL
% Gas Cost Recovery.                                                         Cost     100% Cost Recovery
                                                                                      with no material
                                                                                      repricing by
                                                                                      Commission due to
                                                                                      Provider decisions or
                                                                                      actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Commission findings or          Support Provider responses to Commission
                       particular event(s).            requests as needed.  Also requires finance and
                                                       regulatory support.


                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

E:  PERFORMANCE MEASURE DEFINITION:                             TYPE          GOAL
Safe, reliable gas operations for sites controlled by           Quality       No operational pressure
Provider within Maximum Allowed Operating                                     violations and/or penalties for
Pressures (MAOP) or other operating parameters.                               sites under Provider's control
                                                                              due to Provider decisions or
                                                                              actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Continuous             Event Driven Operational        Advise Provider of special circumstances in a
                       Reports                         timely manner.


F:  PERFORMANCE MEASURE DEFINITION:                                  TYPE        GOAL
Accurate Peak Day Forecast (PDF) of firm demand.                     Quality     PDF within 3% accuracy of
                                                                                 firm demand.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 PDF Comparison Report           Provide timely information regarding new load
                                                       additions or load changes.

GAS PROCUREMENT AND TRANSPORTATION

G:  PERFORMANCE MEASURE DEFINITION:                    TYPE          GOAL ($MILLION):
Booked revenue (before sharing and                     Cost                            Threshold      Target       Stretch
income taxes), from off-system sales and                                               ---------      ------       -------
marketed capacity release.                                           Before Sharing      7.4           13.5          21.5



FREQUENCY           SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual              Monthly GMS Intranet            Provide timely approvals on arrangements outside of
                    Report                          "Decision Guidelines" so that opportunities are not
                                                    missed.


H:  PERFORMANCE MEASURE DEFINITION:                                       TYPE        GOAL
Level of external and internal customer satisfaction with                 Quality     85% Customer
nomination system (GAIN+).                                                            satisfaction.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual at mid-         Survey Shippers and             Complete annual surveys and provide adequate
year                   Customer personnel              feedback.


SUPPLY PLANNING

I:  PERFORMANCE MEASURE DEFINITION:                          TYPE        GOAL
"Level of Customer Satisfaction with Strategic               Quality     Prepare an SGSP that meets the
Gas Supply Plan (SGSP)"                                      & time      President's expectations and is a
                                                                         useful tool in the regulatory arena

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Survey of Customer              Provide timely input for strategic issues that must
                                                       be anticipated and communicate operating
                                                       concerns.

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The President of Columbia Gas of Pennsylvania, Inc., (G. J. Robinson) will execute all contracts for capacity and supply with a term longer than one year. The General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guideline

A Decision Guideline is necessary in recognition of the operational and revenue impact that the Provider organization can have on Customer.

The 2000 SLP Decision Guideline is attached as Exhibit 2. The desired outcome is that by following the guideline, 90 plus percent of the operational decisions can be made by Provider without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan is incorporated by reference for 2000.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

The revenue goals associated with GMS's Incentive Plan are contained in Performance Measure G above.

MODIFICATIONS TO THE SERVICE LEVEL PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

              Customer                                  Provider
-----------------------------------         ------------------------------------
General Manager                             General Manager

------------------------------------        ------------------------------------
Director                                    Director

------------------------------------        ------------------------------------
Manager                                     Director

------------------------------------        ------------------------------------
Manager                                     Director

------------------------------------
Manager


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


_____________________________________________    _______________________________
President, Columbia Gas of Pennsylvania, Inc.    Vice President, Shared Services



Attachments:

COLUMBIA GAS                                                          [GMS LOGO]
SHARED SERVICES CENTER
--------------------------------------------------------------------------------
                                                                        Proposed

                             2000 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                         COLUMBIA GAS OF KENTUCKY, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Kentucky, Inc., (CKY or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 2000. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:         Gas Management Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is:
                  J. R. Lee, GMS General Manager


CUSTOMER:         Columbia Gas of Kentucky, Inc.
                  2001 Mercer Road, P.O. Box 14241
                  Lexington, Kentucky  40512-4241

                  Key Customer contact is:
                  Joseph W. Kelly, Vice President or designee

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 2000 Master List of Services (Exhibit 1). To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.


---------------------------------------------------------------------------------------------------------------
      SERVICE PROVIDED                        PRIMARY PROVIDER                       PRIMARY CUSTOMER
GAS OPERATIONS                           J. M. Ripley, Director                 Kimra Cole, Director
---------------------------------------------------------------------------------------------------------------
GAS PROCUREMENT AND                      S. D. Phelps, Director                 Joseph W. Kelly, Vice President
TRANSPORTATION                                                                  Kimra Cole, Director
---------------------------------------------------------------------------------------------------------------
SUPPLY PLANNING                          M.D. Anderson, Director                Joseph W. Kelly, Vice President
---------------------------------------------------------------------------------------------------------------


PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.


----------------------------------------------------------------------------------------------------------------------
                                      PROJECTED
                                       SERVICE                PROJECTED              PROJECTED              PROJECTED
           SERVICE                      VOLUME                 DIRECT                OVERHEAD               TOTAL COST
                                        (FTES)                  COSTS                  COSTS                OF SERVICE
----------------------------------------------------------------------------------------------------------------------
GAS OPERATIONS                            2.3                  $241,373               $ 74,620               $315,993
----------------------------------------------------------------------------------------------------------------------
GAS PROCUREMENT AND                       2.3                  $264,080               $ 75,530               $339,610
TRANSPORTATION
----------------------------------------------------------------------------------------------------------------------
SUPPLY PLANNING                            .5                  $ 63,976               $ 17,877               $ 81,853
----------------------------------------------------------------------------------------------------------------------
TOTAL                                     5.1                  $569,429               $168,027               $737,456
----------------------------------------------------------------------------------------------------------------------

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A:  PERFORMANCE MEASURE DEFINITION:                                          TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.                             Quality     No Firm Service
                                                                                         Curtailment.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily &                Operational Reports             Respond timely for approvals on arrangements or
Seasonal                                               situations outside of "Decision Guidelines."


B:  PERFORMANCE MEASURE DEFINITION:                                          TYPE        GOAL
Level of Customer's satisfaction with Provider                               Quality     High Customer
communications, responsiveness and understanding of the                                  Satisfaction Rating
Customer's needs in regard to gas supply and operations,
inclusive of Customer's unbundling initiatives and
State/Federal Regulatory proceedings.

FREQUENCY                  SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
3 to 4 times per           Periodic meetings with             Provide informed and adequate feedback on
year                       Customer.                          level of satisfaction.


C:  PERFORMANCE MEASURE DEFINITION:                                          TYPE        GOAL
The sum of all direct and indirect costs charged by Provider.                Cost        Actual annual costs
                                                                                         (less than or equal
                                                                                         to) projected annual
                                                                                         costs in the Service
                                                                                         Level Plan.

FREQUENCY                  SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
When actual costs          O & M Budget Projection            To participate cooperatively with Provider to
are projected to be        Reports                            update and modify the O & M Budget as
in excess of O &                                              needed to reflect accurately changes in the
M Budget.                                                     level of services requested and associated
                                                              costs.

D:  PERFORMANCE MEASURE DEFINITION:                                          TYPE     GOAL
% Gas Cost Recovery.                                                         Cost     100% Cost Recovery
                                                                                      with no material
                                                                                      repricing by
                                                                                      Commission due to
                                                                                      Provider decisions or
                                                                                      actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Commission findings or          Support Provider responses to Commission
                       particular event(s).            requests as needed.  Also requires finance and
                                                       regulatory support.


                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

E:  PERFORMANCE MEASURE DEFINITION:                             TYPE          GOAL
Safe, reliable gas operations for sites controlled by           Quality       No operational pressure
Provider within Maximum Allowed Operating                                     violations and/or penalties for
Pressures (MAOP) or other operating parameters.                               sites under Provider's control
                                                                              due to Provider decisions or
                                                                              actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Continuous             Event Driven                    Advise Provider of special circumstances in a
                       Operational Reports             timely manner.


F:  PERFORMANCE MEASURE DEFINITION:                                  TYPE        GOAL
Accurate Peak Day Forecast (PDF) of firm demand.                     Quality     PDF within 3% accuracy of
                                                                                 firm demand.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 PDF Comparison Report           Provide timely information regarding new load
                                                       additions or load changes.

GAS PROCUREMENT AND TRANSPORTATION

G:  PERFORMANCE MEASURE DEFINITION:                    TYPE          GOAL ($MILLION):
Booked revenue (before sharing and income taxes),      Cost                      Threshold      Target    Stretch
from off-system sales and marketed capacity release.                             ---------      ------    --------
                                                                                    3.4          5.0        7.2


FREQUENCY           SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual              Monthly GMS Intranet            Provide timely approvals on
                    Report                          arrangements outside of
                                                    "Decision Guidelines" so
                                                    that opportunities are not
                                                    missed.


H:  PERFORMANCE MEASURE DEFINITION:                                       TYPE        GOAL
Level of external and internal customer satisfaction with                 Quality     85% Customer
nomination system (GAIN+).                                                            satisfaction.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual at mid-         Survey Shippers and             Complete annual surveys and provide adequate
year                   Customer personnel              feedback.


SUPPLY PLANNING

I:  PERFORMANCE MEASURE DEFINITION:                          TYPE        GOAL
Level of Customer Satisfaction with Strategic                Quality     Prepare an SGSP that meets the
Gas Supply Plan (SGSP).                                      & time      President's expectations and is a
                                                                         useful tool in the regulatory arena

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Survey of Customer              Provide timely input for strategic issues that must
                                                       be anticipated and communicate operating
                                                       concerns.

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The Vice President of Columbia Gas of Kentucky, Inc., (Joseph W. Kelly) and General Manager of Gas Management Services (Jim Lee) will execute all contracts for capacity and supply with a term longer than one year. The General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guideline

A Decision Guideline is necessary in recognition of the operational and revenue impact that the Provider can have on Customer.

The 2000 SLP Decision Guideline is attached as Exhibit 2. The desired outcome is that by following the guideline, 90 plus percent of the operational decisions can be made by Provider without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan is incorporated by reference for 2000.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

The revenue goals associated with GMS's Incentive Plan are contained in Performance Measure G above.

MODIFICATIONS TO THE SERVICE LEVEL PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

            Customer                                    Provider

-----------------------------------         ------------------------------------
Vice President                              General Manager

------------------------------------        ------------------------------------
Director                                    Director

------------------------------------        ------------------------------------
Director                                    Director

------------------------------------        ------------------------------------
Director                                    Director



MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


______________________________________________   _______________________________
Vice President, Columbia Gas of Kentucky, Inc.   Vice President, Shared Services



Attachments:

COLUMBIA GAS                                                          [GMS LOGO]
SHARED SERVICES CENTER
--------------------------------------------------------------------------------
                                                                        Proposed

                             2000 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                         COLUMBIA GAS OF MARYLAND, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Maryland, Inc., (CMD or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 2000. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:              Gas Management Services Section
                       The Shared Services Center at Columbia Gas of Ohio, Inc.
                       200 Civic Center Drive
                       Columbus, Ohio 43215

                       Key Provider contact is:
                       J. R. Lee, GMS General Manager


CUSTOMER:              Columbia Gas of Maryland, Inc.
                       55 Sycamore Street
                       Hagerstown, MD 21740-00124

                       Key Customer contact is:
                       G. J. Robinson, President or designee

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 2000 Master List of Services (Exhibit 1). To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

           SERVICE PROVIDED                PRIMARY PROVIDER            PRIMARY CUSTOMER
===============================================================================================
GAS OPERATIONS                        J. M. Ripley, Director      Ziad Shaheen, General Manager
                                                                  Gary Laird, Manager
                                                                  Grant York, Manager
                                                                  John VarKonda, Manager

GAS PROCUREMENT AND TRANSPORTATION    S. D. Phelps, Director      John VarKonda, Manager

SUPPLY PLANNING                       M. D. Anderson, Director    Mike Martin, Director
                                                                  John VarKonda, Manager
                                                                  John Quinn, Manager

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

                       PROJECTED
                        SERVICE       PROJECTED    PROJECTED     PROJECTED
                        VOLUME         DIRECT      OVERHEAD      TOTAL COST
           SERVICE      (FTES)         COSTS        COSTS        OF SERVICE
================================================================================
GAS OPERATIONS            .7         $105,068      $22,843        $127,911
GAS PROCUREMENT AND      1.3         $145,812      $42,011        $187,823
TRANSPORTATION
SUPPLY PLANNING           .4         $ 41,727      $11,918        $ 53,645
TOTAL                    2.4         $292,607      $76,772        $369,379

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:
================================================================================
A:  PERFORMANCE MEASURE DEFINITION:                 TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.    Quality     No Firm Service
                                                                Curtailment.
--------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION        CUSTOMER RESPONSIBILITIES:
Daily & Seasonal       Operational Reports          Respond timely for approvals
                                                    on arrangements or
                                                    situations outside of
                                                    "Decision Guidelines."
================================================================================

================================================================================
B:  PERFORMANCE MEASURE DEFINITION:                     TYPE           GOAL
Level of Customer's satisfaction with Provider         Quality     High Customer
communications, responsiveness and understanding of                Satisfaction
the Customer's needs in regard to gas supply and                   Rating
operations, inclusive of Customer's unbundling
initiatives and State/Federal Regulatory proceedings.
--------------------------------------------------------------------------------
FREQUENCY          SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
3 to 4 times per   Periodic meetings with    Provide informed and adequate
year               Customer.                 feedback on level of satisfaction.
================================================================================

================================================================================
C:  PERFORMANCE MEASURE DEFINITION:         TYPE    GOAL
The sum of all direct and indirect costs    Cost    Actual annual costs (less
charged by Provider.                                than or equal to) projected
                                                    annual costs in the Service
                                                    Level Plan.
--------------------------------------------------------------------------------
FREQUENCY              SOURCE OF INFORMATION        CUSTOMER RESPONSIBILITIES:

When actual costs      O & M Budget Projection      To participate cooperatively
are projected to be    Reports                      with Provider to update and
in excess of O & M                                  modify the O & M Budget as
Budget.                                             needed to reflect accurately
                                                    changes in the level of
                                                    services requested and
                                                    associated costs.
================================================================================

================================================================================
D:  PERFORMANCE MEASURE DEFINITION:      TYPE     GOAL
% Gas Cost Recovery.                     Cost     100% Cost Recovery with no
                                                  material repricing by
                                                  Commission due to Provider
                                                  decisions or actions.
--------------------------------------------------------------------------------
FREQUENCY    SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
Annual       Commission findings or    Support Provider responses to Commission
             particular event(s).      requests as needed. Also requires finance
                                       and regulatory support.
================================================================================

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

================================================================================
E:  PERFORMANCE MEASURE DEFINITION:          TYPE     GOAL
Safe, reliable gas operations for sites      Quality  No operational pressure
controlled by Provider within Maximum                 violations and/or
Allowed Operating Pressures (MAOP) or other           penalties for sites under
operating parameters.                                 Provider's control due to
                                                      Provider decisions or
                                                      actions.
--------------------------------------------------------------------------------
FREQUENCY     SOURCE OF INFORMATION       CUSTOMER RESPONSIBILITIES:
Continuous    Event Driven Operational    Advise Provider of special
              Reports                     circumstances in a timely manner.
================================================================================

================================================================================
F:  PERFORMANCE MEASURE DEFINITION:         TYPE      GOAL
Accurate Peak Day Forecast (PDF) of firm    Quality   PDF within 3% accuracy of
demand.                                               firm demand.
--------------------------------------------------------------------------------
FREQUENCY     SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
Annual        PDF Comparison Report     Provide timely information regarding new
                                        load additions or load changes.
================================================================================

GAS PROCUREMENT AND TRANSPORTATION

================================================================================
G:  PERFORMANCE MEASURE DEFINITION:          TYPE   GOAL ($MILLION):
Booked revenue (before sharing and income    Cost     Threshold  Target  Stretch
taxes), from off-system sales and marketed            ---------  ------  -------
capacity release.                                        0.8      1.7      2.9
--------------------------------------------------------------------------------
FREQUENCY    SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual       Monthly GMS Intranet Report     Provide timely approvals on
                                             arrangements outside of "Decision
                                             Guidelines" so that opportunities
                                             are not missed.
================================================================================

================================================================================
H:  PERFORMANCE MEASURE DEFINITION:             TYPE        GOAL
Level of external and internal customer         Quality     85% Customer
satisfaction with nomination system (GAIN+).                satisfaction.
--------------------------------------------------------------------------------
FREQUENCY             SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual at mid-year    Survey Shippers and Customer    Complete annual surveys
                      personnel                       and provide adequate
                                                      feedback.
================================================================================

SUPPLY PLANNING

================================================================================
I:  PERFORMANCE MEASURE DEFINITION:   TYPE        GOAL
Level of Customer Satisfaction with   Quality &   Prepare an SGSP that meets the
Strategic Gas Supply Plan (SGSP).     time        President's expectations and
                                                  is a useful tool in the
                                                  regulatory arena
--------------------------------------------------------------------------------
FREQUENCY     SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual        Survey of Customer       Provide timely input for strategic issues
                                       that must be anticipated and communicate
                                       operating concerns.
================================================================================

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The President of Columbia Gas of Maryland, Inc., (G. J. Robinson) will execute all contracts for capacity and supply with a term longer than one year. The General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guideline

A Decision Guideline is necessary in recognition of the operational and revenue impact that the Provider can have on Customer.

The 2000 SLP Decision Guideline is attached as Exhibit 2. The desired outcome is that by following the guideline, 90 plus percent of the operational decisions can be made by Provider without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan is incorporated by reference for 2000.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

The revenue goals associated with GMS's Incentive Plan are contained in Performance Measure G above.

MODIFICATIONS TO THE SERVICE LEVEL PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

            Customer                                      Provider

---------------------------------           ------------------------------------
General Manager                             General Manager

---------------------------------           ------------------------------------
Director                                    Director

---------------------------------           ------------------------------------
Manager                                     Director

---------------------------------           ------------------------------------
Manager                                     Director

---------------------------------
Manager

---------------------------------
Manager

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------           ------------------------------------
President, Columbia Gas of Maryland, Inc.   Vice President, Shared Services



Attachments:

COLUMBIA GAS                                                          [GMS LOGO]
SHARED SERVICES CENTER
--------------------------------------------------------------------------------
                                                                        Proposed

                             2000 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                           COLUMBIA GAS OF OHIO, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Ohio, Inc., (COH or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 2000. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:                  Gas Management Services Section
                           The Shared Services Center at Columbia Gas of , Inc.
                           200 Civic Center Drive
                           Columbus,  43215

                           Key Provider contact is:
                           J. R. Lee, GMS General Manager


CUSTOMER:                  Columbia Gas of Ohio, Inc.
                           200 Civic Center Drive
                           Columbus, Ohio  43215

                           Key Customer contact is:
                           J. R. Lee, Senior Vice President or designee

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 2000 Master List of Services (Exhibit 1). To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

        SERVICE PROVIDED                 PRIMARY PROVIDER             PRIMARY CUSTOMER
================================================================================================
GAS OPERATIONS                        J. M. Ripley, Director       Jim Lee, Sr. Vice President
                                                                   Joe Kuhner, Director
                                                                   Al Steinmetz, Director

GAS PROCUREMENT AND TRANSPORTATION    S. D. Phelps, Director       Jim Lee, Sr. Vice President
                                                                   Cheryl Peters, Vice President
                                                                   Carol Fox, Director
                                                                   Greg Slone, Manager

SUPPLY PLANNING                       M. D. Anderson, Director     Jim Lee, Sr. Vice President
                                                                   Gary Babin, Vice President
                                                                   Larry Martin, Director
                                                                   Tom Brown, Director
                                                                   Suzanne Surface, Director

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

                        PROJECTED
                         SERVICE         PROJECTED        PROJECTED     PROJECTED
                         VOLUME           DIRECT          OVERHEAD      TOTAL COST
      SERVICE            (FTES)           COSTS            COSTS        OF SERVICE
==================================================================================
GAS OPERATIONS             9.4          $1,077,135        $310,661      $1,387,796
GAS PROCUREMENT AND       14.8          $1,729,390        $490,274      $2,219,664
TRANSPORTATION
SUPPLY PLANNING            5.4          $  616,241        $177,279      $  793,520
TOTAL                     29.6          $3,422,766        $978,214      $4,400,980

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:
================================================================================
A:  PERFORMANCE MEASURE DEFINITION:                  TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.     Quality     No Firm Service
                                                                 Curtailment.
--------------------------------------------------------------------------------
FREQUENCY      SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily &        Operational Reports             Respond timely for approvals on
Seasonal                                       arrangements or situations
                                               outside of "Decision Guidelines."
================================================================================

================================================================================
B:  PERFORMANCE MEASURE DEFINITION:            TYPE        GOAL
Level of Customer's satisfaction with
Provider communications, responsiveness and    Quality     High Customer
understanding of the Customer's needs in                   Satisfaction Rating
regard to gas supply and operations,
inclusive of Customer's unbundling
initiatives and State/Federal Regulatory
proceedings.
--------------------------------------------------------------------------------
FREQUENCY          SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
3 to 4 times per   Periodic meetings with    Provide informed and adequate
year               Customer.                 feedback on level of satisfaction.
================================================================================

================================================================================
C:  PERFORMANCE MEASURE DEFINITION:    TYPE    GOAL
The sum of all direct and indirect     Cost    Actual annual costs (less than or
costs charged by Provider.                     equal to) projected annual costs
                                               in the Service Level Plan.
--------------------------------------------------------------------------------
FREQUENCY          SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
When actual costs  O & M Budget Projection    To participate cooperatively with
are projected to   Reports                    Provider to update and modify the
be in excess of                               O & M Budget as needed to reflect
O & M Budget.                                 accurately changes in the level of
                                              services requested and associated
                                              costs.
================================================================================

================================================================================
D:  PERFORMANCE MEASURE DEFINITION:     TYPE     GOAL
% Gas Cost Recovery.                    Cost     100% Cost Recovery with no
                                                 material repricing by
                                                 Commission due to Provider
                                                 decisions or actions.
--------------------------------------------------------------------------------
FREQUENCY   SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
Annual      Commission findings or    Support Provider responses to Commission
            particular event(s).      requests as needed. Also requires finance
                                      and regulatory support.
================================================================================

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

================================================================================
E:  PERFORMANCE MEASURE DEFINITION:       TYPE      GOAL
Safe, reliable gas operations for sites   Quality   No operational pressure
controlled by Provider within Maximum               violations and/or penalties
Allowed Operating Pressures (MAOP) or               for sites under Provider's
other operating parameters.                         control due to Provider
                                                    decisions or actions.
--------------------------------------------------------------------------------
FREQUENCY      SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
Continuous     Event Driven Operational   Advise Provider of special
               Reports                    circumstances in a timely manner.
================================================================================

================================================================================
F:  PERFORMANCE MEASURE DEFINITION:        TYPE      GOAL
Accurate Peak Day Forecast (PDF) of firm   Quality   PDF within 3% accuracy of
demand.                                              firm demand.
--------------------------------------------------------------------------------
FREQUENCY    SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
Annual       PDF Comparison Report     Provide timely information regarding new
                                       load additions or load changes.
================================================================================

GAS PROCUREMENT AND TRANSPORTATION

================================================================================
G:  PERFORMANCE MEASURE DEFINITION:       TYPE   GOAL ($MILLION):
(1) Booked proceeds (before taxes) from   Cost      Threshold  Target  Stretch
    off system sales and short term                 ---------  ------  -------
    capacity release.                            (1)  15.0      25.0    32.0

(2) Booked proceeds (before taxes) from          (2)  37.0      52.0    58.0
    long term capacity release plus all
    other avoided firm capacity, storage
    and supply contract demand costs.
--------------------------------------------------------------------------------
FREQUENCY   SOURCE OF INFORMATION       CUSTOMER RESPONSIBILITIES:
Annual      Monthly GMS Intranet        Provide timely approvals on arrangements
            Report                      outside of "Decision Guidelines" so that
                                        opportunities are not missed.
================================================================================

================================================================================
H:  PERFORMANCE MEASURE DEFINITION:        TYPE        GOAL
Level of external and internal customer Quality 85% Customer satisfaction. satisfaction with nomination system
(GAIN+).
--------------------------------------------------------------------------------
FREQUENCY            SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual at mid-year   Survey Shippers and      Complete annual surveys and
                     Customer personnel       provide adequate feedback.
================================================================================

SUPPLY PLANNING

================================================================================
I:  PERFORMANCE MEASURE DEFINITION:   TYPE        GOAL
Level of Customer Satisfaction with   Quality &   Prepare an SGSP that meets the
Strategic Gas Supply Plan (SGSP).     time        President's expectations and
                                                  is a useful tool in the
                                                  regulatory arena
--------------------------------------------------------------------------------
FREQUENCY      SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual         Survey of Customer       Provide timely input for strategic
                                        issues that must be anticipated and
                                        communicate operating concerns.
================================================================================

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The Senior Vice President of Energy Services and General Manager of Gas Management Services (Jim Lee) will execute all contracts for capacity and supply.

Decision Guideline

A Decision Guideline is necessary in recognition of the operational and revenue impact that the GMS organization can have on COH.

The 2000 SLP Decision Guideline is attached as Exhibit 2. The desired outcome is that by following the guideline, 90 plus percent of the operational decisions can be made by GMS without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan is incorporated by reference for 2000.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

The revenue goals associated with GMS's Incentive Plan are contained in Performance Measure G above.

MODIFICATIONS TO THE SERVICE LEVEL PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------------     ------------------------------------
Senior Vice President                       Vice President, Shared Services
Columbia Gas of Ohio, Inc.

Attachments:

COLUMBIA GAS                                                          [GMS LOGO]
SHARED SERVICES CENTER
--------------------------------------------------------------------------------
                                                                        Proposed

                             2000 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                         COLUMBIA GAS OF VIRGINIA, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Virginia, Inc., (CGV or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 2000. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:               Gas Management Services Section
                        The Shared Services Center at Columbia Gas of Ohio, Inc.
                        200 Civic Center Drive
                        Columbus, Ohio 43215

                        Key Provider contact is:
                        J. R. Lee, GMS General Manager


CUSTOMER:               Columbia Gas of Virginia, Inc.
                        9001 Arboretum Parkway
                        Richmond, Virginia  23235-0800

                        Key Customer contact is:
                        Anthony Trubisz, President or designee

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 2000 Master List of Services (Exhibit 1). To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

        SERVICE PROVIDED                PRIMARY PROVIDER            PRIMARY CUSTOMER
===============================================================================================
GAS OPERATIONS                        J. M. Ripley, Director      Rob Mooney, Manager
                                                                  Lisa Jessee, Coordinator

GAS PROCUREMENT AND TRANSPORTATION    S. D. Phelps, Director      Opie Lindsay, Vice President
                                                                  Lisa Jessee, Coordinator

SUPPLY PLANNING                       M. D. Anderson, Director    Opie Lindsay, Vice President
                                                                  Rob Mooney, Manager

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

                       PROJECTED
                        SERVICE     PROJECTED    PROJECTED     PROJECTED
                        VOLUME       DIRECT       OVERHEAD     TOTAL COST
     SERVICE            (FTES)        COSTS        COSTS       OF SERVICE
================================================================================
GAS OPERATIONS           4.4        $468,385     $149,239      $  617,624
GAS PROCUREMENT AND      2.7        $317,028     $ 89,385      $  406,413
TRANSPORTATION
SUPPLY PLANNING           .9        $103,605     $ 29,497      $  133,102
TOTAL                    8.0        $889,018     $268,121      $1,157,139

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:
================================================================================
A:  PERFORMANCE MEASURE DEFINITION:                TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.   Quality     No Firm Service
                                                               Curtailment.

--------------------------------------------------------------------------------
FREQUENCY     SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
Daily &       Operational Reports        Respond timely for approvals on
Seasonal                                 arrangements or situations outside
                                         of "Decision Guidelines."
================================================================================

================================================================================
B:  PERFORMANCE MEASURE DEFINITION:             TYPE        GOAL
Level of Customer's satisfaction with           Quality     High Customer
Provider communications, responsiveness and                 Satisfaction Rating
understanding of the Customer's needs in
regard to gas supply and operations,
inclusive of Customer's unbundling
initiatives and State/Federal Regulatory
proceedings.
--------------------------------------------------------------------------------
FREQUENCY          SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
3 to 4 times per   Periodic meetings with    Provide informed and adequate
year               Customer.                 feedback on level of satisfaction.
================================================================================

================================================================================
C:  PERFORMANCE MEASURE DEFINITION:   TYPE        GOAL
The sum of all direct and indirect    Cost        Actual annual costs (less than
costs charged by Provider.                        or equal to) projected annual
                                                  costs in the Service Level
                                                  Plan.
--------------------------------------------------------------------------------
FREQUENCY             SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
When actual costs     O & M Budget Projection    To participate cooperatively
are projected to be   Reports                    with Provider to update and
in excess of O & M                               modify the O & M Budget as
Budget.                                          needed to reflect accurately
                                                 changes in the level of
                                                 services requested and
                                                 associated costs.
================================================================================

================================================================================
D:  PERFORMANCE MEASURE DEFINITION:      TYPE     GOAL
% Gas Cost Recovery.                     Cost     100% Cost Recovery with no
                                                  material repricing by
                                                  Commission due to Provider
                                                  decisions or actions.
--------------------------------------------------------------------------------
FREQUENCY   SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual      Commission findings or   Support Provider responses to Commission
            particular event(s).     requests as needed. Also requires finance
                                     and regulatory support.
================================================================================

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

================================================================================
E:  PERFORMANCE MEASURE DEFINITION:       TYPE      GOAL
Safe, reliable gas operations for sites   Quality   No operational pressure
controlled by Provider within Maximum               violations and/or penalties
Allowed Operating Pressures (MAOP) or               for sites under Provider's
other operating parameters.                         control due to Provider
                                                    decisions or actions.
--------------------------------------------------------------------------------
FREQUENCY     SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
Continuous    Event Driven Operational   Advise Provider of special
              Reports                    circumstances in a timely manner.
================================================================================

================================================================================

F:  PERFORMANCE MEASURE DEFINITION:         TYPE      GOAL
Accurate Peak Day Forecast (PDF) of firm    Quality   PDF within 3% accuracy of
demand.                                               firm demand.
--------------------------------------------------------------------------------
FREQUENCY      SOURCE OF INFORMATION     CUSTOMER RESPONSIBILITIES:
Annual         PDF Comparison Report     Provide timely information regarding
                                         new load additions or load changes.
================================================================================

GAS PROCUREMENT AND TRANSPORTATION

================================================================================
G:  PERFORMANCE MEASURE DEFINITION:          TYPE   GOAL ($MILLION):
Booked revenue (before sharing and income    Cost   Threshold   Target  Stretch
taxes), from off-system sales and marketed          ---------   ------  -------
capacity release.                                      .5        2.4      4.9
--------------------------------------------------------------------------------
FREQUENCY    SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual       Monthly GMS Intranet     Provide timely approvals on arrangements
             Report                   outside of "Decision Guidelines" so that
                                      opportunities are not missed.
================================================================================

================================================================================
H:  PERFORMANCE MEASURE DEFINITION:         TYPE      GOAL
Level of external and internal customer Quality 85% Customer satisfaction. satisfaction with nomination system
(GAIN+).
--------------------------------------------------------------------------------
FREQUENCY         SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual at mid-    Survey Shippers and Customer    Complete annual surveys and
year              personnel                       provide adequate feedback.
================================================================================

SUPPLY PLANNING

================================================================================
I:  PERFORMANCE MEASURE DEFINITION:   TYPE        GOAL
Level of Customer Satisfaction with   Quality &   Prepare an SGSP that meets the
Strategic Gas Supply Plan (SGSP).     time        President's expectations and
                                                  is a useful tool in the
                                                  regulatory arena
--------------------------------------------------------------------------------
FREQUENCY   SOURCE OF INFORMATION    CUSTOMER RESPONSIBILITIES:
Annual      Survey of Customer       Provide timely input for strategic issues
                                     that must be anticipated and communicate
                                     operating concerns.
================================================================================

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The President of Columbia Gas of Virginia, Inc., (Anthony Trubisz) will execute all contracts for capacity and supply with a term longer than one year. The General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guideline

A Decision Guideline is necessary in recognition of the operational and revenue impact that the Provider organization can have on Customer.

The 2000 SLP Decision Guideline is attached as Exhibit 2. The desired outcome is that by following the guideline, 90 plus percent of the operational decisions can be made by Provider without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan is incorporated by reference for 2000.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

The revenue goals associated with GMS's Incentive Plan are contained in Performance Measure G above.

MODIFICATIONS TO THE SERVICE LEVEL PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

             Customer                                    Provider

-----------------------------------         ------------------------------------
Vice President                              General Manager

------------------------------------        ------------------------------------
Manager                                     Director

------------------------------------        ------------------------------------
Coordinator                                 Director

------------------------------------        ------------------------------------
                                            Director

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


-----------------------------------         ------------------------------------
President, Columbia Gas of Virginia, Inc.   Vice President, Shared Services



Attachments:

                                   SCHEDULE 2
                         2000 STANDARD ALLOCATION BASES

                                     BASE 1
                                 NO LONGER USED

                                     BASE 2
                                UNIT MEASUREMENT


TOTAL NUMBER OF RETAIL CUSTOMERS

                                  CKY        COH           CMD         CPA          CGV         TOTAL
                                  ---        ---           ---         ----         ---         -----
                                 7.11%      63.87%        1.58%       18.87%       8.57%       100.00%

TARIFF AND TRANSPORTATION CUSTOMERS BY REVENUE CYCLE

RESIDENTIAL                      6.99%      64.61%        1.54%       18.44%       8.42%       100.00%
COMMERCIAL                       8.39%      55.98%        2.00%       23.49%      10.14%       100.00%
INDUSTRIAL                       5.23%      66.62%        0.95%       15.16%      12.04%       100.00%
PUBLIC UTILITY                 100.00%       0.00%        0.00%        0.00%       0.00%       100.00%
OTHER                            0.00%      46.59%        0.00%       21.87%      31.54%       100.00%
TRANSPORTATION                   0.84%      73.38%        1.51%       22.37%       1.90%       100.00%

TOTAL                            6.78%      64.50%        1.57%       18.92%       8.23%       100.00%

TOTAL TARIFF AND TRANSPORTATION THROUGHPUT MCF'S

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 8.04%      61.26%        1.36%       18.86%      10.48%       100.00%

TARIFF AND TRANSPORTATION MCF THROUGHPUT BY REVENUE CLASS

RESIDENTIAL                      6.41%      65.98%        1.43%       19.43%       6.75%       100.00%
COMMERCIAL                       8.83%      55.09%        2.48%       20.84%      12.76%       100.00%
INDUSTRIAL                       7.35%      38.98%        2.51%       18.61%      32.55%       100.00%
PUBLIC UTILITY                 100.00%       0.00%        0.00%        0.00%       0.00%       100.00%
OTHER                            0.00%      18.91%        0.00%        9.63%      71.46%       100.00%
TRANSPORTATION                   9.11%      59.72%        0.98%       18.14%      12.05%       100.00%

TOTAL                            8.04%      61.26%        1.36%       18.86%      10.48%       100.00%

GAS PURCHASE VOLUMES - GROSS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.35%      62.31%        2.46%       20.80%       7.08%       100.00%

TOTAL NUMBER OF EMPLOYEES (INCLUDES ALLOCATED SHARED SERVICES)

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.62%      56.08%        2.00%       23.19%      11.11%       100.00%

                                UNIT MEASUREMENT
NUMBER OF VEHICLES

                                  CKY        COH          CMD          CPA         CGV          TOTAL
                                  ---        ---          ---          ----        ---          -----
                                 7.03%      58.18%        2.00%       21.86%      10.93%       100.00%

TOTAL NUMBER OF GENERAL TOOLS

                                  CKY        COH           CMD         CPA         CGV         TOTAL
                                  ---        ---           ---         ----        ---         -----
                                 5.08%      61.52%        2.07%       19.16%      12.17%       100.00%

TOTAL NUMBER OF LEASES

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 5.99%      42.75%        3.77%       40.19%       7.30%       100.00%

NUMBER OF STATE EMPLOYEES

                                  CKY        COH           CMD         CPA         CGV          TOTAL
                                  ---        ---           ---         ----        ---          -----
                                 7.56%      56.04%        1.78%       23.47%      11.15%       100.00%

                                         BASE 3
                             TOTAL PLANT AND TOTAL EXPENSE

TOTAL GAS PLANT AND O&M EXPENSE

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.64%      54.18%        2.74%       22.33%      13.11%       100.00%

                                     BASE 4
               TOTAL FUNCTIONAL PLANT AND TOTAL FUNCTIONAL EXPENSE

TOTAL L. P. G. PLANT AND EXPENSE

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                13.88%       0.00%       22.32%        0.00%      63.80%       100.00%

STORAGE

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 0.00%       0.00%        0.00%      100.00%       0.00%       100.00%

TOTAL DISTRIBUTION PLANT AND EXPENSE

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.72%      53.73%        2.77%       22.63%      13.15%       100.00%

                                         BASE 5
                              PLANT OR EXPENSE VARIATIONS

TOTAL GAS PLANT IN SERVICE

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.75%      53.65%        2.82%       22.24%      13.54%       100.00%

TOTAL DEPRECIABLE PLANT

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.74%      53.68%        2.85%       22.51%      13.22%       100.00%

ADJUSTED GROSS PAYROLL

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 6.04%      63.92%        1.44%       19.77%       8.83%       100.00%

                                     BASE 6
                                COMBINATION BASES

TOTAL THROUGHPUT/TOTAL STATE EMPLOYEES/CUSTOMERS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.46%      60.60%        1.57%       20.42%       9.95%       100.00%

TOTAL STATE EMPLOYEES/CUSTOMERS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.17%      60.26%        1.68%       21.20%       9.69%       100.00%

TOTAL THROUGHPUT/TOTAL EMPLOYEES/CUSTOMERS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.48%      60.62%        1.64%       20.32%       9.94%       100.00%

TOTAL EMPLOYEES/CUSTOMERS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.20%      60.28%        1.79%       21.06%       9.67%       100.00%

TOTAL PLANT/STATE EMPLOYEES/CUSTOMERS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.36%      58.07%        2.06%       21.54%      10.97%       100.00%

TOTAL THROUGHPUT/CUSTOMERS

                                  CKY         COH          CMD         CPA          CGV         TOTAL
                                  ---         ---          ---         ----         ---         -----
                                 7.41%      62.87%        1.47%       18.89%       9.36%       100.00%

                                   SCHEDULE 3
                            "AT COST" REPRESENTATION

In compliance with rules 90 and 91 under the Public Utility Holding Company Act, all services are provided at cost which includes reasonable compensation for necessary capital.

The basis for determining the amount billed when the Shared Services Center
(SSC) of Columbia Gas of Ohio, Inc. (COH) does work for another affiliate is cost pursuant to Section 13(b) of the Public Utility Holding Company Act. The SSC does not make a profit when performing professional services for affiliated companies.

In addition to costs uniquely identified in each transaction, an attempt is made to include costs that are related to, but not specifically identifiable to, the transaction such as various departmental overheads that include vacation/non-productive time, employee benefits and payroll taxes.

A component to recover the cost of capital is included when assets owned by COH are used to provide services for affiliated companies. The cost of capital includes a return on investment and taxes. The return rate is the Ohio Public Utilities Commission approved rate of return.



/s/ Theresa A. Balog
General Manager,
Financial & Regulatory Services
Columbia Gas of Ohio, Inc.

                                   SCHEDULE 4
               INCOME STATEMENT DETAILING GOODS SERVICES RENDERED
                        TO AFFILIATES AND NON-AFFILIATES



-----------------------------------------------------------------------------------------------------------------------------------
  GENERAL LEDGER                                                            12              14            15             16
     Account                       Description                             CEGSC            CGT           CES            CPC
-----------------------------------------------------------------------------------------------------------------------------------
    REVENUES
---------------
417            Non-Affiliated Revenues                                $         --     $       --    $       --     $       --
493            General Office Building Return                         $         --     $       --    $       --     $       --
495            Equipment Recovery - Return & Taxes                    $         --     $       --    $       --     $       --
---------------                                                       -------------------------------------------------------------
    Subtotal                                                          $         --     $       --    $       --     $       --
---------------                                                       =============================================================

---------------
    EXPENSES
---------------
107            Construction Work in Progress                          $         --     $       --    $       --     $       --
108            Accumulated Depreciation                               $         --     $       --    $       --     $       --
135            Working Funds                                          $         --     $       --    $     256.61   $       --
143            Off-System Sales                                       $         --     $       --    $       --     $       --
156            Other Materials                                        $         --     $       --    $       --     $       --
163            Stores Expense                                         $         --     $       --    $       --     $       --
182            Regulatory Assets                                      $         --     $       --    $       --     $       --
183            Survey/Investigation Charge - Preliminary              $         --     $       --    $       --     $       --
184            Clearing Account                                       $         --     $       --    $       --     $       --
184CI          Clearing Acct Distribution - Information Technology    $    23,136.35   $       --    $ 101,060.46   $       --
184CA          Clearing Acct Distribution - Autos, Trucks, Tools      $         --     $       --    $       --     $       --
184CB          Clearing Acct Distribution - General Office Bldg       $         --     $       --    $       --     $       --
184CF          Clearing Acct Distribution - Fab Shop                  $         --     $       --    $       --     $       --
184CM          Clearing Acct Distribution - Meter Shop                $         --     $       --    $       --     $       --
186            Deferred Debits                                        $ 1,276,022.18   $       --    $       --     $       --
242            Miscellaneous Liabilities                              $         --     $       --    $       --     $       --
403            Depreciation Recovery                                  $         --     $       --    $       --     $       --
404            Amortization Recovery                                  $         --     $       --    $       --     $       --
408            Sales, Property & Excise Tax Recovery                  $         --     $       2.10  $     293.30   $       --
426            PAC                                                    $         --     $       --    $       --     $       --
694            Not Available                                          $         --     $       --    $       --     $  18,598.33
696            Not Available                                          $         --     $       --    $       --     $     465.96
753            Ops Gathering Expenses - Field Line Expenses           $         --     $       --    $       --     $       --
759            Ops Gathering Expenses - Other Expenses                $         --     $       --    $       --     $       --
764            Maint Gathering Expenses - Field Lines                 $         --     $       --    $       --     $       --
800            Payroll Costs                                          $         --     $       --    $   3,885.20   $       --
807            Gas Management Costs                                   $         --     $       --    $       --     $       --
810            Office Materials & Supplies                            $         --     $       --    $     557.23   $       --
814            Not Available                                          $         --     $       --    $       --     $       --

------------------------------------------------------------------------------------------------------
  GENERAL LEDGER                                                           32                34
     Account                       Description                             CKY               COH
------------------------------------------------------------------------------------------------------
    REVENUES
---------------
417            Non-Affiliated Revenues                                $         --     $         --
493            General Office Building Return                         $         --     $  (751,102.87)
495            Equipment Recovery - Return & Taxes                    $         --     $   (19,823.26)
---------------                                                       --------------------------------
    Subtotal                                                          $         --     $  (770,926.13)
---------------                                                       ================================

---------------
    EXPENSES
---------------
107            Construction Work in Progress                          $    45,100.03   $  (640,335.13)
108            Accumulated Depreciation                               $     3,424.67   $    (3,280.00)
135            Working Funds                                          $         --     $         --
143            Off-System Sales                                       $         --     $        72.86
156            Other Materials                                        $         --     $      (225.50)
163            Stores Expense                                         $         --     $(1,184,455.93)
182            Regulatory Assets                                      $       (30.06)  $         --
183            Survey/Investigation Charge - Preliminary              $         --     $     8,909.64
184            Clearing Account                                       $    25,424.82   $31,137,320.47
184CI          Clearing Acct Distribution - Information Technology    $   387,429.57   $(2,671,212.69)
184CA          Clearing Acct Distribution - Autos, Trucks, Tools      $   810,105.98   $(5,188,220.09)
184CB          Clearing Acct Distribution - General Office Bldg       $   636,919.56   $(3,447,120.45)
184CF          Clearing Acct Distribution - Fab Shop                  $     3,584.40   $  (911,643.53)
184CM          Clearing Acct Distribution - Meter Shop                $    29,905.21   $  (553,249.55)
186            Deferred Debits                                        $       119.68   $   (25,885.88)
242            Miscellaneous Liabilities                              $         --     $   209,419.47
403            Depreciation Recovery                                  $         --     $    (4,122.96)
404            Amortization Recovery                                  $         --     $  (442,377.87)
408            Sales, Property & Excise Tax Recovery                  $         --     $  (111,205.95)
426            PAC                                                    $         --     $    39,598.16
694            Not Available                                          $         --     $         --
696            Not Available                                          $         --     $         --
753            Ops Gathering Expenses - Field Line Expenses           $         --     $         --
759            Ops Gathering Expenses - Other Expenses                $         --     $         --
764            Maint Gathering Expenses - Field Lines                 $         --     $         --
800            Payroll Costs                                          $         --     $         --
807            Gas Management Costs                                   $   505,228.43   $ 3,252,817.03
810            Office Materials & Supplies                            $         --     $         --
814            Not Available                                          $         --     $         --

                                   SCHEDULE 4
               INCOME STATEMENT DETAILING GOODS SERVICES RENDERED
                        TO AFFILIATES AND NON-AFFILIATES



-----------------------------------------------------------------------------------------------------------------------------------
  GENERAL LEDGER                                                            12              14            15             16
     Account                       Description                             CEGSC            CGT           CES            CPC
-----------------------------------------------------------------------------------------------------------------------------------
    REVENUES
---------------
817            Underground Storage Exp - S&E Lines Expenses           $         --     $       --    $       --     $       --
818            Underground Storage Exp - S&E Compressor Stat Exp      $         --     $       --    $       --     $       --
820            Underground Storage Exp - M&R Stations Exp              $         --     $       --    $       --     $       --
825            Storage Wells Royalties - Free Gas Meters              $         --     $       --    $       --     $       --
832            Not Available                                          $         --     $       --    $       --     $       --
833            Underground Storage Exp - M&R Lines Expenses           $         --     $       --    $       --     $       --
834            Underground Storage Exp - M&R Compressor Stat Exp      $         --     $       --    $       --     $       --
835            Not Available                                          $         --     $       --    $   1,469.09   $       --
836            Not Available                                          $         --     $       --    $       --     $       --
850            Transmission Expense - Supervision & Engineering       $         --     $       --    $       --     $       --
851            Transmission Expense - System Control & Load Disp      $         --     $       --    $       --     $       --
853            Transmission Expense - Compr Stat Exp                  $         --     $       --    $       --     $       --
856            Transmission Expense - Mains                           $         --     $      67.90  $       --     $       --
857            Transmission Expense - M&R Station Exp                 $         --     $       --    $       --     $       --
859            Transmission Expense - Other                           $         --     $       --    $       --     $       --
860            Transmission Expense - Rents                           $         --     $       --    $       --     $       --
862            Not Available                                          $         --     $       --    $       --     $       --
863            Transmission Expense - Maintenance of Mains            $         --     $       --    $       --     $       --
864            Transmission Expense - Maint. Compr Station            $         --     $       --    $       --     $       --
865            Transmission Expense - Maintenance of M&R Stat         $         --     $       --    $       --     $       --
870            Operations - Supervisory & Engineering                 $         --     $       --    $       --     $       --
874            Operations - Maintenance & Services                    $         --     $       --    $       --     $       --
875            Not Available                                          $         --     $       --    $      42.80   $       --
878            Operations - Meters/House Regulators                   $         --     $       --    $       --     $       --
879            Operations - Customer Installations                    $         --     $       --    $       --     $       --
880            Operations - Other Expenses                            $         --     $       --    $       --     $       --
885            Maintenance - Supervisory & Engineering                $         --     $       --    $       --     $       --
886            Maintenance - Structures & Improvements                $         --     $       --    $       --     $       --
887            Maintenance - Mains                                    $         --     $       --    $       --     $       --
889            Not Available                                          $         --     $       --    $       --     $       --
892            Maintenance - Services                                 $         --     $       --    $       --     $       --
901            Customer Accounts - Supervisory                        $         --     $       --    $       --     $       --
902            Customer Accounts - Meter Reading                      $         --     $       --    $       --     $       --
903            Customer Accounts - Reconciliation & Collections       $         --     $       --    $       --     $       --
907            Customer Service - Supervisory                         $         --     $       --    $       --     $       --

------------------------------------------------------------------------------------------------------
  GENERAL LEDGER                                                           32                34
     Account                       Description                             CKY               COH
------------------------------------------------------------------------------------------------------
    REVENUES
---------------
817            Underground Storage Exp - S&E Lines Expenses           $         --     $         --
818            Underground Storage Exp - S&E Compressor Stat Exp      $         --     $         --
820            Underground Storage Exp - M&R Stations Exp              $         --     $         --
825            Storage Wells Royalties - Free Gas Meters              $         --     $         --
832            Not Available                                          $         --     $         --
833            Underground Storage Exp - M&R Lines Expenses           $         --     $         --
834            Underground Storage Exp - M&R Compressor Stat Exp      $         --     $         --
835            Not Available                                          $         --     $         --
836            Not Available                                          $         --     $         --
850            Transmission Expense - Supervision & Engineering       $         --     $         --
851            Transmission Expense - System Control & Load Disp      $         --     $         --
853            Transmission Expense - Compr Stat Exp                  $         --     $         --
856            Transmission Expense - Mains                           $         --     $         --
857            Transmission Expense - M&R Station Exp                 $         --     $         --
859            Transmission Expense - Other                           $         --     $         --
860            Transmission Expense - Rents                           $         --     $         --
862            Not Available                                          $         --     $         --
863            Transmission Expense - Maintenance of Mains            $         --     $         --
864            Transmission Expense - Maint. Compr Station            $         --     $         --
865            Transmission Expense - Maintenance of M&R Stat         $         --     $         --
870            Operations - Supervisory & Engineering                 $         --     $    15,066.77
874            Operations - Maintenance & Services                    $         --     $     5,309.12
875            Not Available                                          $         --     $     1,135.71
878            Operations - Meters/House Regulators                   $         --     $     4,299.43
879            Operations - Customer Installations                    $         --     $     4,299.43
880            Operations - Other Expenses                            $         --     $    21,261.09
885            Maintenance - Supervisory & Engineering                $         --     $     2,414.75
886            Maintenance - Structures & Improvements                $         --     $        76.65
887            Maintenance - Mains                                     $         --     $         3.24
889            Not Available                                          $         --     $     1,135.71
892            Maintenance - Services                                 $         --     $         1.45
901            Customer Accounts - Supervisory                        $         --     $    14,941.74
902            Customer Accounts - Meter Reading                      $     1,921.41   $     8,108.93
903            Customer Accounts - Reconciliation & Collections       $     1,034.67   $    38,117.43
907            Customer Service - Supervisory                         $         --     $        33.26

                                   SCHEDULE 4
               INCOME STATEMENT DETAILING GOODS SERVICES RENDERED
                        TO AFFILIATES AND NON-AFFILIATES



-----------------------------------------------------------------------------------------------------------------------------------
  GENERAL LEDGER                                                            12              14            15             16
     Account                       Description                             CEGSC            CGT           CES            CPC
-----------------------------------------------------------------------------------------------------------------------------------
    REVENUES
---------------
908            Customer Service - Information                         $         --     $       --    $       --     $       --
910            Customer Service - Miscellaneous                       $         --     $       --    $       --     $       --
920            Admin & General - Salaries                             $         --     $      35.00  $      17.83   $       --
921            Admin & General - Expenses                             $         --     $  18,872.81  $  11,460.53   $       --
923            Admin & General - Expenses - Outside Services          $         --     $       7.83  $       --     $       --
925            Insurance Expense                                      $         --     $       0.37  $      47.28   $       --
926            Admin & General - Pensions - Special Insur Cont        $         --     $       5.93  $     799.92   $       --
928            Admin & General - Regulatory Commission Expense        $         --     $       --    $       --     $       --
931            Admin & General Expenses - Rents                       $         --     $       --    $       --     $       --
                                                                      -------------------------------------------------------------
    Subtotal                                                          $ 1,299,158.53   $  18,991.94  $ 119,890.25   $  19,064.29
---------------                                                       -------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Grand Total                                                           $ 1,299,158.53   $  18,991.94  $ 119,890.25   $  19,064.29
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------
  GENERAL LEDGER                                                           32                34
     Account                       Description                             CKY               COH
------------------------------------------------------------------------------------------------------
    REVENUES
---------------
908            Customer Service - Information                         $         --     $     5,900.88
910            Customer Service - Miscellaneous                       $         --     $         --
920            Admin & General - Salaries                             $ 1,252,149.16   $ 7,632,132.05
921            Admin & General - Expenses                             $   152,011.53   $   705,452.85
923            Admin & General - Expenses - Outside Services          $   181,497.03   $ 1,631,645.51
925            Insurance Expense                                      $         --     $         --
926            Admin & General - Pensions - Special Insur Cont        $         --     $         --
928            Admin & General - Regulatory Commission Expense        $         --     $         --
931            Admin & General Expenses - Rents                       $    18,891.72   $   203,459.50
                                                                      -------------------------------
    Subtotal                                                          $ 4,054,717.81   $29,759,597.59
---------------                                                       --------------------------------

-----------------------------------------------------------------------------------------------------
Grand Total                                                           $ 4,054,717.81   $28,988,671.46
-----------------------------------------------------------------------------------------------------

                                   SCHEDULE 4
               INCOME STATEMENT DETAILING GOODS SERVICES RENDERED
                        TO AFFILIATES AND NON-AFFILIATES


--------------------------------------------------------------------------------
General Ledger       35               37               38              51
   Account           CMD              CPA              CGV             TCO
--------------------------------------------------------------------------------
  REVENUES
------------
417            $         --      $         --     $         --     $       --
493            $         --      $         --     $         --     $       --
495            $         --      $         --     $         --     $       --
--------------------------------------------------------------------------------
  Subtotal     $         --      $         --     $         --     $       --
-------------  =================================================================

------------
  EXPENSES
------------
107            $     3,651.24    $    76,791.66   $    96,433.38   $  99,544.06
108            $         --      $         --     $         --     $  11,234.58
135            $         --      $         --     $         --     $       --
143            $         --      $         --     $         --     $       --
156            $         --      $         --     $         --     $       --
163            $         --      $         --     $         --     $       --
182            $         --      $         --     $         --     $       --
183            $         --      $         --     $     6,888.29   $       --
184            $    (8,710.09)   $     9,014.04   $   (12,292.34)  $      67.24
184CI          $   112,316.09    $ 1,249,422.80   $   797,847.42   $       --
184CA          $   185,844.28    $ 2,473,883.61   $ 1,718,386.22   $       --
184CB          $   302,342.73    $ 1,826,164.49   $   681,693.67   $       --
184CF          $    42,141.37    $    55,347.91   $   665,043.85   $ 145,526.00
184CM          $    44,823.29    $   294,797.88   $   183,723.17   $       --
186            $         --      $         --     $         --     $      54.00
242            $         --      $         --     $         --     $       --
403            $         --      $         --     $         --     $       --
404            $         --      $         --     $         --     $       --
408            $         --      $         --     $         --     $   3,692.32
426            $       535.36    $    12,441.13   $     2,601.22   $       --
694            $         --      $         --     $         --     $       --
696            $         --      $         --     $         --     $       --
753            $         --      $         --     $         --     $     161.70
759            $         --      $         --     $         --     $       --
764            $         --      $         --     $         --     $     104.46
800            $         --      $         --     $         --     $       --
807            $   194,623.14    $ 1,418,645.97   $   779,486.50   $       --
810            $         --      $         --     $         --     $       --
814            $         --      $         --     $         --     $      63.24


----------------------------------------------------------------------------
General Ledger    53           Affiliate      Non-Affiliate      Grand
   Account        CER          Subtotal         Activity         Total
----------------------------------------------------------------------------
  REVENUES
------------
417            $      --     $         --     $(261,356.00)  $  (261,356.00)
493            $      --     $(751,102.87)    $       --     $  (751,102.87)
495            $      --     $ (19,823.26)    $       --     $   (19,823.26)
---------------------------------------------------------------------------------
  Subtotal     $      --     $(770,926.13)    $(261,356.00)  $(1,032,282.13)
-------------  ==================================================================

------------
  EXPENSES
------------
107            $      --     $  (318,814.76)  $       --     $  (318,814.76)
108            $      --     $    11,379.25   $       --     $    11,379.25
135            $      --     $       256.61   $       --     $       256.61
143            $      --     $        72.86   $       --     $        72.86
156            $      --     $      (225.50)  $       --     $      (225.50)
163            $      --     $(1,184,455.93)  $       --     $(1,184,455.93)
182            $      --     $       (30.06)  $       --     $       (30.06)
183            $      --     $    15,797.93   $       --     $    15,797.93
184            $     15.51   $ 31,150,839.65  $       --     $31,150,839.65
184CI          $      --     $         --     $       --     $         --
184CA          $      --     $         --     $       --     $         --
184CB          $      --     $         --     $       --     $         --
184CF          $      --     $         --     $       --     $         --
184CM          $      --     $         --     $ 225,600.00   $   225,600.00
186            $      --     $  1,250,309.98  $       --     $ 1,250,309.98
242            $      --     $    209,419.47  $       --     $   209,419.47
403            $      --     $     (4,122.96) $       --     $    (4,122.96)
404            $      --     $   (442,377.87) $       --     $  (442,377.87)
408            $      0.37   $   (107,217.86) $       --     $  (107,217.86)
426            $      --     $    55,175.87   $       --     $    55,175.87
694            $      --     $    18,598.33   $       --     $    18,598.33
696            $      --     $       465.96   $       --     $       465.96
753            $      --     $       161.70   $       --     $       161.70
759            $ 29,605.45   $    29,605.45   $       --     $    29,605.45
764            $      --     $       104.46   $       --     $       104.46
800            $      --     $     3,885.20   $       --     $     3,885.20
807            $      --     $ 6,150,801.07   $       --     $ 6,150,801.07
810            $      --     $       557.23   $       --     $       557.23
814            $      --     $        63.24   $       --     $        63.24

                                   SCHEDULE 4
               INCOME STATEMENT DETAILING GOODS SERVICES RENDERED
                        TO AFFILIATES AND NON-AFFILIATES


--------------------------------------------------------------------------------
General Ledger       35               37               38              51
   Account           CMD              CPA              CGV             TCO
--------------------------------------------------------------------------------
  REVENUES
------------
817            $         --      $         --     $         --     $  31,000.14
818            $         --      $         --     $         --     $   2,727.36
820            $         --      $         --     $         --     $   9,507.17
825            $         --      $         --     $         --     $  80,416.56
832            $         --      $         --     $         --     $     410.49
833            $         --      $         --     $         --     $   1,728.52
834            $         --      $         --     $         --     $   1,429.95
835            $         --      $         --     $         --     $       --
836            $         --      $         --     $         --     $     113.51
850            $         --      $         --     $         --     $   8,888.87
851            $         --      $         --     $         --     $     221.80
853            $         --      $         --     $         --     $   3,319.02
856            $         --      $         --     $         --     $   9,709.25
857            $         --      $         --     $         --     $  41,442.33
859            $         --      $         --     $         --     $      26.00
860            $         --      $         --     $         --     $  33,980.34
862            $         --      $         --     $         --     $      63.24
863            $         --      $         --     $         --     $     594.54
864            $         --      $         --     $         --     $     270.22
865            $         --      $         --     $         --     $   2,292.70
870            $         --      $         --     $       451.12   $       --
874            $         --      $         --     $         --     $       --
875            $         --      $         --     $         --     $       --
878            $         --      $         --     $         --     $       --
879            $         --      $         --     $         --     $       --
880            $        23.25    $         --     $         --     $       --
885            $         --      $         --     $       150.35   $       --
886            $         --      $         --     $         --     $       --
887            $         --      $         --     $         --     $       --
889            $         --      $         --     $         --     $       --
892            $         --      $         --     $         --     $       --
901            $         --      $         --     $         --     $       --
902            $       391.79    $     7,107.40   $     1,469.19   $       --
903            $     7,615.20    $   254,253.45   $    14,840.43   $       --
907            $         --      $         --     $         --     $       --


------------------------------------------------------------------------------
General Ledger      53          Affiliate      Non-Affiliate       Grand
   Account          CER          Subtotal         Activity         Total
------------------------------------------------------------------------------
  REVENUES
------------
817              $      --     $    31,000.14   $       --     $  31,000.14
818              $      --     $     2,727.36   $       --     $   2,727.36
820              $      --     $     9,507.17   $       --     $   9,507.17
825              $      --     $    80,416.56   $       --     $  80,416.56
832              $      --     $       410.49   $       --     $     410.49
833              $      --     $     1,728.52   $       --     $   1,728.52
834              $      --     $     1,429.95   $       --     $   1,429.95
835              $      --     $     1,469.09   $       --     $   1,469.09
836              $      --     $       113.51   $       --     $     113.51
850              $      --     $     8,888.87   $       --     $   8,888.87
851              $      --     $       221.80   $       --     $     221.80
853              $      --     $     3,319.02   $       --     $   3,319.02
856              $      --     $     9,777.15   $       --     $   9,777.15
857              $      --     $    41,442.33   $       --     $  41,442.33
859              $      --     $        26.00   $       --     $      26.00
860              $      --     $    33,980.34   $       --     $  33,980.34
862              $      --     $        63.24   $       --     $      63.24
863              $      --     $       594.54   $       --     $     594.54
864              $      --     $       270.22   $       --     $     270.22
865              $      --     $     2,292.70   $       --     $   2,292.70
870              $      --     $    15,517.90   $       --     $  15,517.90
874              $      --     $     5,309.12   $       --     $   5,309.12
875              $      --     $     1,178.51   $       --     $   1,178.51
878              $      --     $     4,299.43   $       --     $   4,299.43
879              $      --     $     4,299.43   $       --     $   4,299.43
880              $      --     $    21,284.34   $       --     $  21,284.34
885              $      --     $     2,565.10   $       --     $   2,565.10
886              $      --     $        76.65   $       --     $      76.65
887              $      --     $         3.24   $       --     $       3.24
889              $      --     $     1,135.71   $       --     $   1,135.71
892              $      --     $         1.45   $       --     $       1.45
901              $      --     $    14,941.74   $       --     $  14,941.74
902              $      --     $    18,998.71   $       --     $  18,998.71
903              $      --     $   315,861.19   $       --     $ 315,861.19
907              $      --     $        33.26   $       --     $      33.26

                                   SCHEDULE 4
               INCOME STATEMENT DETAILING GOODS SERVICES RENDERED
                        TO AFFILIATES AND NON-AFFILIATES


--------------------------------------------------------------------------------
General Ledger       35               37               38              51
   Account           CMD              CPA              CGV             TCO
--------------------------------------------------------------------------------
  REVENUES
------------
908            $         --      $         --     $         --     $       --
910            $         --      $         --     $    20,378.88   $       --
920            $   551,295.37    $ 2,632,654.47   $ 1,504,305.73   $   5,126.14
921            $    67,026.33    $   382,346.06   $   190,845.07   $  25,289.61
923            $    39,365.12    $   309,135.03   $   145,089.79   $ 158,667.72
925            $         --      $         --     $         --     $     657.95
926            $         --      $         --     $         --     $  10,285.93
928            $         --      $         --     $     1,350.52   $       --
931            $     3,918.87    $    59,053.48   $    22,486.26   $       --
               -----------------------------------------------------------------
   Subtotal    $ 1,547,203.33    $11,061,059.38   $ 6,821,178.74   $ 688,616.97
               =================================================================

--------------------------------------------------------------------------------
Grand Total    $ 1,547,203.33    $11,061,059.38   $ 6,821,178.74   $ 688,616.97
--------------------------------------------------------------------------------


------------------------------------------------------------------------------
General Ledger      53          Affiliate      Non-Affiliate       Grand
   Account          CER          Subtotal         Activity         Total
------------------------------------------------------------------------------
  REVENUES
------------
908              $      --     $     5,900.88   $       --     $     5,900.88
910              $      --     $    20,378.88   $       --     $    20,378.88
920              $      6.00   $13,577,721.73   $       --     $13,577,721.73
921              $ 46,470.95   $ 1,599,775.74   $       --     $ 1,599,775.74
923              $    224.63   $ 2,465,632.66   $       --     $ 2,465,632.66
925              $      0.07   $       705.67   $       --     $       705.67
926              $      0.97   $    11,092.75   $       --     $    11,092.75
928              $      --     $     1,350.52   $       --     $     1,350.52
931              $      --     $   307,809.83   $       --     $   307,809.83
               ---------------------------------------------------------------
   Subtotal      $ 76,323.95   $55,465,802.77   $ 225,600.00   $55,691,402.77
               ===============================================================

------------------------------------------------------------------------------
Grand Total      $ 76,323.95   $54,694,876.64   $ (35,756.00)  $54,659,120.64
------------------------------------------------------------------------------

                                   SCHEDULE 5
                 REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH
                     GOODS AND SERVICES RENDERED BY THE SSC



-----------------------------------------------------------------------------------------------------------------------------
                                                                 AUTO,TRUCK        FLEET
 COST                                              ADMIN         TOOL COSTS       DIRECT        CHOICE       CONSTRUCTION
ELEMENT             DESCRIPTION                   FUNCTIONS    CLEARING ACCT       COSTS        PROGRAM      PROJECT COSTS
-----------------------------------------------------------------------------------------------------------------------------
0001     CLOSING TO PROPERTY, PLANT, EQPT       $      --     $         --     $      --     $      --      $(1,824,159.91)
0058     SALVAGE - OTHER                        $      --     $         --     $      --     $      --      $    (3,280.00)
0076     CONTRIBUTIONS IN AID PAID TO OTHERS    $      --     $         --     $      --     $      --      $   206,862.21
0077     CONTRIBUTIONS IN AID OF CONSTRUCTIO    $      --     $         --     $      --     $      --      $  (366,365.05)
0089     CONSTRUCTION OVERHEADS (A&G) AFTER     $      --     $         --     $      --     $      --      $       122.04
0091     ALLOWANCE FOR FUNDS USED DURING CON    $      --     $         --     $      --     $      --      $     6,056.99
1010     LABOR                                  $  4,142.50   $ 1,717,481.36   $ 53,920.94   $ 16,468.45    $    80,860.08
1020     LABOR OVERHEAD                         $    983.64   $   510,887.72   $ 13,133.74   $  3,910.43    $     8,470.79
14       NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
17       NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
2016     NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
2020     MATERIAL & SUPPLIES - GENERAL          $      --     $ 1,535,075.52   $  1,387.42   $      --      $   586,153.69
2034     MATERIAL & SUPPLIES - FREIGHT          $      --     $        15.84   $      --     $      --      $       (12.77)
2060     POSTAGE                                $     31.26   $        (4.56)  $      3.66   $      --      $         --
2070     OFFICE SUPPLIES                        $  9,902.34   $     2,675.37   $    317.94   $      --      $         --
2075     COMPUTER AND PRINTER SUPPLIES          $      --     $         6.42   $      4.45   $      --      $    16,746.94
2080     OFFICE EQUIPMENT                       $      --     $         --     $      --     $      --      $         --
2081     XEROX DUPLICATION                      $      --     $       733.41   $    454.56   $      --      $         --
2099     NOT AVAILABLE                          $    935.88   $         --     $      --     $      --      $    24,413.21
21       NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
26       NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
3000     PLANT ACCOUNTING USE ONLY              $      --     $         --     $      --     $      --      $         --
3A02     CHECKFREE SERVICE CHARGE               $      --     $         --     $      --     $      --      $         --
3A03     DELINQUENT COLLECTION FEES             $      --     $         --     $      --     $      --      $         --
3A04     CREDIT REPORTS AND INVESTIGATIONS      $      --     $         --     $      --     $      --      $         --
3A10     LOCKBOX SERVICE CHARGES                $      --     $       107.22   $      --     $      --      $         --
3A11     OTHER SERVICE CHARGES                  $      --     $        56.25   $      --     $      --      $         --
3A20     COURIER SERVICES(UPS, FEDEX, ETC.)     $      --     $     4,506.18   $      1.68   $      --      $         --
3A30     DESTRUCTION OF COMPANY RECORDS         $      --     $         5.67   $      --     $      --      $         --
3A31     MAINTENANCE OF CUSTOMER KEYS           $      --     $         --     $      --     $      --      $         --
3A34     STORAGE SERVICES                       $      --     $     6,386.91   $      --     $      --      $         --
3B09     CAPITAL PROJ NOT OTHERWISE IDENTIFD    $      --     $     3,513.55   $      --     $      --      $         --
3B19     OPER ACTIV NOT OTHERWISE IDENTIFIED    $      --     $        99.60   $      --     $      --      $         --
3B23     CLEAR RIGHT - OF - WAY                 $      --     $        75.00   $      --     $      --      $         --
3B29     MAINT ACTIV NOT OTHERWISE IDENTIFID    $      --     $   181,264.28   $      --     $      --      $         --
3B30     APPLIANCE REPAIR                       $      --     $        17.81   $      --     $      --      $         --
3B31     PAINTING METERS AND REGULATORS         $      --     $         --     $      --     $      --      $         --
3B41     PAVING RESTORATION                     $      --     $        19.82   $      --     $      --      $         --
3B42     SEED AND SOD                           $      --     $         2.60   $      --     $      --      $         --
3B51     GAS AIR BLENDING                       $      --     $         --     $      --     $      --      $         --
3B53     OPER SVCS NOT OTHERWISE IDENTIFIED     $      --     $         --     $      --     $      --      $         --
3B60     ENVIRONMENTAL LAB ANALYSIS&EPA FEES    $      --     $     2,119.66   $      --     $      --      $         --
3B62     WEATHER FORECASTING SERVICE            $      --     $         --     $      --     $      --      $         --
3B66     ENVIRONMENTL HAZ/SPE WASTE DISPOSAL    $      --     $       398.73   $      --     $      --      $         --
3C01     FINANCIAL STATEMENT REVIEW             $      --     $         --     $      --     $      --      $         --
3C02     QUARTERLY REVIEW                       $      --     $         --     $      --     $      --      $         --
3C10     CONSULTANT EXPENSES                    $      --     $       309.54   $      --     $      --      $         --
3C15     BUILDING CONSULTANTS                   $      --     $         --     $      --     $      --      $         --
3C23     ENVIRONMENTAL CONSULTING               $      --     $         --     $      --     $      --      $         --
3D01     REGULATORY LEGAL EXPENSES              $      --     $         --     $      --     $      --      $         --
3D02     LEGAL OUTSIDE FEES - NON REGULATORY    $      --     $         --     $      --     $      --      $         --
3D03     TRANSCRIPT/COURT REPORTERS             $      --     $         --     $      --     $      --      $         --
3D04     LEGAL NOTICES                          $      --     $         --     $      --     $      --      $         --
3D05     REPRESENTATION SERVICES                $      --     $         --     $      --     $      --      $         --
3D08     LEXIS/NEXIS INFORMATION SYSTEM/NEWS    $      --     $         --     $      --     $      --      $         --
3D10     EXPERT WITNESSES & CONSULTANTS         $      --     $         --     $      --     $      --      $         --
3D11     TPA ADMINISTRATION FEES                $      --     $         --     $      --     $      --      $         --
3E01     CONSULTANT EXPENSES - R.I.P.           $      --     $         --     $      --     $      --      $         --
3E02     CONSULTANT EXPENSES - THRIFT           $      --     $         --     $      --     $      --      $         --
3E05     EMPLOYEE ASSISTANCE PLAN (EAP)         $      --     $         --     $      --     $      --      $         --
3E21     MEDICAL EXAMINATIONS                   $      --     $         --     $      --     $      --      $         --
3E24     EMPLOYEE HEARING TESTS                 $      --     $         --     $      --     $      --      $         --


--------------------------------------------------------------------------------------------------------
                                                                                             EXECUTIVE
 COST                                             CUSTOMER     CONSULTING     EMPLOYEE        DIRECTOR
ELEMENT             DESCRIPTION                    ACCTG        SERVICES     ASSISTANCE        COSTS
--------------------------------------------------------------------------------------------------------
0001     CLOSING TO PROPERTY, PLANT, EQPT       $      --     $       --     $     --     $         --
0058     SALVAGE - OTHER                        $      --     $       --     $     --     $         --
0076     CONTRIBUTIONS IN AID PAID TO OTHERS    $      --     $       --     $     --     $         --
0077     CONTRIBUTIONS IN AID OF CONSTRUCTIO    $      --     $       --     $     --     $         --
0089     CONSTRUCTION OVERHEADS (A&G) {AFTER    $      --     $       --     $     --     $         --
0091     ALLOWANCE FOR FUNDS USED DURING CON    $      --     $       --     $     --     $         --
1010     LABOR                                  $  1,180.07   $ 326,310.90   $     --     $   313,933.79
1020     LABOR OVERHEAD                         $    280.21   $  75,818.48   $     --     $    74,543.58
14       NOT AVAILABLE                          $      --     $       --     $     --     $         --
17       NOT AVAILABLE                          $      --     $       --     $     --     $         --
2016     NOT AVAILABLE                          $      --     $       --     $     --     $         --
2020     MATERIAL & SUPPLIES - GENERAL          $      --     $    (556.00)  $     --     $         --
2034     MATERIAL & SUPPLIES - FREIGHT          $      --     $      11.00   $     --     $         --
2060     POSTAGE                                $      --     $       --     $     --     $         7.22
2070     OFFICE SUPPLIES                        $      --     $  12,297.39   $     --     $     1,389.92
2075     COMPUTER AND PRINTER SUPPLIES          $      --     $   2,953.10   $     --     $         --
2080     OFFICE EQUIPMENT                       $      --     $       --     $     --     $         7.98
2081     XEROX DUPLICATION                      $      --     $   1,546.97   $     --     $     6,443.26
2099     NOT AVAILABLE                          $      --     $       --     $     --     $         --
21       NOT AVAILABLE                          $      --     $       --     $     --     $         --
26       NOT AVAILABLE                          $      --     $       --     $     --     $         --
3000     PLANT ACCOUNTING USE ONLY              $      --     $       --     $     --     $         --
3A02     CHECKFREE SERVICE CHARGE               $      --     $       --     $     --     $         --
3A03     DELINQUENT COLLECTION FEES             $      --     $       --     $     --     $         --
3A04     CREDIT REPORTS AND INVESTIGATIONS      $      --     $       --     $     --     $         --
3A10     LOCKBOX SERVICE CHARGES                $      --     $       --     $     --     $         --
3A11     OTHER SERVICE CHARGES                  $      --     $       --     $     --     $         --
3A20     COURIER SERVICES(UPS, FEDEX, ETC.)     $      --     $     176.22   $     --     $       422.63
3A30     DESTRUCTION OF COMPANY RECORDS         $      --     $       --     $     --     $         --
3A31     MAINTENANCE OF CUSTOMER KEYS           $      --     $       --     $     --     $         --
3A34     STORAGE SERVICES                       $      --     $       --     $     --     $         --
3B09     CAPITAL PROJ NOT OTHERWISE IDENTIFD    $      --     $       --     $     --     $         --
3B19     OPER ACTIV NOT OTHERWISE IDENTIFIED    $      --     $       --     $     --     $         --
3B23     CLEAR RIGHT - OF - WAY                 $      --     $       --     $     --     $         --
3B29     MAINT ACTIV NOT OTHERWISE IDENTIFID    $      --     $       --     $     --     $         --
3B30     APPLIANCE REPAIR                       $      --     $       --     $     --     $         --
3B31     PAINTING METERS AND REGULATORS         $      --     $       --     $     --     $         --
3B41     PAVING RESTORATION                     $      --     $       --     $     --     $         --
3B42     SEED AND SOD                           $      --     $       --     $     --     $         --
3B51     GAS AIR BLENDING                       $      --     $       --     $     --     $         --
3B53     OPER SVCS NOT OTHERWISE IDENTIFIED     $      --     $       --     $     --     $         --
3B60     ENVIRONMENTAL LAB ANALYSIS&EPA FEES    $      --     $       --     $     --     $         --
3B62     WEATHER FORECASTING SERVICE            $      --     $       --     $     --     $         --
3B66     ENVIRONMENTL HAZ/SPE WASTE DISPOSAL    $      --     $       --     $     --     $         --
3C01     FINANCIAL STATEMENT REVIEW             $      --     $       --     $     --     $         --
3C02     QUARTERLY REVIEW                       $      --     $       --     $     --     $         --
3C10     CONSULTANT EXPENSES                    $      --     $       --     $     --     $   490,893.12
3C15     BUILDING CONSULTANTS                   $      --     $       --     $     --     $         --
3C23     ENVIRONMENTAL CONSULTING               $      --     $       --     $     --     $         --
3D01     REGULATORY LEGAL EXPENSES              $      --     $       --     $     --     $         --
3D02     LEGAL OUTSIDE FEES - NON REGULATORY    $      --     $       --     $     --     $         --
3D03     TRANSCRIPT/COURT REPORTERS             $      --     $       --     $     --     $         --
3D04     LEGAL NOTICES                          $      --     $       --     $     --     $         --
3D05     REPRESENTATION SERVICES                $      --     $       --     $     --     $         --
3D08     LEXIS/NEXIS INFORMATION SYSTEM/NEWS    $      --     $       --     $     --     $         --
3D10     EXPERT WITNESSES & CONSULTANTS         $      --     $       --     $     --     $         --
3D11     TPA ADMINISTRATION FEES                $      --     $       --     $     --     $         --
3E01     CONSULTANT EXPENSES - R.I.P.           $      --     $       --     $     --     $         --
3E02     CONSULTANT EXPENSES - THRIFT           $      --     $       --     $     --     $         --
3E05     EMPLOYEE ASSISTANCE PLAN (EAP)         $      --     $       --     $     --     $         --
3E21     MEDICAL EXAMINATIONS                   $      --     $       --     $     --     $         --
3E24     EMPLOYEE HEARING TESTS                 $      --     $       --     $     --     $         --

                                   SCHEDULE 5
                 REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH
                     GOODS AND SERVICES RENDERED BY THE SSC



-----------------------------------------------------------------------------------------------------------------------------
                                                                 AUTO, TRUCK       FLEET
 COST                                              ADMIN         TOOL COSTS       DIRECT        CHOICE       CONSTRUCTION
ELEMENT             DESCRIPTION                   FUNCTIONS    CLEARING ACCT       COSTS        PROGRAM      PROJECT COSTS
-----------------------------------------------------------------------------------------------------------------------------
3E26     DRUG TESTING                           $      --     $         --     $      --     $      --      $         --
3E27     ALCOHOL TESTING                        $      --     $         --     $      --     $      --      $         --
3E30     SHORT TERM TEMPORARY EMPLOYEES         $      --     $    23,957.24   $  9,710.62   $      --      $         --
3E33     CONTRACT EMPLOYEE SERVICES             $      --     $         --     $      --     $      --      $         --
3E34     OUTSIDE FOOD SERVERS                   $      --     $         --     $      --     $      --      $         --
3E40     EMPLOYEE TRAINING                      $      --     $         --     $      --     $      --      $         --
3E41     EMPLOYMENT ADVERTISING                 $      --     $         --     $      --     $      --      $         --
3E42     EMPLOYMENT CONSULTANTS                 $      --     $         --     $      --     $      --      $         --
3E50     HR AWARD PLAQUE EXPENSES               $      --     $         --     $      --     $      --      $         --
3F01     PRINTING                               $      --     $       107.78   $      --     $      --      $         --
3F04     SLIDE REPRODUCTION                     $      --     $         --     $      --     $      --      $         --
3F06     LITERATURE DISTRIBUTION                $      --     $         --     $      --     $      --      $         --
3F10     FILM, VIDEO AND AUDIO SERVICES         $      --     $        13.93   $     10.00   $      --      $         --
3F12     ENGRAVING                              $      --     $         --     $      --     $      --      $         --
3F14     DIGITAL COLOR SCANNING                 $      --     $         --     $      --     $      --      $         --
3F15     DISPATCH PRINTING                      $      --     $       203.36   $      0.53   $      --      $         --
3F16     VIDEO CONFERENCE FEES                  $      --     $         --     $      --     $      --      $         --
3G01     MKT ADMINISTRATIVE EXPENSES            $      --     $         --     $      --     $      --      $         --
3G03     PROGRAMS & PROMOTIONS                  $      --     $         --     $      --     $      --      $         --
3K01     TELEPHONE ANSWERING SERVICES           $      --     $       255.20   $      --     $      --      $         --
3K04     TELECOMMUNICATION EQUIPMENT REPAIR     $      --     $         --     $      --     $      --      $         --
3K06     TELECOMMUNICATION EQUIPMENT INSTALL    $      --     $    (2,207.21)  $      --     $      --      $         --
3K10     JANITOR SERVICES                       $      --     $    11,587.61   $      --     $      --      $         --
3K11     WASTE MANAGEMENT SERVICES              $      --     $     7,290.19   $      --     $      --      $         --
3K13     OPERATION (LAWN CARE, SNOW REMOVAL)    $      --     $    25,002.35   $      --     $      --      $         --
3K14     MAINTENANCE                            $      --     $    51,317.82   $     10.33   $      --      $   823,905.66
3K15     BUILDING AND PROPERTY SECURITY         $      --     $    18,789.39   $      --     $      --      $         --
3K16     OUTSIDE FOOD SERVICE                   $      --     $         9.93   $     (0.40)  $      --      $         --
3K17     OUTSIDE LAUNDRY SERVICES               $      --     $    12,040.75   $      --     $      --      $         --
3K19     MATERIAL HANDLING SERVICES             $      --     $       619.17   $      --     $      --      $         --
3K20     REPAIR OF FURNISHINGS                  $      --     $        93.75   $      --     $      --      $         --
3K21     REPAIR OF INSTRUMENTS                  $      --     $       710.54   $      --     $      --      $         --
3K22     REPAIR OF TOOLS                        $      --     $       198.49   $      --     $      --      $         --
3K24     REPAIR OF OFFICE MACHINES              $      --     $         --     $      --     $      --      $         --
3K25     REPAIR OF CAFETERIA                    $      --     $         --     $      --     $      --      $         --
3K26     REPAIR OF EDP EQUIPMENT                $      --     $         --     $      --     $      --      $         --
3K27     INSTRUMENT, PRESSURE VESSEL TESTING    $      --     $         5.88   $      --     $      --      $         --
3K30     EDP MAINTENANCE AGREEMENTS             $      --     $         --     $      --     $      --      $         --
3K31     DUPLICATING MAINTENANCE AGREEMENTS     $      --     $     1,457.92   $      --     $      --      $         --
3K32     OFFICE MACHINES MAINT AGREEMENTS       $      --     $       164.61   $      --     $      --      $         --
3K33     TELECOMMUNICATIONS MAINT AGREEMENTS    $      --     $         --     $      --     $      --      $         --
3L01     COMPANY VEHICLE TOWING COSTS           $      --     $    11,153.70   $      --     $      --      $         --
3L02     SERVICE/REPAIRS TO COMPANY VEHICLES    $      --     $ 2,610,628.17   $      --     $      --      $         --
3L03     SERVICE/REPAIRS TO CUST VEHICLE        $      --     $     3,684.90   $      --     $      --      $         --
3L10     STATE INSPECTION CLASS A               $      --     $       798.93   $      --     $      --      $         --
3L11     STATE INSPECTION CLASS B               $      --     $     1,361.54   $      --     $      --      $         --
3L12     DOT INSPECTION                         $      --     $     1,530.47   $      --     $      --      $         --
3P01     SYSTEM DEVELOPMENT COSTS               $      --     $         --     $      --     $      --      $         --
3P02     PROGRAMMING SERVICES                   $      --     $         --     $      --     $      --      $         --
3P03     PERSONAL COMPUTER INSTALLATION SERV    $      --     $         --     $      --     $      --      $         --
3P04     EXTERNAL COMPUTING SERVICES            $      --     $         --     $      --     $      --      $         --
3XXX     MISCELLANEOUS OUTSIDE SERVICES         $    806.36   $         --     $      --     $      --      $         --
4012     BUILDINGS, LEASED - FIELD              $      --     $   201,560.51   $      --     $      --      $         --
4013     BUILDINGS, LEASED - GENERAL OFFICE     $      --     $         --     $      --     $      --      $         --
4014     PARKING AREAS, LEASED                  $      --     $     6,456.00   $      --     $      --      $         --
4031     NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
4051     LEASE, AUTO                            $      --     $   324,729.01   $      --     $      --      $         --
4052     LEASE, TRUCK                           $      --     $ 3,363,986.04   $      --     $      --      $         --
4054     LEASE, TOOL CLASS 4                    $      --     $    16,924.67   $      --     $      --      $         --
4055     LEASE, TOOL CLASS 5                    $      --     $   (31,237.51)  $      --     $      --      $         --
4071     COMMUNICATION EQUIPMENT AND LINES      $      --     $         --     $      --     $      --      $         --
4081     OFFICE MACHINES, FURNISHINGS, ETC      $      --     $       138.60   $      --     $      --      $         --


--------------------------------------------------------------------------------------------------------
                                                                                             EXECUTIVE
 COST                                             CUSTOMER     CONSULTING     EMPLOYEE        DIRECTOR
ELEMENT             DESCRIPTION                    ACCTG        SERVICES     ASSISTANCE        COSTS
--------------------------------------------------------------------------------------------------------
3E26     DRUG TESTING                           $      --     $       --     $     --     $         --
3E27     ALCOHOL TESTING                        $      --     $       --     $     --     $         --
3E30     SHORT TERM TEMPORARY EMPLOYEES         $      --     $       --     $     --     $     7,439.15
3E33     CONTRACT EMPLOYEE SERVICES             $      --     $       --     $     --     $         --
3E34     OUTSIDE FOOD SERVERS                   $      --     $       --     $     --     $         --
3E40     EMPLOYEE TRAINING                      $      --     $   3,565.00   $     --     $     3,803.04
3E41     EMPLOYMENT ADVERTISING                 $      --     $   5,317.95   $     --     $         --
3E42     EMPLOYMENT CONSULTANTS                 $      --     $       --     $     --     $         --
3E50     HR AWARD PLAQUE EXPENSES               $      --     $       --     $     --     $        72.50
3F01     PRINTING                               $      --     $   5,918.66   $     --     $         --
3F04     SLIDE REPRODUCTION                     $      --     $      82.61   $     --     $         --
3F06     LITERATURE DISTRIBUTION                $      --     $       --     $     --     $         --
3F10     FILM, VIDEO AND AUDIO SERVICES         $      --     $     374.68   $     --     $       382.20
3F12     ENGRAVING                              $      --     $       --     $     --     $         --
3F14     DIGITAL COLOR SCANNING                 $      --     $       --     $     --     $         --
3F15     DISPATCH PRINTING                      $      --     $   5,326.89   $     --     $         --
3F16     VIDEO CONFERENCE FEES                  $      --     $       --     $     --     $         --
3G01     MKT ADMINISTRATIVE EXPENSES            $      --     $       --     $     --     $         --
3G03     PROGRAMS & PROMOTIONS                  $      --     $       --     $     --     $         --
3K01     TELEPHONE ANSWERING SERVICES           $      --     $       --     $     --     $         --
3K04     TELECOMMUNICATION EQUIPMENT REPAIR     $      --     $       --     $     --     $         --
3K06     TELECOMMUNICATION EQUIPMENT INSTALL    $      --     $       --     $     --     $         --
3K10     JANITOR SERVICES                       $      --     $       --     $     --     $         --
3K11     WASTE MANAGEMENT SERVICES              $      --     $       --     $     --     $         --
3K13     OPERATION (LAWN CARE, SNOW REMOVAL)    $      --     $       --     $     --     $         --
3K14     MAINTENANCE                            $      --     $      67.53   $     --     $         --
3K15     BUILDING AND PROPERTY SECURITY         $      --     $       --     $     --     $         --
3K16     OUTSIDE FOOD SERVICE                   $      --     $      (2.66)  $     --     $         --
3K17     OUTSIDE LAUNDRY SERVICES               $      --     $       --     $     --     $         --
3K19     MATERIAL HANDLING SERVICES             $      --     $       --     $     --     $         --
3K20     REPAIR OF FURNISHINGS                  $      --     $       --     $     --     $         --
3K21     REPAIR OF INSTRUMENTS                  $      --     $     609.20   $     --     $         --
3K22     REPAIR OF TOOLS                        $      --     $       --     $     --     $         --
3K24     REPAIR OF OFFICE MACHINES              $      --     $       --     $     --     $         --
3K25     REPAIR OF CAFETERIA                    $      --     $       --     $     --     $         --
3K26     REPAIR OF EDP EQUIPMENT                $      --     $     114.40   $     --     $         --
3K27     INSTRUMENT, PRESSURE VESSEL TESTING    $      --     $       --     $     --     $         --
3K30     EDP MAINTENANCE AGREEMENTS             $      --     $       --     $     --     $         --
3K31     DUPLICATING MAINTENANCE AGREEMENTS     $      --     $       --     $     --     $         --
3K32     OFFICE MACHINES MAINT AGREEMENTS       $      --     $       --     $     --     $         --
3K33     TELECOMMUNICATIONS MAINT AGREEMENTS    $      --     $       --     $     --     $         --
3L01     COMPANY VEHICLE TOWING COSTS           $      --     $       --     $     --     $         --
3L02     SERVICE/REPAIRS TO COMPANY VEHICLES    $      --     $       --     $     --     $         --
3L03     SERVICE/REPAIRS TO CUST VEHICLE        $      --     $       --     $     --     $         --
3L10     STATE INSPECTION CLASS A               $      --     $       --     $     --     $         --
3L11     STATE INSPECTION CLASS B               $      --     $       --     $     --     $         --
3L12     DOT INSPECTION                         $      --     $       --     $     --     $         --
3P01     SYSTEM DEVELOPMENT COSTS               $      --     $       --     $     --     $         --
3P02     PROGRAMMING SERVICES                   $      --     $       --     $     --     $         --
3P03     PERSONAL COMPUTER INSTALLATION SERV    $      --     $       --     $     --     $         --
3P04     EXTERNAL COMPUTING SERVICES            $      --     $       --     $     --     $         --
3XXX     MISCELLANEOUS OUTSIDE SERVICES         $      --     $       --     $     --     $         --
4012     BUILDINGS, LEASED - FIELD              $      --     $       --     $     --     $         --
4013     BUILDINGS, LEASED - GENERAL OFFICE     $      --     $       --     $     --     $         --
4014     PARKING AREAS, LEASED                  $      --     $       --     $     --     $         --
4031     NOT AVAILABLE                          $      --     $       --     $     --     $         --
4051     LEASE, AUTO                            $      --     $       --     $     --     $         --
4052     LEASE, TRUCK                           $      --     $       --     $     --     $         --
4054     LEASE, TOOL CLASS 4                    $      --     $       --     $     --     $         --
4055     LEASE, TOOL CLASS 5                    $      --     $       --     $     --     $         --
4071     COMMUNICATION EQUIPMENT AND LINES      $      --     $       --     $     --     $         --
4081     OFFICE MACHINES, FURNISHINGS, ETC      $      --     $       --     $     --     $         --

                                   SCHEDULE 5
                 REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH
                     GOODS AND SERVICES RENDERED BY THE SSC



-----------------------------------------------------------------------------------------------------------------------------
                                                                 AUTO,TRUCK        FLEET
 COST                                              ADMIN         TOOL COSTS       DIRECT        CHOICE       CONSTRUCTION
ELEMENT             DESCRIPTION                   FUNCTIONS    CLEARING ACCT       COSTS        PROGRAM      PROJECT COSTS
-----------------------------------------------------------------------------------------------------------------------------
4090     RENTS                                  $ 15,038.24   $       349.30   $      --     $      --      $         --
4091     DEDICATED TELEPHONE LINES - MONTHLY    $      --     $         --     $      --     $      --      $         --
4099     RENTS INTERCO BILLING CREDIT           $      --     $         --     $      --     $      --      $         --
4551     AUTO INSURANCE                         $      --     $    63,982.36   $      --     $      --      $         --
4552     TRUCK INSURANCE                        $      --     $   337,024.78   $      --     $      --      $         --
4554     INSURANCE, TOOL CLASS 4                $      --     $    52,156.33   $      --     $      --      $         --
4555     INSURANCE, TOOL CLASS 5                $      --     $    60,303.95   $      --     $      --      $         --
45XX     WORKERS COMP INSURANCE                 $      --     $         --     $      --     $      --      $         --
5015     TRAVEL AND EXPENSES                    $  4,171.84   $     7,462.84   $  1,264.08   $      --      $     1,817.70
5016     MEETING/SEMINAR REGISTRATION FEES      $      --     $       186.50   $      --     $      --      $         --
5017     EMPLOYEE RECOGNITION                   $      --     $        22.50   $      --     $      --      $         --
5018     SPOUSAL TRAVEL EXPENSES                $      --     $         --     $      --     $      --      $         --
5019     COMPANY USE OF PERSONAL VEHICLE        $      --     $     2,293.33   $    243.37   $      --      $         --
5025     MEALS, MEETINGS AND ENTERTAINMENT      $ 15,030.62   $     5,419.96   $  1,498.63   $      --      $       250.86
5026     OVERTIME MEALS                         $      --     $       228.75   $      --     $      --      $         --
5027     MEAL REIMBURSEMENT                     $      --     $        34.85   $      --     $      --      $         --
5028     TAXABLE EMPLOYEE CASH AWARDS           $      --     $         --     $      --     $      --      $         --
5045     RELOCATION EXPENSES                    $      --     $         --     $      --     $      --      $         --
5050     DUES, PROFESSIONAL & CIVIC ORGANIZA    $      --     $       750.00   $      --     $      --      $        66.73
5052     DUES, SOCIAL ORGANIZATIONS             $      --     $         --     $      --     $      --      $         --
5510     INDUSTRY ASSOCIATIONS                  $      --     $         --     $      --     $      --      $         --
5520     LOBBYING DUES                          $      --     $         --     $      --     $      --      $         --
6010     NATURAL GAS/PROPANE                    $      --     $   236,132.44   $      --     $      --      $         --
6020     ELECTRICITY                            $    187.06   $    57,965.46   $      --     $      --      $         --
6030     WATER/SEWER                            $      --     $     5,513.02   $      --     $      --      $         --
6040     TELEPHONE                              $      --     $     5,424.21   $      6.12   $      --      $         --
6050     CABLE SERVICE                          $      --     $        69.55   $      --     $      --      $         --
6061     CELLULAR PHONES - RENTAL               $      --     $       102.60   $      --     $      --      $         --
6062     CELLULAR PHONES SERVICE FEES           $      --     $       315.57   $    220.44   $      --      $         --
6063     CELLULAR PHONES USAGE CHARGE           $      --     $       818.77   $    576.51   $      --      $         --
6064     PAGERS                                 $      --     $       150.62   $     95.27   $      --      $        53.56
71       NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
8010     MANAGEMENT SERVICES                    $      --     $         --     $      --     $      --      $         --
8030     DATA PROCESSING SERVICES               $      --     $     1,637.96   $      --     $      --      $         --
8031     CORPORATE COMMON SYSTEMS               $      --     $         --     $      --     $      --      $         --
8032     COMPUTER STORE EQUP -HW/SW             $      --     $     1,466.87   $    (37.14)  $      --      $         --
8033     INFORMATION TECHNOLOGY PROJECTS        $      --     $       123.39   $      --     $      --      $         --
8921     DEFERRED CHARGES                       $      --     $         --     $      --     $      --      $         --
8951     AUTO LICENSE FEES/TAXES                $      --     $     7,680.00   $      --     $      --      $         --
8952     TRUCK LICENSE FEES/TAXES               $      --     $   263,257.86   $      --     $      --      $         --
8954     LICENSE FEE/TAXES, TOOL CLASS 4        $      --     $       600.00   $      --     $      --      $         --
8955     LICENSE FEE/TAXES, TOOL CLASS 5        $      --     $     6,971.00   $      --     $      --      $         --
8971     ZONING BOARDS, PERMITS, RECORDING F    $      --     $         --     $      --     $      --      $         --
8985     EDUCATION ASSISTANCE PROGRAM           $      --     $         --     $      --     $      --      $         --
8986     EMPLOYEE REIMBURSEMENT PAY DEDUCTIO    $      --     $   (29,309.61)  $      --     $      --      $         --
8987     EMPLOYEE TAX GROSS-UPS                 $      --     $    29,796.18   $      --     $      --      $         --
8989     NON-LABOR RESTRUCTURING COSTS          $      --     $         --     $      --     $      --      $         --
8990     OTHER EXPENSES - GENERAL               $  4,573.27   $   (79,837.87)  $      --     $      --      $   424,255.74
9202     DELAY RENTALS & UNOPERATED LEASE CO    $      --     $         --     $      --     $      --      $         --
951C     BUILDING COSTS CLEARED                 $      --     $         --     $      --     $      --      $         --
952C     METER SHOP COSTS CLEARED               $      --     $         --     $      --     $      --      $         --
9530     COMPANY GARAGE COST TRANSFERRED        $      --     $ 1,007,175.40   $      --     $      --      $         --
9540     AUTOS AND TRUCKS                       $     31.99   $        15.51   $      --     $      --      $     6,827.22
9541     AUTO COSTS CLEARED                     $      --     $     1,510.54   $      --     $      --      $         --
9542     TRUCK COSTS CLEARED                    $      --     $   200,169.09   $      --     $      --      $         --
954C     AUTO/TRUCK/TOOL CLEARED                $      --     $         0.00   $      --     $      --      $         --
9550     GENERAL TOOL COSTS CLEARED             $      --     $    12,462.35   $      --     $      --      $         --
9561     BUSINESS SOLUTIONS                     $      --     $    16,801.43   $ 11,650.93   $      --      $    66,977.31
9565     GAS BILL INSERTING                     $      --     $         --     $      --     $      --      $         --
956C     NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
9570     MATERIAL & SUPPLIES - STORES COSTS     $      --     $         --     $      --     $      --      $         --
9580     DFC (BANGS/FAB) COSTS                  $      --     $       111.34   $      --     $      --      $         --


--------------------------------------------------------------------------------------------------------
                                                                                             EXECUTIVE
 COST                                             CUSTOMER     CONSULTING     EMPLOYEE        DIRECTOR
ELEMENT             DESCRIPTION                    ACCTG        SERVICES     ASSISTANCE        COSTS
--------------------------------------------------------------------------------------------------------
4090     RENTS                                  $      --     $       0.61   $     --     $       144.32
4091     DEDICATED TELEPHONE LINES - MONTHLY    $      --     $       --     $     --     $         --
4099     RENTS INTERCO BILLING CREDIT           $      --     $       --     $     --     $         --
4551     AUTO INSURANCE                         $      --     $       --     $     --     $         --
4552     TRUCK INSURANCE                        $      --     $       --     $     --     $         --
4554     INSURANCE, TOOL CLASS 4                $      --     $       --     $     --     $         --
4555     INSURANCE, TOOL CLASS 5                $      --     $       --     $     --     $         --
45XX     WORKERS COMP INSURANCE                 $      --     $       --     $     --     $         --
5015     TRAVEL AND EXPENSES                    $      --     $   1,315.40   $     --     $    33,541.31
5016     MEETING/SEMINAR REGISTRATION FEES      $      --     $     295.00   $     --     $        95.00
5017     EMPLOYEE RECOGNITION                   $      --     $      50.00   $     --     $       270.28
5018     SPOUSAL TRAVEL EXPENSES                $      --     $     (50.00)  $     --     $         --
5019     COMPANY USE OF PERSONAL VEHICLE        $      --     $     634.85   $     --     $     4,425.59
5025     MEALS, MEETINGS AND ENTERTAINMENT      $      --     $   2,300.06   $     --     $    13,528.16
5026     OVERTIME MEALS                         $      --     $       --     $     --     $         8.07
5027     MEAL REIMBURSEMENT                     $      --     $       --     $     --     $         --
5028     TAXABLE EMPLOYEE CASH AWARDS           $      --     $       --     $     --     $         --
5045     RELOCATION EXPENSES                    $      --     $       --     $     --     $       140.90
5050     DUES, PROFESSIONAL & CIVIC ORGANIZA    $      --     $       --     $     --     $     1,795.92
5052     DUES, SOCIAL ORGANIZATIONS             $      --     $       --     $     --     $         --
5510     INDUSTRY ASSOCIATIONS                  $      --     $       --     $     --     $         --
5520     LOBBYING DUES                          $      --     $       --     $     --     $         --
6010     NATURAL GAS/PROPANE                    $      --     $       --     $     --     $         --
6020     ELECTRICITY                            $      --     $     391.75   $     --     $         --
6030     WATER/SEWER                            $      --     $       3.90   $     --     $         --
6040     TELEPHONE                              $      --     $     921.38   $     --     $       227.52
6050     CABLE SERVICE                          $      --     $       --     $     --     $         --
6061     CELLULAR PHONES - RENTAL               $      --     $       --     $     --     $         --
6062     CELLULAR PHONES SERVICE FEES           $      --     $       --     $     --     $         --
6063     CELLULAR PHONES USAGE CHARGE           $      --     $       --     $     --     $         --
6064     PAGERS                                 $      --     $       --     $     --     $         --
71       NOT AVAILABLE                          $      --     $       --     $     --     $         --
8010     MANAGEMENT SERVICES                    $      --     $       --     $     --     $         --
8030     DATA PROCESSING SERVICES               $      --     $       --     $     --     $         --
8031     CORPORATE COMMON SYSTEMS               $      --     $       --     $     --     $         --
8032     COMPUTER STORE EQUP -HW/SW             $      --     $     268.88   $     --     $        61.38
8033     INFORMATION TECHNOLOGY PROJECTS        $      --     $       --     $     --     $         --
8921     DEFERRED CHARGES                       $      --     $       --     $     --     $         --
8951     AUTO LICENSE FEES/TAXES                $      --     $       --     $     --     $         --
8952     TRUCK LICENSE FEES/TAXES               $      --     $       --     $     --     $         --
8954     LICENSE FEE/TAXES, TOOL CLASS 4        $      --     $       --     $     --     $         --
8955     LICENSE FEE/TAXES, TOOL CLASS 5        $      --     $       --     $     --     $         --
8971     ZONING BOARDS, PERMITS, RECORDING F    $      --     $       --     $     --     $         --
8985     EDUCATION ASSISTANCE PROGRAM           $      --     $       --     $     --     $    62,024.79
8986     EMPLOYEE REIMBURSEMENT PAY DEDUCTIO    $      --     $       --     $     --     $         --
8987     EMPLOYEE TAX GROSS-UPS                 $      --     $       --     $     --     $         --
8989     NON-LABOR RESTRUCTURING COSTS          $      --     $       --     $     --     $         --
8990     OTHER EXPENSES - GENERAL               $      --     $ (15,660.33)  $ 5,000.00   $         --
9202     DELAY RENTALS & UNOPERATED LEASE CO    $      --     $       --     $     --     $         --
951C     BUILDING COSTS CLEARED                 $      --     $       --     $     --     $        (0.03)
952C     METER SHOP COSTS CLEARED               $      --     $       --     $     --     $         --
9530     COMPANY GARAGE COST TRANSFERRED        $      --     $       --     $     --     $         --
9540     AUTOS AND TRUCKS                       $      --     $       --     $     --     $         --
9541     AUTO COSTS CLEARED                     $      --     $       --     $     --     $         --
9542     TRUCK COSTS CLEARED                    $      --     $       --     $     --     $         --
954C     AUTO/TRUCK/TOOL CLEARED                $      --     $       --     $     --     $         --
9550     GENERAL TOOL COSTS CLEARED             $      --     $       --     $     --     $         --
9561     BUSINESS SOLUTIONS                     $      --     $  11,865.78   $     --     $    45,113.37
9565     GAS BILL INSERTING                     $      --     $       --     $     --     $         --
956C     NOT AVAILABLE                          $      --     $       --     $     --     $         --
9570     MATERIAL & SUPPLIES - STORES COSTS     $      --     $       --     $     --     $         --
9580     DFC (BANGS/FAB) COSTS                  $      --     $       --     $     --     $         --

                                   SCHEDULE 5
                 REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH
                     GOODS AND SERVICES RENDERED BY THE SSC



-----------------------------------------------------------------------------------------------------------------------------
                                                                 AUTO,TRUCK        FLEET
 COST                                              ADMIN         TOOL COSTS       DIRECT        CHOICE       CONSTRUCTION
ELEMENT             DESCRIPTION                   FUNCTIONS    CLEARING ACCT       COSTS        PROGRAM      PROJECT COSTS
-----------------------------------------------------------------------------------------------------------------------------
958C     NOT AVAILABLE                          $      --     $         --     $      --     $      --      $         --
APAY     MISCELLANEOUS ACCOUNTS PAYABLE         $      --     $         --     $      --     $      --      $         --
REVENUE  REVENUE ACTIVITY                       $      --     $         --     $      --     $      --      $         --
OTHER    OTHER                                  $      --     $         --     $      --     $      --      $         --
-----------------------------------------------------------------------------------------------------------------------------
         Grand Total                            $ 55,835.00   $12,906,426.76   $ 94,473.68   $ 20,378.88    $    60,023.00
-----------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
                                                                                             EXECUTIVE
 COST                                             CUSTOMER     CONSULTING     EMPLOYEE        DIRECTOR
ELEMENT             DESCRIPTION                    ACCTG        SERVICES     ASSISTANCE        COSTS
--------------------------------------------------------------------------------------------------------
958C     NOT AVAILABLE                          $      --     $       --     $     --     $         --
APAY     MISCELLANEOUS ACCOUNTS PAYABLE         $      --     $       --     $     --     $         --
REVENUE  REVENUE ACTIVITY                       $      --     $       --     $     --     $         --
OTHER    OTHER                                  $      --     $       --     $     --     $         --
--------------------------------------------------------------------------------------------------------
         Grand Total                            $  1,460.28   $ 442,269.60   $ 5,000.00   $ 1,060,714.97
--------------------------------------------------------------------------------------------------------

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                   EQUIPMENT        ENGINEERING                                           RETURN
 COST                                                COST            SERVICES         FAB SHOP                          ON GENERAL
ELEMENT              DESCRIPTION                   RECOVERY           COSTS             COSTS           FORMS           OFFICE BLDG
------------------------------------------------------------------------------------------------------------------------------------
0001      CLOSING TO PROPERTY, PLANT, EQPT       $          --     $          --    $          --    $          --     $          --
0058      SALVAGE - OTHER                        $          --     $          --    $          --    $          --     $          --
0076      CONTRIBUTIONS IN AID PAID TO OTHERS    $          --     $          --    $          --    $          --     $          --
0077      CONTRIBUTIONS IN AID OF CONSTRUCTIO    $          --     $          --    $          --    $          --     $          --
0089      CONSTRUCTION OVERHEADS (A&G) {AFTER    $          --     $          --    $          --    $          --     $          --
0091      ALLOWANCE FOR FUNDS USED DURING CON    $          --     $          --    $          --    $          --     $          --
1010      LABOR                                  $          --     $1,282,908.16    $  515,745.94    $          --     $          --
1020      LABOR OVERHEAD                         $          --     $  304,626.54    $  139,720.18    $          --     $          --
14        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
17        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
2016      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
2020      MATERIAL & SUPPLIES - GENERAL          $          --     $    6,128.01    $  579,547.04    $          --     $          --
2034      MATERIAL & SUPPLIES - FREIGHT          $          --     $       41.85    $    2,450.48    $       16.56     $          --
2060      POSTAGE                                $          --     $        8.15    $      194.00    $          --     $          --
2070      OFFICE SUPPLIES                        $          --     $   12,825.89    $    2,373.45    $          --     $          --
2075      COMPUTER AND PRINTER SUPPLIES          $          --     $    7,874.72    $       48.07    $          --     $          --
2080      OFFICE EQUIPMENT                       $          --     $       42.74    $          --    $          --     $          --
2081      XEROX DUPLICATION                      $          --     $   30,898.21    $      134.50    $    3,253.03     $          --
2099      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
21        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
26        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
3000      PLANT ACCOUNTING USE ONLY              $          --     $          --    $       21.48    $          --     $          --
3A02      CHECKFREE SERVICE CHARGE               $          --     $          --    $          --    $          --     $          --
3A03      DELINQUENT COLLECTION FEES             $          --     $          --    $          --    $          --     $          --
3A04      CREDIT REPORTS AND INVESTIGATIONS      $          --     $          --    $          --    $          --     $          --
3A10      LOCKBOX SERVICE CHARGES                $          --     $          --    $          --    $          --     $          --
3A11      OTHER SERVICE CHARGES                  $          --     $          --    $          --    $          --     $          --
3A20      COURIER SERVICES(UPS, FEDEX, ETC.)     $          --     $    1,201.12    $       62.96    $          --     $          --
3A30      DESTRUCTION OF COMPANY RECORDS         $          --     $          --    $          --    $          --     $          --
3A31      MAINTENANCE OF CUSTOMER KEYS           $          --     $          --    $          --    $          --     $          --
3A34      STORAGE SERVICES                       $          --     $          --    $          --    $          --     $          --
3B09      CAPITAL PROJ NOT OTHERWISE IDENTIFD    $          --     $          --    $          --    $          --     $          --
3B19      OPER ACTIV NOT OTHERWISE IDENTIFIED    $          --     $          --    $          --    $          --     $          --
3B23      CLEAR RIGHT - OF - WAY                 $          --     $          --    $          --    $          --     $          --
3B29      MAINT ACTIV NOT OTHERWISE IDENTIFID    $          --     $          --    $          --    $          --     $          --
3B30      APPLIANCE REPAIR                       $          --     $          --    $          --    $          --     $          --
3B31      PAINTING METERS AND REGULATORS         $          --     $          --    $          --    $          --     $          --
3B41      PAVING RESTORATION                     $          --     $          --    $          --    $          --     $          --
3B42      SEED AND SOD                           $          --     $          --    $          --    $          --     $          --
3B51      GAS AIR BLENDING                       $          --     $          --    $   40,929.33    $          --     $          --
3B53      OPER SVCS NOT OTHERWISE IDENTIFIED     $          --     $          --    $   21,257.99    $          --     $          --
3B60      ENVIRONMENTAL LAB ANALYSIS&EPA FEES    $          --     $    2,646.74    $    1,546.55    $          --     $          --
3B62      WEATHER FORECASTING SERVICE            $          --     $          --    $          --    $          --     $          --
3B66      ENVIRONMENTL HAZ/SPE WASTE DISPOSAL    $          --     $    2,477.91    $    5,767.44    $          --     $          --
3C01      FINANCIAL STATEMENT REVIEW             $          --     $          --    $          --    $          --     $          --
3C02      QUARTERLY REVIEW                       $          --     $          --    $          --    $          --     $          --
3C10      CONSULTANT EXPENSES                    $          --     $   88,509.97    $          --    $          --     $          --
3C15      BUILDING CONSULTANTS                   $          --     $          --    $          --    $          --     $          --
3C23      ENVIRONMENTAL CONSULTING               $          --     $    2,334.10    $      100.00    $          --     $          --
3D01      REGULATORY LEGAL EXPENSES              $          --     $          --    $          --    $          --     $          --
3D02      LEGAL OUTSIDE FEES - NON REGULATORY    $          --     $          --    $          --    $          --     $          --
3D03      TRANSCRIPT/COURT REPORTERS             $          --     $          --    $          --    $          --     $          --
3D04      LEGAL NOTICES                          $          --     $          --    $          --    $          --     $          --
3D05      REPRESENTATION SERVICES                $          --     $          --    $          --    $          --     $          --
3D08      LEXIS/NEXIS INFORMATION SYSTEM/NEWS    $          --     $          --    $          --    $          --     $          --
3D10      EXPERT WITNESSES & CONSULTANTS         $          --     $          --    $          --    $          --     $          --
3D11      TPA ADMINISTRATION FEES                $          --     $          --    $          --    $          --     $          --
3E01      CONSULTANT EXPENSES - R.I.P.           $          --     $          --    $          --    $          --     $          --
3E02      CONSULTANT EXPENSES - THRIFT           $          --     $          --    $          --    $          --     $          --
3E05      EMPLOYEE ASSISTANCE PLAN (EAP)         $          --     $          --    $          --    $          --     $          --
3E21      MEDICAL EXAMINATIONS                   $          --     $          --    $          --    $          --     $          --
3E24      EMPLOYEE HEARING TESTS                 $          --     $          --    $          --    $          --     $          --

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                    GROSS           GAS SUPPLY/         HUMAN
 COST                                              RECEIPTS         MANAGEMENT        RESOURCES
ELEMENT              DESCRIPTION                      TAX              COSTS          CONSULTING        INCENTIVE        INSURANCE
------------------------------------------------------------------------------------------------------------------------------------
0001      CLOSING TO PROPERTY, PLANT, EQPT       $          --     $          --    $          --    $          --     $          --
0058      SALVAGE - OTHER                        $          --     $          --    $          --    $          --     $          --
0076      CONTRIBUTIONS IN AID PAID TO OTHERS    $          --     $          --    $          --    $          --     $          --
0077      CONTRIBUTIONS IN AID OF CONSTRUCTIO    $          --     $          --    $          --    $          --     $          --
0089      CONSTRUCTION OVERHEADS (A&G) {AFTER    $          --     $          --    $          --    $          --     $          --
0091      ALLOWANCE FOR FUNDS USED DURING CON    $          --     $          --    $          --    $          --     $          --
1010      LABOR                                  $          --     $3,890,843.08    $  490,589.96    $   30,000.00     $          --
1020      LABOR OVERHEAD                         $          --     $  923,880.69    $  116,490.59    $      237.45     $          --
14        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
17        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
2016      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
2020      MATERIAL & SUPPLIES - GENERAL          $          --     $    3,036.51    $   10,568.09    $          --     $          --
2034      MATERIAL & SUPPLIES - FREIGHT          $          --     $          --    $          --    $          --     $          --
2060      POSTAGE                                $          --     $          --    $          --    $          --     $          --
2070      OFFICE SUPPLIES                        $          --     $   24,698.92    $    6,952.44    $          --     $          --
2075      COMPUTER AND PRINTER SUPPLIES          $          --     $   67,754.88    $        7.66    $          --     $          --
2080      OFFICE EQUIPMENT                       $          --     $          --    $          --    $          --     $          --
2081      XEROX DUPLICATION                      $          --     $   27,117.90    $    6,998.82    $          --     $          --
2099      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
21        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
26        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
3000      PLANT ACCOUNTING USE ONLY              $          --     $          --    $          --    $          --     $          --
3A02      CHECKFREE SERVICE CHARGE               $          --     $          --    $          --    $          --     $          --
3A03      DELINQUENT COLLECTION FEES             $          --     $          --    $          --    $          --     $          --
3A04      CREDIT REPORTS AND INVESTIGATIONS      $          --     $          --    $          --    $          --     $          --
3A10      LOCKBOX SERVICE CHARGES                $          --     $          --    $          --    $          --     $          --
3A11      OTHER SERVICE CHARGES                  $          --     $          --    $          --    $          --     $          --
3A20      COURIER SERVICES(UPS, FEDEX, ETC.)     $          --     $      615.74    $      579.47    $          --     $          --
3A30      DESTRUCTION OF COMPANY RECORDS         $          --     $          --    $          --    $          --     $          --
3A31      MAINTENANCE OF CUSTOMER KEYS           $          --     $          --    $          --    $          --     $          --
3A34      STORAGE SERVICES                       $          --     $          --    $          --    $          --     $          --
3B09      CAPITAL PROJ NOT OTHERWISE IDENTIFD    $          --     $          --    $          --    $          --     $          --
3B19      OPER ACTIV NOT OTHERWISE IDENTIFIED    $          --     $          --    $          --    $          --     $          --
3B23      CLEAR RIGHT - OF - WAY                 $          --     $          --    $          --    $          --     $          --
3B29      MAINT ACTIV NOT OTHERWISE IDENTIFID    $          --     $          --    $          --    $          --     $          --
3B30      APPLIANCE REPAIR                       $          --     $          --    $          --    $          --     $          --
3B31      PAINTING METERS AND REGULATORS         $          --     $          --    $          --    $          --     $          --
3B41      PAVING RESTORATION                     $          --     $          --    $          --    $          --     $          --
3B42      SEED AND SOD                           $          --     $          --    $          --    $          --     $          --
3B51      GAS AIR BLENDING                       $          --     $          --    $          --    $          --     $          --
3B53      OPER SVCS NOT OTHERWISE IDENTIFIED     $          --     $          --    $          --    $          --     $          --
3B60      ENVIRONMENTAL LAB ANALYSIS&EPA FEES    $          --     $          --    $          --    $          --     $          --
3B62      WEATHER FORECASTING SERVICE            $          --     $   46,827.88    $          --    $          --     $          --
3B66      ENVIRONMENTL HAZ/SPE WASTE DISPOSAL    $          --     $          --    $          --    $          --     $          --
3C01      FINANCIAL STATEMENT REVIEW             $          --     $          --    $          --    $          --     $          --
3C02      QUARTERLY REVIEW                       $          --     $          --    $          --    $          --     $          --
3C10      CONSULTANT EXPENSES                    $          --     $    2,186.57    $       60.80    $          --     $          --
3C15      BUILDING CONSULTANTS                   $          --     $          --    $          --    $          --     $          --
3C23      ENVIRONMENTAL CONSULTING               $          --     $          --    $          --    $          --     $          --
3D01      REGULATORY LEGAL EXPENSES              $          --     $          --    $          --    $          --     $          --
3D02      LEGAL OUTSIDE FEES - NON REGULATORY    $          --     $          --    $          --    $          --     $          --
3D03      TRANSCRIPT/COURT REPORTERS             $          --     $          --    $          --    $          --     $          --
3D04      LEGAL NOTICES                          $          --     $          --    $          --    $          --     $          --
3D05      REPRESENTATION SERVICES                $          --     $          --    $          --    $          --     $          --
3D08      LEXIS/NEXIS INFORMATION SYSTEM/NEWS    $          --     $          --    $          --    $          --     $          --
3D10      EXPERT WITNESSES & CONSULTANTS         $          --     $          --    $          --    $          --     $          --
3D11      TPA ADMINISTRATION FEES                $          --     $          --    $          --    $          --     $          --
3E01      CONSULTANT EXPENSES - R.I.P.           $          --     $          --    $          --    $          --     $          --
3E02      CONSULTANT EXPENSES - THRIFT           $          --     $          --    $          --    $          --     $          --
3E05      EMPLOYEE ASSISTANCE PLAN (EAP)         $          --     $          --    $    1,500.00    $          --     $          --
3E21      MEDICAL EXAMINATIONS                   $          --     $          --    $          --    $          --     $          --
3E24      EMPLOYEE HEARING TESTS                 $          --     $          --    $          --    $          --     $          --

                                                               Page 5

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                   EQUIPMENT        ENGINEERING                                           RETURN
 COST                                                COST            SERVICES         FAB SHOP                          ON GENERAL
ELEMENT              DESCRIPTION                   RECOVERY           COSTS             COSTS           FORMS           OFFICE BLDG
------------------------------------------------------------------------------------------------------------------------------------
3E26      DRUG TESTING                           $          --     $          --    $          --    $          --     $          --
3E27      ALCOHOL TESTING                        $          --     $          --    $          --    $          --     $          --
3E30      SHORT TERM TEMPORARY EMPLOYEES         $          --     $          --    $   81,000.31    $          --     $          --
3E33      CONTRACT EMPLOYEE SERVICES             $          --     $          --    $          --    $          --     $          --
3E34      OUTSIDE FOOD SERVERS                   $          --     $          --    $          --    $          --     $          --
3E40      EMPLOYEE TRAINING                      $          --     $          --    $          --    $          --     $          --
3E41      EMPLOYMENT ADVERTISING                 $          --     $          --    $          --    $          --     $          --
3E42      EMPLOYMENT CONSULTANTS                 $          --     $          --    $          --    $          --     $          --
3E50      HR AWARD PLAQUE EXPENSES               $          --     $          --    $      109.60    $          --     $          --
3F01      PRINTING                               $          --     $       75.00    $          --    $          --     $          --
3F04      SLIDE REPRODUCTION                     $          --     $      135.00    $          --    $          --     $          --
3F06      LITERATURE DISTRIBUTION                $          --     $          --    $          --    $          --     $          --
3F10      FILM, VIDEO AND AUDIO SERVICES         $          --     $      326.02    $      110.37    $          --     $          --
3F12      ENGRAVING                              $          --     $          --    $          --    $          --     $          --
3F14      DIGITAL COLOR SCANNING                 $          --     $       15.00    $          --    $          --     $          --
3F15      DISPATCH PRINTING                      $          --     $      585.36    $      176.19    $          --     $          --
3F16      VIDEO CONFERENCE FEES                  $          --     $          --    $          --    $          --     $          --
3G01      MKT ADMINISTRATIVE EXPENSES            $          --     $          --    $          --    $          --     $          --
3G03      PROGRAMS & PROMOTIONS                  $          --     $          --    $          --    $          --     $          --
3K01      TELEPHONE ANSWERING SERVICES           $          --     $          --    $          --    $          --     $          --
3K04      TELECOMMUNICATION EQUIPMENT REPAIR     $          --     $          --    $          --    $          --     $          --
3K06      TELECOMMUNICATION EQUIPMENT INSTALL    $          --     $          --    $          --    $          --     $          --
3K10      JANITOR SERVICES                       $          --     $          --    $          --    $          --     $          --
3K11      WASTE MANAGEMENT SERVICES              $          --     $          --    $          --    $          --     $          --
3K13      OPERATION (LAWN CARE, SNOW REMOVAL)    $          --     $          --    $          --    $          --     $          --
3K14      MAINTENANCE                            $          --     $      220.22    $      114.19    $          --     $          --
3K15      BUILDING AND PROPERTY SECURITY         $          --     $          --    $          --    $          --     $          --
3K16      OUTSIDE FOOD SERVICE                   $          --     $       (8.67)   $       (4.50)   $          --     $          --
3K17      OUTSIDE LAUNDRY SERVICES               $          --     $          --    $    5,549.94    $          --     $          --
3K19      MATERIAL HANDLING SERVICES             $          --     $          --    $          --    $          --     $          --
3K20      REPAIR OF FURNISHINGS                  $          --     $          --    $          --    $          --     $          --
3K21      REPAIR OF INSTRUMENTS                  $          --     $      224.25    $       60.00    $          --     $          --
3K22      REPAIR OF TOOLS                        $          --     $          --    $          --    $          --     $          --
3K24      REPAIR OF OFFICE MACHINES              $          --     $          --    $          --    $          --     $          --
3K25      REPAIR OF CAFETERIA                    $          --     $          --    $          --    $          --     $          --
3K26      REPAIR OF EDP EQUIPMENT                $          --     $          --    $          --    $          --     $          --
3K27      INSTRUMENT, PRESSURE VESSEL TESTING    $          --     $          --    $          --    $          --     $          --
3K30      EDP MAINTENANCE AGREEMENTS             $          --     $  121,847.71    $      138.00    $          --     $          --
3K31      DUPLICATING MAINTENANCE AGREEMENTS     $          --     $          --    $          --    $          --     $          --
3K32      OFFICE MACHINES MAINT AGREEMENTS       $          --     $          --    $          --    $          --     $          --
3K33      TELECOMMUNCIATIONS MAINT AGREEMENTS    $          --     $          --    $          --    $          --     $          --
3L01      COMPANY VEHICLE TOWING COSTS           $          --     $          --    $          --    $          --     $          --
3L02      SERVICE/REPAIRS TO COMPANY VEHICLES    $          --     $          --    $    1,667.86    $          --     $          --
3L03      SERVICE/REPAIRS TO CUST VEHICLE        $          --     $          --    $          --    $          --     $          --
3L10      STATE INSPECTION CLASS A               $          --     $          --    $          --    $          --     $          --
3L11      STATE INSPECTION CLASS B               $          --     $          --    $          --    $          --     $          --
3L12      DOT INSPECTION                         $          --     $          --    $          --    $          --     $          --
3P01      SYSTEM DEVELOPMENT COSTS               $          --     $          --    $          --    $          --     $          --
3P02      PROGRAMMING SERVICES                   $          --     $          --    $          --    $          --     $          --
3P03      PERSONAL COMPUTER INSTALLATION SERV    $          --     $   18,286.09    $          --    $          --     $          --
3P04      EXTERNAL COMPUTING SERVICES            $          --     $        9.95    $          --    $          --     $          --
3XXX      MISCELLANEOUS OUTSIDE SERVICES         $          --     $          --    $          --    $          --     $          --
4012      BUILDINGS, LEASED - FIELD              $          --     $          --    $          --    $          --     $          --
4013      BUILDINGS, LEASED - GENERAL OFFICE     $          --     $          --    $          --    $          --     $          --
4014      PARKING AREAS, LEASED                  $          --     $          --    $          --    $          --     $          --
4031      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
4051      LEASE, AUTO                            $          --     $          --    $          --    $          --     $          --
4052      LEASE, TRUCK                           $          --     $          --    $          --    $          --     $          --
4054      LEASE, TOOL CLASS 4                    $          --     $          --    $          --    $          --     $          --
4055      LEASE, TOOL CLASS 5                    $          --     $          --    $          --    $          --     $          --
4071      COMMUNICATION EQUIPMENT AND LINES      $          --     $          --    $          --    $          --     $          --
4081      OFFICE MACHINES, FURNISHINGS, ETC      $          --     $          --    $      106.09    $          --     $          --

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                    GROSS           GAS SUPPLY/         HUMAN
 COST                                              RECEIPTS         MANAGEMENT        RESOURCES
ELEMENT              DESCRIPTION                      TAX              COSTS          CONSULTING        INCENTIVE        INSURANCE
------------------------------------------------------------------------------------------------------------------------------------
3E26      DRUG TESTING                           $          --     $          --    $   30,756.50    $          --     $          --
3E27      ALCOHOL TESTING                        $          --     $          --    $      791.80    $          --     $          --
3E30      SHORT TERM TEMPORARY EMPLOYEES         $          --     $          --    $   11,202.47    $          --     $          --
3E33      CONTRACT EMPLOYEE SERVICES             $          --     $      109.76    $          --    $          --     $          --
3E34      OUTSIDE FOOD SERVERS                   $          --     $      180.00    $          --    $          --     $          --
3E40      EMPLOYEE TRAINING                      $          --     $    1,056.00    $    2,413.88    $          --     $          --
3E41      EMPLOYMENT ADVERTISING                 $          --     $    2,296.78    $          --    $          --     $          --
3E42      EMPLOYMENT CONSULTANTS                 $          --     $          --    $          --    $          --     $          --
3E50      HR AWARD PLAQUE EXPENSES               $          --     $          --    $          --    $          --     $          --
3F01      PRINTING                               $          --     $       11.13    $          --    $          --     $          --
3F04      SLIDE REPRODUCTION                     $          --     $          --    $          --    $          --     $          --
3F06      LITERATURE DISTRIBUTION                $          --     $          --    $          --    $          --     $          --
3F10      FILM, VIDEO AND AUDIO SERVICES         $          --     $        2.95    $          --    $          --     $          --
3F12      ENGRAVING                              $          --     $          --    $          --    $          --     $          --
3F14      DIGITAL COLOR SCANNING                 $          --     $          --    $          --    $          --     $          --
3F15      DISPATCH PRINTING                      $          --     $    1,452.00    $      613.00    $          --     $          --
3F16      VIDEO CONFERENCE FEES                  $          --     $          --    $          --    $          --     $          --
3G01      MKT ADMINISTRATIVE EXPENSES            $          --     $          --    $          --    $          --     $          --
3G03      PROGRAMS & PROMOTIONS                  $          --     $          --    $          --    $          --     $          --
3K01      TELEPHONE ANSWERING SERVICES           $          --     $          --    $          --    $          --     $          --
3K04      TELECOMMUNICATION EQUIPMENT REPAIR     $          --     $          --    $          --    $          --     $          --
3K06      TELECOMMUNICATION EQUIPMENT INSTALL    $          --     $          --    $          --    $          --     $          --
3K10      JANITOR SERVICES                       $          --     $          --    $          --    $          --     $          --
3K11      WASTE MANAGEMENT SERVICES              $          --     $          --    $          --    $          --     $          --
3K13      OPERATION (LAWN CARE, SNOW REMOVAL)    $          --     $          --    $          --    $          --     $          --
3K14      MAINTENANCE                            $          --     $          --    $          --    $          --     $          --
3K15      BUILDING AND PROPERTY SECURITY         $          --     $          --    $          --    $          --     $          --
3K16      OUTSIDE FOOD SERVICE                   $          --     $          --    $          --    $          --     $          --
3K17      OUTSIDE LAUNDRY SERVICES               $          --     $          --    $          --    $          --     $          --
3K19      MATERIAL HANDLING SERVICES             $          --     $   36,325.77    $          --    $          --     $          --
3K20      REPAIR OF FURNISHINGS                  $          --     $          --    $          --    $          --     $          --
3K21      REPAIR OF INSTRUMENTS                  $          --     $          --    $          --    $          --     $          --
3K22      REPAIR OF TOOLS                        $          --     $          --    $          --    $          --     $          --
3K24      REPAIR OF OFFICE MACHINES              $          --     $          --    $          --    $          --     $          --
3K25      REPAIR OF CAFETERIA                    $          --     $          --    $          --    $          --     $          --
3K26      REPAIR OF EDP EQUIPMENT                $          --     $          --    $          --    $          --     $          --
3K27      INSTRUMENT, PRESSURE VESSEL TESTING    $          --     $          --    $          --    $          --     $          --
3K30      EDP MAINTENANCE AGREEMENTS             $          --     $          --    $          --    $          --     $          --
3K31      DUPLICATING MAINTENANCE AGREEMENTS     $          --     $          --    $          --    $          --     $          --
3K32      OFFICE MACHINES MAINT AGREEMENTS       $          --     $          --    $          --    $          --     $          --
3K33      TELECOMMUNCIATIONS MAINT AGREEMENTS    $          --     $    1,416.93    $          --    $          --     $          --
3L01      COMPANY VEHICLE TOWING COSTS           $          --     $          --    $          --    $          --     $          --
3L02      SERVICE/REPAIRS TO COMPANY VEHICLES    $          --     $          --    $          --    $          --     $          --
3L03      SERVICE/REPAIRS TO CUST VEHICLE        $          --     $          --    $          --    $          --     $          --
3L10      STATE INSPECTION CLASS A               $          --     $          --    $          --    $          --     $          --
3L11      STATE INSPECTION CLASS B               $          --     $          --    $          --    $          --     $          --
3L12      DOT INSPECTION                         $          --     $          --    $          --    $          --     $          --
3P01      SYSTEM DEVELOPMENT COSTS               $          --     $  168,841.16    $          --    $          --     $          --
3P02      PROGRAMMING SERVICES                   $          --     $          --    $          --    $          --     $          --
3P03      PERSONAL COMPUTER INSTALLATION SERV    $          --     $          --    $          --    $          --     $          --
3P04      EXTERNAL COMPUTING SERVICES            $          --     $          --    $          --    $          --     $          --
3XXX      MISCELLANEOUS OUTSIDE SERVICES         $          --     $          --    $          --    $          --     $          --
4012      BUILDINGS, LEASED - FIELD              $          --     $          --    $          --    $          --     $          --
4013      BUILDINGS, LEASED - GENERAL OFFICE     $          --     $          --    $          --    $          --     $          --
4014      PARKING AREAS, LEASED                  $          --     $          --    $          --    $          --     $          --
4031      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
4051      LEASE, AUTO                            $          --     $          --    $          --    $          --     $          --
4052      LEASE, TRUCK                           $          --     $          --    $          --    $          --     $          --
4054      LEASE, TOOL CLASS 4                    $          --     $          --    $          --    $          --     $          --
4055      LEASE, TOOL CLASS 5                    $          --     $          --    $          --    $          --     $          --
4071      COMMUNICATION EQUIPMENT AND LINES      $          --     $          --    $          --    $          --     $          --
4081      OFFICE MACHINES, FURNISHINGS, ETC      $          --     $          --    $          --    $          --     $          --

                                                               Page 6

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                   EQUIPMENT        ENGINEERING                                           RETURN
 COST                                                COST            SERVICES         FAB SHOP                          ON GENERAL
ELEMENT              DESCRIPTION                   RECOVERY           COSTS             COSTS           FORMS           OFFICE BLDG
------------------------------------------------------------------------------------------------------------------------------------
4090      RENTS                                  $          --     $      593.35    $    2,985.70    $          --     $          --
4091      DEDICATED TELEPHONE LINES - MONTHLY    $          --     $          --    $     (106.09)   $          --     $          --
4099      RENTS INTERCO BILLING CREDIT           $          --     $          --    $          --    $          --     $          --
4551      AUTO INSURANCE                         $          --     $          --    $          --    $          --     $          --
4552      TRUCK INSURANCE                        $          --     $          --    $          --    $          --     $          --
4554      INSURANCE, TOOL CLASS 4                $          --     $          --    $          --    $          --     $          --
4555      INSURANCE, TOOL CLASS 5                $          --     $          --    $          --    $          --     $          --
45XX      WORKERS COMP INSURANCE                 $          --     $          --    $          --    $          --     $          --
5015      TRAVEL AND EXPENSES                    $          --     $   58,638.68    $    7,339.10    $          --     $          --
5016      MEETING/SEMINAR REGISTRATION FEES      $          --     $    9,999.00    $       75.00    $          --     $          --
5017      EMPLOYEE RECOGNITION                   $          --     $          --    $      700.00    $          --     $          --
5018      SPOUSAL TRAVEL EXPENSES                $          --     $          --    $          --    $          --     $          --
5019      COMPANY USE OF PERSONAL VEHICLE        $          --     $    5,529.30    $    1,857.03    $          --     $          --
5025      MEALS, MEETINGS AND ENTERTAINMENT      $          --     $   23,026.06    $    1,681.76    $          --     $          --
5026      OVERTIME MEALS                         $          --     $          --    $          --    $          --     $          --
5027      MEAL REIMBURSEMENT                     $          --     $          --    $          --    $          --     $          --
5028      TAXABLE EMPLOYEE CASH AWARDS           $          --     $          --    $          --    $          --     $          --
5045      RELOCATION EXPENSES                    $          --     $   18,199.33    $          --    $          --     $          --
5050      DUES, PROFESSIONAL & CIVIC ORGANIZA    $          --     $    1,726.75    $          --    $          --     $          --
5052      DUES, SOCIAL ORGANIZATIONS             $          --     $          --    $          --    $          --     $          --
5510      INDUSTRY ASSOCIATIONS                  $          --     $          --    $          --    $          --     $          --
5520      LOBBYING DUES                          $          --     $          --    $          --    $          --     $          --
6010      NATURAL GAS/PROPANE                    $          --     $          --    $    7,359.62    $          --     $          --
6020      ELECTRICITY                            $          --     $      751.45    $    8,440.21    $          --     $          --
6030      WATER/SEWER                            $          --     $        7.50    $        7.28    $          --     $          --
6040      TELEPHONE                              $          --     $    1,316.30    $   16,811.93    $          --     $          --
6050      CABLE SERVICE                          $          --     $          --    $          --    $          --     $          --
6061      CELLULAR PHONES - RENTAL               $          --     $          --    $          --    $          --     $          --
6062      CELLULAR PHONES SERVICE FEES           $          --     $      360.35    $      157.41    $          --     $          --
6063      CELLULAR PHONES USAGE CHARGE           $          --     $    2,266.60    $       82.69    $          --     $          --
6064      PAGERS                                 $          --     $    2,775.07    $          --    $          --     $          --
71        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
8010      MANAGEMENT SERVICES                    $          --     $          --    $          --    $          --     $          --
8030      DATA PROCESSING SERVICES               $          --     $          --    $    2,364.85    $          --     $          --
8031      CORPORATE COMMON SYSTEMS               $          --     $          --    $          --    $          --     $          --
8032      COMPUTER STORE EQUP -HW/SW             $          --     $     (545.22)   $    2,168.49    $          --     $          --
8033      INFORMATION TECHNOLOGY PROJECTS        $          --     $          --    $      124.79    $          --     $          --
8921      DEFERRED CHARGES                       $          --     $          --    $          --    $          --     $          --
8951      AUTO LICENSE FEES/TAXES                $          --     $          --    $          --    $          --     $          --
8952      TRUCK LICENSE FEES/TAXES               $          --     $          --    $          --    $          --     $          --
8954      LICENSE FEE/TAXES, TOOL CLASS 4        $          --     $          --    $          --    $          --     $          --
8955      LICENSE FEE/TAXES, TOOL CLASS 5        $          --     $          --    $          --    $          --     $          --
8971      ZONING BOARDS, PERMITS, RECORDING F    $          --     $          --    $          --    $          --     $          --
8985      EDUCATION ASSISTANCE PROGRAM           $          --     $          --    $          --    $          --     $          --
8986      EMPLOYEE REIMBURSEMENT PAY DEDUCTIO    $          --     $          --    $          --    $          --     $          --
8987      EMPLOYEE TAX GROSS-UPS                 $          --     $   11,650.49    $          --    $          --     $          --
8989      NON-LABOR RESTRUCTURING COSTS          $          --     $          --    $          --    $          --     $          --
8990      OTHER EXPENSES - GENERAL               $          --     $  (17,423.62)   $          --    $          --     $          --
9202      DELAY RENTALS & UNOPERATED LEASE CO    $          --     $          --    $          --    $          --     $          --
951C      BUILDING COSTS CLEARED                 $          --     $          --    $          --    $          --     $          --
952C      METER SHOP COSTS CLEARED               $          --     $          --    $          --    $          --     $          --
9530      COMPANY GARAGE COST TRANSFERRED        $          --     $          --    $          --    $          --     $          --
9540      AUTOS AND TRUCKS                       $          --     $          --    $          --    $          --     $          --
9541      AUTO COSTS CLEARED                     $          --     $    1,799.61    $      424.22    $          --     $          --
9542      TRUCK COSTS CLEARED                    $          --     $    1,805.57    $    1,113.99    $          --     $          --
954C      AUTO/TRUCK/TOOL CLEARED                $          --     $          --    $          --    $          --     $          --
9550      GENERAL TOOL COSTS CLEARED             $          --     $          --    $          --    $          --     $          --
9561      BUSINESS SOLUTIONS                     $          --     $   41,348.28    $    3,436.17    $          --     $          --
9565      GAS BILL INSERTING                     $          --     $          --    $          --    $          --     $          --
956C      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
9570      MATERIAL & SUPPLIES - STORES COSTS     $          --     $          --    $          --    $          --     $          --
9580      DFC (BANGS/FAB) COSTS                  $          --     $    2,613.33    $          --    $          --     $          --

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                    GROSS           GAS SUPPLY/         HUMAN
 COST                                              RECEIPTS         MANAGEMENT        RESOURCES
ELEMENT              DESCRIPTION                      TAX              COSTS          CONSULTING        INCENTIVE        INSURANCE
------------------------------------------------------------------------------------------------------------------------------------
4090      RENTS                                  $          --     $    1,686.47    $      465.00    $          --     $          --
4091      DEDICATED TELEPHONE LINES - MONTHLY    $          --     $          --    $          --    $          --     $          --
4099      RENTS INTERCO BILLING CREDIT           $          --     $          --    $          --    $          --     $          --
4551      AUTO INSURANCE                         $          --     $          --    $          --    $          --     $          --
4552      TRUCK INSURANCE                        $          --     $          --    $          --    $          --     $          --
4554      INSURANCE, TOOL CLASS 4                $          --     $          --    $          --    $          --     $          --
4555      INSURANCE, TOOL CLASS 5                $          --     $          --    $          --    $          --     $          --
45XX      WORKERS COMP INSURANCE                 $          --     $          --    $          --    $          --     $      663.88
5015      TRAVEL AND EXPENSES                    $          --     $   78,530.75    $   31,817.86    $          --     $          --
5016      MEETING/SEMINAR REGISTRATION FEES      $          --     $    9,627.09    $          --    $          --     $          --
5017      EMPLOYEE RECOGNITION                   $          --     $          --    $          --    $          --     $          --
5018      SPOUSAL TRAVEL EXPENSES                $          --     $          --    $          --    $          --     $          --
5019      COMPANY USE OF PERSONAL VEHICLE        $          --     $    2,766.67    $    1,399.97    $          --     $          --
5025      MEALS, MEETINGS AND ENTERTAINMENT      $          --     $   36,188.52    $    5,416.20    $          --     $          --
5026      OVERTIME MEALS                         $          --     $      149.91    $          --    $          --     $          --
5027      MEAL REIMBURSEMENT                     $          --     $          --    $          --    $          --     $          --
5028      TAXABLE EMPLOYEE CASH AWARDS           $          --     $          --    $          --    $   40,511.67     $          --
5045      RELOCATION EXPENSES                    $          --     $   33,997.58    $          --    $          --     $          --
5050      DUES, PROFESSIONAL & CIVIC ORGANIZA    $          --     $    7,032.00    $    1,104.80    $          --     $          --
5052      DUES, SOCIAL ORGANIZATIONS             $          --     $          --    $          --    $          --     $          --
5510      INDUSTRY ASSOCIATIONS                  $          --     $          --    $          --    $          --     $          --
5520      LOBBYING DUES                          $          --     $          --    $          --    $          --     $          --
6010      NATURAL GAS/PROPANE                    $          --     $          --    $          --    $          --     $          --
6020      ELECTRICITY                            $          --     $          --    $          --    $          --     $          --
6030      WATER/SEWER                            $          --     $          --    $          --    $          --     $          --
6040      TELEPHONE                              $          --     $      679.88    $    1,142.52    $          --     $          --
6050      CABLE SERVICE                          $          --     $          --    $          --    $          --     $          --
6061      CELLULAR PHONES - RENTAL               $          --     $          --    $          --    $          --     $          --
6062      CELLULAR PHONES SERVICE FEES           $          --     $    3,240.44    $      651.88    $          --     $          --
6063      CELLULAR PHONES USAGE CHARGE           $          --     $    3,431.54    $    2,736.56    $          --     $          --
6064      PAGERS                                 $          --     $    3,570.75    $       70.23    $          --     $          --
71        NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
8010      MANAGEMENT SERVICES                    $          --     $          --    $          --    $          --     $          --
8030      DATA PROCESSING SERVICES               $          --     $          --    $          --    $          --     $          --
8031      CORPORATE COMMON SYSTEMS               $          --     $          --    $          --    $          --     $          --
8032      COMPUTER STORE EQUP -HW/SW             $          --     $      429.53    $     (141.40)   $          --     $          --
8033      INFORMATION TECHNOLOGY PROJECTS        $          --     $          --    $          --    $          --     $          --
8921      DEFERRED CHARGES                       $          --     $          --    $          --    $          --     $          --
8951      AUTO LICENSE FEES/TAXES                $          --     $          --    $          --    $          --     $          --
8952      TRUCK LICENSE FEES/TAXES               $          --     $          --    $          --    $          --     $          --
8954      LICENSE FEE/TAXES, TOOL CLASS 4        $          --     $          --    $          --    $          --     $          --
8955      LICENSE FEE/TAXES, TOOL CLASS 5        $          --     $          --    $          --    $          --     $          --
8971      ZONING BOARDS, PERMITS, RECORDING F    $          --     $          --    $          --    $          --     $          --
8985      EDUCATION ASSISTANCE PROGRAM           $          --     $          --    $          --    $          --     $          --
8986      EMPLOYEE REIMBURSEMENT PAY DEDUCTIO    $          --     $          --    $          --    $          --     $          --
8987      EMPLOYEE TAX GROSS-UPS                 $          --     $   15,811.09    $          --    $          --     $          --
8989      NON-LABOR RESTRUCTURING COSTS          $          --     $          --    $          --    $          --     $          --
8990      OTHER EXPENSES - GENERAL               $          --     $          --    $  (56,622.76)   $          --     $          --
9202      DELAY RENTALS & UNOPERATED LEASE CO    $          --     $          --    $          --    $          --     $          --
951C      BUILDING COSTS CLEARED                 $          --     $          --    $          --    $          --     $          --
952C      METER SHOP COSTS CLEARED               $          --     $          --    $          --    $          --     $          --
9530      COMPANY GARAGE COST TRANSFERRED        $          --     $          --    $          --    $          --     $          --
9540      AUTOS AND TRUCKS                       $          --     $          --    $          --    $          --     $          --
9541      AUTO COSTS CLEARED                     $          --     $          --    $          --    $          --     $          --
9542      TRUCK COSTS CLEARED                    $          --     $          --    $          --    $          --     $          --
954C      AUTO/TRUCK/TOOL CLEARED                $          --     $          --    $          --    $          --     $          --
9550      GENERAL TOOL COSTS CLEARED             $          --     $          --    $          --    $          --     $          --
9561      BUSINESS SOLUTIONS                     $          --     $  417,033.45    $   13,270.56    $          --     $          --
9565      GAS BILL INSERTING                     $          --     $          --    $          --    $          --     $          --
956C      NOT AVAILABLE                          $          --     $          --    $          --    $          --     $          --
9570      MATERIAL & SUPPLIES - STORES COSTS     $          --     $          --    $          --    $          --     $          --
9580      DFC (BANGS/FAB) COSTS                  $          --     $          --    $          --    $          --     $          --


                                     Page 7

                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

------------------------------------------------------------------------------------------------------------------------------------
                                                 EQUIPMENT        ENGINEERING                                           RETURN
 COST                                              COST            SERVICES         FAB SHOP                          ON GENERAL
ELEMENT              DESCRIPTION                 RECOVERY           COSTS             COSTS           FORMS           OFFICE BLDG
------------------------------------------------------------------------------------------------------------------------------------
958C      NOT AVAILABLE                        $          --     $          --    $    3,584.40    $          --     $          --
APAY      MISCELLANEOUS ACCOUNTS PAYABLE       $          --     $          --    $          --    $          --     $          --
REVENUE   REVENUE ACTIVITY                     $          --     $          --    $          --    $          --     $          --
OTHER     OTHER                                $  (19,823.26)    $          --    $  322,145.79    $  (27,789.02)    $ (751,102.87)
------------------------------------------------------------------------------------------------------------------------------------
Grand Total                                    $  (19,823.26)    $2,050,678.22    $1,781,681.80    $  (24,519.43)    $ (751,102.87)
------------------------------------------------------------------------------------------------------------------------------------


                                                             SCHEDULE 5
                                       REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND
                                                    SERVICES RENDERED BY THE SSC

-----------------------------------------------------------------------------------------------------------------------------------
                                                  GROSS           GAS SUPPLY/           HUMAN
 COST                                            RECEIPTS         MANAGEMENT          RESOURCES
ELEMENT              DESCRIPTION                    TAX              COSTS            CONSULTING        INCENTIVE       INSURANCE
-----------------------------------------------------------------------------------------------------------------------------------
958C      NOT AVAILABLE                        $          --     $          --      $          --    $          --    $          --
APAY      MISCELLANEOUS ACCOUNTS PAYABLE       $          --     $          --      $          --    $          --    $          --
REVENUE   REVENUE ACTIVITY                     $          --     $          --      $          --    $          --    $          --
OTHER     OTHER                                $   (1,590.46)    $          --      $          --    $          --    $          --
-----------------------------------------------------------------------------------------------------------------------------------
Grand Total                                    $   (1,590.46)    $5,812,830.32      $  680,836.90    $   70,749.12    $      663.88
-----------------------------------------------------------------------------------------------------------------------------------


                                                               Page 8

                                   SCHEDULE 5
   REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED
                                   BY THE SSC

------------------------------------------------------------------------------------------------------------------------------
                                                                                                              GENERAL OFFICE
   COST                                                   SALE        INFO TECH COSTS         IT DEPT           BUILDING
  ELEMENT               DESCRIPTION                   OF INVENTORY     CLEARING ACCT     TRANSITION COSTS     CLEARING ACCT
------------------------------------------------------------------------------------------------------------------------------
0001         CLOSING TO PROPERTY, PLANT, EQPT        $          --     $          --      $          --     $          --
0058         SALVAGE - OTHER                         $          --     $          --      $          --     $          --
0076         CONTRIBUTIONS IN AID PAID TO OTHERS     $          --     $          --      $          --     $          --
0077         CONTRIBUTIONS IN AID OF CONSTRUCTIO     $          --     $          --      $          --     $          --
0089         CONSTRUCTION OVERHEADS (A&G) {AFTER     $          --     $          --      $          --     $          --
0091         ALLOWANCE FOR FUNDS USED DURING CON     $          --     $          --      $          --     $          --
1010         LABOR                                   $          --     $2,653,275.53      $  107,289.63     $  466,175.46
1020         LABOR OVERHEAD                          $          --     $  785,795.64      $   25,475.92     $  138,357.36
14           NOT AVAILABLE                           $          --     $          --      $          --     $          --
17           NOT AVAILABLE                           $          --     $          --      $          --     $          --
2016         NOT AVAILABLE                           $          --     $          --      $          --     $          --
2020         MATERIAL & SUPPLIES - GENERAL           $  260,872.43     $  420,217.45      $    4,491.00     $  312,340.81
2034         MATERIAL & SUPPLIES - FREIGHT           $          --     $    1,267.22      $          --     $          --
2060         POSTAGE                                 $          --     $   15,747.21      $          --     $   96,132.01
2070         OFFICE SUPPLIES                         $          --     $    9,257.40      $    9,600.00     $   71,786.96
2075         COMPUTER AND PRINTER SUPPLIES           $          --     $    7,529.75      $          --     $       61.32
2080         OFFICE EQUIPMENT                        $          --     $          --      $          --     $       46.18
2081         XEROX DUPLICATION                       $          --     $    5,543.56      $    1,221.62     $   11,187.07
2099         NOT AVAILABLE                           $          --     $          --      $          --     $          --
21           NOT AVAILABLE                           $          --     $          --      $          --     $          --
26           NOT AVAILABLE                           $          --     $          --      $          --     $          --
3000         PLANT ACCOUNTING USE ONLY               $          --     $          --      $          --     $          --
3A02         CHECKFREE SERVICE CHARGE                $          --     $          --      $          --     $          --
3A03         DELINQUENT COLLECTION FEES              $          --     $          --      $          --     $          --
3A04         CREDIT REPORTS AND INVESTIGATIONS       $          --     $          --      $          --     $          --
3A10         LOCKBOX SERVICE CHARGES                 $          --     $          --      $          --     $      550.00
3A11         OTHER SERVICE CHARGES                   $          --     $          --      $          --     $      550.00
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)      $          --     $      345.92      $          --     $    9,317.14
3A30         DESTRUCTION OF COMPANY RECORDS          $          --     $          --      $          --     $       67.34
3A31         MAINTENANCE OF CUSTOMER KEYS            $          --     $          --      $          --     $      230.69
3A34         STORAGE SERVICES                        $          --     $          --      $          --     $          --
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD     $          --     $          --      $          --     $          --
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED     $          --     $          --      $          --     $          --
3B23         CLEAR RIGHT-OF-WAY                      $          --     $          --      $          --     $          --
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFID     $          --     $          --      $          --     $          --
3B30         APPLIANCE REPAIR                        $          --     $          --      $          --     $          --
3B31         PAINTING METERS AND REGULATORS          $          --     $          --      $          --     $          --
3B41         PAVING RESTORATION                      $          --     $          --      $          --     $          --
3B42         SEED AND SOD                            $          --     $          --      $          --     $          --
3B51         GAS AIR BLENDING                        $          --     $          --      $          --     $          --
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED      $          --     $          --      $          --     $          --
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES     $          --     $          --      $          --     $          --
3B62         WEATHER FORECASTING SERVICE             $          --     $          --      $          --     $          --
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL     $          --     $          --      $          --     $          --
3C01         FINANCIAL STATEMENT REVIEW              $          --     $          --      $          --     $          --
3C02         QUARTERLY REVIEW                        $          --     $          --      $          --     $          --
3C10         CONSULTANT EXPENSES                     $          --     $  145,261.01      $          --     $          --
3C15         BUILDING CONSULTANTS                    $          --     $          --      $          --     $          --
3C23         ENVIRONMENTAL CONSULTING                $          --     $          --      $          --     $          --
3D01         REGULATORY LEGAL EXPENSES               $          --     $          --      $          --     $          --
3D02         LEGAL OUTSIDE FEES - NON REGULATORY     $          --     $          --      $          --     $          --
3D03         TRANSCRIPT/COURT REPORTERS              $          --     $          --      $          --     $          --
3D04         LEGAL NOTICES                           $          --     $          --      $          --     $          --
3D05         REPRESENTATION SERVICES                 $          --     $          --      $          --     $          --
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS     $          --     $          --      $          --     $          --
3D10         EXPERT WITNESSES & CONSULTANTS          $          --     $          --      $          --     $          --
3D11         TPA ADMINISTRATION FEES                 $          --     $          --      $          --     $          --
3E01         CONSULTANT EXPENSES - R.I.P.            $          --     $          --      $          --     $          --
3E02         CONSULTANT EXPENSES - THRIFT            $          --     $          --      $          --     $          --
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)          $          --     $          --      $          --     $          --
3E21         MEDICAL EXAMINATIONS                    $          --     $          --      $          --     $          --
3E24         EMPLOYEE HEARING TESTS                  $          --     $          --      $          --     $          --

------------------------------------------------------------------------------------------------------------------------------
                                                           FINANCE/REG        FINANCE&                             METER
   COST                                                     POLITICAL        REGULATORY            LEGAL            SHOP
  ELEMENT               DESCRIPTION                        ACTION COMM         SERVICES                         CLEARING ACCT
------------------------------------------------------------------------------------------------------------------------------
0001         CLOSING TO PROPERTY, PLANT, EQPT            $          --     $          --      $          --     $          --
0058         SALVAGE - OTHER                             $          --     $          --      $          --     $          --
0076         CONTRIBUTIONS IN AID PAID TO OTHERS         $          --     $          --      $          --     $          --
0077         CONTRIBUTIONS IN AID OF CONSTRUCTIO         $          --     $          --      $          --     $          --
0089         CONSTRUCTION OVERHEADS (A&G) {AFTER         $          --     $          --      $          --     $          --
0091         ALLOWANCE FOR FUNDS USED DURING CON         $          --     $          --      $          --     $          --
1010         LABOR                                       $   43,592.42     $5,648,161.48      $          --     $  840,039.79
1020         LABOR OVERHEAD                              $   10,351.02     $1,341,155.94      $          --     $  178,158.28
14           NOT AVAILABLE                               $          --     $          --      $          --     $          --
17           NOT AVAILABLE                               $          --     $          --      $          --     $          --
2016         NOT AVAILABLE                               $          --     $          --      $          --     $          --
2020         MATERIAL & SUPPLIES - GENERAL               $          --     $    4,530.11      $          --     $  452,218.23
2034         MATERIAL & SUPPLIES - FREIGHT               $          --     $    2,052.71      $          --     $   16,568.63
2060         POSTAGE                                     $          --     $      112.01      $          --     $          --
2070         OFFICE SUPPLIES                             $      163.18     $   54,520.10      $          --     $    3,899.88
2075         COMPUTER AND PRINTER SUPPLIES               $          --     $  153,500.11      $          --     $       63.22
2080         OFFICE EQUIPMENT                            $          --     $        7.95      $          --     $    2,091.24
2081         XEROX DUPLICATION                           $       13.47     $   75,613.38      $          --     $      462.37
2099         NOT AVAILABLE                               $          --     $          --      $          --     $          --
21           NOT AVAILABLE                               $          --     $          --      $          --     $          --
26           NOT AVAILABLE                               $          --     $          --      $          --     $          --
3000         PLANT ACCOUNTING USE ONLY                   $          --     $          --      $          --     $          --
3A02         CHECKFREE SERVICE CHARGE                    $          --     $          --      $          --     $          --
3A03         DELINQUENT COLLECTION FEES                  $          --     $   (3,166.50)     $          --     $          --
3A04         CREDIT REPORTS AND INVESTIGATIONS           $          --     $   23,430.21      $          --     $          --
3A10         LOCKBOX SERVICE CHARGES                     $          --     $          --      $          --     $          --
3A11         OTHER SERVICE CHARGES                       $       22.77     $  304,384.21      $          --     $          --
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)          $       52.40     $   12,659.70      $          --     $    8,788.94
3A30         DESTRUCTION OF COMPANY RECORDS              $          --     $          --      $          --     $          --
3A31         MAINTENANCE OF CUSTOMER KEYS                $          --     $          --      $          --     $          --
3A34         STORAGE SERVICES                            $          --     $          --      $          --     $          --
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD         $          --     $          --      $          --     $          --
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED         $          --     $          --      $          --     $          --
3B23         CLEAR RIGHT-OF-WAY                          $          --     $          --      $          --     $          --
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFID         $          --     $          --      $          --     $          --
3B30         APPLIANCE REPAIR                            $          --     $          --      $          --     $          --
3B31         PAINTING METERS AND REGULATORS              $          --     $          --      $          --     $          --
3B41         PAVING RESTORATION                          $          --     $          --      $          --     $          --
3B42         SEED AND SOD                                $          --     $          --      $          --     $          --
3B51         GAS AIR BLENDING                            $          --     $          --      $          --     $          --
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED          $          --     $          --      $          --     $          --
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES         $          --     $          --      $          --     $       56.25
3B62         WEATHER FORECASTING SERVICE                 $          --     $          --      $          --     $          --
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL         $          --     $          --      $          --     $      560.25
3C01         FINANCIAL STATEMENT REVIEW                  $          --     $    2,117.00      $          --     $          --
3C02         QUARTERLY REVIEW                            $          --     $          --      $          --     $          --
3C10         CONSULTANT EXPENSES                         $          --     $  270,045.53      $          --     $          --
3C15         BUILDING CONSULTANTS                        $          --     $    2,800.00      $          --     $          --
3C23         ENVIRONMENTAL CONSULTING                    $          --     $          --      $          --     $          --
3D01         REGULATORY LEGAL EXPENSES                   $          --     $          --      $          --     $          --
3D02         LEGAL OUTSIDE FEES - NON REGULATORY         $          --     $    4,717.18      $   29,976.94     $          --
3D03         TRANSCRIPT/COURT REPORTERS                  $          --     $          --      $          --     $          --
3D04         LEGAL NOTICES                               $          --     $          --      $          --     $          --
3D05         REPRESENTATION SERVICES                     $          --     $          --      $          --     $          --
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS         $          --     $          --      $          --     $          --
3D10         EXPERT WITNESSES & CONSULTANTS              $          --     $          --      $          --     $          --
3D11         TPA ADMINISTRATION FEES                     $          --     $          --      $          --     $          --
3E01         CONSULTANT EXPENSES - R.I.P.                $          --     $          --      $          --     $          --
3E02         CONSULTANT EXPENSES - THRIFT                $          --     $          --      $          --     $          --
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)              $          --     $          --      $          --     $          --
3E21         MEDICAL EXAMINATIONS                        $          --     $          --      $          --     $          --
3E24         EMPLOYEE HEARING TESTS                      $          --     $          --      $          --     $          --

                                   SCHEDULE 5
   REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED
                                   BY THE SSC


------------------------------------------------------------------------------------------------------------------------------
                                                                                                              GENERAL OFFICE
   COST                                                   SALE        INFO TECH COSTS         IT DEPT           BUILDING
  ELEMENT               DESCRIPTION                   OF INVENTORY     CLEARING ACCT     TRANSITION COSTS     CLEARING ACCT
------------------------------------------------------------------------------------------------------------------------------
3E26         DRUG TESTING                            $          --     $       43.00      $          --     $          --
3E27         ALCOHOL TESTING                         $          --     $          --      $          --     $          --
3E30         SHORT TERM TEMPORARY EMPLOYEES          $          --     $   23,160.80      $          --     $   68,632.15
3E33         CONTRACT EMPLOYEE SERVICES              $          --     $          --      $          --     $      680.00
3E34         OUTSIDE FOOD SERVERS                    $          --     $      160.00      $          --     $          --
3E40         EMPLOYEE TRAINING                       $          --     $          --      $          --     $          --
3E41         EMPLOYMENT ADVERTISING                  $          --     $          --      $          --     $          --
3E42         EMPLOYMENT CONSULTANTS                  $          --     $          --      $          --     $          --
3E50         HR AWARD PLAQUE EXPENSES                $          --     $       17.50      $          --     $          --
3F01         PRINTING                                $          --     $          --      $          --     $      452.00
3F04         SLIDE REPRODUCTION                      $          --     $          --      $          --     $          --
3F06         LITERATURE DISTRIBUTION                 $          --     $          --      $          --     $          --
3F10         FILM, VIDEO AND AUDIO SERVICES          $          --     $       92.27      $          --     $      137.52
3F12         ENGRAVING                               $          --     $          --      $          --     $      588.00
3F14         DIGITAL COLOR SCANNING                  $          --     $          --      $          --     $          --
3F15         DISPATCH PRINTING                       $          --     $    9,348.00      $          --     $      131.34
3F16         VIDEO CONFERENCE FEES                   $          --     $          --      $          --     $    3,060.08
3G01         MKT ADMINISTRATIVE EXPENSES             $          --     $          --      $          --     $          --
3G03         PROGRAMS & PROMOTIONS                   $          --     $          --      $          --     $          --
3K01         TELEPHONE ANSWERING SERVICES            $          --     $          --      $          --     $          --
3K04         TELECOMMUNICATION EQUIPMENT REPAIR      $          --     $          --      $          --     $      490.00
3K06         TELECOMMUNICATION EQUIPMENT INSTALL     $          --     $          --      $          --     $          --
3K10         JANITOR SERVICES                        $          --     $          --      $          --     $  315,007.82
3K11         WASTE MANAGEMENT SERVICES               $          --     $          --      $          --     $   12,019.03
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)     $          --     $          --      $          --     $   35,788.03
3K14         MAINTENANCE                             $          --     $          --      $          --     $  587,035.42
3K15         BUILDING AND PROPERTY SECURITY          $          --     $          --      $          --     $  108,065.58
3K16         OUTSIDE FOOD SERVICE                    $          --     $          --      $          --     $   57,754.84
3K17         OUTSIDE LAUNDRY SERVICES                $          --     $    1,055.33      $          --     $   11,131.13
3K19         MATERIAL HANDLING SERVICES              $          --     $          --      $          --     $          --
3K20         REPAIR OF FURNISHINGS                   $          --     $          --      $          --     $      315.95
3K21         REPAIR OF INSTRUMENTS                   $          --     $          --      $          --     $          --
3K22         REPAIR OF TOOLS                         $          --     $          --      $          --     $          --
3K24         REPAIR OF OFFICE MACHINES               $          --     $      859.29      $          --     $          --
3K25         REPAIR OF CAFETERIA                     $          --     $          --      $          --     $      108.00
3K26         REPAIR OF EDP EQUIPMENT                 $          --     $          --      $          --     $          --
3K27         INSTRUMENT, PRESSURE VESSEL TESTING     $          --     $          --      $          --     $          --
3K30         EDP MAINTENANCE AGREEMENTS              $          --     $  110,026.58      $  133,933.16     $          --
3K31         DUPLICATING MAINTENANCE AGREEMENTS      $          --     $          --      $          --     $          --
3K32         OFFICE MACHINES MAINT AGREEMENTS        $          --     $   39,828.94      $          --     $          --
3K33         TELECOMMUNCIATIONS MAINT AGREEMENTS     $          --     $          --      $          --     $      499.00
3L01         COMPANY VEHICLE TOWING COSTS            $          --     $          --      $          --     $          --
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES     $          --     $          --      $          --     $          --
3L03         SERVICE/REPAIRS TO CUST VEHICLE         $          --     $          --      $          --     $          --
3L10         STATE INSPECTION CLASS A                $          --     $          --      $          --     $          --
3L11         STATE INSPECTION CLASS B                $          --     $          --      $          --     $          --
3L12         DOT INSPECTION                          $          --     $          --      $          --     $          --
3P01         SYSTEM DEVELOPMENT COSTS                $          --     $          --      $          --     $          --
3P02         PROGRAMMING SERVICES                    $          --     $  769,807.63      $    2,765.75     $          --
3P03         PERSONAL COMPUTER INSTALLATION SERV     $          --     $   28,039.50      $          --     $          --
3P04         EXTERNAL COMPUTING SERVICES             $          --     $          --      $          --     $          --
3XXX         MISCELLANEOUS OUTSIDE SERVICES          $          --     $          --      $          --     $          --
4012         BUILDINGS, LEASED - FIELD               $          --     $          --      $          --     $          --
4013         BUILDINGS, LEASED - GENERAL OFFICE      $          --     $          --      $          --     $5,472,085.28
4014         PARKING AREAS, LEASED                   $          --     $      645.00      $          --     $    8,036.00
4031         NOT AVAILABLE                           $          --     $          --      $          --     $          --
4051         LEASE, AUTO                             $          --     $          --      $          --     $          --
4052         LEASE, TRUCK                            $          --     $          --      $          --     $          --
4054         LEASE, TOOL CLASS 4                     $          --     $          --      $          --     $          --
4055         LEASE, TOOL CLASS 5                     $          --     $          --      $          --     $          --
4071         COMMUNICATION EQUIPMENT AND LINES       $          --     $          --      $          --     $          --
4081         OFFICE MACHINES, FURNISHINGS, ETC       $          --     $          --      $          --     $   (8,020.00)


----------------------------------------------------------------------------------------------------------------------------
                                                         FINANCE/REG        FINANCE&                             METER
   COST                                                   POLITICAL        REGULATORY            LEGAL            SHOP
  ELEMENT               DESCRIPTION                      ACTION COMM         SERVICES                         CLEARING ACCT
----------------------------------------------------------------------------------------------------------------------------
3E26         DRUG TESTING                              $          --     $          --      $          --     $          --
3E27         ALCOHOL TESTING                           $          --     $          --      $          --     $          --
3E30         SHORT TERM TEMPORARY EMPLOYEES            $          --     $    4,772.02      $          --     $    3,098.80
3E33         CONTRACT EMPLOYEE SERVICES                $          --     $   15,838.90      $          --     $    3,792.44
3E34         OUTSIDE FOOD SERVERS                      $          --     $          --      $          --     $      186.55
3E40         EMPLOYEE TRAINING                         $      590.00     $      986.60      $          --     $          --
3E41         EMPLOYMENT ADVERTISING                    $          --     $   11,598.47      $          --     $          --
3E42         EMPLOYMENT CONSULTANTS                    $          --     $    1,060.00      $          --     $          --
3E50         HR AWARD PLAQUE EXPENSES                  $          --     $          --      $          --     $          --
3F01         PRINTING                                  $          --     $      970.00      $          --     $    4,645.00
3F04         SLIDE REPRODUCTION                        $          --     $          --      $          --     $          --
3F06         LITERATURE DISTRIBUTION                   $          --     $          --      $          --     $          --
3F10         FILM, VIDEO AND AUDIO SERVICES            $          --     $          --      $          --     $    3,381.48
3F12         ENGRAVING                                 $          --     $          --      $          --     $          --
3F14         DIGITAL COLOR SCANNING                    $          --     $          --      $          --     $          --
3F15         DISPATCH PRINTING                         $      180.00     $   15,236.50      $          --     $      387.35
3F16         VIDEO CONFERENCE FEES                     $          --     $          --      $          --     $          --
3G01         MKT ADMINISTRATIVE EXPENSES               $          --     $          --      $          --     $      281.25
3G03         PROGRAMS & PROMOTIONS                     $          --     $          --      $          --     $          --
3K01         TELEPHONE ANSWERING SERVICES              $          --     $          --      $          --     $          --
3K04         TELECOMMUNICATION EQUIPMENT REPAIR        $          --     $          --      $          --     $          --
3K06         TELECOMMUNICATION EQUIPMENT INSTALL       $          --     $          --      $          --     $          --
3K10         JANITOR SERVICES                          $          --     $          --      $          --     $   12,182.76
3K11         WASTE MANAGEMENT SERVICES                 $          --     $    3,347.30      $          --     $   11,159.43
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)       $          --     $          --      $          --     $    1,917.66
3K14         MAINTENANCE                               $          --     $      617.39      $          --     $    7,824.54
3K15         BUILDING AND PROPERTY SECURITY            $          --     $          --      $          --     $  (10,575.51)
3K16         OUTSIDE FOOD SERVICE                      $          --     $          --      $          --     $       (5.92)
3K17         OUTSIDE LAUNDRY SERVICES                  $          --     $          --      $          --     $       71.04
3K19         MATERIAL HANDLING SERVICES                $          --     $      188.93      $          --     $          --
3K20         REPAIR OF FURNISHINGS                     $          --     $          --      $          --     $          --
3K21         REPAIR OF INSTRUMENTS                     $          --     $          --      $          --     $    7,939.05
3K22         REPAIR OF TOOLS                           $          --     $          --      $          --     $          --
3K24         REPAIR OF OFFICE MACHINES                 $          --     $          --      $          --     $          --
3K25         REPAIR OF CAFETERIA                       $          --     $          --      $          --     $          --
3K26         REPAIR OF EDP EQUIPMENT                   $          --     $          --      $          --     $          --
3K27         INSTRUMENT, PRESSURE VESSEL TESTING       $          --     $          --      $          --     $          --
3K30         EDP MAINTENANCE AGREEMENTS                $          --     $    6,876.29      $          --     $          --
3K31         DUPLICATING MAINTENANCE AGREEMENTS        $          --     $          --      $          --     $      534.24
3K32         OFFICE MACHINES MAINT AGREEMENTS          $          --     $   28,800.15      $          --     $          --
3K33         TELECOMMUNCIATIONS MAINT AGREEMENTS       $          --     $          --      $          --     $          --
3L01         COMPANY VEHICLE TOWING COSTS              $          --     $          --      $          --     $          --
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES       $          --     $          --      $          --     $      334.19
3L03         SERVICE/REPAIRS TO CUST VEHICLE           $          --     $   16,000.00      $          --     $          --
3L10         STATE INSPECTION CLASS A                  $          --     $          --      $          --     $          --
3L11         STATE INSPECTION CLASS B                  $          --     $          --      $          --     $          --
3L12         DOT INSPECTION                            $          --     $          --      $          --     $          --
3P01         SYSTEM DEVELOPMENT COSTS                  $          --     $   28,500.00      $          --     $          --
3P02         PROGRAMMING SERVICES                      $          --     $          --      $          --     $          --
3P03         PERSONAL COMPUTER INSTALLATION SERV       $          --     $   30,000.00      $          --     $          --
3P04         EXTERNAL COMPUTING SERVICES               $          --     $       14.90      $          --     $          --
3XXX         MISCELLANEOUS OUTSIDE SERVICES            $          --     $          --      $  128,018.35     $          --
4012         BUILDINGS, LEASED - FIELD                 $          --     $  108,885.27      $          --     $   24,000.00
4013         BUILDINGS, LEASED - GENERAL OFFICE        $          --     $          --      $          --     $          --
4014         PARKING AREAS, LEASED                     $          --     $          --      $          --     $          --
4031         NOT AVAILABLE                             $          --     $          --      $          --     $          --
4051         LEASE, AUTO                               $          --     $          --      $          --     $     (627.42)
4052         LEASE, TRUCK                              $          --     $          --      $          --     $      627.42
4054         LEASE, TOOL CLASS 4                       $          --     $          --      $          --     $          --
4055         LEASE, TOOL CLASS 5                       $          --     $          --      $          --     $          --
4071         COMMUNICATION EQUIPMENT AND LINES         $          --     $       (3.33)     $          --     $          --
4081         OFFICE MACHINES, FURNISHINGS, ETC         $          --     $          --      $          --     $          --

                                   SCHEDULE 5
   REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED
                                   BY THE SSC


------------------------------------------------------------------------------------------------------------------------------
                                                                                                              GENERAL OFFICE
   COST                                                   SALE        INFO TECH COSTS         IT DEPT           BUILDING
  ELEMENT               DESCRIPTION                   OF INVENTORY     CLEARING ACCT     TRANSITION COSTS     CLEARING ACCT
------------------------------------------------------------------------------------------------------------------------------
4090         RENTS                                   $          --     $    4,690.58      $          --     $    4,143.87
4091         DEDICATED TELEPHONE LINES - MONTHLY     $          --     $          --      $          --     $          --
4099         RENTS INTERCO BILLING CREDIT            $          --     $          --      $          --     $          --
4551         AUTO INSURANCE                          $          --     $          --      $          --     $          --
4552         TRUCK INSURANCE                         $          --     $          --      $          --     $          --
4554         INSURANCE, TOOL CLASS 4                 $          --     $          --      $          --     $          --
4555         INSURANCE, TOOL CLASS 5                 $          --     $          --      $          --     $          --
45XX         WORKERS COMP INSURANCE                  $          --     $          --      $          --     $          --
5015         TRAVEL AND EXPENSES                     $          --     $   38,869.16      $    7,696.13     $   20,280.31
5016         MEETING/SEMINAR REGISTRATION FEES       $          --     $   34,036.00      $          --     $          --
5017         EMPLOYEE RECOGNITION                    $          --     $      122.56      $       36.48     $          --
5018         SPOUSAL TRAVEL EXPENSES                 $          --     $          --      $          --     $          --
5019         COMPANY USE OF PERSONAL VEHICLE         $          --     $    3,544.59      $      638.68     $      214.43
5025         MEALS, MEETINGS AND ENTERTAINMENT       $          --     $   15,225.47      $    2,515.33     $    4,854.80
5026         OVERTIME MEALS                          $          --     $    1,585.08      $          --     $      130.00
5027         MEAL REIMBURSEMENT                      $          --     $          --      $          --     $          --
5028         TAXABLE EMPLOYEE CASH AWARDS            $          --     $          --      $          --     $          --
5045         RELOCATION EXPENSES                     $          --     $   16,724.71      $          --     $          --
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA     $          --     $      433.62      $          --     $      300.00
5052         DUES, SOCIAL ORGANIZATIONS              $          --     $          --      $          --     $          --
5510         INDUSTRY ASSOCIATIONS                   $          --     $      135.00      $          --     $          --
5520         LOBBYING DUES                           $          --     $          --      $          --     $          --
6010         NATURAL GAS/PROPANE                     $          --     $          --      $          --     $   88,004.19
6020         ELECTRICITY                             $          --     $          --      $          --     $  302,948.67
6030         WATER/SEWER                             $          --     $          --      $          --     $   21,583.64
6040         TELEPHONE                               $          --     $    1,176.72      $       83.67     $  181,819.72
6050         CABLE SERVICE                           $          --     $          --      $          --     $          --
6061         CELLULAR PHONES - RENTAL                $          --     $          --      $      130.98     $          --
6062         CELLULAR PHONES SERVICE FEES            $          --     $      124.24      $          --     $       57.75
6063         CELLULAR PHONES USAGE CHARGE            $          --     $      301.25      $        2.32     $        2.76
6064         PAGERS                                  $          --     $    1,061.27      $    1,082.75     $      700.09
71           NOT AVAILABLE                           $          --     $          --      $          --     $          --
8010         MANAGEMENT SERVICES                     $          --     $  181,921.63      $          --     $          --
8030         DATA PROCESSING SERVICES                $          --     $  461,438.58      $          --     $    3,613.70
8031         CORPORATE COMMON SYSTEMS                $          --     $      213.70      $          --     $          --
8032         COMPUTER STORE EQUP -HW/SW              $          --     $   50,571.39      $          --     $    3,290.32
8033         INFORMATION TECHNOLOGY PROJECTS         $          --     $          --      $          --     $          --
8921         DEFERRED CHARGES                        $          --     $          --      $          --     $          --
8951         AUTO  LICENSE FEES/TAXES                $          --     $          --      $          --     $          --
8952         TRUCK LICENSE FEES/TAXES                $          --     $          --      $          --     $          --
8954         LICENSE FEE/TAXES, TOOL CLASS 4         $          --     $          --      $          --     $          --
8955         LICENSE FEE/TAXES, TOOL CLASS 5         $          --     $          --      $          --     $          --
8971         ZONING BOARDS, PERMITS, RECORDING F     $          --     $    1,220.00      $          --     $      183.00
8985         EDUCATION ASSISTANCE PROGRAM            $          --     $    7,928.98      $          --     $        5.00
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO     $          --     $          --      $          --     $ (157,916.96)
8987         EMPLOYEE TAX GROSS-UPS                  $          --     $     (188.41)     $          --     $          --
8989         NON-LABOR RESTRUCTURING COSTS           $          --     $          --      $          --     $       (5.00)
8990         OTHER EXPENSES - GENERAL                $          --     $  320,997.00      $          --     $  646,440.90
9202         DELAY RENTALS & UNOPERATED LEASE CO     $          --     $          --      $          --     $          --
951C         BUILDING COSTS CLEARED                  $          --     $          --      $          --     $          --
952C         METER SHOP COSTS CLEARED                $          --     $          --      $          --     $          --
9530         COMPANY GARAGE COST TRANSFERRED         $          --     $          --      $          --     $          --
9540         AUTOS AND TRUCKS                        $          --     $          --      $          --     $          --
9541         AUTO COSTS CLEARED                      $          --     $          --      $          --     $      388.00
9542         TRUCK COSTS CLEARED                     $          --     $      239.10      $          --     $    2,292.40
954C         AUTO/TRUCK/TOOL CLEARED                 $          --     $          --      $          --     $          --
9550         GENERAL TOOL COSTS CLEARED              $          --     $          --      $          --     $          --
9561         BUSINESS SOLUTIONS                      $          --     $ (102,848.00)     $   81,698.89     $   16,421.16
9565         GAS BILL INSERTING                      $          --     $          --      $          --     $          --
956C         NOT AVAILABLE                           $          --     $        0.00      $          --     $          --
9570         MATERIAL & SUPPLIES - STORES COSTS      $          --     $          --      $          --     $          --
9580         DFC (BANGS/FAB) COSTS                   $          --     $          --      $          --     $          --


---------------------------------------------------------------------------------------------------------------------------
                                                        FINANCE/REG        FINANCE &                            METER
   COST                                                  POLITICAL        REGULATORY            LEGAL            SHOP
  ELEMENT               DESCRIPTION                     ACTION COMM         SERVICES                         CLEARING ACCT
---------------------------------------------------------------------------------------------------------------------------
4090         RENTS                                    $          --     $   47,834.63      $          --     $    1,929.57
4091         DEDICATED TELEPHONE LINES - MONTHLY      $          --     $          --      $          --     $          --
4099         RENTS INTERCO BILLING CREDIT             $          --     $  (44,316.30)     $          --     $          --
4551         AUTO INSURANCE                           $          --     $          --      $          --     $          --
4552         TRUCK INSURANCE                          $          --     $          --      $          --     $          --
4554         INSURANCE, TOOL CLASS 4                  $          --     $          --      $          --     $          --
4555         INSURANCE, TOOL CLASS 5                  $          --     $          --      $          --     $          --
45XX         WORKERS COMP INSURANCE                   $          --     $          --      $          --     $          --
5015         TRAVEL AND EXPENSES                      $      190.61     $   96,491.73      $          --     $    3,673.58
5016         MEETING/SEMINAR REGISTRATION FEES        $          --     $   15,780.01      $          --     $      254.00
5017         EMPLOYEE RECOGNITION                     $          --     $          --      $          --     $          --
5018         SPOUSAL TRAVEL EXPENSES                  $          --     $          --      $          --     $          --
5019         COMPANY USE OF PERSONAL VEHICLE          $          --     $    1,950.55      $          --     $      608.85
5025         MEALS, MEETINGS AND ENTERTAINMENT        $          --     $   22,651.39      $          --     $    2,194.20
5026         OVERTIME MEALS                           $          --     $    2,728.04      $          --     $          --
5027         MEAL REIMBURSEMENT                       $          --     $          --      $          --     $          --
5028         TAXABLE EMPLOYEE CASH AWARDS             $          --     $          --      $          --     $          --
5045         RELOCATION EXPENSES                      $          --     $  (26,736.27)     $          --     $          --
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA      $          --     $    4,688.66      $          --     $          --
5052         DUES, SOCIAL ORGANIZATIONS               $          --     $          --      $          --     $          --
5510         INDUSTRY ASSOCIATIONS                    $          --     $      245.00      $          --     $          --
5520         LOBBYING DUES                            $          --     $      527.44      $          --     $          --
6010         NATURAL GAS/PROPANE                      $          --     $   10,704.79      $          --     $          --
6020         ELECTRICITY                              $          --     $    8,211.57      $          --     $   15,668.89
6030         WATER/SEWER                              $          --     $          --      $          --     $    3,861.00
6040         TELEPHONE                                $          --     $      549.58      $          --     $       22.84
6050         CABLE SERVICE                            $          --     $          --      $          --     $          --
6061         CELLULAR PHONES - RENTAL                 $          --     $          --      $          --     $          --
6062         CELLULAR PHONES SERVICE FEES             $          --     $      557.36      $          --     $       49.79
6063         CELLULAR PHONES USAGE CHARGE             $          --     $      635.71      $          --     $      641.01
6064         PAGERS                                   $          --     $      762.61      $          --     $      463.74
71           NOT AVAILABLE                            $          --     $          --      $          --     $          --
8010         MANAGEMENT SERVICES                      $          --     $          --      $          --     $          --
8030         DATA PROCESSING SERVICES                 $          --     $          --      $          --     $          --
8031         CORPORATE COMMON SYSTEMS                 $          --     $          --      $          --     $          --
8032         COMPUTER STORE EQUP -HW/SW               $          --     $     (423.73)     $          --     $    6,419.78
8033         INFORMATION TECHNOLOGY PROJECTS          $          --     $          --      $          --     $    2,800.00
8921         DEFERRED CHARGES                         $          --     $          --      $          --     $          --
8951         AUTO  LICENSE FEES/TAXES                 $          --     $          --      $          --     $          --
8952         TRUCK LICENSE FEES/TAXES                 $          --     $          --      $          --     $          --
8954         LICENSE FEE/TAXES, TOOL CLASS 4          $          --     $          --      $          --     $          --
8955         LICENSE FEE/TAXES, TOOL CLASS 5          $          --     $          --      $          --     $          --
8971         ZONING BOARDS, PERMITS, RECORDING F      $          --     $          --      $          --     $          --
8985         EDUCATION ASSISTANCE PROGRAM             $          --     $          --      $          --     $          --
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO      $          --     $          --      $          --     $          --
8987         EMPLOYEE TAX GROSS-UPS                   $          --     $   21,455.63      $          --     $          --
8989         NON-LABOR RESTRUCTURING COSTS            $          --     $      144.64      $          --     $          --
8990         OTHER EXPENSES - GENERAL                 $       20.00     $   96,948.34      $          --     $   58,759.64
9202         DELAY RENTALS & UNOPERATED LEASE CO      $          --     $          --      $          --     $          --
951C         BUILDING COSTS CLEARED                   $          --     $          --      $          --     $          --
952C         METER SHOP COSTS CLEARED                 $          --     $          --      $          --     $          --
9530         COMPANY GARAGE COST TRANSFERRED          $          --     $          --      $          --     $          --
9540         AUTOS AND TRUCKS                         $          --     $          --      $          --     $          --
9541         AUTO COSTS CLEARED                       $          --     $      270.72      $          --     $          --
9542         TRUCK COSTS CLEARED                      $          --     $          --      $          --     $    1,341.30
954C         AUTO/TRUCK/TOOL CLEARED                  $          --     $          --      $          --     $          --
9550         GENERAL TOOL COSTS CLEARED               $          --     $          --      $          --     $          --
9561         BUSINESS SOLUTIONS                       $          --     $  365,312.84      $          --     $   12,865.06
9565         GAS BILL INSERTING                       $          --     $   15,429.18      $          --     $          --
956C         NOT AVAILABLE                            $          --     $          --      $          --     $          --
9570         MATERIAL & SUPPLIES - STORES COSTS       $          --     $          --      $          --     $          --
9580         DFC (BANGS/FAB) COSTS                    $          --     $          --      $          --     $   27,685.51

                                   SCHEDULE 5
   REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED
                                   BY THE SSC


------------------------------------------------------------------------------------------------------------------------------
                                                                                                              GENERAL OFFICE
   COST                                                   SALE        INFO TECH COSTS         IT DEPT           BUILDING
  ELEMENT               DESCRIPTION                   OF INVENTORY     CLEARING ACCT     TRANSITION COSTS     CLEARING ACCT
------------------------------------------------------------------------------------------------------------------------------
958C         NOT AVAILABLE                           $          --     $          --      $          --     $          --
APAY         MISCELLANEOUS ACCOUNTS PAYABLE          $          --     $          --      $          --     $          --
REVENUE      REVENUE ACTIVITY                        $          --     $          --      $          --     $          --
OTHER        OTHER                                   $          --     $   13,426.70      $          --     $          --
------------------------------------------------------------------------------------------------------------------------------
Grand Total                                          $  260,872.43     $6,080,275.45      $  378,662.31     $8,920,552.26
------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                        FINANCE/REG        FINANCE &                            METER
   COST                                                  POLITICAL        REGULATORY            LEGAL            SHOP
  ELEMENT               DESCRIPTION                     ACTION COMM         SERVICES                         CLEARING ACCT
---------------------------------------------------------------------------------------------------------------------------
958C         NOT AVAILABLE                            $          --     $          --      $          --     $          --
APAY         MISCELLANEOUS ACCOUNTS PAYABLE           $          --     $          --      $          --     $          --
REVENUE      REVENUE ACTIVITY                         $          --     $          --      $          --     $ (261,356.00)
OTHER        OTHER                                    $          --     $          --      $          --     $  (35,756.00)
---------------------------------------------------------------------------------------------------------------------------
Grand Total                                           $   55,175.87     $8,812,734.63      $  157,995.29     $1,416,188.19
---------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------------------
                                                    MARKETING      OPERATIONS                            SERVICE CORP
    COST                                            SERVICES     & MAINTENANCE                 PAYROLL   PROCUREMENT     PROPERTY
  ELEMENT              DESCRIPTION                    COSTS          COSTS         OTHER        TAXES    &OTHER PROJS      TAXES
------------------------------------------------------------------------------------------------------------------------------------
0001         CLOSING TO PROPERTY, PLANT, EQPT     $         --   $         --   $        --   $      --  $        --   $         --
0058         SALVAGE - OTHER                      $         --   $         --   $        --   $      --  $        --   $         --
0076         CONTRIBUTIONS IN AID PAID TO OTHERS  $         --   $         --   $        --   $      --  $        --   $         --
0077         CONTRIBUTIONS IN AID OF CONSTRUCTIO  $         --   $         --   $        --   $      --  $        --   $         --
0089         CONSTRUCTION OVERHEADS (A&G) {AFTER  $         --   $         --   $     36.00   $      --  $        --   $         --
0091         ALLOWANCE FOR FUNDS USED DURING CON  $         --   $         --   $        --   $      --  $        --   $         --
1010         LABOR                                $ 881,849.62   $  74,128.27   $ 89,212.22   $      --  $        --   $         --
1020         LABOR OVERHEAD                       $ 209,395.19   $  26,191.48   $    401.16   $      --  $        --   $         --
14           NOT AVAILABLE                        $         --   $         --   $    688.12   $      --  $        --   $         --
17           NOT AVAILABLE                        $         --   $         --   $    111.80   $      --  $        --   $         --
2016         NOT AVAILABLE                        $         --   $     (25.92)  $        --   $      --  $        --   $         --
2020         MATERIAL & SUPPLIES - GENERAL        $     559.42   $   4,904.07   $ 12,379.16   $      --  $        --   $         --
2034         MATERIAL & SUPPLIES - FREIGHT        $       3.67   $       7.13   $     72.95   $      --  $        --   $         --
2060         POSTAGE                              $  14,215.53   $         --   $ 12,772.05   $      --  $        --   $         --
2070         OFFICE SUPPLIES                      $  14,078.37   $   1,323.77   $        --   $      --  $        --   $         --
2075         COMPUTER AND PRINTER SUPPLIES        $  27,962.46   $         --   $        --   $      --  $        --   $         --
2080         OFFICE EQUIPMENT                     $         --   $         --   $        --   $      --  $        --   $         --
2081         XEROX DUPLICATION                    $  34,983.64   $         --   $     14.93   $      --  $        --   $         --
2099         NOT AVAILABLE                        $         --   $  10,560.60   $ 18,553.79   $      --  $        --   $         --
21           NOT AVAILABLE                        $         --   $         --   $  3,903.03   $      --  $        --   $         --
26           NOT AVAILABLE                        $         --   $         --   $     47.28   $      --  $        --   $         --
3000         PLANT ACCOUNTING USE ONLY            $         --   $         --   $        --   $      --  $        --   $         --
3A02         CHECKFREE SERVICE CHARGE             $         --   $         --   $        --   $      --  $        --   $         --
3A03         DELINQUENT COLLECTION FEES           $         --   $         --   $        --   $      --  $        --   $         --
3A04         CREDIT REPORTS AND INVESTIGATIONS    $         --   $         --   $        --   $      --  $        --   $         --
3A10         LOCKBOX SERVICE CHARGES              $         --   $         --   $        --   $      --  $        --   $         --
3A11         OTHER SERVICE CHARGES                $         --   $         --   $        --   $      --  $        --   $         --
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)   $     499.36   $         --   $        --   $      --  $        --   $         --
3A30         DESTRUCTION OF COMPANY RECORDS       $         --   $         --   $        --   $      --  $        --   $         --
3A31         MAINTENANCE OF CUSTOMER KEYS         $         --   $         --   $        --   $      --  $        --   $         --
3A34         STORAGE SERVICES                     $         --   $         --   $        --   $      --  $        --   $         --
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD  $         --   $         --   $        --   $      --  $        --   $         --
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED  $         --   $         --   $        --   $      --  $        --   $         --
3B23         CLEAR RIGHT - OF - WAY               $         --   $         --   $        --   $      --  $        --   $         --
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFID  $         --   $     623.50   $        --   $      --  $        --   $         --
3B30         APPLIANCE REPAIR                     $         --   $         --   $        --   $      --  $        --   $         --
3B31         PAINTING METERS AND REGULATORS       $         --   $         --   $        --   $      --  $        --   $         --
3B41         PAVING RESTORATION                   $         --   $         --   $        --   $      --  $        --   $         --
3B42         SEED AND SOD                         $         --   $         --   $        --   $      --  $        --   $         --
3B51         GAS AIR BLENDING                     $         --   $         --   $        --   $      --  $        --   $         --
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED   $         --   $         --   $        --   $      --  $        --   $         --
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $         --   $         --   $        --   $      --  $        --   $         --
3B62         WEATHER FORECASTING SERVICE          $         --   $         --   $        --   $      --  $        --   $         --
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $         --   $         --   $        --   $      --  $        --   $         --
3C01         FINANCIAL STATEMENT REVIEW           $         --   $         --   $        --   $      --  $        --   $         --
3C02         QUARTERLY REVIEW                     $         --   $         --   $        --   $      --  $        --   $         --
3C10         CONSULTANT EXPENSES                  $  57,734.27   $         --   $        --   $      --  $        --   $         --
3C15         BUILDING CONSULTANTS                 $         --   $         --   $        --   $      --  $        --   $         --
3C23         ENVIRONMENTAL CONSULTING             $         --   $         --   $        --   $      --  $        --   $         --
3D01         REGULATORY LEGAL EXPENSES            $         --   $         --   $        --   $      --  $        --   $         --
3D02         LEGAL OUTSIDE FEES - NON REGULATORY  $         --   $         --   $  9,288.72   $      --  $        --   $         --
3D03         TRANSCRIPT/COURT REPORTERS           $         --   $         --   $        --   $      --  $        --   $         --
3D04         LEGAL NOTICES                        $         --   $         --   $        --   $      --  $        --   $         --
3D05         REPRESENTATION SERVICES              $         --   $         --   $        --   $      --  $        --   $         --
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $         --   $         --   $        --   $      --  $        --   $         --
3D10         EXPERT WITNESSES & CONSULTANTS       $         --   $         --   $ 36,883.64   $      --  $        --   $         --
3D11         TPA ADMINISTRATION FEES              $         --   $         --   $        --   $      --  $        --   $         --
3E01         CONSULTANT EXPENSES - R.I.P.         $     122.76   $         --   $        --   $      --  $        --   $         --
3E02         CONSULTANT EXPENSES - THRIFT         $         --   $         --   $        --   $      --  $        --   $         --
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)       $         --   $         --   $        --   $      --  $        --   $         --
3E21         MEDICAL EXAMINATIONS                 $         --   $         --   $        --   $      --  $        --   $         --
3E24         EMPLOYEE HEARING TESTS               $         --   $         --   $        --   $      --  $        --   $         --


---------------------------------------------------------------------------------------
                                                    EQUIPMENT
    COST                                          DEPRECIATION   FREE METER
  ELEMENT              DESCRIPTION                  RECOVERY        COSTS    SEVERANCE
---------------------------------------------------------------------------------------
0001         CLOSING TO PROPERTY, PLANT, EQPT     $         --   $       --  $       --
0058         SALVAGE - OTHER                      $         --   $       --  $       --
0076         CONTRIBUTIONS IN AID PAID TO OTHERS  $         --   $       --  $       --
0077         CONTRIBUTIONS IN AID OF CONSTRUCTIO  $         --   $       --  $       --
0089         CONSTRUCTION OVERHEADS (A&G) {AFTER  $         --   $       --  $       --
0091         ALLOWANCE FOR FUNDS USED DURING CON  $         --   $       --  $       --
1010         LABOR                                $         --   $       --  $47,657.14
1020         LABOR OVERHEAD                       $         --   $       --  $       --
14           NOT AVAILABLE                        $         --   $       --  $       --
17           NOT AVAILABLE                        $         --   $       --  $       --
2016         NOT AVAILABLE                        $         --   $       --  $       --
2020         MATERIAL & SUPPLIES - GENERAL        $         --   $       --  $       --
2034         MATERIAL & SUPPLIES - FREIGHT        $         --   $       --  $       --
2060         POSTAGE                              $         --   $       --  $       --
2070         OFFICE SUPPLIES                      $         --   $       --  $       --
2075         COMPUTER AND PRINTER SUPPLIES        $         --   $       --  $       --
2080         OFFICE EQUIPMENT                     $         --   $       --  $       --
2081         XEROX DUPLICATION                    $         --   $       --  $       --
2099         NOT AVAILABLE                        $         --   $       --  $       --
21           NOT AVAILABLE                        $         --   $       --  $       --
26           NOT AVAILABLE                        $         --   $       --  $       --
3000         PLANT ACCOUNTING USE ONLY            $         --   $       --  $       --
3A02         CHECKFREE SERVICE CHARGE             $         --   $       --  $       --
3A03         DELINQUENT COLLECTION FEES           $         --   $       --  $       --
3A04         CREDIT REPORTS AND INVESTIGATIONS    $         --   $       --  $       --
3A10         LOCKBOX SERVICE CHARGES              $         --   $       --  $       --
3A11         OTHER SERVICE CHARGES                $         --   $       --  $       --
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)   $         --   $       --  $       --
3A30         DESTRUCTION OF COMPANY RECORDS       $         --   $       --  $       --
3A31         MAINTENANCE OF CUSTOMER KEYS         $         --   $       --  $       --
3A34         STORAGE SERVICES                     $         --   $       --  $       --
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD  $         --   $       --  $       --
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED  $         --   $       --  $       --
3B23         CLEAR RIGHT - OF - WAY               $         --   $       --  $       --
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFID  $         --   $       --  $       --
3B30         APPLIANCE REPAIR                     $         --   $       --  $       --
3B31         PAINTING METERS AND REGULATORS       $         --   $       --  $       --
3B41         PAVING RESTORATION                   $         --   $       --  $       --
3B42         SEED AND SOD                         $         --   $       --  $       --
3B51         GAS AIR BLENDING                     $         --   $       --  $       --
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED   $         --   $       --  $       --
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $         --   $       --  $       --
3B62         WEATHER FORECASTING SERVICE          $         --   $       --  $       --
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $         --   $       --  $       --
3C01         FINANCIAL STATEMENT REVIEW           $         --   $       --  $       --
3C02         QUARTERLY REVIEW                     $         --   $       --  $       --
3C10         CONSULTANT EXPENSES                  $         --   $       --  $       --
3C15         BUILDING CONSULTANTS                 $         --   $       --  $       --
3C23         ENVIRONMENTAL CONSULTING             $         --   $       --  $       --
3D01         REGULATORY LEGAL EXPENSES            $         --   $       --  $       --
3D02         LEGAL OUTSIDE FEES - NON REGULATORY  $         --   $       --  $       --
3D03         TRANSCRIPT/COURT REPORTERS           $         --   $       --  $       --
3D04         LEGAL NOTICES                        $         --   $       --  $       --
3D05         REPRESENTATION SERVICES              $         --   $       --  $       --
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $         --   $       --  $       --
3D10         EXPERT WITNESSES & CONSULTANTS       $         --   $       --  $       --
3D11         TPA ADMINISTRATION FEES              $         --   $       --  $       --
3E01         CONSULTANT EXPENSES - R.I.P.         $         --   $       --  $       --
3E02         CONSULTANT EXPENSES - THRIFT         $         --   $       --  $       --
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)       $         --   $       --  $       --
3E21         MEDICAL EXAMINATIONS                 $         --   $       --  $       --
3E24         EMPLOYEE HEARING TESTS               $         --   $       --  $       --

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------------------
                                                    MARKETING      OPERATIONS                            SERVICE CORP
    COST                                            SERVICES     & MAINTENANCE                 PAYROLL   PROCUREMENT     PROPERTY
  ELEMENT              DESCRIPTION                    COSTS          COSTS         OTHER        TAXES    & OTHER PROJS     TAXES
------------------------------------------------------------------------------------------------------------------------------------
3E26         DRUG TESTING                         $         --   $         --   $        --   $      --  $        --   $         --
3E27         ALCOHOL TESTING                      $         --   $         --   $        --   $      --  $        --   $         --
3E30         SHORT TERM TEMPORARY EMPLOYEES       $         --   $         --   $        --   $      --  $        --   $         --
3E33         CONTRACT EMPLOYEE SERVICES           $         --   $         --   $        --   $      --  $        --   $         --
3E34         OUTSIDE FOOD SERVERS                 $     329.87   $         --   $        --   $      --  $        --   $         --
3E40         EMPLOYEE TRAINING                    $     624.60   $         --   $        --   $      --  $        --   $         --
3E41         EMPLOYMENT ADVERTISING               $   3,545.70   $         --   $        --   $      --  $        --   $         --
3E42         EMPLOYMENT CONSULTANTS               $         --   $         --   $        --   $      --  $        --   $         --
3E50         HR AWARD PLAQUE EXPENSES             $         --   $         --   $        --   $      --  $        --   $         --
3F01         PRINTING                             $  30,820.92   $         --   $        --   $      --  $        --   $         --
3F04         SLIDE REPRODUCTION                   $      19.80   $         --   $        --   $      --  $        --   $         --
3F06         LITERATURE DISTRIBUTION              $  23,972.00   $         --   $        --   $      --  $        --   $         --
3F10         FILM, VIDEO AND AUDIO SERVICES       $     109.97   $         --   $        --   $      --  $        --   $         --
3F12         ENGRAVING                            $         --   $         --   $        --   $      --  $        --   $         --
3F14         DIGITAL COLOR SCANNING               $         --   $         --   $        --   $      --  $        --   $         --
3F15         DISPATCH PRINTING                    $   1,469.87   $         --   $        --   $      --  $        --   $         --
3F16         VIDEO CONFERENCE FEES                $         --   $         --   $        --   $      --  $        --   $         --
3G01         MKT ADMINISTRATIVE EXPENSES          $         --   $         --   $        --   $      --  $        --   $         --
3G03         PROGRAMS & PROMOTIONS                $  13,040.47   $         --   $        --   $      --  $        --   $         --
3K01         TELEPHONE ANSWERING SERVICES         $         --   $         --   $        --   $      --  $        --   $         --
3K04         TELECOMMUNICATION EQUIPMENT REPAIR   $         --   $         --   $        --   $      --  $        --   $         --
3K06         TELECOMMUNICATION EQUIPMENT INSTALL  $         --   $         --   $        --   $      --  $        --   $         --
3K10         JANITOR SERVICES                     $         --   $         --   $        --   $      --  $        --   $         --
3K11         WASTE MANAGEMENT SERVICES            $         --   $         --   $        --   $      --  $        --   $         --
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)  $         --   $         --   $        --   $      --  $        --   $         --
3K14         MAINTENANCE                          $     113.78   $         --   $        --   $      --  $        --   $         --
3K15         BUILDING AND PROPERTY SECURITY       $         --   $         --   $        --   $      --  $        --   $         --
3K16         OUTSIDE FOOD SERVICE                 $      (4.49)  $         --   $        --   $      --  $        --   $         --
3K17         OUTSIDE LAUNDRY SERVICES             $         --   $         --   $        --   $      --  $        --   $         --
3K19         MATERIAL HANDLING SERVICES           $         --   $         --   $        --   $      --  $        --   $         --
3K20         REPAIR OF FURNISHINGS                $         --   $         --   $        --   $      --  $        --   $         --
3K21         REPAIR OF INSTRUMENTS                $   1,543.51   $         --   $        --   $      --  $        --   $         --
3K22         REPAIR OF TOOLS                      $         --   $         --   $        --   $      --  $        --   $         --
3K24         REPAIR OF OFFICE MACHINES            $         --   $         --   $        --   $      --  $        --   $         --
3K25         REPAIR OF CAFETERIA                  $         --   $         --   $        --   $      --  $        --   $         --
3K26         REPAIR OF EDP EQUIPMENT              $         --   $         --   $        --   $      --  $        --   $         --
3K27         INSTRUMENT, PRESSURE VESSEL TESTING  $         --   $         --   $        --   $      --  $        --   $         --
3K30         EDP MAINTENANCE AGREEMENTS           $         --   $         --   $        --   $      --  $        --   $         --
3K31         DUPLICATING MAINTENANCE AGREEMENTS   $         --   $         --   $        --   $      --  $        --   $         --
3K32         OFFICE MACHINES MAINT AGREEMENTS     $         --   $         --   $        --   $      --  $        --   $         --
3K33         TELECOMMUNCIATIONS MAINT AGREEMENTS  $         --   $         --   $        --   $      --  $        --   $         --
3L01         COMPANY VEHICLE TOWING COSTS         $         --   $         --   $        --   $      --  $        --   $         --
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES  $         --   $         --   $        --   $      --  $        --   $         --
3L03         SERVICE/REPAIRS TO CUST VEHICLE      $         --   $         --   $        --   $      --  $        --   $         --
3L10         STATE INSPECTION CLASS A             $         --   $         --   $        --   $      --  $        --   $         --
3L11         STATE INSPECTION CLASS B             $         --   $         --   $        --   $      --  $        --   $         --
3L12         DOT INSPECTION                       $         --   $         --   $        --   $      --  $        --   $         --
3P01         SYSTEM DEVELOPMENT COSTS             $         --   $         --   $        --   $      --  $        --   $         --
3P02         PROGRAMMING SERVICES                 $         --   $         --   $        --   $      --  $        --   $         --
3P03         PERSONAL COMPUTER INSTALLATION SERV  $         --   $         --   $        --   $      --  $        --   $         --
3P04         EXTERNAL COMPUTING SERVICES          $         --   $         --   $        --   $      --  $        --   $         --
3XXX         MISCELLANEOUS OUTSIDE SERVICES       $         --   $  16,120.92   $    483.80   $      --  $        --   $         --
4012         BUILDINGS, LEASED - FIELD            $         --   $   3,514.50   $        --   $      --  $        --   $         --
4013         BUILDINGS, LEASED - GENERAL OFFICE   $         --   $         --   $        --   $      --  $        --   $         --
4014         PARKING AREAS, LEASED                $         --   $         --   $        --   $      --  $        --   $         --
4031         NOT AVAILABLE                        $         --   $   4,686.00   $        --   $      --  $        --   $         --
4051         LEASE, AUTO                          $         --   $         --   $        --   $      --  $        --   $         --
4052         LEASE, TRUCK                         $         --   $         --   $        --   $      --  $        --   $         --
4054         LEASE, TOOL CLASS 4                  $         --   $         --   $        --   $      --  $        --   $         --
4055         LEASE, TOOL CLASS 5                  $         --   $         --   $        --   $      --  $        --   $         --
4071         COMMUNICATION EQUIPMENT AND LINES    $         --   $         --   $        --   $      --  $        --   $         --
4081         OFFICE MACHINES, FURNISHINGS, ETC    $         --   $         --   $        --   $      --  $        --   $         --



---------------------------------------------------------------------------------------
                                                    EQUIPMENT
    COST                                          DEPRECIATION   FREE METER
  ELEMENT              DESCRIPTION                  RECOVERY        COSTS    SEVERANCE
---------------------------------------------------------------------------------------
3E26         DRUG TESTING                         $         --   $       --  $       --
3E27         ALCOHOL TESTING                      $         --   $       --  $       --
3E30         SHORT TERM TEMPORARY EMPLOYEES       $         --   $       --  $       --
3E33         CONTRACT EMPLOYEE SERVICES           $         --   $       --  $       --
3E34         OUTSIDE FOOD SERVERS                 $         --   $       --  $       --
3E40         EMPLOYEE TRAINING                    $         --   $       --  $       --
3E41         EMPLOYMENT ADVERTISING               $         --   $       --  $       --
3E42         EMPLOYMENT CONSULTANTS               $         --   $       --  $       --
3E50         HR AWARD PLAQUE EXPENSES             $         --   $       --  $       --
3F01         PRINTING                             $         --   $       --  $       --
3F04         SLIDE REPRODUCTION                   $         --   $       --  $       --
3F06         LITERATURE DISTRIBUTION              $         --   $       --  $       --
3F10         FILM, VIDEO AND AUDIO SERVICES       $         --   $       --  $       --
3F12         ENGRAVING                            $         --   $       --  $       --
3F14         DIGITAL COLOR SCANNING               $         --   $       --  $       --
3F15         DISPATCH PRINTING                    $         --   $       --  $       --
3F16         VIDEO CONFERENCE FEES                $         --   $       --  $       --
3G01         MKT ADMINISTRATIVE EXPENSES          $         --   $       --  $       --
3G03         PROGRAMS & PROMOTIONS                $         --   $       --  $       --
3K01         TELEPHONE ANSWERING SERVICES         $         --   $       --  $       --
3K04         TELECOMMUNICATION EQUIPMENT REPAIR   $         --   $       --  $       --
3K06         TELECOMMUNICATION EQUIPMENT INSTALL  $         --   $       --  $       --
3K10         JANITOR SERVICES                     $         --   $       --  $       --
3K11         WASTE MANAGEMENT SERVICES            $         --   $       --  $       --
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)  $         --   $       --  $       --
3K14         MAINTENANCE                          $         --   $       --  $       --
3K15         BUILDING AND PROPERTY SECURITY       $         --   $       --  $       --
3K16         OUTSIDE FOOD SERVICE                 $         --   $       --  $       --
3K17         OUTSIDE LAUNDRY SERVICES             $         --   $       --  $       --
3K19         MATERIAL HANDLING SERVICES           $         --   $       --  $       --
3K20         REPAIR OF FURNISHINGS                $         --   $       --  $       --
3K21         REPAIR OF INSTRUMENTS                $         --   $       --  $       --
3K22         REPAIR OF TOOLS                      $         --   $       --  $       --
3K24         REPAIR OF OFFICE MACHINES            $         --   $       --  $       --
3K25         REPAIR OF CAFETERIA                  $         --   $       --  $       --
3K26         REPAIR OF EDP EQUIPMENT              $         --   $       --  $       --
3K27         INSTRUMENT, PRESSURE VESSEL TESTING  $         --   $       --  $       --
3K30         EDP MAINTENANCE AGREEMENTS           $         --   $       --  $       --
3K31         DUPLICATING MAINTENANCE AGREEMENTS   $         --   $       --  $       --
3K32         OFFICE MACHINES MAINT AGREEMENTS     $         --   $       --  $       --
3K33         TELECOMMUNCIATIONS MAINT AGREEMENTS  $         --   $       --  $       --
3L01         COMPANY VEHICLE TOWING COSTS         $         --   $       --  $       --
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES  $         --   $       --  $       --
3L03         SERVICE/REPAIRS TO CUST VEHICLE      $         --   $       --  $       --
3L10         STATE INSPECTION CLASS A             $         --   $       --  $       --
3L11         STATE INSPECTION CLASS B             $         --   $       --  $       --
3L12         DOT INSPECTION                       $         --   $       --  $       --
3P01         SYSTEM DEVELOPMENT COSTS             $         --   $       --  $       --
3P02         PROGRAMMING SERVICES                 $         --   $       --  $       --
3P03         PERSONAL COMPUTER INSTALLATION SERV  $         --   $       --  $       --
3P04         EXTERNAL COMPUTING SERVICES          $         --   $       --  $       --
3XXX         MISCELLANEOUS OUTSIDE SERVICES       $         --   $       --  $       --
4012         BUILDINGS, LEASED - FIELD            $         --   $       --  $       --
4013         BUILDINGS, LEASED - GENERAL OFFICE   $         --   $       --  $       --
4014         PARKING AREAS, LEASED                $         --   $       --  $       --
4031         NOT AVAILABLE                        $         --   $       --  $       --
4051         LEASE, AUTO                          $         --   $       --  $       --
4052         LEASE, TRUCK                         $         --   $       --  $       --
4054         LEASE, TOOL CLASS 4                  $         --   $       --  $       --
4055         LEASE, TOOL CLASS 5                  $         --   $       --  $       --
4071         COMMUNICATION EQUIPMENT AND LINES    $         --   $       --  $       --
4081         OFFICE MACHINES, FURNISHINGS, ETC    $         --   $       --  $       --

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------------------
                                                    MARKETING      OPERATIONS                            SERVICE CORP
    COST                                            SERVICES     & MAINTENANCE                 PAYROLL   PROCUREMENT     PROPERTY
  ELEMENT              DESCRIPTION                    COSTS          COSTS         OTHER        TAXES    & OTHER PROJS     TAXES
------------------------------------------------------------------------------------------------------------------------------------
4090         RENTS                                $     620.71   $  10,741.60   $        --   $      --  $        --   $         --
4091         DEDICATED TELEPHONE LINES - MONTHLY  $         --   $         --   $        --   $      --  $        --   $         --
4099         RENTS INTERCO BILLING CREDIT         $         --   $         --   $        --   $      --  $        --   $         --
4551         AUTO INSURANCE                       $         --   $         --   $        --   $      --  $        --   $         --
4552         TRUCK INSURANCE                      $         --   $         --   $        --   $      --  $        --   $         --
4554         INSURANCE, TOOL CLASS 4              $         --   $         --   $        --   $      --  $        --   $         --
4555         INSURANCE, TOOL CLASS 5              $         --   $         --   $        --   $      --  $        --   $         --
45XX         WORKERS COMP INSURANCE               $         --   $         --   $        --   $      --  $        --   $         --
5015         TRAVEL AND EXPENSES                  $  63,973.98   $      40.75   $    135.58   $      --  $        --   $         --
5016         MEETING/SEMINAR REGISTRATION FEES    $   8,564.00   $         --   $        --   $      --  $        --   $         --
5017         EMPLOYEE RECOGNITION                 $     204.00   $         --   $        --   $      --  $        --   $         --
5018         SPOUSAL TRAVEL EXPENSES              $         --   $         --   $        --   $      --  $        --   $         --
5019         COMPANY USE OF PERSONAL VEHICLE      $   2,102.12   $         --   $        --   $      --  $        --   $         --
5025         MEALS, MEETINGS AND ENTERTAINMENT    $  18,076.65   $      16.61   $        --   $      --  $        --   $         --
5026         OVERTIME MEALS                       $         --   $         --   $        --   $      --  $        --   $         --
5027         MEAL REIMBURSEMENT                   $         --   $         --   $        --   $      --  $        --   $         --
5028         TAXABLE EMPLOYEE CASH AWARDS         $         --   $         --   $        --   $      --  $        --   $         --
5045         RELOCATION EXPENSES                  $         --   $         --   $        --   $      --  $        --   $         --
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA  $   6,851.00   $         --   $        --   $      --  $        --   $         --
5052         DUES, SOCIAL ORGANIZATIONS           $         --   $         --   $        --   $      --  $        --   $         --
5510         INDUSTRY ASSOCIATIONS                $         --   $         --   $        --   $      --  $        --   $         --
5520         LOBBYING DUES                        $         --   $         --   $        --   $      --  $        --   $         --
6010         NATURAL GAS/PROPANE                  $         --   $         --   $        --   $      --  $        --   $         --
6020         ELECTRICITY                          $     444.79   $         --   $        --   $      --  $        --   $         --
6030         WATER/SEWER                          $       4.44   $         --   $        --   $      --  $        --   $         --
6040         TELEPHONE                            $     401.55   $         --   $        --   $      --  $        --   $         --
6050         CABLE SERVICE                        $         --   $         --   $        --   $      --  $        --   $         --
6061         CELLULAR PHONES - RENTAL             $         --   $         --   $        --   $      --  $        --   $         --
6062         CELLULAR PHONES SERVICE FEES         $   1,129.75   $         --   $        --   $      --  $        --   $         --
6063         CELLULAR PHONES USAGE CHARGE         $   7,132.10   $         --   $        --   $      --  $        --   $         --
6064         PAGERS                               $     102.29   $         --   $        --   $      --  $        --   $         --
71           NOT AVAILABLE                        $         --   $         --   $      3.30   $      --  $        --   $         --
8010         MANAGEMENT SERVICES                  $         --   $         --   $        --   $      --  $        --   $         --
8030         DATA PROCESSING SERVICES             $         --   $         --   $        --   $      --  $        --   $         --
8031         CORPORATE COMMON SYSTEMS             $         --   $         --   $        --   $      --  $        --   $         --
8032         COMPUTER STORE EQUP -HW/SW           $     424.73   $         --   $        --   $      --  $        --   $         --
8033         INFORMATION TECHNOLOGY PROJECTS      $         --   $         --   $        --   $      --  $        --   $         --
8921         DEFERRED CHARGES                     $         --   $         --   $(45,907.36)  $      --  $        --   $         --
8951         AUTO LICENSE FEES/TAXES              $         --   $         --   $        --   $      --  $        --   $         --
8952         TRUCK LICENSE FEES/TAXES             $         --   $         --   $        --   $      --  $        --   $         --
8954         LICENSE FEE/TAXES, TOOL CLASS 4      $         --   $         --   $        --   $      --  $        --   $         --
8955         LICENSE FEE/TAXES, TOOL CLASS 5      $         --   $         --   $        --   $      --  $        --   $         --
8971         ZONING BOARDS, PERMITS, RECORDING F  $         --   $         --   $        --   $      --  $        --   $         --
8985         EDUCATION ASSISTANCE PROGRAM         $         --   $         --   $        --   $      --  $        --   $         --
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $         --   $         --   $        --   $      --  $        --   $         --
8987         EMPLOYEE TAX GROSS-UPS               $   8,694.42   $         --   $        --   $      --  $        --   $         --
8989         NON-LABOR RESTRUCTURING COSTS        $         --   $         --   $        --   $      --  $        --   $         --
8990         OTHER EXPENSES - GENERAL             $(677,278.60)  $     154.93   $103,573.57   $      --  $104,790.80   $         --
9202         DELAY RENTALS & UNOPERATED LEASE CO  $         --   $         --   $        --   $      --  $        --   $         --
951C         BUILDING COSTS CLEARED               $         --   $         --   $        --   $      --  $        --   $         --
952C         METER SHOP COSTS CLEARED             $         --   $         --   $        --   $      --  $        --   $         --
9530         COMPANY GARAGE COST TRANSFERRED      $         --   $         --   $        --   $      --  $        --   $         --
9540         AUTOS AND TRUCKS                     $         --   $  10,143.80   $        --   $      --  $        --   $         --
9541         AUTO COSTS CLEARED                   $  14,561.59   $         --   $        --   $      --  $        --   $         --
9542         TRUCK COSTS CLEARED                  $  29,010.24   $         --   $        --   $      --  $        --   $         --
954C         AUTO/TRUCK/TOOL CLEARED              $         --   $         --   $        --   $      --  $        --   $         --
9550         GENERAL TOOL COSTS CLEARED           $         --   $         --   $        --   $      --  $        --   $         --
9561         BUSINESS SOLUTIONS                   $  55,260.41   $         --   $        --   $      --  $        --   $         --
9565         GAS BILL INSERTING                   $     608.81   $         --   $        --   $      --  $        --   $         --
956C         NOT AVAILABLE                        $         --   $         --   $        --   $      --  $        --   $         --
9570         MATERIAL & SUPPLIES - STORES COSTS   $         --   $         --   $        --   $      --  $        --   $         --
9580         DFC (BANGS/FAB) COSTS                $         --   $         --   $        --   $      --  $        --   $         --

---------------------------------------------------------------------------------------
                                                    EQUIPMENT
    COST                                          DEPRECIATION   FREE METER
  ELEMENT              DESCRIPTION                  RECOVERY        COSTS    SEVERANCE
---------------------------------------------------------------------------------------
4090         RENTS                                $         --   $       --  $       --
4091         DEDICATED TELEPHONE LINES - MONTHLY  $         --   $       --  $       --
4099         RENTS INTERCO BILLING CREDIT         $         --   $       --  $       --
4551         AUTO INSURANCE                       $         --   $       --  $       --
4552         TRUCK INSURANCE                      $         --   $       --  $       --
4554         INSURANCE, TOOL CLASS 4              $         --   $       --  $       --
4555         INSURANCE, TOOL CLASS 5              $         --   $       --  $       --
45XX         WORKERS COMP INSURANCE               $         --   $       --  $       --
5015         TRAVEL AND EXPENSES                  $         --   $       --  $       --
5016         MEETING/SEMINAR REGISTRATION FEES    $         --   $       --  $       --
5017         EMPLOYEE RECOGNITION                 $         --   $       --  $       --
5018         SPOUSAL TRAVEL EXPENSES              $         --   $       --  $       --
5019         COMPANY USE OF PERSONAL VEHICLE      $         --   $       --  $       --
5025         MEALS, MEETINGS AND ENTERTAINMENT    $         --   $       --  $       --
5026         OVERTIME MEALS                       $         --   $       --  $       --
5027         MEAL REIMBURSEMENT                   $         --   $       --  $       --
5028         TAXABLE EMPLOYEE CASH AWARDS         $         --   $       --  $       --
5045         RELOCATION EXPENSES                  $         --   $       --  $       --
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA  $         --   $       --  $       --
5052         DUES, SOCIAL ORGANIZATIONS           $         --   $       --  $       --
5510         INDUSTRY ASSOCIATIONS                $         --   $       --  $       --
5520         LOBBYING DUES                        $         --   $       --  $       --
6010         NATURAL GAS/PROPANE                  $         --   $       --  $       --
6020         ELECTRICITY                          $         --   $       --  $       --
6030         WATER/SEWER                          $         --   $       --  $       --
6040         TELEPHONE                            $         --   $       --  $       --
6050         CABLE SERVICE                        $         --   $       --  $       --
6061         CELLULAR PHONES - RENTAL             $         --   $       --  $       --
6062         CELLULAR PHONES SERVICE FEES         $         --   $       --  $       --
6063         CELLULAR PHONES USAGE CHARGE         $         --   $       --  $       --
6064         PAGERS                               $         --   $       --  $       --
71           NOT AVAILABLE                        $         --   $       --  $       --
8010         MANAGEMENT SERVICES                  $         --   $       --  $       --
8030         DATA PROCESSING SERVICES             $         --   $       --  $       --
8031         CORPORATE COMMON SYSTEMS             $         --   $       --  $       --
8032         COMPUTER STORE EQUP -HW/SW           $         --   $       --  $       --
8033         INFORMATION TECHNOLOGY PROJECTS      $         --   $       --  $       --
8921         DEFERRED CHARGES                     $         --   $       --  $       --
8951         AUTO LICENSE FEES/TAXES              $         --   $       --  $       --
8952         TRUCK LICENSE FEES/TAXES             $         --   $       --  $       --
8954         LICENSE FEE/TAXES, TOOL CLASS 4      $         --   $       --  $       --
8955         LICENSE FEE/TAXES, TOOL CLASS 5      $         --   $       --  $       --
8971         ZONING BOARDS, PERMITS, RECORDING F  $         --   $       --  $       --
8985         EDUCATION ASSISTANCE PROGRAM         $         --   $       --  $       --
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $         --   $       --  $       --
8987         EMPLOYEE TAX GROSS-UPS               $         --   $       --  $       --
8989         NON-LABOR RESTRUCTURING COSTS        $         --   $       --  $       --
8990         OTHER EXPENSES - GENERAL             $         --   $       --  $       --
9202         DELAY RENTALS & UNOPERATED LEASE CO  $         --   $80,416.56  $       --
951C         BUILDING COSTS CLEARED               $         --   $       --  $       --
952C         METER SHOP COSTS CLEARED             $         --   $       --  $       --
9530         COMPANY GARAGE COST TRANSFERRED      $         --   $       --  $       --
9540         AUTOS AND TRUCKS                     $         --   $       --  $       --
9541         AUTO COSTS CLEARED                   $         --   $       --  $       --
9542         TRUCK COSTS CLEARED                  $         --   $       --  $       --
954C         AUTO/TRUCK/TOOL CLEARED              $         --   $       --  $       --
9550         GENERAL TOOL COSTS CLEARED           $         --   $       --  $       --
9561         BUSINESS SOLUTIONS                   $         --   $       --  $       --
9565         GAS BILL INSERTING                   $         --   $       --  $       --
956C         NOT AVAILABLE                        $         --   $       --  $       --
9570         MATERIAL & SUPPLIES - STORES COSTS   $         --   $       --  $       --
9580         DFC (BANGS/FAB) COSTS                $         --   $       --  $       --

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------------------
                                                    MARKETING      OPERATIONS                            SERVICE CORP
    COST                                            SERVICES     & MAINTENANCE                 PAYROLL   PROCUREMENT     PROPERTY
  ELEMENT              DESCRIPTION                    COSTS          COSTS         OTHER        TAXES    & OTHER PROJS     TAXES
------------------------------------------------------------------------------------------------------------------------------------
958C         NOT AVAILABLE                        $         --   $         --   $        --   $      --  $        --   $         --
APAY         MISCELLANEOUS ACCOUNTS PAYABLE       $         --   $         --   $298,162.02   $      --  $        --   $         --
REVENUE      REVENUE ACTIVITY                     $         --   $         --   $        --   $      --  $        --   $         --
OTHER        OTHER                                $         --   $         --   $ 14,024.00   $3,694.79  $        --   $(109,615.49)
------------------------------------------------------------------------------------------------------------------------------------
Grand Total                                       $ 857,879.27   $ 163,132.01   $554,839.76   $3,694.79  $104,790.80   $(109,615.49)
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                                    EQUIPMENT
    COST                                          DEPRECIATION   FREE METER
  ELEMENT              DESCRIPTION                  RECOVERY        COSTS    SEVERANCE
---------------------------------------------------------------------------------------
958C         NOT AVAILABLE                        $         --   $       --  $       --
APAY         MISCELLANEOUS ACCOUNTS PAYABLE       $         --   $       --  $       --
REVENUE      REVENUE ACTIVITY                     $         --   $       --  $       --
OTHER        OTHER                                $(446,500.83)  $       --  $       --
---------------------------------------------------------------------------------------
Grand Total                                       $(446,500.83)  $80,416.56  $47,657.14
---------------------------------------------------------------------------------------

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------
                                                               SUPERVISORY &                                WAREHOUSE
   COST                                              STATE      ENGINEERING    SUSPENDED     TRAINING         COSTS
  ELEMENT                DESCRIPTION              STAFF COSTS      COSTS      LABOR COSTS    SERVICES    STORES CLEARING
------------------------------------------------------------------------------------------------------------------------
0001         CLOSING TO PROPERTY, PLANT, EQPT     $       --   $          --  $        --  $        --   $           --
0058         SALVAGE - OTHER                      $       --   $          --  $        --  $        --   $           --
0076         CONTRIBUTIONS IN AID PAID TO OTHERS  $       --   $          --  $        --  $        --   $           --
0077         CONTRIBUTIONS IN AID OF CONSTRUCTIO  $       --   $          --  $        --  $        --   $           --
0089         CONSTRUCTION OVERHEADS (A&G) {AFTER  $       --   $          --  $        --  $        --   $           --
0091         ALLOWANCE FOR FUNDS USED DURING CON  $       --   $          --  $        --  $        --   $           --
1010         LABOR                                $19,267.06   $   22,363.01  $207,727.00  $418,453.66   $  (636,762.96)
1020         LABOR OVERHEAD                       $ 4,574.96   $    3,649.32  $ 49,447.95  $ 99,361.82   $  (134,022.18)
14           NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
17           NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
2016         NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
2020         MATERIAL & SUPPLIES - GENERAL        $       --   $    3,145.46  $        --  $  9,519.72   $     2,739.08
2034         MATERIAL & SUPPLIES - FREIGHT        $       --   $          --  $        --  $        --   $   (52,103.65)
2060         POSTAGE                              $       --   $          --  $        --  $        --   $      (163.06)
2070         OFFICE SUPPLIES                      $       --   $      161.27  $        --  $    103.60   $    (2,130.02)
2075         COMPUTER AND PRINTER SUPPLIES        $       --   $          --  $        --  $     10.27   $        (2.86)
2080         OFFICE EQUIPMENT                     $       --   $          --  $        --  $        --   $           --
2081         XEROX DUPLICATION                    $       --   $          --  $        --  $  7,745.32   $    (1,392.29)
2099         NOT AVAILABLE                        $       --   $   22,890.94  $        --  $        --   $           --
21           NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
26           NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
3000         PLANT ACCOUNTING USE ONLY            $       --   $          --  $        --  $        --   $           --
3A02         CHECKFREE SERVICE CHARGE             $       --   $          --  $        --  $        --   $           --
3A03         DELINQUENT COLLECTION FEES           $       --   $          --  $        --  $        --   $           --
3A04         CREDIT REPORTS AND INVESTIGATIONS    $       --   $          --  $        --  $        --   $           --
3A10         LOCKBOX SERVICE CHARGES              $       --   $          --  $        --  $        --   $           --
3A11         OTHER SERVICE CHARGES                $       --   $          --  $        --  $        --   $           --
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)   $       --   $          --  $        --  $    105.46   $        (1.77)
3A30         DESTRUCTION OF COMPANY RECORDS       $       --   $          --  $        --  $        --   $       (37.26)
3A31         MAINTENANCE OF CUSTOMER KEYS         $       --   $          --  $        --  $        --   $           --
3A34         STORAGE SERVICES                     $       --   $          --  $        --  $        --   $           --
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD  $       --   $          --  $        --  $        --   $           --
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED  $       --   $          --  $        --  $        --   $           --
3B23         CLEAR RIGHT - OF - WAY               $       --   $          --  $        --  $        --   $           --
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFID  $       --   $          --  $        --  $        --   $    (3,492.98)
3B30         APPLIANCE REPAIR                     $       --   $          --  $        --  $        --   $           --
3B31         PAINTING METERS AND REGULATORS       $       --   $          --  $        --  $  1,875.00   $           --
3B41         PAVING RESTORATION                   $       --   $          --  $        --  $        --   $           --
3B42         SEED AND SOD                         $       --   $          --  $        --  $        --   $           --
3B51         GAS AIR BLENDING                     $       --   $          --  $        --  $        --   $           --
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED   $       --   $          --  $        --  $        --   $           --
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $       --   $          --  $        --  $        --   $    (1,305.50)
3B62         WEATHER FORECASTING SERVICE          $       --   $          --  $        --  $        --   $           --
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $       --   $          --  $        --  $        --   $      (310.19)
3C01         FINANCIAL STATEMENT REVIEW           $       --   $          --  $        --  $        --   $           --
3C02         QUARTERLY REVIEW                     $       --   $          --  $        --  $        --   $           --
3C10         CONSULTANT EXPENSES                  $       --   $          --  $        --  $        --   $    (3,400.00)
3C15         BUILDING CONSULTANTS                 $       --   $          --  $        --  $        --   $           --
3C23         ENVIRONMENTAL CONSULTING             $       --   $          --  $        --  $        --   $           --
3D01         REGULATORY LEGAL EXPENSES            $       --   $          --  $        --  $        --   $           --
3D02         LEGAL OUTSIDE FEES - NON REGULATORY  $       --   $          --  $        --  $        --   $           --
3D03         TRANSCRIPT/COURT REPORTERS           $       --   $          --  $        --  $        --   $           --
3D04         LEGAL NOTICES                        $       --   $          --  $        --  $        --   $           --
3D05         REPRESENTATION SERVICES              $       --   $          --  $        --  $        --   $           --
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $       --   $          --  $        --  $        --   $           --
3D10         EXPERT WITNESSES & CONSULTANTS       $       --   $          --  $        --  $        --   $           --
3D11         TPA ADMINISTRATION FEES              $       --   $          --  $        --  $        --   $           --
3E01         CONSULTANT EXPENSES - R.I.P.         $       --   $          --  $        --  $        --   $           --
3E02         CONSULTANT EXPENSES - THRIFT         $       --   $          --  $        --  $        --   $           --
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)       $       --   $          --  $        --  $        --   $           --
3E21         MEDICAL EXAMINATIONS                 $       --   $          --  $        --  $        --   $           --
3E24         EMPLOYEE HEARING TESTS               $       --   $          --  $        --  $        --   $           --

-----------------------------------------------------------------------------------------------

   COST                                               LEGAL                          GRAND
  ELEMENT                DESCRIPTION                 SERVICES        OTHER           TOTAL
-----------------------------------------------------------------------------------------------
0001         CLOSING TO PROPERTY, PLANT, EQPT     $          --   $        --   $(1,824,159.91)
0058         SALVAGE - OTHER                      $          --   $        --   $    (3,280.00)
0076         CONTRIBUTIONS IN AID PAID TO OTHERS  $          --   $        --   $   206,862.21
0077         CONTRIBUTIONS IN AID OF CONSTRUCTIO  $          --   $        --   $  (366,365.05)
0089         CONSTRUCTION OVERHEADS (A&G) {AFTER  $          --   $        --   $       158.04
0091         ALLOWANCE FOR FUNDS USED DURING CON  $          --   $        --   $     6,056.99
1010         LABOR                                $1,504,498.71   $216,962.66   $21,328,275.93
1020         LABOR OVERHEAD                       $  357,243.22   $        --   $ 5,268,521.13
14           NOT AVAILABLE                        $          --   $        --   $       688.12
17           NOT AVAILABLE                        $          --   $        --   $       111.80
2016         NOT AVAILABLE                        $          --   $        --   $       (25.92)
2020         MATERIAL & SUPPLIES - GENERAL        $    3,927.74   $        --   $ 4,213,184.96
2034         MATERIAL & SUPPLIES - FREIGHT        $          --   $        --   $   (29,608.38)
2060         POSTAGE                              $          --   $        --   $   139,055.48
2070         OFFICE SUPPLIES                      $   36,019.40   $        --   $   272,217.57
2075         COMPUTER AND PRINTER SUPPLIES        $    2,652.86   $        --   $   287,173.37
2080         OFFICE EQUIPMENT                     $    4,385.20   $        --   $     6,581.29
2081         XEROX DUPLICATION                    $   20,565.86   $        --   $   233,539.59
2099         NOT AVAILABLE                        $          --   $        --   $    77,354.42
21           NOT AVAILABLE                        $          --   $        --   $     3,903.03
26           NOT AVAILABLE                        $          --   $        --   $        47.28
3000         PLANT ACCOUNTING USE ONLY            $          --   $        --   $        21.48
3A02         CHECKFREE SERVICE CHARGE             $      (33.00)  $        --   $       (33.00)
3A03         DELINQUENT COLLECTION FEES           $          --   $        --   $    (3,166.50)
3A04         CREDIT REPORTS AND INVESTIGATIONS    $          --   $        --   $    23,430.21
3A10         LOCKBOX SERVICE CHARGES              $          --   $        --   $       657.22
3A11         OTHER SERVICE CHARGES                $          --   $        --   $   305,013.23
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)   $    4,883.38   $        --   $    44,216.53
3A30         DESTRUCTION OF COMPANY RECORDS       $          --   $        --   $        35.75
3A31         MAINTENANCE OF CUSTOMER KEYS         $          --   $        --   $       230.69
3A34         STORAGE SERVICES                     $          --   $        --   $     6,386.91
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD  $          --   $        --   $     3,513.55
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED  $          --   $        --   $        99.60
3B23         CLEAR RIGHT - OF - WAY               $          --   $        --   $        75.00
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFID  $          --   $        --   $   178,394.80
3B30         APPLIANCE REPAIR                     $          --   $        --   $        17.81
3B31         PAINTING METERS AND REGULATORS       $          --   $        --   $     1,875.00
3B41         PAVING RESTORATION                   $          --   $        --   $        19.82
3B42         SEED AND SOD                         $          --   $        --   $         2.60
3B51         GAS AIR BLENDING                     $          --   $        --   $    40,929.33
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED   $          --   $        --   $    21,257.99
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $    1,670.00   $        --   $     6,733.70
3B62         WEATHER FORECASTING SERVICE          $          --   $        --   $    46,827.88
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $          --   $        --   $     8,894.14
3C01         FINANCIAL STATEMENT REVIEW           $          --   $        --   $     2,117.00
3C02         QUARTERLY REVIEW                     $      126.32   $        --   $       126.32
3C10         CONSULTANT EXPENSES                  $   19,259.80   $        --   $ 1,070,860.61
3C15         BUILDING CONSULTANTS                 $          --   $        --   $     2,800.00
3C23         ENVIRONMENTAL CONSULTING             $    8,475.00   $        --   $    10,909.10
3D01         REGULATORY LEGAL EXPENSES            $   10,078.13   $        --   $    10,078.13
3D02         LEGAL OUTSIDE FEES - NON REGULATORY  $  512,949.16   $        --   $   556,932.00
3D03         TRANSCRIPT/COURT REPORTERS           $   10,255.10   $        --   $    10,255.10
3D04         LEGAL NOTICES                        $          --   $        --   $           --
3D05         REPRESENTATION SERVICES              $      127.16   $        --   $       127.16
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $  157,559.27   $        --   $   157,559.27
3D10         EXPERT WITNESSES & CONSULTANTS       $   66,184.10   $        --   $   103,067.74
3D11         TPA ADMINISTRATION FEES              $  316,975.67   $        --   $   316,975.67
3E01         CONSULTANT EXPENSES - R.I.P.         $          --   $        --   $       122.76
3E02         CONSULTANT EXPENSES - THRIFT         $       11.00   $        --   $        11.00
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)       $          --   $        --   $     1,500.00
3E21         MEDICAL EXAMINATIONS                 $       80.00   $        --   $        80.00
3E24         EMPLOYEE HEARING TESTS               $    2,805.00   $        --   $     2,805.00

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------
                                                               SUPERVISORY &                                WAREHOUSE
   COST                                              STATE      ENGINEERING    SUSPENDED     TRAINING         COSTS
  ELEMENT                DESCRIPTION              STAFF COSTS      COSTS      LABOR COSTS    SERVICES    STORES CLEARING
------------------------------------------------------------------------------------------------------------------------
3E26         DRUG TESTING                         $       --   $          --  $        --  $        --   $      (193.00)
3E27         ALCOHOL TESTING                      $       --   $          --  $        --  $        --   $           --
3E30         SHORT TERM TEMPORARY EMPLOYEES       $       --   $          --  $        --  $        --   $   (23,427.41)
3E33         CONTRACT EMPLOYEE SERVICES           $       --   $          --  $        --  $        --   $           --
3E34         OUTSIDE FOOD SERVERS                 $       --   $          --  $        --  $     58.86   $           --
3E40         EMPLOYEE TRAINING                    $       --   $          --  $        --  $  8,617.12   $    (2,352.64)
3E41         EMPLOYMENT ADVERTISING               $       --   $          --  $        --  $        --   $      (370.80)
3E42         EMPLOYMENT CONSULTANTS               $       --   $          --  $        --  $        --   $           --
3E50         HR AWARD PLAQUE EXPENSES             $       --   $          --  $        --  $        --   $           --
3F01         PRINTING                             $       --   $          --  $        --  $    240.25   $           --
3F04         SLIDE REPRODUCTION                   $       --   $          --  $        --  $        --   $           --
3F06         LITERATURE DISTRIBUTION              $       --   $          --  $        --  $        --   $           --
3F10         FILM, VIDEO AND AUDIO SERVICES       $       --   $          --  $        --  $  1,133.50   $       (39.78)
3F12         ENGRAVING                            $       --   $          --  $        --  $        --   $           --
3F14         DIGITAL COLOR SCANNING               $       --   $          --  $        --  $        --   $           --
3F15         DISPATCH PRINTING                    $       --   $          --  $        --  $    800.00   $      (121.75)
3F16         VIDEO CONFERENCE FEES                $       --   $          --  $        --  $        --   $           --
3G01         MKT ADMINISTRATIVE EXPENSES          $       --   $          --  $        --  $        --   $           --
3G03         PROGRAMS & PROMOTIONS                $       --   $          --  $        --  $        --   $           --
3K01         TELEPHONE ANSWERING SERVICES         $       --   $          --  $        --  $        --   $           --
3K04         TELECOMMUNICATION EQUIPMENT REPAIR   $       --   $          --  $        --  $        --   $           --
3K06         TELECOMMUNICATION EQUIPMENT INSTALL  $       --   $          --  $        --  $        --   $           --
3K10         JANITOR SERVICES                     $       --   $          --  $        --  $ 15,376.50   $           --
3K11         WASTE MANAGEMENT SERVICES            $       --   $          --  $        --  $    310.80   $    (2,402.98)
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)  $       --   $          --  $        --  $  2,687.50   $      (183.00)
3K14         MAINTENANCE                          $       --   $          --  $        --  $  3,431.24   $    (1,077.25)
3K15         BUILDING AND PROPERTY SECURITY       $       --   $          --  $        --  $  1,302.37   $           --
3K16         OUTSIDE FOOD SERVICE                 $       --   $          --  $        --  $        --   $      (143.60)
3K17         OUTSIDE LAUNDRY SERVICES             $       --   $          --  $        --  $    670.49   $      (544.23)
3K19         MATERIAL HANDLING SERVICES           $       --   $          --  $        --  $        --   $     1,017.00
3K20         REPAIR OF FURNISHINGS                $       --   $          --  $        --  $        --   $           --
3K21         REPAIR OF INSTRUMENTS                $       --   $          --  $        --  $    744.00   $           --
3K22         REPAIR OF TOOLS                      $       --   $          --  $        --  $        --   $           --
3K24         REPAIR OF OFFICE MACHINES            $       --   $          --  $        --  $        --   $           --
3K25         REPAIR OF CAFETERIA                  $       --   $          --  $        --  $        --   $           --
3K26         REPAIR OF EDP EQUIPMENT              $       --   $          --  $        --  $        --   $           --
3K27         INSTRUMENT, PRESSURE VESSEL TESTING  $       --   $          --  $        --  $        --   $           --
3K30         EDP MAINTENANCE AGREEMENTS           $       --   $          --  $        --  $        --   $           --
3K31         DUPLICATING MAINTENANCE AGREEMENTS   $       --   $          --  $        --  $        --   $           --
3K32         OFFICE MACHINES MAINT AGREEMENTS     $       --   $          --  $        --  $        --   $           --
3K33         TELECOMMUNCIATIONS MAINT AGREEMENTS  $       --   $          --  $        --  $        --   $           --
3L01         COMPANY VEHICLE TOWING COSTS         $       --   $          --  $        --  $        --   $           --
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES  $       --   $          --  $        --  $        --   $    (1,176.50)
3L03         SERVICE/REPAIRS TO CUST VEHICLE      $       --   $          --  $        --  $        --   $           --
3L10         STATE INSPECTION CLASS A             $       --   $          --  $        --  $        --   $           --
3L11         STATE INSPECTION CLASS B             $       --   $          --  $        --  $        --   $           --
3L12         DOT INSPECTION                       $       --   $          --  $        --  $        --   $           --
3P01         SYSTEM DEVELOPMENT COSTS             $       --   $          --  $        --  $        --   $           --
3P02         PROGRAMMING SERVICES                 $       --   $          --  $        --  $        --   $           --
3P03         PERSONAL COMPUTER INSTALLATION SERV  $       --   $          --  $        --  $        --   $           --
3P04         EXTERNAL COMPUTING SERVICES          $       --   $          --  $        --  $        --   $           --
3XXX         MISCELLANEOUS OUTSIDE SERVICES       $       --   $          --  $        --  $        --   $           --
4012         BUILDINGS, LEASED - FIELD            $       --   $          --  $        --  $243,240.86   $           --
4013         BUILDINGS, LEASED - GENERAL OFFICE   $       --   $          --  $        --  $        --   $           --
4014         PARKING AREAS, LEASED                $       --   $          --  $        --  $        --   $           --
4031         NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
4051         LEASE, AUTO                          $       --   $          --  $        --  $        --   $           --
4052         LEASE, TRUCK                         $       --   $          --  $        --  $        --   $           --
4054         LEASE, TOOL CLASS 4                  $       --   $          --  $        --  $        --   $           --
4055         LEASE, TOOL CLASS 5                  $       --   $          --  $        --  $        --   $           --
4071         COMMUNICATION EQUIPMENT AND LINES    $       --   $          --  $        --  $        --   $           --
4081         OFFICE MACHINES, FURNISHINGS, ETC    $       --   $          --  $        --  $        --   $           --

-----------------------------------------------------------------------------------------------

   COST                                               LEGAL                          GRAND
  ELEMENT                DESCRIPTION                 SERVICES        OTHER           TOTAL
-----------------------------------------------------------------------------------------------
3E26         DRUG TESTING                         $          --   $        --   $    30,606.50
3E27         ALCOHOL TESTING                      $          --   $        --   $       791.80
3E30         SHORT TERM TEMPORARY EMPLOYEES       $   11,139.62   $        --   $   220,685.77
3E33         CONTRACT EMPLOYEE SERVICES           $    6,240.00   $        --   $    26,661.10
3E34         OUTSIDE FOOD SERVERS                 $          --   $        --   $       915.28
3E40         EMPLOYEE TRAINING                    $       27.00   $        --   $    19,330.60
3E41         EMPLOYMENT ADVERTISING               $    3,506.00   $        --   $    25,894.10
3E42         EMPLOYMENT CONSULTANTS               $          --   $        --   $     1,060.00
3E50         HR AWARD PLAQUE EXPENSES             $          --   $        --   $       199.60
3F01         PRINTING                             $       71.00   $        --   $    43,311.74
3F04         SLIDE REPRODUCTION                   $          --   $        --   $       237.41
3F06         LITERATURE DISTRIBUTION              $          --   $        --   $    23,972.00
3F10         FILM, VIDEO AND AUDIO SERVICES       $    1,824.55   $        --   $     7,859.66
3F12         ENGRAVING                            $          --   $        --   $       588.00
3F14         DIGITAL COLOR SCANNING               $          --   $        --   $        15.00
3F15         DISPATCH PRINTING                    $      383.00   $        --   $    36,171.64
3F16         VIDEO CONFERENCE FEES                $      434.40   $        --   $     3,494.48
3G01         MKT ADMINISTRATIVE EXPENSES          $          --   $        --   $       281.25
3G03         PROGRAMS & PROMOTIONS                $          --   $        --   $    13,040.47
3K01         TELEPHONE ANSWERING SERVICES         $          --   $        --   $       255.20
3K04         TELECOMMUNICATION EQUIPMENT REPAIR   $          --   $        --   $       490.00
3K06         TELECOMMUNICATION EQUIPMENT INSTALL  $          --   $        --   $    (2,207.21)
3K10         JANITOR SERVICES                     $          --   $        --   $   354,154.69
3K11         WASTE MANAGEMENT SERVICES            $      440.04   $        --   $    32,163.81
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)  $          --   $        --   $    65,212.54
3K14         MAINTENANCE                          $          --   $        --   $ 1,473,580.87
3K15         BUILDING AND PROPERTY SECURITY       $          --   $        --   $   117,581.83
3K16         OUTSIDE FOOD SERVICE                 $          --   $        --   $    57,594.53
3K17         OUTSIDE LAUNDRY SERVICES             $          --   $        --   $    29,974.45
3K19         MATERIAL HANDLING SERVICES           $          --   $        --   $    38,150.87
3K20         REPAIR OF FURNISHINGS                $          --   $        --   $       409.70
3K21         REPAIR OF INSTRUMENTS                $          --   $        --   $    11,830.55
3K22         REPAIR OF TOOLS                      $          --   $        --   $       198.49
3K24         REPAIR OF OFFICE MACHINES            $          --   $        --   $       859.29
3K25         REPAIR OF CAFETERIA                  $          --   $        --   $       108.00
3K26         REPAIR OF EDP EQUIPMENT              $          --   $        --   $       114.40
3K27         INSTRUMENT, PRESSURE VESSEL TESTING  $          --   $        --   $         5.88
3K30         EDP MAINTENANCE AGREEMENTS           $          --   $        --   $   372,821.74
3K31         DUPLICATING MAINTENANCE AGREEMENTS   $          --   $        --   $     1,992.16
3K32         OFFICE MACHINES MAINT AGREEMENTS     $          --   $        --   $    68,793.70
3K33         TELECOMMUNCIATIONS MAINT AGREEMENTS  $          --   $        --   $     1,915.93
3L01         COMPANY VEHICLE TOWING COSTS         $          --   $        --   $    11,153.70
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES  $          --   $        --   $ 2,611,453.72
3L03         SERVICE/REPAIRS TO CUST VEHICLE      $          --   $        --   $    19,684.90
3L10         STATE INSPECTION CLASS A             $          --   $        --   $       798.93
3L11         STATE INSPECTION CLASS B             $          --   $        --   $     1,361.54
3L12         DOT INSPECTION                       $          --   $        --   $     1,530.47
3P01         SYSTEM DEVELOPMENT COSTS             $          --   $        --   $   197,341.16
3P02         PROGRAMMING SERVICES                 $          --   $        --   $   772,573.38
3P03         PERSONAL COMPUTER INSTALLATION SERV  $          --   $        --   $    76,325.59
3P04         EXTERNAL COMPUTING SERVICES          $          --   $        --   $        24.85
3XXX         MISCELLANEOUS OUTSIDE SERVICES       $          --   $        --   $   145,429.43
4012         BUILDINGS, LEASED - FIELD            $          --   $        --   $   581,201.14
4013         BUILDINGS, LEASED - GENERAL OFFICE   $          --   $        --   $ 5,472,085.28
4014         PARKING AREAS, LEASED                $          --   $        --   $    15,137.00
4031         NOT AVAILABLE                        $          --   $        --   $     4,686.00
4051         LEASE, AUTO                          $          --   $        --   $   324,101.59
4052         LEASE, TRUCK                         $          --   $        --   $ 3,364,613.46
4054         LEASE, TOOL CLASS 4                  $          --   $        --   $    16,924.67
4055         LEASE, TOOL CLASS 5                  $          --   $        --   $   (31,237.51)
4071         COMMUNICATION EQUIPMENT AND LINES    $          --   $        --   $        (3.33)
4081         OFFICE MACHINES, FURNISHINGS, ETC    $          --   $        --   $    (7,775.31)

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------
                                                               SUPERVISORY &                                WAREHOUSE
   COST                                              STATE      ENGINEERING    SUSPENDED     TRAINING         COSTS
  ELEMENT                DESCRIPTION              STAFF COSTS      COSTS      LABOR COSTS    SERVICES    STORES CLEARING
------------------------------------------------------------------------------------------------------------------------
4090         RENTS                                $       --   $          --  $        --  $        --   $    (6,808.75)
4091         DEDICATED TELEPHONE LINES - MONTHLY  $       --   $          --  $        --  $        --   $           --
4099         RENTS INTERCO BILLING CREDIT         $       --   $          --  $        --  $        --   $           --
4551         AUTO INSURANCE                       $       --   $          --  $        --  $        --   $           --
4552         TRUCK INSURANCE                      $       --   $          --  $        --  $        --   $           --
4554         INSURANCE, TOOL CLASS 4              $       --   $          --  $        --  $        --   $           --
4555         INSURANCE, TOOL CLASS 5              $       --   $          --  $        --  $        --   $           --
45XX         WORKERS COMP INSURANCE               $       --   $          --  $        --  $        --   $           --
5015         TRAVEL AND EXPENSES                  $       --   $      184.56  $        --  $ 11,206.54   $   (10,105.56)
5016         MEETING/SEMINAR REGISTRATION FEES    $       --   $          --  $        --  $        --   $       (75.00)
5017         EMPLOYEE RECOGNITION                 $       --   $          --  $        --  $        --   $        (4.31)
5018         SPOUSAL TRAVEL EXPENSES              $       --   $          --  $        --  $        --   $           --
5019         COMPANY USE OF PERSONAL VEHICLE      $       --   $          --  $        --  $  1,794.53   $      (402.99)
5025         MEALS, MEETINGS AND ENTERTAINMENT    $       --   $       41.55  $        --  $ 17,511.69   $    (4,086.12)
5026         OVERTIME MEALS                       $       --   $          --  $        --  $        --   $           --
5027         MEAL REIMBURSEMENT                   $       --   $          --  $        --  $        --   $    (3,234.35)
5028         TAXABLE EMPLOYEE CASH AWARDS         $       --   $          --  $        --  $        --   $           --
5045         RELOCATION EXPENSES                  $       --   $          --  $        --  $        --   $           --
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA  $       --   $          --  $        --  $        --   $           --
5052         DUES, SOCIAL ORGANIZATIONS           $       --   $          --  $        --  $    366.98   $           --
5510         INDUSTRY ASSOCIATIONS                $       --   $          --  $        --  $        --   $           --
5520         LOBBYING DUES                        $       --   $          --  $        --  $        --   $           --
6010         NATURAL GAS/PROPANE                  $       --   $          --  $        --  $        --   $           --
6020         ELECTRICITY                          $       --   $          --  $        --  $  6,588.96   $   (13,347.93)
6030         WATER/SEWER                          $       --   $          --  $        --  $  2,342.19   $           --
6040         TELEPHONE                            $       --   $          --  $        --  $    252.85   $    (8,244.43)
6050         CABLE SERVICE                        $       --   $          --  $        --  $        --   $           --
6061         CELLULAR PHONES - RENTAL             $       --   $          --  $        --  $        --   $           --
6062         CELLULAR PHONES SERVICE FEES         $       --   $          --  $        --  $     50.25   $      (139.93)
6063         CELLULAR PHONES USAGE CHARGE         $       --   $          --  $        --  $    100.97   $      (531.92)
6064         PAGERS                               $       --   $          --  $        --  $     53.16   $           --
71           NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
8010         MANAGEMENT SERVICES                  $       --   $          --  $        --  $        --   $           --
8030         DATA PROCESSING SERVICES             $       --   $          --  $        --  $        --   $      (994.22)
8031         CORPORATE COMMON SYSTEMS             $       --   $          --  $        --  $        --   $           --
8032         COMPUTER STORE EQUP -HW/SW           $       --   $          --  $        --  $   (178.41)  $      (783.68)
8033         INFORMATION TECHNOLOGY PROJECTS      $       --   $          --  $        --  $        --   $           --
8921         DEFERRED CHARGES                     $       --   $          --  $        --  $        --   $           --
8951         AUTO LICENSE FEES/TAXES              $       --   $          --  $        --  $        --   $           --
8952         TRUCK LICENSE FEES/TAXES             $       --   $          --  $        --  $        --   $           --
8954         LICENSE FEE/TAXES, TOOL CLASS 4      $       --   $          --  $        --  $        --   $           --
8955         LICENSE FEE/TAXES, TOOL CLASS 5      $       --   $          --  $        --  $        --   $           --
8971         ZONING BOARDS, PERMITS, RECORDING F  $       --   $          --  $        --  $        --   $           --
8985         EDUCATION ASSISTANCE PROGRAM         $       --   $          --  $        --  $        --   $           --
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $       --   $          --  $        --  $        --   $           --
8987         EMPLOYEE TAX GROSS-UPS               $       --   $          --  $        --  $        --   $           --
8989         NON-LABOR RESTRUCTURING COSTS        $       --   $          --  $        --  $        --   $           --
8990         OTHER EXPENSES - GENERAL             $       --   $          --  $        --  $(14,128.78)  $    (4,271.17)
9202         DELAY RENTALS & UNOPERATED LEASE CO  $       --   $          --  $        --  $        --   $           --
951C         BUILDING COSTS CLEARED               $       --   $          --  $        --  $        --   $           --
952C         METER SHOP COSTS CLEARED             $       --   $          --  $        --  $        --   $           --
9530         COMPANY GARAGE COST TRANSFERRED      $       --   $          --  $        --  $        --   $           --
9540         AUTOS AND TRUCKS                     $       --   $          --  $        --  $        --   $           --
9541         AUTO COSTS CLEARED                   $       --   $          --  $        --  $        --   $    (1,569.10)
9542         TRUCK COSTS CLEARED                  $       --   $          --  $        --  $    722.45   $    (7,282.90)
954C         AUTO/TRUCK/TOOL CLEARED              $       --   $          --  $        --  $        --   $           --
9550         GENERAL TOOL COSTS CLEARED           $       --   $          --  $        --  $     66.22   $           --
9561         BUSINESS SOLUTIONS                   $       --   $          --  $        --  $ 19,531.79   $   (19,941.91)
9565         GAS BILL INSERTING                   $       --   $          --  $        --  $        --   $           --
956C         NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
9570         MATERIAL & SUPPLIES - STORES COSTS   $       --   $          --  $        --  $        --   $  (100,635.71)
9580         DFC (BANGS/FAB) COSTS                $       --   $          --  $        --  $        --   $  (354,259.42)

-----------------------------------------------------------------------------------------------

   COST                                               LEGAL                          GRAND
  ELEMENT                DESCRIPTION                 SERVICES        OTHER           TOTAL
-----------------------------------------------------------------------------------------------
4090         RENTS                                $      460.00   $        --   $    84,875.20
4091         DEDICATED TELEPHONE LINES - MONTHLY  $          --   $        --   $      (106.09)
4099         RENTS INTERCO BILLING CREDIT         $          --   $        --   $   (44,316.30)
4551         AUTO INSURANCE                       $          --   $        --   $    63,982.36
4552         TRUCK INSURANCE                      $          --   $        --   $   337,024.78
4554         INSURANCE, TOOL CLASS 4              $          --   $        --   $    52,156.33
4555         INSURANCE, TOOL CLASS 5              $          --   $        --   $    60,303.95
45XX         WORKERS COMP INSURANCE               $          --   $        --   $       663.88
5015         TRAVEL AND EXPENSES                  $   72,741.37   $        --   $   531,278.30
5016         MEETING/SEMINAR REGISTRATION FEES    $   11,181.28   $        --   $    90,017.88
5017         EMPLOYEE RECOGNITION                 $          --   $        --   $     1,401.51
5018         SPOUSAL TRAVEL EXPENSES              $          --   $        --   $       (50.00)
5019         COMPANY USE OF PERSONAL VEHICLE      $    1,546.02   $        --   $    31,146.89
5025         MEALS, MEETINGS AND ENTERTAINMENT    $   14,880.62   $        --   $   198,223.02
5026         OVERTIME MEALS                       $          --   $        --   $     4,829.85
5027         MEAL REIMBURSEMENT                   $          --   $        --   $    (3,199.50)
5028         TAXABLE EMPLOYEE CASH AWARDS         $          --   $        --   $    40,511.67
5045         RELOCATION EXPENSES                  $          --   $        --   $    42,326.25
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA  $   10,316.39   $        --   $    35,065.87
5052         DUES, SOCIAL ORGANIZATIONS           $          --   $        --   $       366.98
5510         INDUSTRY ASSOCIATIONS                $          --   $        --   $       380.00
5520         LOBBYING DUES                        $          --   $        --   $       527.44
6010         NATURAL GAS/PROPANE                  $          --   $        --   $   342,201.04
6020         ELECTRICITY                          $          --   $        --   $   388,250.88
6030         WATER/SEWER                          $          --   $        --   $    33,322.97
6040         TELEPHONE                            $      860.27   $        --   $   203,452.63
6050         CABLE SERVICE                        $          --   $        --   $        69.55
6061         CELLULAR PHONES - RENTAL             $          --   $        --   $       233.58
6062         CELLULAR PHONES SERVICE FEES         $      738.26   $        --   $     7,513.56
6063         CELLULAR PHONES USAGE CHARGE         $    1,230.79   $        --   $    19,427.66
6064         PAGERS                               $      743.22   $        --   $    11,684.63
71           NOT AVAILABLE                        $          --   $        --   $         3.30
8010         MANAGEMENT SERVICES                  $          --   $        --   $   181,921.63
8030         DATA PROCESSING SERVICES             $          --   $        --   $   468,060.87
8031         CORPORATE COMMON SYSTEMS             $          --   $        --   $       213.70
8032         COMPUTER STORE EQUP -HW/SW           $     (209.08)  $        --   $    62,782.71
8033         INFORMATION TECHNOLOGY PROJECTS      $      (30.06)  $        --   $     3,018.12
8921         DEFERRED CHARGES                     $ (378,616.85)  $        --   $  (424,524.21)
8951         AUTO LICENSE FEES/TAXES              $          --   $        --   $     7,680.00
8952         TRUCK LICENSE FEES/TAXES             $          --   $        --   $   263,257.86
8954         LICENSE FEE/TAXES, TOOL CLASS 4      $          --   $        --   $       600.00
8955         LICENSE FEE/TAXES, TOOL CLASS 5      $          --   $        --   $     6,971.00
8971         ZONING BOARDS, PERMITS, RECORDING F  $          --   $        --   $     1,403.00
8985         EDUCATION ASSISTANCE PROGRAM         $          --   $        --   $    69,958.77
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $          --   $        --   $  (187,226.57)
8987         EMPLOYEE TAX GROSS-UPS               $          --   $        --   $    87,219.40
8989         NON-LABOR RESTRUCTURING COSTS        $          --   $        --   $       139.64
8990         OTHER EXPENSES - GENERAL             $      744.30   $        --   $   901,035.36
9202         DELAY RENTALS & UNOPERATED LEASE CO  $          --   $        --   $    80,416.56
951C         BUILDING COSTS CLEARED               $          --   $        --   $        (0.03)
952C         METER SHOP COSTS CLEARED             $          --   $        --   $           --
9530         COMPANY GARAGE COST TRANSFERRED      $          --   $        --   $ 1,007,175.40
9540         AUTOS AND TRUCKS                     $          --   $        --   $    17,018.52
9541         AUTO COSTS CLEARED                   $   27,332.63   $        --   $    44,718.21
9542         TRUCK COSTS CLEARED                  $          --   $        --   $   229,411.24
954C         AUTO/TRUCK/TOOL CLEARED              $          --   $        --   $         0.00
9550         GENERAL TOOL COSTS CLEARED           $          --   $        --   $    12,528.57
9561         BUSINESS SOLUTIONS                   $   10,295.74   $        --   $ 1,066,093.26
9565         GAS BILL INSERTING                   $          --   $        --   $    16,037.99
956C         NOT AVAILABLE                        $          --   $        --   $         0.00
9570         MATERIAL & SUPPLIES - STORES COSTS   $          --   $        --   $  (100,635.71)
9580         DFC (BANGS/FAB) COSTS                $          --   $        --   $  (323,849.24)

                                   SCHEDULE 5
REPORT OF CATEGORIES OF COSTS ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE
                                       SSC


------------------------------------------------------------------------------------------------------------------------
                                                               SUPERVISORY &                                WAREHOUSE
   COST                                              STATE      ENGINEERING    SUSPENDED     TRAINING         COSTS
  ELEMENT                DESCRIPTION              STAFF COSTS      COSTS      LABOR COSTS    SERVICES    STORES CLEARING
------------------------------------------------------------------------------------------------------------------------
958C         NOT AVAILABLE                        $       --   $          --  $        --  $        --   $           --
APAY         MISCELLANEOUS ACCOUNTS PAYABLE       $       --   $          --  $        --  $        --   $           --
REVENUE      REVENUE ACTIVITY                     $       --   $          --  $        --  $        --   $           --
OTHER        OTHER                                $       --   $          --  $        --  $        --   $   222,391.22
------------------------------------------------------------------------------------------------------------------------
Grand Total                                       $23,842.02   $   52,436.11  $257,174.95  $862,069.73   $(1,177,729.76)
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

   COST                                               LEGAL                          GRAND
  ELEMENT                DESCRIPTION                 SERVICES        OTHER           TOTAL
-----------------------------------------------------------------------------------------------
958C         NOT AVAILABLE                        $          --   $        --   $     3,584.40
APAY         MISCELLANEOUS ACCOUNTS PAYABLE       $          --   $        --   $   298,162.02
REVENUE      REVENUE ACTIVITY                     $          --   $        --   $  (261,356.00)
OTHER        OTHER                                $          --   $   (351.50)  $  (816,846.93)
-----------------------------------------------------------------------------------------------
Grand Total                                       $2,838,979.59   $216,611.16   $54,659,120.64
-----------------------------------------------------------------------------------------------

                                   SCHEDULE 6

                        SSC ACCOUNTING SYSTEM FLOWCHART




                                  [FLOWCHART]




April 11, 2000                                                     GL 312 v4.vsd

                                   SCHEDULE 7
                          CODE PATTERN ACTIVITY SUMMARY
                      FOR THE YEAR ENDED DECEMBER 31, 2000


----------------------------------------------------------------------------------------------------------------------------
  CODE
 PATTERN                 CKY            COH                CMD            CPA              CGV             GRAND TOTAL
----------------------------------------------------------------------------------------------------------------------------
     9508            $      415.19   $    2,539.36     $      114.48   $    1,219.18     $      594.80   $    4,883.01
     9509            $        8.45   $       66.88     $        2.36   $       24.84     $       12.07   $      114.60
     9511            $    1,031.87   $    8,171.04     $      288.42   $    3,035.43     $    1,474.33   $   14,001.09
     9543            $    7,151.60   $   43,654.08     $    1,993.58   $   21,036.98     $   10,223.48   $   84,059.72
----------------------------------------------------------------------------------------------------------------------------
            1860     $    8,607.11   $   54,431.36     $    2,398.84   $   25,316.43     $   12,304.68   $  103,058.42

     0097            $   28,468.93   $  209,732.53     $    7,969.02   $   83,702.86     $   41,170.85   $  371,044.19
     0098            $    9,450.99   $  107,298.63     $    2,645.53   $   27,834.19     $   13,501.11   $  160,730.45
     0099            $   37,041.69   $  415,679.56     $   10,369.16   $  109,678.45     $   50,942.09   $  623,710.95
----------------------------------------------------------------------------------------------------------------------------
            6020     $   74,961.61   $  732,710.72     $   20,983.71   $  221,215.50     $  105,614.05   $1,155,485.59

     0001            $  151,528.31   $  924,169.73     $   42,333.68   $  443,507.98     $  225,983.94   $1,787,523.64
     0002            $   20,868.39   $  166,484.80     $    5,840.80   $   61,077.23     $   31,092.33   $  285,363.55
     0003            $   19,056.51   $  150,361.75     $    5,333.78   $   55,771.38     $   28,403.54   $  258,926.96
     0004            $   12,962.96   $   89,817.87     $    2,883.83   $   34,413.31     $   15,628.54   $  155,706.51
     0005            $       54.11   $      486.18     $       12.03   $      143.63     $       65.24   $      761.19
     0007            $      642.99   $   43,322.47     $    1,154.21   $   17,125.51     $    1,456.76   $   63,701.94
     0010            $   28,870.33   $  154,025.93     $   10,501.38   $   82,820.16     $   50,414.35   $  326,632.15
     0011            $      440.49   $    3,049.29     $      160.27   $    1,264.05     $      769.54   $    5,683.64
     0012            $      331.99   $    2,298.19     $      120.80   $      952.68     $      580.02   $    4,283.68
     0013            $      359.38   $    1,979.08     $      227.37   $    2,413.42     $      438.79   $    5,418.04
     0019            $   39,100.59   $  229,741.08     $    6,618.66   $   91,739.88     $   50,981.05   $  418,181.26
     0020            $      395.50   $    3,013.69     $       66.89   $      927.85     $      515.53   $    4,919.46
     0022            $   28,322.22   $  177,497.86     $    9,284.07   $  170,378.87     $   32,490.59   $  417,973.61
     0025            $    1,272.33   $   15,986.11     $      975.09   $    8,506.97     $    1,918.47   $   28,658.97
     0026            $      128.60   $    2,094.79     $       98.57   $      859.72     $      193.77   $    3,375.45
     0027            $        5.41   $       88.13     $        4.15   $       36.17     $        8.14   $      142.00
     0031            $          --   $   26,153.96     $      423.06   $   11,913.99     $    2,618.87   $   41,109.88
     0034            $   14,674.84   $  123,224.95     $    8,120.20   $   79,009.91     $   50,584.83   $  275,614.73
     0035            $       25.44   $      277.14     $       14.08   $      136.96     $       87.68   $      541.30
     0036            $      744.44   $    8,109.53     $      411.81   $    4,007.24     $    2,565.88   $   15,838.90
     0044            $      862.09   $   15,244.80     $      240.45   $    2,523.25     $    1,285.44   $   20,156.03
     0045            $      377.97   $    7,419.71     $      105.73   $    1,109.00     $      551.76   $    9,564.17
     0048            $          --   $          --     $    1,788.97   $    5,366.95     $          --   $    7,155.92
     0090            $      368.00   $    3,077.71     $      103.00   $    1,077.00     $      548.50   $    5,174.21
     0140            $   22,855.96   $  127,023.81     $   11,535.86   $   60,515.93     $   34,110.38   $  256,041.94
     1444            $   13,222.96   $   87,680.64     $    4,407.69   $   35,575.98     $   16,528.58   $  157,415.85
     1595            $      374.00   $    3,031.00     $       82.00   $    1,016.00     $      497.00   $    5,000.00
----------------------------------------------------------------------------------------------------------------------------
            6150     $  357,845.81   $2,365,660.20     $  112,848.43   $1,174,191.02     $  550,319.52   $4,560,864.98


     3227            $    6,040.80   $   36,822.16     $    1,690.83   $   17,679.00     $    9,001.86   $   71,234.65

                                   SCHEDULE 7
                          CODE PATTERN ACTIVITY SUMMARY
                      FOR THE YEAR ENDED DECEMBER 31, 2000


----------------------------------------------------------------------------------------------------------------------------
  CODE
 PATTERN                 CKY            COH                CMD            CPA              CGV             GRAND TOTAL
----------------------------------------------------------------------------------------------------------------------------


     3228            $   10,104.04   $   79,720.37     $    2,828.04   $   29,570.80     $   15,059.98   $  137,283.23
     3229            $      500.92   $    3,066.59     $      140.11   $    1,465.57     $      746.21   $    5,919.40
     3208            $     (190.16)  $   (1,500.38)    $      (53.22)  $     (556.54)    $     (283.44)  $   (2,583.74)
     3212            $      269.59   $    2,257.00     $       67.02   $      788.53     $      362.06   $    3,744.20
----------------------------------------------------------------------------------------------------------------------------
            6910     $   16,725.19   $  120,365.74     $    4,672.78   $   48,947.36     $   24,886.67   $  215,597.74

     6800            $    1,999.34   $   19,194.22     $      487.92   $    5,823.34     $    2,070.23   $   29,575.05
     9500            $   29,766.69   $  181,972.70     $    8,309.34   $   87,557.35     $   42,542.21   $  350,148.29
     9501            $    4,000.05   $   31,722.42     $    1,118.06   $   11,766.69     $    5,714.99   $   54,322.21
     9502            $      574.83   $    4,551.88     $      160.69   $    1,690.96     $      821.28   $    7,799.64
     9503            $    1,142.62   $    7,018.94     $      317.17   $    3,359.99     $    1,637.65   $   13,476.37
     9512            $    2,822.27   $   22,710.08     $      809.68   $    8,424.75     $    3,790.15   $   38,556.93
     9519            $    6,929.92   $   42,289.15     $    1,932.60   $   20,374.67     $    9,902.49   $   81,428.83
     9520            $    1,148.87   $    9,192.23     $      321.12   $    3,379.63     $    1,641.51   $   15,683.36
     9521            $    4,833.71   $   38,276.02     $    1,351.05   $   14,219.05     $    6,906.29   $   65,586.12
     9522            $    6,131.90   $   37,386.39     $    1,713.38   $   18,034.90     $    8,753.89   $   72,020.46
     9523            $       87.42   $      692.23     $       24.43   $      257.16     $      124.90   $    1,186.14
     9524            $        4.42   $       35.04     $        1.24   $       13.02     $        6.32   $       60.04
     9525            $    6,709.86   $   40,889.44     $    1,875.95   $   19,732.88     $    9,579.44   $   78,787.57
     9528            $    1,844.74   $   11,262.96     $      515.79   $    5,430.14     $    2,638.88   $   21,692.51
     9547            $    7,777.16   $   21,884.56     $      991.21   $    4,426.97     $    2,071.59   $   37,151.49
     9548            $      123.57   $      419.65     $       22.64   $       75.11     $       36.88   $      677.85
     9549            $    2,049.03   $    8,345.51     $      145.86   $      878.67     $      438.72   $   11,857.79
     9553            $    2,396.62   $    6,731.41     $      305.07   $    1,364.66     $      640.17   $   11,437.93
     9554            $      274.87   $      933.45     $       50.36   $      167.06     $       82.01   $    1,507.75
     9555            $        1.47   $        5.97     $        0.10   $        0.63     $        0.31   $        8.48
----------------------------------------------------------------------------------------------------------------------------
            7110     $   80,619.36   $  485,514.25     $   20,453.66   $  206,977.63     $   99,399.91   $  892,964.81

     0254            $    7,883.30   $   64,568.97     $    2,254.02   $   24,074.51     $   10,104.47   $  108,885.27
     0261            $    1,226.04   $    3,873.70     $      147.79   $    2,050.03     $    1,240.11   $    8,537.67
     0262            $      116.48   $      479.16     $       14.03   $      194.79     $      117.87   $      922.33
     0263            $      100.35   $      412.74     $       12.07   $      167.79     $      101.55   $      794.50
     0264            $      335.33   $    5,831.18     $      235.58   $    2,328.31     $          --   $    8,730.40
     0265            $       62.50   $    1,416.71     $       44.04   $      435.96     $          --   $    1,959.21
     0266            $       64.36   $    1,459.05     $       45.40   $      448.95     $          --   $    2,017.76
     0267            $    2,392.83   $   31,658.20     $    1,071.05   $   16,095.27     $          --   $   51,217.35
     0268            $       19.94   $      341.77     $        8.93   $      134.28     $          --   $      504.92
     0269            $        2.92   $       72.92     $        1.46   $        5.83     $        5.83   $       88.96
     0270            $   18,356.14   $   96,561.13     $    3,798.31   $   46,184.11     $   15,680.33   $  180,580.02
     0271            $    1,726.14   $   11,740.39     $      357.39   $    4,343.58     $    1,474.47   $   19,641.97
     0272            $      709.27   $    5,159.91     $      146.86   $    1,784.92     $      606.11   $    8,407.07
     0346            $   10,555.29   $  139,595.84     $    2,458.08   $   21,655.81     $   10,951.11   $  185,216.13

                                   SCHEDULE 7
                          CODE PATTERN ACTIVITY SUMMARY
                      FOR THE YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
  CODE
 PATTERN                 CKY            COH                CMD            CPA              CGV             GRAND TOTAL
----------------------------------------------------------------------------------------------------------------------------
     0347            $      662.85   $   11,251.70     $      186.85   $    1,640.61     $    1,056.85   $   14,798.86
     0348            $       54.66   $    1,384.36     $       17.72   $      155.13     $      104.25   $    1,716.12
     0349            $      435.15   $    3,172.94     $      134.19   $    1,528.47     $      884.78   $    6,155.53
     0354            $    2,058.93   $   21,776.76     $      134.66   $    5,028.02     $    4,279.53   $   33,277.90
     0355            $       56.11   $      870.14     $        3.72   $      137.20     $      116.76   $    1,183.93
     0356            $      347.67   $    4,768.73     $       22.83   $      849.70     $      722.86   $    6,711.79
     0357            $      728.02   $   26,219.49     $      175.66   $    1,739.64     $      645.31   $   29,508.12
     0358            $       29.88   $    1,398.40     $        7.18   $       71.46     $       26.74   $    1,533.66
     0359            $        0.18   $        8.15     $        0.04   $        0.41     $        0.15   $        8.93
     0360            $    1,045.68   $   30,975.80     $      319.56   $    2,482.78     $      494.69   $   35,318.51
     0361            $      208.40   $    8,003.60     $       63.84   $      494.82     $       98.36   $    8,869.02
     0362            $      270.32   $   10,379.10     $       82.82   $      641.76     $      127.66   $   11,501.66
     0363            $   35,222.91   $  192,200.68     $   10,888.41   $  123,621.35     $   71,483.72   $  433,417.07
     0364            $    5,192.55   $    3,997.38     $      395.05   $    4,796.36     $    5,185.14   $   19,566.48
     0365            $    1,223.86   $      946.27     $    1,223.86   $    1,223.86     $    1,223.86   $    5,841.71
     0366            $    5,399.11   $   39,186.41     $    1,229.43   $   14,739.75     $    6,528.16   $   67,082.86
     0367            $    1,715.68   $   16,610.56     $      310.96   $    4,761.71     $    3,783.84   $   27,182.75
     0368            $      352.29   $    1,933.45     $       85.54   $    1,010.10     $      426.14   $    3,807.52
     0369            $      851.37   $    2,462.23     $      212.90   $    2,128.58     $    4,257.03   $    9,912.11
     0370            $      779.43   $    1,010.86     $       74.75   $      617.48     $      176.42   $    2,658.94
     0371            $    2,384.90   $   22,336.91     $    1,370.64   $    9,228.80     $    1,814.94   $   37,136.19
     0372            $    3,110.13   $   12,985.95     $      268.16   $    6,313.24     $    7,822.22   $   30,499.70
     0373            $      448.90   $    1,899.66     $          --   $          --     $      448.45   $    2,797.01
     0374            $      131.65   $      914.03     $          --   $      852.05     $      919.16   $    2,816.89
     0376            $    5,460.27   $   38,362.95     $    1,688.86   $   19,159.99     $   11,079.28   $   75,751.35
     0377            $      473.75   $      473.75     $       36.00   $      437.75     $      473.76   $    1,895.01
     0378            $       41.80   $       41.80     $       41.80   $       41.80     $       41.81   $      209.01
     0379            $      162.62   $    1,533.52     $       37.04   $      443.91     $      196.78   $    2,373.87
     0380            $       64.55   $      810.89     $       11.72   $      179.25     $      142.41   $    1,208.82
     0384            $       63.31   $      768.78     $       36.35   $      245.00     $       48.20   $    1,161.64
     0385            $      427.98   $    2,372.63     $       36.84   $      867.75     $    1,075.67   $    4,780.87
     0387            $       69.00   $      623.10     $          --   $      447.92     $      483.46   $    1,623.48
     0389            $      323.06   $    2,268.41     $       99.93   $    1,133.53     $      655.43   $    4,480.36
     0393            $    5,523.71   $   69,387.63     $    1,003.36   $   15,340.17     $   12,185.24   $  103,440.11
     0398            $       27.53   $      148.72     $        2.38   $       55.87     $       69.26   $      303.76
     0399            $      426.45   $      994.81     $          --   $          --     $      426.45   $    1,847.71
     0471            $           -   $      483.68     $       27.29   $      314.51     $      181.26   $    1,006.74
     0472            $           -   $      131.28     $        5.78   $       65.62     $       37.94   $      240.62
     0474            $      495.46   $    2,484.35     $       30.92   $    1,514.17     $      324.96   $    4,849.86
     0476            $           -   $       20.61     $           -   $       20.55     $       20.54   $       61.70
     0569            $    9,240.83   $   57,947.40     $    1,735.31   $   17,906.98     $   11,545.14   $   98,375.66
     0570            $    1,918.98   $   15,591.62     $      359.86   $    3,718.01     $    2,398.54   $   23,987.01


                                   SCHEDULE 7
                          CODE PATTERN ACTIVITY SUMMARY
                      FOR THE YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
  CODE
 PATTERN                 CKY            COH                CMD            CPA              CGV             GRAND TOTAL
----------------------------------------------------------------------------------------------------------------------------
     0571            $      332.94   $    2,705.08     $       62.43   $      645.06     $      416.14   $    4,161.65
     0572            $    6,302.76   $   52,444.45     $    1,027.69   $   21,130.69     $    5,834.53   $   86,740.12
     0573            $    1,010.71   $   10,839.43     $      163.67   $    3,355.41     $      999.58   $   16,368.80
     0633            $    5,211.39   $   23,534.84     $    2,605.20   $   12,653.56     $           -   $   44,004.99
     0634            $       13.31   $       77.91     $        6.63   $       32.29     $           -   $      130.14
     0635            $       (2.95)  $      (17.31)    $       (1.48)  $       (7.17)    $           -   $      (28.91)
     0645            $    3,646.52   $   20,515.14     $      883.52   $   11,715.78     $    4,905.86   $   41,666.82
     0646            $      814.97   $    4,562.36     $      125.56   $    1,637.76     $      744.44   $    7,885.09
     0647            $       (2.61)  $      (14.51)    $       (0.38)  $       (5.26)    $       (2.40)  $      (25.16)
     0648            $    1,158.60   $    6,306.72     $      267.43   $    3,529.79     $    1,490.88   $   12,753.42
     0649            $       65.82   $      364.61     $       10.14   $      132.29     $       60.12   $      632.98
     0650            $       51.00   $      282.18     $        7.84   $      102.42     $       46.56   $      490.00
     0659            $   15,572.60   $          --     $          --   $          --     $   15,572.60   $   31,145.20
     0710            $    7,175.38   $   41,527.22     $    1,713.20   $   22,393.21     $   10,135.22   $   82,944.23
     0711            $    1,006.05   $    5,811.40     $      241.90   $    3,135.72     $    1,414.06   $   11,609.13
     0714            $    8,197.51   $   47,344.19     $    1,957.55   $   25,572.25     $   11,574.50   $   94,646.00
     0715            $       92.91   $      535.24     $       22.27   $      289.92     $      131.21   $    1,071.55
     0716            $    1,344.36   $    7,776.06     $      321.87   $    4,199.14     $    1,901.33   $   15,542.76
     0717            $      580.87   $    3,356.84     $      139.12   $    1,812.65     $      819.78   $    6,709.26
     0718            $     (189.55)  $   (1,420.22)    $      (45.25)  $     (591.71)    $     (267.74)  $   (2,514.47)
     0722            $   (1,746.58)  $  (13,083.23)    $     (416.96)  $   (5,450.62)    $   (2,467.06)  $  (23,164.45)
     0723            $       24.73   $      185.25     $        5.90   $       77.18     $       34.94   $      328.00
     0724            $      787.18   $    5,896.56     $      187.91   $    2,456.55     $    1,111.82   $   10,440.02
     0726            $       22.46   $      168.21     $        5.35   $       70.08     $       31.71   $      297.81
     0730            $      129.54   $      970.31     $       30.95   $      404.22     $      182.90   $    1,717.92
     0732            $       69.79   $      523.04     $       16.67   $      217.88     $       98.64   $      926.02
     0740            $    1,301.20   $    7,483.74     $      310.16   $    4,059.70     $    1,837.30   $   14,992.10
     0744            $       12.58   $       94.19     $        2.98   $       39.25     $       17.78   $      166.78
     0758            $   14,455.58   $  121,069.53     $    2,384.68   $   45,190.94     $   15,619.07   $  198,719.80
     0759            $     (705.77)  $   (3,076.26)    $      (92.88)  $      (10.93)    $   (5,191.75)  $   (9,077.59)
     0760            $          --   $    5,387.62     $       74.20   $    1,668.28     $      290.60   $    7,420.70
     0761            $    4,423.12   $   47,339.58     $      729.66   $   13,862.20     $    4,729.79   $   71,084.35
     0771            $      680.09   $      524.51     $      680.09   $      680.09     $      206.55   $    2,771.33
     0774            $           -   $    1,392.03     $       27.88   $      570.74     $      385.06   $    2,375.71
     0775            $           -   $    6,441.36     $       97.32   $    2,221.15     $      969.98   $    9,729.81
     0776            $           -   $    7,602.65     $      116.41   $    2,494.32     $    1,420.88   $   11,634.26
     0777            $           -   $      801.22     $       30.92   $      355.03     $      178.34   $    1,365.51
     0778            $           -   $    7,011.97     $      203.10   $    2,671.07     $      399.58   $   10,285.72
     0779            $           -   $   10,907.38     $      321.32   $    3,894.63     $    1,399.42   $   16,522.75
     0780            $      137.31   $      519.81     $        4.93   $       99.79     $       65.33   $      827.17
     0782            $      460.78   $    2,827.62     $       31.29   $      630.15     $      125.40   $    4,075.24
     0787            $    1,642.71   $    1,892.27     $      912.64   $    1,642.71     $    2,464.07   $    8,554.40

                                   SCHEDULE 7
                          CODE PATTERN ACTIVITY SUMMARY
                      FOR THE YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
  CODE
 PATTERN                 CKY            COH                CMD            CPA              CGV             GRAND TOTAL
----------------------------------------------------------------------------------------------------------------------------
     0790            $    7,448.14   $   47,799.80     $      934.02   $   17,288.67     $    1,732.74   $   75,203.37
     0791            $    1,234.71   $   11,653.37     $      189.94   $    3,106.08     $      850.07   $   17,034.17
     0792            $      191.11   $    1,486.42     $       21.23   $      424.69     $          --   $    2,123.45
     1805            $   17,814.11   $  117,921.95     $    5,202.32   $   45,924.69     $   25,468.87   $  212,331.94
     1807            $       24.91   $      230.49     $        7.38   $       64.53     $       36.01   $      363.32
     1902            $    6,670.77   $   57,169.29     $    2,021.93   $   19,236.71     $   12,026.07   $   97,124.77
     1903            $      945.11   $    8,131.16     $      286.28   $    2,723.68     $    1,702.49   $   13,788.72
     1904            $       (6.11)  $      (52.39)    $       (1.85)  $      (17.63)    $      (11.03)  $      (89.01)
     1905            $          --   $   17,812.76     $      627.24   $    5,989.81     $    3,752.13   $   28,181.94
     1906            $          --   $      414.71     $       14.62   $      139.41     $       87.28   $      656.02
     8881            $          --   $          --     $      596.75   $    7,929.85     $    8,526.54   $   17,053.14
     8882            $          --   $          --     $      140.10   $    1,861.14     $    2,001.22   $    4,002.46
----------------------------------------------------------------------------------------------------------------------------
            7210     $  239,380.88   $1,676,289.71     $   58,170.61   $  660,110.04     $  330,154.41   $2,964,105.65

     0800            $    8,234.36   $   53,723.95     $    1,407.37   $   19,340.51     $   10,741.34   $   93,447.53
     0803            $   36,177.54   $  213,204.55     $    6,120.04   $   84,870.86     $   47,160.63   $  387,533.62
     0804            $    5,595.15   $   32,880.19     $      947.14   $   13,128.60     $    7,295.99   $   59,847.07
     0805            $    3,558.84   $   14,751.32     $    2,135.60   $    6,405.16     $    6,757.25   $   33,608.17
     0806            $   61,524.21   $  363,349.28     $   10,411.17   $  144,336.29     $   80,207.77   $  659,828.72
     0808            $    5,099.05   $   16,657.27     $    1,565.97   $   13,912.64     $   10,184.66   $   47,419.59
     0809            $   90,191.90   $  289,346.92     $   27,621.15   $  246,624.17     $  180,385.86   $  834,170.00
     0812            $   14,183.40   $   45,529.11     $    4,342.79   $   38,783.63     $   28,359.59   $  131,198.52
     0813            $    4,319.98   $   13,880.87     $    1,321.99   $   11,808.45     $    8,639.35   $   39,970.64
     0814            $   16,598.49   $   53,284.16     $    5,081.54   $   45,390.20     $   33,197.11   $  153,551.50
     0815            $    4,342.64   $   13,944.38     $    1,329.32   $   11,875.62     $    8,685.25   $   40,177.21
     0816            $   16,310.29   $   91,542.69     $    7,444.57   $   50,907.78     $   22,903.08   $  189,108.41
     0818            $       91.78   $      606.62     $       41.66   $      285.60     $      128.40   $    1,154.06
     0819            $    2,971.19   $   16,075.55     $    1,353.18   $    9,258.47     $    4,161.54   $   33,819.93
     0820            $      333.98   $    1,799.45     $      154.43   $    1,035.14     $      460.40   $    3,783.40
     0823            $    2,362.90   $   12,778.37     $    1,074.51   $    7,361.92     $    3,307.60   $   26,885.30
     0825            $      188.23   $    1,011.41     $       87.20   $      581.78     $      254.04   $    2,122.66
     0834            $   10,658.13   $   89,170.12     $    3,552.73   $   35,527.04     $   15,982.26   $  154,890.28
     0836            $    1,312.60   $   10,720.28     $      437.48   $    4,375.31     $    1,967.76   $   18,813.43
     0837            $    3,820.09   $   31,255.37     $    1,273.47   $   12,732.90     $    5,725.50   $   54,807.33
     0839            $    1,166.99   $   10,801.00     $      388.96   $    3,889.75     $    1,749.93   $   17,996.63
     0840            $       30.31   $      318.20     $       10.10   $      101.02     $       45.45   $      505.08
     0841            $       40.36   $      337.56     $       13.45   $      134.53     $       60.30   $      586.20
     0849            $   33,923.92   $  237,828.71     $    5,736.15   $   79,585.52     $   44,227.08   $  401,301.38
     0854            $       73.93   $      400.35     $       33.80   $      230.48     $      103.40   $      841.96
     0855            $    1,559.68   $    9,437.51     $      264.01   $    3,666.71     $    2,045.92   $   16,973.83
     0856            $    1,056.68   $    9,066.52     $      352.20   $    3,522.22     $    1,584.21   $   15,581.83
     0857            $      551.45   $    1,767.50     $      170.32   $    1,508.26     $    1,106.49   $    5,104.02

                                   SCHEDULE 7
                          CODE PATTERN ACTIVITY SUMMARY
                      FOR THE YEAR ENDED DECEMBER 31, 2000

----------------------------------------------------------------------------------------------------------------------------
  CODE
 PATTERN                 CKY            COH                CMD            CPA              CGV             GRAND TOTAL
----------------------------------------------------------------------------------------------------------------------------
     0872            $    4,057.93   $   13,024.48     $    1,255.44   $   11,051.48     $    8,120.29   $   37,509.62
     0879            $       65.24   $      386.82     $       11.44   $      154.13     $       84.83   $      702.46
     0880            $      376.55   $    2,224.09     $       64.54   $      885.33     $      490.12   $    4,040.63
     0884            $    1,301.38   $    6,116.30     $      780.83   $    2,342.44     $    2,472.43   $   13,013.38
     0885            $   10,052.15   $   46,300.02     $    6,031.19   $   18,093.61     $   19,098.59   $   99,575.56
     0886            $    3,065.55   $   24,928.55     $    1,021.79   $   10,218.31     $    4,597.64   $   43,831.84
     0887            $      401.84   $    2,077.54     $      241.10   $      723.14     $      763.14   $    4,206.76
     0888            $    7,257.32   $   23,253.03     $    2,221.38   $   19,849.94     $   14,515.59   $   67,097.26
     0890            $    6,192.26   $   36,803.48     $    1,061.02   $   14,545.49     $    8,084.63   $   66,686.88
     0891            $       13.31   $       78.46     $        2.49   $       31.61     $       16.63   $      142.50
     0892            $       60.18   $      356.58     $       10.02   $      142.04     $       78.55   $      647.37
     0893            $       74.10   $      434.35     $       11.74   $      175.10     $       98.57   $      793.86
     0896            $       20.47   $      120.41     $        3.42   $       48.65     $       26.44   $      219.39
     0897            $    3,300.32   $   26,669.67     $    1,100.09   $   11,001.02     $    4,947.89   $   47,018.99
     0900            $      424.91   $    3,431.51     $      141.63   $    1,416.49     $      636.97   $    6,051.51
     0901            $        5.04   $       40.50     $        1.68   $       16.78     $        7.56   $       71.56
     0902            $        9.85   $       80.33     $        3.28   $       32.86     $       14.79   $      141.11
     3002            $    4,089.07   $   27,001.22     $      928.61   $   10,493.59     $    5,424.08   $   47,936.57
     3006            $    2,116.27   $   14,380.99     $      444.01   $    5,396.83     $    2,188.70   $   24,526.80
     3007            $      531.78   $    4,676.92     $      111.27   $    1,355.45     $      549.86   $    7,225.28
     3008            $      347.61   $      871.21     $          --   $      664.30     $          --   $    1,883.12
     3009            $      226.18   $      736.11     $          --   $      434.78     $          --   $    1,397.07
     3014            $        2.90   $       40.22     $          --   $          --     $       17.46   $       60.58
     3022            $        3.90   $       59.96     $        2.06   $        5.87     $        7.51   $       79.30
     3023            $      251.33   $    2,978.69     $      132.03   $      379.15     $      485.08   $    4,226.28
----------------------------------------------------------------------------------------------------------------------
            7410     $  370,525.51   $1,872,540.65     $  100,253.36   $  960,638.95     $  600,155.51   $3,904,113.98

     1936            $   18,891.72   $  165,917.32     $    3,918.87   $   59,053.48     $   22,486.26   $  270,267.65
----------------------------------------------------------------------------------------------------------------------
            7510     $   18,891.72   $  165,917.32     $    3,918.87   $   59,053.48     $   22,486.26   $  270,267.65


                                   SCHEDULE 8
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
                   CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                    COLUMBIA        COLUMBIA           COLUMBIA        COLUMBIA          COLUMBIA
     PROJECT         COST           GAS OF            GAS OF           GAS OF           GAS OF           GAS OF
DATE   CODE   GEN  ELEMENT          KENTUCKY          OHIO             MARYLAND        PENNSYLVANIA      VIRGINIA            TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2000 None     107  9561       $        --       $         --       $      --       $  8,103.00       $    503.37       $   8,606.37
2000 None     182             $        --       $         --       $      --       $ 24,195.84       $        --       $  24,195.84
2000 None     182  9561       $   (262.27)      $    (874.23)      $      --       $        --       $        --       $  (1,136.50)
2000 None     184  1020       $        --       $  (1,920.20)      $      --       $        --       $        --       $  (1,920.20)
2000 None     186             $        --       $ (23,487.55)      $      --       $        --       $        --       $ (23,487.55)
2000 None     903  8921       $    262.27       $         --       $      --       $        --       $        --       $     262.27
2000 None     903  9561       $   (262.27)      $         --       $      --       $        --       $        --       $    (262.27)
2000 None     907  9561       $        --       $         --       $      --       $        --       $     62.92       $      62.92
2000 None     908  8921       $        --       $     874.23       $      --       $        --       $        --       $     874.23
2000 None     908  9561       $        --       $    (874.23)      $      --       $   (611.96)      $        --       $  (1,486.19)
2000 None     921  9561       $    262.27       $      32.71       $  (31.57)      $(31,722.24)      $   (755.38)      $ (32,214.21)
2000 A10      184  9561       $     31.48       $  10,006.69       $      --       $        --       $        --       $  10,038.17
2000 A10      807  9561       $    402.50       $   2,796.14       $  136.68       $    915.42       $    617.89       $   4,868.63
2000 A10      921  9561       $  1,221.10       $  13,927.09       $  330.70       $  3,241.53       $  1,525.30       $  20,245.72
2000 A20      921  9561       $  4,738.06       $  37,383.08       $1,326.12       $ 13,866.59       $  7,062.02       $  64,375.87
2000 A30      921  9561       $    (60.69)      $    (478.86)      $  (16.99)      $   (177.63)      $    (90.46)      $    (824.63)
2000 BC0      921  9561       $    938.91       $   7,860.77       $  233.43       $  2,746.32       $  1,261.01       $  13,040.44
2000 BZ4      921  9561       $        --       $  38,139.75       $      --       $        --       $        --       $  38,139.75
2000 B12      921  9561       $ 17,685.68       $         --       $      --       $        --       $        --       $  17,685.68
2000 CA0      921  9561       $     25.65       $     258.43       $    4.07       $     76.09       $     42.72       $     406.96
2000 CB0      921  9561       $     43.00       $     349.36       $    8.06       $     83.32       $     53.73       $     537.47
2000 CK7      921  9561       $        --       $         --       $      --       $ 65,725.09       $        --       $  65,725.09
2000 CK7      921  9564       $        --       $         --       $      --       $    874.13       $        --       $     874.13
2000 CL0      921  9561       $    167.74       $   1,323.48       $   46.95       $    490.92       $    250.01       $   2,279.10
2000 CM0      921  9561       $     12.44       $      98.08       $    3.48       $     36.38       $     18.52       $     168.90
2000 CP4      107  9561       $        --       $      66.00       $      --       $        --       $        --       $      66.00
2000 CQ0      921  9561       $  1,979.57       $  22,171.63       $  395.90       $  5,608.90       $  2,837.51       $  32,993.51
2000 CS0      921  9561       $      1.38       $       8.06       $    0.69       $      3.34       $        --       $      13.47
2000 CT0      921  9561       $      8.25       $      57.96       $    2.55       $     28.96       $     16.75       $     114.47
2000 CU0      921  9561       $      6.14       $      57.86       $    1.40       $     16.75       $      7.41       $      89.56
2000 CX0      921  9561       $    239.15       $   1,679.38       $   73.93       $    839.22       $    485.29       $   3,316.97
2000 CZ0      921  9561       $    694.03       $   5,585.97       $  199.17       $  2,072.13       $    932.42       $   9,483.72
2000 C94      921  9561       $        --       $  30,632.69       $      --       $        --       $        --       $  30,632.69
2000 C98      921  9561       $        --       $         --       $      --       $        --       $205,662.46       $ 205,662.46
2000 C98      921  9565       $        --       $         --       $      --       $        --       $  4,556.88       $   4,556.88
2000 DD0      921  9561       $    144.67       $   1,211.37       $   35.98       $    423.21       $    194.33       $   2,009.56
2000 DD5      921  9561       $        --       $         --       $9,503.68       $        --       $        --       $   9,503.68
2000 DG0      921  9561       $      8.94       $      74.83       $    2.22       $     26.14       $     12.01       $     124.14
2000 DZ7      903  9564       $        --       $         --       $      --       $ 14,350.14       $        --       $  14,350.14
2000 DZ7      903  9565       $        --       $         --       $      --       $     50.28       $        --       $      50.28

                                   SCHEDULE 8
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
                   CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                    COLUMBIA        COLUMBIA           COLUMBIA        COLUMBIA          COLUMBIA
     PROJECT         COST           GAS OF            GAS OF           GAS OF           GAS OF           GAS OF
DATE   CODE   GEN  ELEMENT          KENTUCKY          OHIO             MARYLAND        PENNSYLVANIA      VIRGINIA            TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2000 D20      921  9561       $      1.25       $       8.79       $    0.39       $      4.40       $      2.55       $      17.38
2000 D34      921  9561       $        --       $  13,477.88       $      --       $        --       $        --       $  13,477.88
2000 EE4      921  9561       $        --       $   2,390.94       $      --       $        --       $        --       $   2,390.94
2000 EE5      921  9561       $        --       $         --       $  157.32       $        --       $        --       $     157.32
2000 EE7      921  9561       $        --       $         --       $      --       $ 13,298.61       $        --       $  13,298.61
2000 EE8      910  9561       $        --       $         --       $      --       $        --       $  6,383.97       $   6,383.97
2000 EG4      921  9561       $        --       $   9,076.15       $      --       $        --       $        --       $   9,076.15
2000 EH4      921  9561       $        --       $      56.74       $      --       $        --       $        --       $      56.74
2000 EK0      921  9561       $      2.44       $      19.57       $    0.68       $      7.28       $      3.27       $      33.24
2000 EK4      921  9561       $        --       $  11,349.54       $      --       $        --       $        --       $  11,349.54
2000 EQ4      186             $        --       $   2,802.36       $      --       $        --       $        --       $   2,802.36
2000 ER8      107  9561       $        --       $         --       $      --       $        --       $ 85,815.58       $  85,815.58
2000 ES0      921  9561       $     62.02       $     489.34       $   17.36       $    181.51       $     92.45       $     842.68
2000 EU4      107  9561       $        --       $  20,910.33       $      --       $        --       $        --       $  20,910.33
2000 E60      182  9561       $      3.67       $      12.21       $      --       $        --       $        --       $      15.88
2000 E60      903  8921       $     (3.67)      $         --       $      --       $        --       $        --       $      (3.67)
2000 E60      903  9561       $      3.67       $         --       $      --       $        --       $        --       $       3.67
2000 E60      908  8921       $        --       $     (12.21)      $      --       $        --       $        --       $     (12.21)
2000 E60      908  9561       $        --       $      12.21       $      --       $      8.55       $        --       $      20.76
2000 E60      921  9561       $     15.81       $     134.67       $    3.65       $     43.32       $     22.53       $     219.98
2000 FA0      921  9561       $ 15,040.54       $ 118,669.25       $4,209.71       $ 44,018.13       $ 22,417.82       $ 204,355.45
2000 FC0      921  9561       $  1,576.85       $  12,441.27       $  441.34       $  4,614.86       $  2,350.29       $  21,424.61
2000 FD0      921  9561       $     94.94       $     749.04       $   26.57       $    277.84       $    141.49       $   1,289.88
2000 FF0      921  9561       $    128.82       $   1,016.43       $   36.07       $    377.02       $    192.01       $   1,750.35
2000 FI0      921  9561       $  3,304.54       $  26,072.71       $  924.92       $  9,671.22       $  4,925.36       $  44,898.75
2000 FJ0      921  9561       $  4,511.74       $  35,597.20       $1,262.80       $ 13,204.13       $  6,724.63       $  61,300.50
2000 F32      921  9561       $    863.64       $         --       $      --       $        --       $        --       $     863.64
2000 F34      921  9561       $        --       $  15,045.22       $      --       $        --       $        --       $  15,045.22
2000 F37      921  9561       $        --       $         --       $      --       $  4,489.37       $        --       $   4,489.37
2000 F38      921  9561       $        --       $         --       $      --       $        --       $  2,766.86       $   2,766.86
2000 F50      107  9561       $        --       $  38,239.07       $      --       $        --       $        --       $  38,239.07
2000 F60      107  9561       $        --       $   2,069.14       $      --       $        --       $        --       $   2,069.14
2000 F80      107  9561       $        --       $   5,758.77       $      --       $        --       $        --       $   5,758.77
2000 GC0      921  9561       $      8.37       $      66.07       $    2.35       $     24.51       $     12.47       $     113.77
2000 GD0      921  9561       $      4.11       $      32.43       $    1.15       $     12.04       $      6.13       $      55.86
2000 G20      921  9561       $      9.76       $      76.91       $    2.72       $     28.54       $     14.53       $     132.46
2000 G60      921  9561       $        --       $     225.88       $    8.25       $     83.91       $     40.50       $     358.54
2000 HB4      921  9561       $        --       $   1,076.62       $      --       $        --       $        --       $   1,076.62
2000 HC4      913  9561       $        --       $     982.49       $      --       $        --       $        --       $     982.49
2000 HD0      184  9561       $  1,570.49       $  13,278.57       $      --       $        --       $        --       $  14,849.06

                                   SCHEDULE 8
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
                   CHARGES FROM SSC TO DISTRIBUTION COMPANIES


      PROJECT         COST    COLUMBIA GAS OF   COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF
DATE  CODE      GEN  ELEMENT     KENTUCKY             OHIO          MARYLAND       PENNSYLVANIA       VIRGINIA             TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2000  HD0       921   9561    $     --          $       --       $    485.72      $    5,157.84    $   2,636.73       $    8,280.29
2000  HL0       921   9561    $  4,617.75       $   38,660.89    $  1,148.04      $   13,506.93    $   6,201.88       $   64,135.49
2000  HM0       807   9561    $  4,673.94       $   31,712.35    $  1,562.47      $   10,384.39    $   7,150.78       $   55,483.93
2000  HP0       186           $     --          $    1,986.61    $     --         $       --       $      --          $    1,986.61
2000  HS0       186           $     --          $       22.25    $     --         $       --       $      --          $       22.25
2000  HU0       921   9561    $      4.78       $       60.15    $      0.87      $       13.30    $      10.56       $       89.66
2000  HX0       807   9561    $ 10,344.80       $   78,821.53    $  1,749.91      $   24,266.58    $  13,484.40       $  128,667.22
2000  HY0       107   9561    $     --          $       --       $     --         $       --       $     920.24       $      920.24
2000  HY0       921   9561    $     --          $       --       $    276.17      $    3,222.82    $     503.37       $    4,002.36
2000  HZ0       921   9561    $    905.84       $    7,583.88    $    225.20      $    2,649.58    $   1,216.59       $   12,581.09
2000  H48       910   9561    $     --          $       --       $     --         $       --       $   5,588.09       $    5,588.09
2000  H60       184   9561    $    312.08       $   25,240.97    $     --         $       --       $      --          $   25,553.05
2000  H60       921   9561    $  5,988.34       $   44,132.82    $  1,560.61      $   14,200.47    $   6,095.68       $   71,977.92
2000  H94       921   9561    $     --          $    7,988.88    $     --         $       --       $      --          $    7,988.88
2000  JF0       807   9561    $    112.33       $      527.99    $     67.40      $      202.21    $     213.45       $    1,123.38
2000  JJ4       182   9561    $     --          $   45,584.18    $     --         $       --       $      --          $   45,584.18
2000  JJ4       908   8921    $     --          $  (45,584.18)   $     --         $       --       $      --          $  (45,584.18)
2000  JJ4       908   9561    $     --          $   45,584.18    $     --         $       --       $      --          $   45,584.18
2000  JW0       921   9561    $     --          $    1,441.97    $     34.44      $      418.94    $     192.02       $    2,087.37
2000  JY4       921   9561    $     --          $  156,482.38    $     --         $       --       $      --          $  156,482.38
2000  JZ7       182           $     --          $       --       $     --         $    2,131.55    $      --          $    2,131.55
2000  J10       921   9561    $    301.88       $    2,535.05    $     75.94      $      884.40    $      --          $    3,797.27
2000  J20       921   9561    $     --          $    5,076.86    $     --         $       --       $      --          $    5,076.86
2000  J30       921   9561    $  2,169.54       $   17,117.76    $    607.25      $    6,349.49    $   3,233.78       $   29,477.82
2000  J97       921   9561    $     --          $       --       $     --         $   79,266.88    $      --          $   79,266.88
2000  K00       921   9561    $     --          $  186,552.03    $     --         $       --       $      --          $  186,552.03
2000  K10       184   9561    $     --          $    1,177.95    $     --         $       --       $      --          $    1,177.95
2000  K20       921   9561    $     --          $      745.59    $     --         $       --       $      --          $      745.59
2000  K30       182           $     --          $       --       $     --         $   31,825.89    $      --          $   31,825.89
2000  K40       182           $     --          $       --       $     --         $   32,808.02    $      --          $   32,808.02
2000  K54       107   9561    $     --          $      728.35    $     --         $       --       $      --          $      728.35
2000  K54       870   9561    $     --          $      242.79    $     --         $       --       $      --          $      242.79
2000  K54       885   9561    $     --          $      242.79    $     --         $       --       $      --          $      242.79
2000  K60       186           $     --          $      288.28    $     --         $       --       $      --          $      288.28
2000  PA0       921   9561    $ 14,760.16       $  123,575.37    $  3,669.56      $   43,173.52    $  19,823.74       $  205,002.35
2000  PB0       921   9561    $ 21,292.68       $  178,267.33    $  5,293.58      $   62,281.19    $  28,597.37       $  295,732.15
2000  PC0       921   9561    $     --          $   26,354.84    $    629.50      $    7,656.92    $   3,509.93       $   38,151.19
2000  PC4       921   9561    $     --          $    7,955.25    $     --         $       --       $      --          $    7,955.25
2000  PC5       921   9561    $     --          $       --       $  3,287.46      $       --       $      --          $    3,287.46
2000  PC7       921   9561    $     --          $       --       $     --         $   31,972.05    $      --          $   31,972.05

                                   SCHEDULE 8
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
                   CHARGES FROM SSC TO DISTRIBUTION COMPANIES


      PROJECT         COST    COLUMBIA GAS OF   COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF
DATE  CODE      GEN  ELEMENT     KENTUCKY             OHIO          MARYLAND       PENNSYLVANIA       VIRGINIA             TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2000  PC8       921   9561    $     --          $       --       $     --         $       --       $   4,611.20       $    4,611.20
2000  PD0       921   9561    $  4,098.95       $   34,317.19    $  1,019.08      $   11,989.36    $   5,505.07       $   56,929.65
2000  PT0       921   9561    $  1,418.01       $   11,907.70    $    356.74      $    4,154.13    $      --          $   17,836.58
2000  P12       921   9561    $ 22,239.28       $       --       $     --         $       --       $      --          $   22,239.28
2000  P14       921   9561    $     --          $  178,461.80    $     --         $       --       $      --          $  178,461.80
2000  P15       921   9561    $     --          $       --       $  6,096.28      $       --       $      --          $    6,096.28
2000  P17       921   9561    $     --          $       --       $     --         $  114,950.04    $      --          $  114,950.04
2000  P18       921   9561    $     --          $       --       $     --         $       --       $  28,277.64       $   28,277.64
2000  P80       921   9561    $    733.36       $   64,064.48    $  1,318.31      $   19,530.17    $   1,658.78       $   87,305.10
2000  P90       921   9561    $ 78,389.18       $  618,486.76    $ 21,940.43      $  229,416.28    $ 116,838.37       $1,065,071.02
2000  R10       921   9566    $  7,290.22       $   57,519.48    $  2,040.46      $   21,335.80    $  10,866.00       $   99,051.96
2000  R20       903   9565    $ 12,195.08       $   78,305.93    $  2,481.49      $   24,058.41    $  15,605.46       $  132,646.37
2000  R30       903   9561    $    213.96       $    1,373.97    $     43.54      $      422.14    $     273.80       $    2,327.41
2000  R30       903   9565    $ 42,004.98       $  269,718.53    $  8,547.26      $   82,867.27    $  53,751.71       $  456,889.75
2000  R30       903   9566    $     14.05       $       90.21    $      2.86      $       27.72    $      17.98       $      152.82
2000  R32       903   9565    $ 59,576.10       $       --       $     --         $       --       $      --          $   59,576.10
2000  R34       903   9565    $     --          $  346,266.87    $     --         $       --       $      --          $  346,266.87
2000  R35       903   9565    $     --          $       --       $ 12,388.72      $       --       $      --          $   12,388.72
2000  R37       903   9565    $     --          $       --       $     --         $   93,915.65    $      --          $   93,915.65
2000  R37       903   9566    $     --          $       --       $     --         $    2,087.83    $      --          $    2,087.83
2000  R38       903   9565    $     --          $       --       $     --         $       --       $  49,494.93       $   49,494.93
2000  R61       143   9561    $     --          $    9,067.99    $     --         $       --       $      --          $    9,067.99
2000  R61       143   9565    $     --          $    3,301.80    $     --         $       --       $      --          $    3,301.80
2000  R62       921   9565    $     --          $      253.65    $      7.67      $       80.79    $      61.79       $      403.90
2000  R63       921   9565    $     --          $      127.05    $      2.04      $       32.78    $      43.04       $      204.91
2000  R65       921   9565    $    725.17       $    7,899.75    $    401.16      $    3,903.58    $   2,499.52       $   15,429.18
2000  R66       186           $     --          $   18,325.13    $     --         $       --       $      --          $   18,325.13
2000  R94       921   9565    $     --          $    1,374.25    $     --         $       --       $      --          $    1,374.25
2000  R97       921   9565    $     --          $       --       $     --         $       68.36    $      --          $       68.36
2000  037       921   9561    $     10.39       $       72.98    $      3.21      $      204.64    $      21.09       $      312.31
2000  037       921   9565    $     --          $       --       $     --         $      151.36    $      --          $      151.36
2000  047       921   9561    $     --          $       78.64    $      3.46      $       39.31    $      22.73       $      144.14
2000  190       921   9561    $  3,311.30       $   26,558.25    $    933.87      $    9,870.77    $   4,439.18       $   45,113.37
2000  2F0       921   9561    $     39.63       $      373.65    $      9.03      $      108.15    $      47.93       $      578.39
2000  2N0       921   9561    $      5.14       $       38.49    $      1.22      $       16.04    $       7.26       $       68.15
2000  2P0       921   9561    $    185.34       $      762.38    $     22.31      $      309.93    $     187.56       $    1,467.52
2000  3B0       921   9561    $     86.47       $    4,043.23    $     20.84      $      206.64    $      77.18       $    4,434.36
2000  3C0       184   9561    $     --          $      247.61    $     --         $       --       $      --          $      247.61
2000  3D0       184   9561    $     67.84       $    5,485.91    $     --         $       --       $      --          $    5,553.75
2000  3D0       921   9561    $  1,301.49       $    9,591.84    $    339.17      $    3,086.38    $   1,324.81       $   15,643.69

                                   SCHEDULE 8
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
                   CHARGES FROM SSC TO DISTRIBUTION COMPANIES


      PROJECT         COST    COLUMBIA GAS OF   COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF
DATE  CODE      GEN  ELEMENT     KENTUCKY             OHIO          MARYLAND       PENNSYLVANIA       VIRGINIA             TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2000  3F0       921   9561    $     63.19       $      443.71    $     19.55      $      221.73    $     128.21       $      876.39
2000  310       921   9561    $     46.64       $      258.18    $      7.17      $       93.68    $      42.55       $      448.22
2000  320       921   9561    $   (190.16)      $   (1,500.38)   $    (53.22)     $     (556.54)   $    (283.44)      $   (2,583.74)
2000  321       921   9561    $    269.59       $    2,257.00    $     67.02      $      788.53    $     362.06       $    3,744.20
2000  330       921   9561    $     49.19       $      345.50    $     15.23      $      172.65    $      99.83       $      682.40
2000  340       921   9561    $     68.88       $      483.70    $     21.30      $      241.71    $     139.77       $      955.36
2000  350       921   9561    $     24.89       $      174.83    $      7.70      $       87.36    $      50.51       $      345.29
2000  4G0       182   9561    $    262.27       $      874.23    $     --         $      --        $      --          $    1,136.50
2000  4G0       903   8921    $   (262.27)      $       --       $     --         $      --        $      --          $     (262.27)
2000  4G0       903   9561    $    262.27       $       --       $     --         $      --        $      --          $      262.27
2000  4G0       908   8921    $     --          $     (874.23)   $     --         $      --        $      --          $     (874.23)
2000  4G0       908   9561    $     --          $      874.23    $     --         $      611.96    $      --          $    1,486.19
2000  4G0       921   9561    $   (105.82)      $     (352.70)   $     --         $     (246.88)   $      --          $     (705.40)
2000  410       921   9561    $      3.20       $       26.82    $      0.80      $        9.37    $       4.31       $       44.50
2000  424       921   9561    $     --          $      213.70    $     --         $      --        $      --          $      213.70
2000  430       921   9561    $     92.61       $      730.70    $     25.92      $      271.04    $     138.05       $    1,258.32
2000  430       921   9565    $     40.07       $      316.13    $     11.21      $      117.26    $      59.73       $      544.40
2000  432       921   9561    $    (69.90)      $       --       $     --         $      --        $      --          $      (69.90)
2000  447       921   9564    $     --          $       --       $     --         $      483.79    $      --          $      483.79
2000  470       921   9561    $    262.83       $    2,073.76    $     73.56      $      769.23    $     391.76       $    3,571.14
2000  490       921   9561    $     81.40       $      681.52    $     20.22      $      238.12    $     109.32       $    1,130.58
2000  5B0       921   9561    $     31.96       $      267.61    $      7.94      $       93.49    $      42.94       $      443.94
2000  5Y0       184   9561    $     --          $    1,545.49    $     --         $      --        $      --          $    1,545.49
2000  512       921   9561    $    (64.65)      $       --       $     --         $      --        $      --          $      (64.65)
2000  560       921   9561    $     --          $       22.52    $      1.21      $       15.28    $       1.21       $       40.22
2000  568       921   9561    $     --          $       --       $     --         $      --        $     113.42       $      113.42
2000  584       921   9561    $     --          $   28,132.51    $     --         $      --        $      --          $   28,132.51
2000  6A0       807   9561    $    884.73       $    6,741.22    $    149.65      $    2,075.41    $   1,153.25       $   11,004.26
2000  6C0       807   9561    $ 20,649.30       $   97,051.02    $ 12,389.46      $   37,168.44    $  39,233.33       $  206,491.55
2000  6E0       807   9561    $    563.65       $    5,918.49    $    187.89      $    1,878.92    $     845.53       $    9,394.48
2000  7S4       907   9561    $     --          $    4,302.15    $     --         $      --        $      --          $    4,302.15
2000  7T4       907   9561    $     --          $   18,671.96    $     --         $      --        $      --          $   18,671.96
2000  8C0       921   9561    $    238.87       $   20,868.27    $    429.44      $    6,361.73    $     540.33       $   28,438.64
2000  8C2       921   9561    $  1,220.64       $       --       $     --         $      --        $      --          $    1,220.64
2000  8C5       921   9561    $     --          $       --       $    924.79      $      --        $      --          $      924.79
2000  8C7       921   9561    $     --          $       --       $     --         $    1,662.88    $      --          $    1,662.88
2000  8C8       186           $     --          $       62.92    $     --         $       --       $      --          $       62.92
2000  8C8       907   9561    $     --          $       --       $     --         $       --       $   2,470.99       $    2,470.99
2000  8H2       905   9561    $  8,112.03       $       --       $     --         $       --       $      --          $    8,112.03
2000  9B0       921   9561    $     17.11       $      143.21    $      4.25      $       50.03    $      22.97       $      237.57
                              ------------------------------------------------------------------------------------------------------

                                   SCHEDULE 8
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
                   CHARGES FROM SSC TO DISTRIBUTION COMPANIES


      PROJECT         COST    COLUMBIA GAS OF   COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF  COLUMBIA GAS OF
DATE  CODE       GEN ELEMENT     KENTUCKY             OHIO          MARYLAND       PENNSYLVANIA       VIRGINIA             TOTAL
------------------------------------------------------------------------------------------------------------------------------------
2000  GRAND TOTAL             $387,429.57       $3,409,062.76    $112,316.09      $1,249,422.80    $ 797,847.42       $5,956,078.64
                              =====================================================================================================

                                   SCHEDULE 9
           REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER
            CHARGES FROM SSC TO NON-DISTRIBUTION COMPANY AFFILIATES


                           COLUMBIA ENERGY   COLUMBIA
       PROJECT     COST     GROUP SERVICE     ENERGY
DATE   CODE   GEN  ELEMENT   CORPORATION     SERVICES          TOTAL
------------------------------------------------------------------------

2000   None   186          $     23,136.35   $      -      $ 23,136.35
2000   B80    923          $          -      $ 49,187.42   $ 49,187.42
2000   EF0    800  9561    $          -      $  6,795.48   $  6,795.48
2000   R20    921          $          -      $     92.89   $     92.89
2000   R30    921          $          -      $    183.84   $    183.84
2000   5X0    923  9561    $          -      $ 44,800.83   $ 44,800.83
                           -------------------------------------------
2000   GRAND TOTAL         $     23,136.35   $101,060.46   $124,196.81
                           ===========================================


                                   SCHEDULE 10
                           SSC EMPLOYEE COUNT BY AREA
                              AT DECEMBER 31, 2000

   AREA                                                    COUNT OF AREA
---------------------------                              -----------------
SSC Executive Director                                                   3
Finance Regulatory                                                      93
Information Technology  (A)                                              2
Engineering & Consulting                                                65
Gas Management                                                          22
Legal                                                                   14
                                                         -----------------
         TOTAL NUMBER OF SSC EMPLOYEES                                 199


**Includes active employees only - no salary continuation.

(A) Information Technology department became a part of Columbia Gas Service Corporation on June 1, 2000.

                                   SCHEDULE 11

  COPIES OF STATE PUBLIC SERVICE COMMISSION ORDERS OR COMMUNICATIONS ADDRESSING THE PRICING OF SSC OPERATIONS OR COST ALLOCATIONS DURING THE REPORTING PERIOD


           COLUMBIA GAS OF KENTUCKY, INC. - Nothing to report

           COLUMBIA GAS OF OHIO, INC. - Nothing to report

           COLUMBIA GAS OF MARYLAND, INC. - Nothing to report

           COLUMBIA GAS OF PENNSYLVANIA, INC. - Nothing to report

           COLUMBIA GAS OF VIRGINIA, INC. - Nothing to report